As Filed with the Securities and Exchange Commission on May 18, 2010	Registration No. 333-164925

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 4 to
FORM S-1/A

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

China Intelligent Lighting and Electronics, Inc.
(Name of Registrant As Specified in its Charter)

Delaware	3640	26-1357819
(State or Other Jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
Incorporation or Organization)	Classification Code Number)	Identification No.)

No. 29 & 31, Huanzhen Road
Shuikou Town, Huizhou, Guangdong, China 516005
86-0752-3138511
(Address and Telephone Number of Principal Executive Offices)

Corporation Service Company
2711 Centerville Road
Suite 400
Wilmington, DE 19808
800-222-2122
(Name, Address and Telephone Number of Agent for Service)

Copies to

Thomas J. Poletti, Esq. Anh Q. Tran, Esq. K&L Gates LLP 10100 Santa Monica Blvd., 7th Floor Los Angeles, CA 90067 Telephone: (310) 552-5000 Facsimile: (310) 552-5001	Mitchell S. Nussbaum, Esq. Angela M. Dowd, Esq. Loeb & Loeb LLP 345 Park Avenue New York, New York 10154 Telephone: (212) 407-4000 Facsimile: (212) 407-4990

Approximate Date of Proposed Sale to the Public: From time to time after the effective date of this Registration Statement

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☑

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

			Proposed		Proposed
			Maximum		Maximum		Amount of
Title of Each Class of	Amount To Be		Offering Price		Aggregate		Registration
Securities To Be Registered	Registered (1)		Per Share		Offering Price		Fee
Common Stock, $0.0001 par value per share	4,025,000	(2)	$5.00	(2)	$20,125,000	(2)	$1,434.91
Common Stock, $0.0001 par value per share	1,377,955	(3)	$5.00	(4)	$6,889,775	(4)	$491.24
Underwriters’ Warrants to Purchase Common Stock	175,000	(5)	N/A		$18		N/A	(6)
Common Stock Underlying Underwriters’ Warrants, $0.0001 par value per share	175,000	(7)	N/A		$1,050,000	(8)	$74.87
Total Registration Fee							$2,001.02	(9)

(1)
In accordance with Rule 416(a), the Registrant is also registering hereunder an indeterminate number of additional shares of Common Stock that shall be issuable pursuant to Rule 416 to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)
The registration fee for securities to be offered by the Registrant is based on an estimate of the Proposed Maximum Aggregate Offering Price of the securities, and such estimate is solely for the purpose of calculating the registration fee pursuant to Rule 457(o). Includes shares that the Underwriters have the option to purchase from the selling stockholders and the Registrant to cover over-allotments, if any.

(3)
This Registration Statement also covers the resale under a separate resale prospectus (the “Resale Prospectus”) by selling stockholders of the Registrant of up to 1,377,955 shares of Common Stock previously issued to the selling stockholders as named in the Resale Prospectus.

(4)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457.

(5)
Represents the maximum number of warrants, each of which will be exercisable at a percentage of the per share offering price, to purchase the Registrant’s common stock to be issued to the Underwriters in connection with the public offering.

(6)
In accordance with Rule 457(g) under the Securities Act, because the shares of the Registrant’s common stock underlying the Underwriters’ warrants are registered hereby, no separate registration fee is required with respect to the warrants registered hereby.

(7)	Represents the maximum number of shares of the Registrant’s common stock issuable upon exercise of the Underwriters’ warrants.

(8)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) under the Securities Act, based on an estimated maximum exercise price of $6.00 per share, or 120% of the maximum offering price.

(9)	Previously paid.

The Registrant amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall hereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

EXPLANATORY NOTE

This Registration Statement contains two prospectuses, as set forth below.

•
Public Offering Prospectus.  A prospectus to be used for the public offering by the Registrant (the “Public Offering Prospectus”) of up to 3,500,000 shares of the Registrant’s common stock (in addition to 525,000 shares that may be sold upon exercise of the Underwriters’ over-allotment option, if any) through the Underwriters named on the cover page of the Public Offering Prospectus.  We are also registering the warrants and shares of common stock underlying the warrants to be received by the Underwriters in this offering.

•	Resale Prospectus. A prospectus to be used for the resale by selling stockholders of up to 1,377,955 shares of the Registrant’s common stock (the “Resale Prospectus”).

The Resale Prospectus is substantively identical to the Public Offering Prospectus, except for the following principal points:

•	they contain different outside front covers;

•	they contain different Offering sections in the Prospectus Summary section beginning on page 1;

•	they contain different Use of Proceeds sections on page 32;

•	the Capitalization and Dilution sections on pages 33 and 34, respectively, of the Public Offering Prospectus are deleted from the Resale Prospectus;

•
the “Selling Stockholders” portion of the Beneficial Ownership of Certain Beneficial Owners, Management, and Selling Stockholders on page 79 of the Public Offering Prospectus is deleted from the Resale Prospectus;

•	a Selling Stockholder section is included in the Resale Prospectus beginning on page [_]A;

•	references in the Public Offering Prospectus to the Resale Prospectus will be deleted from the Resale Prospectus;

•	the Underwriting section from the Public Offering Prospectus on page 90 is deleted from the Resale Prospectus and a Plan of Distribution is inserted in its place;

•	the Legal Matters section in the Resale Prospectus on page 93 deletes the reference to counsel for the Underwriters; and

•	the outside back cover of the Public Offering Prospectus is deleted from the Resale Prospectus.

The Registrant has included in this Registration Statement, after the financial statements, a set of alternate pages to reflect the foregoing differences of the Resale Prospectus as compared to the Public Offering Prospectus.

In addition, except as otherwise specified, all information in the Public Offering Prospectus and Resale Prospectus, including share and per share information, has been adjusted to reflect a reverse stock split that the Registrant effected on May 12, 2010 pursuant to which every 2 shares of the Registrant’s common stock was converted into 1 share of the Registrant’s common stock.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission becomes effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	MAY 18, 2010

3,500,000 Shares

China Intelligent Lighting and Electronics, Inc.

Common Stock

This is a public offering of our common stock.  We are a reporting company under Section 13 of the Securities Exchange Act of 1934, as amended. Our shares of common stock are not currently listed or quoted for trading on any national securities exchange or national quotation system. We have commenced the application process for the listing of our common stock on the NYSE Amex under the symbol “CIL”.

We are offering all of the 3,500,000 shares of our common stock offered by this prospectus.  We expect that the public offering price of our common stock will be between $4.00 to $5.00 per share.

Investing in our common stock involves a high degree of risk.  Before buying any shares, you should carefully read the discussion of material risks of investing in our common stock in “Risk Factors” beginning on page 7 of this prospectus

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of anyone’s investment in these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$ [___]	$ [___]
Underwriting discounts and commissions	$ [___]	$ [___]
Proceeds, before expenses, to China Intelligent Lighting and Electronics, Inc.	$ [___]	$ [___]
Proceeds, before expenses, to selling stockholders	$ [___]	$ [___]

The Underwriters have a 60-day option to purchase up to 525,000 additional shares of common stock at the public offering price solely to cover over-allotments, if any, if the Underwriters sell more than 3,500,000 shares of common stock in this offering (the “Over-allotment Shares”).  The Underwriters agreed to purchase 58.6%, or 307,452 shares, of the Over-allotment Shares from the selling stockholders identified in this prospectus and the remaining shares from us.  We will not receive any proceeds from the sale of the shares, if any, by the selling stockholders.  If the Underwriters exercise this option in full, the total underwriting discounts and commissions will be $[__], and total proceeds, before expenses, to the selling stockholders will be $[__] and the additional proceeds to us, before expenses, from the over-allotment option exercise will be $[__].

We have agreed to pay the Underwriters an aggregate non-accountable expense allowance of 2.5% of the gross proceeds of this offering or $[__], based on a public offering price of $[__] per share.

The Underwriters will also receive warrants to purchase a number of shares equal to 5% of the shares of our common stock sold in connection with this offering, or 175,000 shares, exercisable at a per share price equal to 120% of the offering price of this offering.  The Underwriters are offering the common stock as set forth under “Underwriting.”  Delivery of the shares will be made on or about [__________], 2010.

Rodman & Renshaw, LLC	WestPark Capital, Inc.

The Date of this Prospectus is                                 , 2010

HYUNDAI

Above: The Company's Show Room.

HYUNDAI

Above: Select Finished Company Products.

TABLE OF CONTENTS

PROSPECTUS SUMMARY	1
SUMMARY FINANCIAL DATA	6
RISK FACTORS	7
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS	30
USE OF PROCEEDS	32
DIVIDEND POLICY	32
CAPITALIZATION	33
MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS	33
DILUTION	34
SELECTED CONSOLIDATED FINANCIAL DATA	36
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	37
DESCRIPTION OF BUSINESS	52
MANAGEMENT	68
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	75
BENEFICIAL OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, MANAGEMENT, AND SELLING STOCKHOLDERS	79
DESCRIPTION OF SECURITIES	83
SHARES ELIGIBLE FOR FUTURE SALE	87
UNDERWRITING	90
LEGAL MATTERS	93
EXPERTS	93
ADDITIONAL INFORMATION	93
INDEX TO FINANCIAL STATEMENTS	F-1
PART II INFORMATION NOT REQUIRED IN THE PROSPECTUS	II-1
SIGNATURES	II-9

Please read this prospectus carefully. It describes our business, our financial condition and results of operations. We have prepared this prospectus so that you will have the information necessary to make an informed investment decision.

You should rely only on information contained in this prospectus.  We and the selling stockholders have not, and the Underwriters have not, authorized any other person to provide you with different information.  This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any state where the offer or sale is not permitted.  The information in this prospectus is complete and accurate as of the date on the front cover, but the information may have changed since that date.

i

PROSPECTUS SUMMARY

Because this is only a summary, it does not contain all of the information that may be important to you. You should carefully read the more detailed information contained in this prospectus, including our financial statements and related notes. Our business involves significant risks. You should carefully consider the information under the heading “Risk Factors” beginning on page 7.  In addition, except as otherwise specified, all information in this prospectus and all share and per share information has been adjusted to reflect a reverse stock split that was effected on May 12, 2010 pursuant to which every 2 shares of our common stock was converted into 1 share of our common stock.

As used in this prospectus, unless otherwise indicated, the terms “we,” “our,” “us,” “Company” and “China Intelligent” refer to China Intelligent Lighting and Electronics, Inc., a Delaware corporation, formerly known as SRKP 22, Inc. (“SRKP 22”). We conduct our business through our subsidiaries, which include our wholly-owned subsidiary, China Intelligent Electronic Holding Limited, a British Virgin Islands corporation (“China Intelligent BVI”), and its 100% owned subsidiary, Hyundai Light and Electric (Huizhou) Co., Ltd., a company organized under the laws of the PRC (“Hyundai Light”).

The “selling stockholders” refers, collectively, to the selling stockholders named in this prospectus under the heading “Beneficial Ownership of Certain Beneficial Owners, Management, and Selling Stockholders” who have agreed to sell to the Underwriters 58.6%, or 307,452 shares, of the over-allotment shares sold in this offering, if any.

“China” or “PRC” refers to the People’s Republic of China. “RMB” or “Renminbi” refers to the legal currency of China and “$” or “U.S. Dollars” refers to the legal currency of the United States.

Company Overview

We provide a full range of lighting solutions, including the design, manufacture, sales and marketing of high-quality LED and other lighting products for the household, commercial and outdoor lighting industries in China and internationally. We currently offer over 1,000 products that include LEDs, long life fluorescent lights, ceiling lights, metal halide lights, super electric transformers, grille spot lights, down lights, and recessed and framed lighting.  The primary industry in which we conduct business is the LED lighting industry, and the core technology of our business is based on the all-solid-state semiconductor white light technology, in addition to general lighting products.

Our goal is to become a leader in the development, manufacture, and distribution of LED and other lighting products in China and internationally.  We intend to achieve this goal by implementing the following strategies:

•
Expand offering of highly efficient LED products.  We intend to introduce new LED lighting products as we believe there exists significant opportunities to increase our market share.  We currently offer over 1,000 lighting products, and we intend to continue to shift from traditional technologies to energy-efficient and solid-state lighting technologies, while expanding the applications and markets of LED products.

•
Augment marketing and promotion efforts to increase brand awareness. We intend to continue to increase our marketing and promotion expenditures to further develop our brand, “Hyundai Lights,” and utilize marketing concepts in an attempt to strengthen the marketability of our products

•
Expand sales network and distribution channels.  We intend to expand our sales network in China and develop relationships with a broader set of wholesalers, distributors and resellers, all in order to expand the market availability of our products in China.

•
Build partnerships with new and existing clients. We intend to establish partnerships with our current clients to develop and manufacture new products based on client needs, in addition to exploring opportunities for product expansion with new customers.

•
Expand global presence.  We intend to increase the number of our OEM products that are exported to countries and areas outside of Mainland China, primarily to Southeast Asia and Middle East countries such as Hong Kong, the Philippines, the United Arab Emirates, Malaysia and Singapore.

Corporate Information

We were incorporated in the State of Delaware on October 11, 2007.  We were originally organized as a “blank check” shell company to investigate and acquire a target company or business seeking the perceived advantages of being a publicly held corporation.  On January 15, 2010, we (i) closed a share exchange transaction, described below, pursuant to which we became the 100% parent of China Intelligent BVI, (ii) assumed the operations of China Intelligent BVI and its subsidiaries, and (iii) changed our name from SRKP 22, Inc. to China Intelligent Lighting and Electronics, Inc.  China Intelligent BVI is primarily a holding company.

Our principal corporate offices are located in the PRC at No. 29 & 31 Huanzhen West Road, Shuikou Town, Huizhou City, Guangdong, China 516005.  Our telephone number is 86-0752-3138511.

We are a reporting company under Section 13 of the Securities Exchange Act of 1934, as amended.  Our shares of common stock are not currently listed or quoted for trading on any national securities exchange or national quotation system. We have commenced the application process for the listing of our common stock on the NYSE Amex.

Recent Events

Reverse Stock Split

On March 30, 2010, our Board of Directors and shareholders approved an amendment to our Certificate of Incorporation to effect a 1-for-2 reverse stock split of all of our issued and outstanding shares of common stock (the “Reverse Stock Split”). On May 12, 2010 we effected the Reverse Stock Split by filing the amendment to the Certificate of Incorporation with the Secretary of the State of Delaware. The par value and number of authorized shares of our common stock remained unchanged. All references to number of shares and per share amounts included in this prospectus gives effect to the Reverse Stock Split. The number of shares and per share amounts included in the consolidated financial statements and the accompanying notes, starting on page F-1, have been adjusted to reflect the Reverse Stock Split retroactively.

Share Exchange

On October 20, 2009, we entered into a share exchange agreement with China Intelligent BVI and the sole shareholder of China Intelligent BVI.  Pursuant to the share exchange agreement, as amended by Amendment No. 1 dated November 25, 2009 and Amendment No. 2 dated January 15, 2010 (collectively, the “Exchange Agreement”), we agreed to issue an aggregate of 7,097,748 shares of its common stock in exchange for all of the issued and outstanding share capital of China Intelligent BVI (the “Share Exchange”).  On January 15, 2010, the Share Exchange closed and China Intelligent BVI became our wholly-owned subsidiary and we immediately changed our name from “SRKP 22, Inc.” to “China Intelligent Lighting and Electronics, Inc.”  We issued a total of 7,097,748 shares to Li Xuemei, the sole shareholder of China Intelligent BVI, and her designees in exchange for all of the issued and outstanding capital stock of China Intelligent BVI.

Prior to the closing of the Share Exchange and the Private Placement, as described below, our stockholders cancelled an aggregate of 2,130,195 shares such that there were 1,418,001 shares of common stock outstanding immediately prior to the Share Exchange.  Our stockholders also canceled an aggregate of 2,757,838 warrants to purchase shares of common stock held by them such that they held an aggregate of 790,358 warrants immediately prior to the Share Exchange.  Each warrant is entitled to purchase one share of our common stock at $0.0002.  No consideration was paid to the stockholders for the cancellation of the shares and warrants.  The cancellation of the shares and warrants was accounted for as a contribution to capital.

The number of shares and warrants cancelled was determined based on negotiations with the security holders of SRKP 22, Inc. and China Intelligent BVI.  As indicated in the Share Exchange Agreement, the parties to the transaction acknowledged that a conflict of interest existed with respect to the negotiations for the terms of the Share Exchange due to, among other factors, the fact that WestPark Capital, Inc. was advising China Intelligent BVI in the transaction.  As further discussed below in “Recent Events—Private Placement”, certain of the controlling stockholders and control persons of WestPark Capital, Inc. were also, prior to the completion of the Share Exchange, controlling stockholders and control persons of SRKP 22, Inc.  Under these circumstances, the sole shareholder of China Intelligent BVI and the shareholders of SRKP 22 negotiated an estimated value of China Intelligent BVI and its subsidiaries, an estimated value of the shell company (based on similar recent public shell transactions), and the mutually desired capitalization of the company resulting from the Share Exchange.

With respect to the determination of the amounts of shares and warrants cancelled, the value of the shell company was derived primarily from its utility as a public company platform, including its good corporate standing and its timely public reporting status, which was expected to allow us to list our stock on a national securities exchange and raise capital at an appropriate price per share; the services provided by WestPark Capital, Inc. were not a consideration in determining this aspect of the transaction.  Under these circumstances and based on these factors, the sole shareholder of China Intelligent BVI and the shareholders of SRKP 22 agreed upon the amount of shares and warrants to be cancelled.  Further to such negotiations, we paid a total of $600,000 in connection with the Share Exchange to acquire the SRKP 22, Inc. shell corporation, such fee consisting of $350,000 paid to WestPark Capital, Inc., which is the placement agent in the Private Placement as described below, and $250,000 paid to a third party unaffiliated with China Intelligent BVI, Hyundai Light or WestPark Capital, Inc. in connection with the third party’s services as an advisor to the Company, including assisting in preparations for the Share Exchange and the Company’s listing of securities in the United States.  In addition, we paid a $140,000 success fee to WestPark Capital, Inc. for services provided in connection with the Share Exchange, including coordinating the Share Exchange transaction process, interacting with the principals of the shell corporation and negotiating the definitive purchase agreement for the shell, conducting a financial analysis of China Intelligent BVI, conducting due diligence on China Intelligent BVI and its subsidiaries, and managing  the interrelationship between legal and accounting activities.  We also reimbursed WestPark Capital, Inc. a total of $80,000 for expenses related to its due diligence.  All of the fees due to WestPark Capital, Inc. and to the unaffiliated third party in connection with the Share Exchange have been paid as of the date of this prospectus.

Based on the $2.54 per share offering price of the common shares issued in the private placement on January 15, 2010, as described below, the 1,418,001 shares retained by the SRKP 22 shareholders had an implied monetary value of approximately $3.6 million.  Assuming exercise of the 790,358 warrants also retained by the SRKP 22 shareholders, 2,208,359 shares would have been retained by the SRKP 22 shareholders with an implied monetary value of approximately $5.6 million.  The implied monetary value of the retained shares was calculated based on the $2.54 per share offering price, without regard to liquidity, marketability, or legal or resale restrictions; accordingly, such amounts should not be considered as an indication of the fair value of the retained shares.

The transactions contemplated by the Exchange Agreement, as amended, were intended to be a “tax-free” contribution and/or reorganization pursuant to the provisions of Sections 351 and/or 368(a) of the Internal Revenue Code of 1986, as amended.

Private Placement

On January 15, 2010, concurrently with the close of the Share Exchange, we closed a private placement of shares of common stock (the “Private Placement”).  The purpose of the Private Placement was to increase our working capital, and the net proceeds from the Private Placement will be used for working capital.  Pursuant to subscription agreements entered into with the investors, we sold an aggregate of 1,377,955 shares of common stock at $2.54 per share, for gross proceeds of approximately $3.5 million.  We paid WestPark Capital, Inc. a placement agent commission equal to 8% of the gross proceeds from the financing and a 4% non-accountable expense allowance.  We also agreed to retain WestPark Capital, Inc. for a period of six months following the closing of the Private Placement to provide us with financial consulting services, for which we will pay WestPark Capital, Inc. $6,000 per month.

We agreed to file a registration statement covering the common stock sold in the private placement within 30 days of the closing of the private placement pursuant to the subscription agreement entered into with each investor and to cause such registration statement to be declared effective by the SEC no later than 150 days from the date of filing or 180 days from the date of filing if the registration statement is subject to a full review by the SEC.  We filed the registration statement on February 16, 2010.

The investors in the Private Placement also entered into a lock-up agreement pursuant to which they agreed that (i) if the proposed public offering that we expect to conduct is for $10 million or more, then the investors would not be able to sell or transfer their shares until at least six months after the completion of the public offering, and (ii) if the offering is for less than $10 million, then one-tenth of the investors’ shares would be released from the lock-up restrictions ninety days after the offering and there would be a pro rata release of the shares thereafter every 30 days over the following nine months.  WestPark Capital, Inc., in its discretion, may also release some or all the shares from the lock-up restrictions earlier.  Assuming our sale of 3,500,000 shares of common stock at an assumed public offering price of $4.50 per share of common stock, which is the mid-point of the estimated initial offering price range set forth on the cover of this prospectus, we currently intend this offering to be in an amount equal to approximately $15.8 million.  Accordingly, the investors would be subject to lock-up restrictions such that they would be able to sell and/or transfer all of their shares six months after the public offering’s completion, subject to early release by WestPark Capital, Inc.

Some of the controlling stockholders and control persons of WestPark Capital, Inc. were also, prior to the completion of the Share Exchange, controlling stockholders and control persons of SRKP 22, Inc., our predecessor, including Richard Rappaport, who is the Chief Executive Officer of WestPark Capital, Inc. and was the President and a significant stockholder of SRKP 22, Inc. prior to the Share Exchange, and Anthony C. Pintsopoulos, who is President and Treasurer of WestPark Capital, Inc. and was one of the controlling stockholders and an officer and director of SRKP 22, Inc. prior to the Share Exchange.  Kevin DePrimio and Jason Stern, each employees of WestPark Capital, Inc., were also stockholders of SRKP 22, Inc. and are also our stockholders.  Each of Messrs. Rappaport and Pintsopoulos resigned from all of their executive and director positions with us upon the closing of the Share Exchange.  Mr. Rappaport beneficially owns approximately 16.8% of our outstanding shares as of the date of this prospectus, and Messrs. Rappaport, Pintsopoulos, DePrimio and Stern collectively beneficially own approximately 18.5% of our outstanding shares as of the date of this prospectus.

Corporate Structure

The corporate structure of the Company is illustrated as follows:

The Offering

Common stock we are offering	3,500,000 shares (1)

Common stock included in Underwriters’ option to purchase shares from the selling stockholders to cover over-allotments, if any (58.6% of the over-allotment option)	307,452 shares

Common stock included in Underwriters’ option to purchase shares from us to cover over-allotments, if any	217,548 shares

Common stock outstanding after the offering	13,393,704 shares (2)

Offering price	$4.00 to $5.00 per share (estimate)

Use of proceeds
We intend to use approximately one-third of the net proceeds from this offering for research and development focused on LED technologies and an additional one-third for expansion of our manufacturing and production of LED components.  We intend to use the remaining portion of the net proceeds for working capital and general corporate purposes.  See “Use of Proceeds” on page 32 for more information on the use of proceeds. We will not receive any proceeds from the sale of any shares in this offering by the selling stockholders.

Conflicts of interest
Affiliates of WestPark Capital, Inc. beneficially own approximately 18.5% of our company and, therefore, WestPark Capital, Inc. has a “conflict of interest” under FINRA Rule 2720.  Accordingly, this offering is being conducted in accordance with FINRA Rule 2720, which requires that a “qualified independent underwriter” as defined in FINRA Rule 2720 participate in the preparation of the registration statement and prospectus and exercise its usual standards of due diligence in respect thereto.  Rodman & Renshaw, LLC is assuming the responsibilities of acting as the qualified independent underwriter in the offering.  The public offering price will be no higher than that recommended by Rodman & Renshaw, LLC.  See “Underwriting—Conflicts of Interest” on page 90 for more information.

Risk factors
Investing in these securities involves a high degree of risk. As an investor you should be able to bear a complete loss of your investment. You should carefully consider the information set forth in the “Risk Factors” section beginning on page 7.

NYSE Amex proposed ticker symbol	We have commenced the application process for the listing of our common stock on the NYSE Amex under the symbol “CIL”.

Concurrent resale registration
Upon the effectiveness of the Registration Statement of which this prospectus forms a part, 1,377,955 shares of our common stock will be registered for resale by the holders of such shares.  None of these securities are being offered by us and we will not receive any proceeds from the sale of these shares. For additional information, see above under “Prospectus Summary — Recent Events.”

(1)
Excludes (i) up to 175,000 shares of common stock underlying warrants to be received by the Underwriters in this offering, and 1,377,955 shares of our common stock held by the selling stockholders that are concurrently being registered with this offering for resale by such selling stockholder under a separate prospectus, and (ii) the 217,548 shares of our common stock that we may issue upon the Underwriters’ over-allotment option exercise.  The exercise of the Underwriters’ over-allotment option to purchase the 307,452 shares from selling stockholders named in this prospectus to cover over-allotments, if any, will not affect the number of shares outstanding after this offering.

(2)
Based on 9,893,704 shares of common stock issued and outstanding as of the date of this prospectus and 3,500,000 shares of common stock issued in the public offering, which (i) excludes the Underwriters’ warrants to purchase 175,000 shares of common stock, (ii) excludes 790,358 shares of common stock underlying warrants that are exercisable at $0.0002, (iii) excludes 217,548 shares of our common stock that we may issue upon the Underwriters’ over-allotment option exercise, and (iv) is not affected by the 307,452 shares that the Underwriters may purchase from selling stockholders named in this prospectus.

SUMMARY FINANCIAL DATA

The following summary financial information contains consolidated statement of income data for the three months ended March 31, 2010 and 2009 and each of the years in the four-year period ended December 31, 2009 and the period from July 6, 2005 (date of inception of our operating company) to December 31, 2005 and the consolidated balance sheet data as of March 31, 2010 and the yearend dates for each of the years in the four-year period ended December 31, 2009 and as of December 31, 2005.  The consolidated statement of income data and balance sheet data were derived from the audited consolidated financial statements, except for data for the for the three months ended March 31, 2010 and 2009 and the period from July 6, 2005 (date of inception of our operating company) to December 31, 2005 and as of March 31, 2010 and December 31, 2005. Such financial data should be read in conjunction with the consolidated financial statements and the notes to the consolidated financial statements starting on page F-1 and with “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”   Share and per share information has been adjusted to reflect a reverse stock split that was effected on May 12, 2010 pursuant to which every 2 shares of our common stock was converted into 1 share of our common stock.

(in thousand US dollars)	Three Months ended March 31,		Years ended December 31,				Period from July 6, 2005 (date of inception) to December 31,
	2010	2009	2009	2008	2007	2006	2005
Revenue	$14,857	$11,987	$59,261	$42,944	$16,552	$2,517	$33
Gross profit	$3,399	$2,538	$13,573	$9,990	$4,105	$699	$1
Income from operations	$1,157	$1,662	$8,681	$6,045	$2,238	$271	$(11)
Net income	$871	$1,459	$7,580	$5,768	$2,209	$243	$(11)
Earnings per share—basic	$0.09	$0.21	$1.07	$0.81	$0.31	$0.03	$(0.002)
Weighted average shares outstanding – basic	9,458,778	7,097,748	7,097,748	7,097,748	7,097,748	7,097,748	7,097,748
Earnings per share—diluted	$0.09	$0.21	$1.07	$0.81	$0.31	$0.03	$(0.002)
Weighted average shares outstanding –diluted	10,126,191	7,097,748	7,097,748	7,097,748	7,097,748	7,097,748	7,097,748

(in thousand US dollars)	As of March 31,	As of December 31,
	2010	2009	2008	2007	2006	2005
Cash and cash equivalents	$2,609	$469	$264	$1,502	$117	$94
Total assets	$27,414	$24,158	$13,906	$5,489	$1,787	$336
Long-term debt	$-	$-	$-	$-	$-	$-

The acquisition of China Intelligent BVI by us on January 15, 2010 pursuant to the Share Exchange was accounted for as a recapitalization by us. The recapitalization was, at the time of the Share Exchange, the merger of a private operating company (China Intelligent BVI) into a non-operating public shell corporation (us) with nominal net assets and as such is treated as a capital recapitalization, rather than a business combination. As a result, the assets of the operating company are recorded at historical cost. The transaction is the equivalent to the issuance of stock by the private company for the net monetary assets of the shell corporation. The pre-acquisition financial statements of China Intelligent BVI are treated as the historical financial statements of the consolidated companies. The financial statements presented will reflect the change in capitalization for all periods presented, therefore the capital structure of the consolidated enterprise, being the capital structure of the legal parent, is different from that appearing in the financial statements of China Intelligent BVI in earlier periods due to this recapitalization.

RISK FACTORS

Any investment in our common stock involves a high degree of risk.  Investors should carefully consider the risks described below and all of the information contained in this prospectus before deciding whether to purchase our common stock.  Our business, financial condition or results of operations could be materially adversely affected by these risks if any of them actually occur.  Our shares of common stock are not currently listed or quoted for trading on any national securities exchange or national quotation system.  If and when our common stock is traded, the trading price could decline due to any of these risks, and an investor may lose all or part of his or her investment.  Some of these factors have affected our financial condition and operating results in the past or are currently affecting our company.  This prospectus also contains forward-looking statements that involve risks and uncertainties.  Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks we face as described below and elsewhere in this prospectus.

RISKS RELATED TO OUR OPERATIONS

We have depended on a small number of customers for the vast majority of our sales.  A reduction in business from any of these customers could cause a significant decline in our sales and profitability.

The vast majority of our sales are generated from a small number of customers. During the three months ended March 31, 2010 and the years ended December 31, 2008 and 2007, we had one, two and four customers that generated revenues of at least 5% of our total revenues, respectively , with our largest customer accounting for 5.16%, 16.8% and 16.1% of our revenues for each respective period.  A total of approximately 5.16%, 26.7% and 50.1% of our revenues for the three months ended March 31, 2010 and the years ended December 31, 2008 and 2007, respectively, were attributable to customers that each individually accounted for at least 5% of our sales. For the year ended December 31, 2009, none of our customers accounted for more than 5% of the revenues that we generated. We believe that we may depend upon a small number of customers for a significant majority of our sales in the future, and the loss or reduction in business from any of these customers could cause a significant decline in our sales and profitability.

A substantial portion of our assets has been comprised of trade receivables representing amounts owed by a small number of customers. If any of these customers fails to timely pay us amounts owed, we could suffer a significant decline in cash flow and liquidity which, in turn, could cause us to be unable to pay our liabilities and purchase an adequate amount of inventory to sustain or expand our sales volume.

Our trade receivables represented approximately 62%, 65% and 34% of our total current assets as of March 31, 2010, December 31, 2009 and December 31, 2008, respectively. As of March 31, 2010, 11.4% of our trade receivables represented amounts owed by two customers, who represented over 5% of the total amount of our accounts receivable.  As of December 31, 2009, 24.7% of our trade receivables were owed to us by four customers, each of which represented over 5% of the total amount of our trade receivables.  As a result of the substantial amount and concentration of our trade receivables, if any of our major customers fails to timely pay us amounts owed, we could suffer a significant decline in cash flow and liquidity which could adversely affect our ability to borrow funds to pay our liabilities and to purchase inventory to sustain or expand our current sales volume.

In addition, our business is characterized by long periods for collection from our customers and short periods for payment to our suppliers, the combination of which may cause us to have liquidity problems. We experience an average accounts settlement period ranging from 15 days to as high as three months from the time we sell our products to the time we receive payment from our customers. In contrast, we typically need to place certain deposits and advances with our suppliers on a portion of the purchase price in advance and for some suppliers we must maintain a deposit for future orders. Because our payment cycle is considerably shorter than our receivable cycle, we may experience working capital shortages. Working capital management, including prompt and diligent billing and collection, is an important factor in our results of operations and liquidity. We cannot assure you that system problems, industry trends or other issues will not extend our collection period and adversely impact our working capital.

Pursuant to the terms of the Trademark License Agreement, our right to use the Hyundai™ trademark is limited to the PRC and expires in July 2010, and our inability to extend our right to use the trademark under the agreement may have an adverse effect on our results of operations.

We believe that the Hyundai™ name provides us with high brand name recognition and visibility and expect that the brand name Hyundai™ will assist us in growing our business over the course of the next few years, assuming we reach an agreement with the licensor to extend the license agreement past the July 2010 expiration date.  We, through our subsidiary Hyundai Light, have a trademark license agreement with Hyundai Corporation, a company incorporated and existing under the laws of Korea, pursuant to which Hyundai Corporation granted us a license to use its trademark in connection with manufacturing, selling, and marketing wiring accessories and lighting products within the PRC. The trademark license agreement prohibits us from selling our Hyundai™ branded products outside of the PRC, and the agreement expires in July 2010, with renewal terms subject to further written agreement between the parties. We anticipate that the license agreement will be renewed in July 2010 because Hyundai Corporation has signed a non-binding memorandum of cooperation effective January 1, 2009 that indicates that Hyundai Corporation intends to renew our license agreement until December 31, 2018.  However, the memorandum is not binding on Hyundai Corporation and we have no control over Hyundai Corporation’s decision whether to continue to license its trademark to us.  If such trademark license is discontinued, we would lose the right to use the Hyundai™ name in connection with our business.  As a result, we would not be able to sell our products under the trademark Hyundai™, even if we have inventory of such labeled products in our inventory.

The Trademark License Agreement has not been renewed as of March 31, 2010.  Nonrenewal of the license agreement, or even a loss of our exclusivity, could result in a substantial decrease in revenue and cause significant harm to our business.  The amount of revenues generated from Hyundai branded products have historically accounted for approximately one-third of our total annual revenue and Hyundai branded products accounted for approximately one-third of our finished goods inventory as of March 31, 2010.  We hope to increase of branded sales going forward.  In the future, irrespective of our license with Hyundai Corporation, we may be unable to continue to obtain needed services or licenses for needed intellectual property on commercially reasonable terms, or at all, which would harm our ability to continue production, our cost structure and the quality of our products.

Our lack of long-term purchase orders and commitments could lead to a rapid decline in our sales and profitability.

Our significant customers issue purchase orders solely in their own discretion, often only one to three weeks before the requested date of shipment. Our customers are generally able to cancel orders or delay the delivery of products on relatively short notice. In addition, our customers may decide not to purchase products from us for any reason. Accordingly, we cannot assure you that any of our current customers will continue to purchase our products in the future. As a result, our sales volume and profitability could decline rapidly with little or no warning.

We cannot rely on long-term purchase orders or commitments to protect us from the negative financial effects of a decline in demand for our products. The limited certainty of product orders can make it difficult for us to forecast our sales and allocate our resources in a manner consistent with our actual sales. Moreover, our expense levels are based in part on our expectations of future sales and, if our expectations regarding future sales are inaccurate, we may be unable to reduce costs in a timely manner to adjust for sales shortfalls. Furthermore, because we depend on a small number of customers for the vast majority of our sales, the magnitude of the ramifications of these risks is greater than if our sales were less concentrated with a small number of customers. As a result of our lack of long-term purchase orders and purchase commitments we may experience a rapid decline in our sales and profitability.

In November 2008, we stopped borrowing funds from affiliated third parties to fund our business operations.  We expect that we will need additional capital to implement our current business strategy, and we will need to find new sources of financing, which may not be available to us.  Also, if we raise additional capital, it may dilute your ownership in us.

Prior to November 2008, our financing activities have been substantially dependent upon loans from affiliated parties, including Li Tianfu, our founder and a former owner, officer, and director of Hyundai Light and Electric (HZ) Co., Ltd. (“Hyundai HZ”) and Korea Hyundai Light & Electric (Intl) Holding Limited (“Hyundai HK”), in addition to companies controlled by Mr. Li, such as NIVS IntelliMedia Technology Group, Inc. and its subsidiaries.  For the year ended December 31, 2008, we had net cash of approximately $7.4 million provided from these financing activities from the affiliated parties.  The loans were interest free, for the purpose of temporary funding of our business operations, and were borrowed and repaid frequently, normally within three to six months from the date of the loan transaction.  We ceased to enter into the loan transactions in November 2008 and do not expect to enter into similar transactions.  We have since utilized other financing sources, such as short term bank loans and the sale of common stock.

In order to grow revenues and sustain profitability, we will need new sources of financing and additional capital. In fiscal 2009, we have entered into short term loan transactions. In January 2010, the Chinese government took steps to tighten the availability of credit including ordering banks to increase the amount of reserves they hold and to reduce or limit their lending.  The government’s actions may make it more difficult for use to renew our short terms loan transactions once they expire, in which case we will be forced to seek other sources of funding.  In January 2010, we closed a private placement of shares of our common stock from which we received gross proceeds of $3.5 million.  Assuming our sale of 3,500,000 shares of common stock at an assumed public offering price of $4.50 per share of common stock, which is the mid-point of the estimated initial offering price range set forth on the cover of this prospectus, we currently intend this offering to be in an amount equal to approximately $15.8 million.  Our ability to obtain additional financing will be, however, subject to a number of factors, including market conditions, our operating performance and investor sentiment. These factors may make the timing, amount, terms and conditions of additional financing unattractive to us. We cannot assure you that we will be able to obtain any additional financing. If we are unable to obtain the financing needed to implement our business strategy, our ability to increase revenues will be impaired and we may not be able to sustain profitability.

If we lose our reduced VAT tax rate for which we received local approval for certain of our sales in the PRC for fiscal years 2008, 2009, and 2010, our liquidity and profitability could suffer a material adverse effect to the extent that we are unable to recoup such losses from our customers and a guarantor.

Enterprises which manufacture and sell products such as ours are typically required under Chinese law to pay the Chinese government value added tax (“VAT”) in an amount equal to 17% of gross sales of certain products sold and used in the PRC.  In 2007, through our subsidiary Hyundai Light, we received an approval from the local agent of national taxation authority, the State Taxation Bureau of Huicheng District, Huizhou, Guangdong (the "Huicheng Taxation Bureau"), to pay a 4% simplified VAT for fiscal years 2008, 2009, and 2010 for sales of certain products in the PRC.  As a result of this approval, our total tax savings for fiscal 2008 and 2009 was more than approximately $7.0 million; there will be additional tax savings in fiscal 2010.

The tax authority of the PRC Government conducts periodic and ad hoc tax reviews on business enterprises operating in the PRC.  Notwithstanding the tax concession granted by the Huicheng Taxation Bureau, it is possible that this decision may not be endorsed by higher levels of government.  If a tax audit is conducted by a higher tax authority and it was determined that such local approval was improper or unauthorized and that we should in fact have been paying VAT at the rate of 17% on all sales in the PRC, we may be required to make up all of the underpaid taxes.  In addition, under accounting standards with respect to accounting for uncertainty in income taxes, certain tax contingencies are recognized when they are determined to be more likely than not to occur, and we believe a similar accounting by analogy should apply to VAT.  Based on approvals that we have received on the use of the simplified VAT rate, we believe that the likelihood that a higher tax authority will determine that local approval of the reduced rate was improper or unauthorized does not reach a “more likely than not” level.  We believe our judgments in this area are reasonable and correct, but there is no guarantee that we will be successful if such approvals are challenged by a higher tax authority.  If our use of the simplified VAT rate is challenged successfully by a higher taxing authority, we may be required to pay additional taxes or we may seek to enter into settlements with the taxing authorities, which could require significant payments or otherwise have a material adverse effect on our business, results of operations and financial condition.  While we believe it is a remote contingency, the clarification of the indemnity to potential investors was considered appropriate.

Due to the possibility that the grant of the reduced VAT tax rate to us by the Huicheng Taxation Bureau may be overturned by higher levels of the PRC government and the potential negative effects on our results of operations and financial position if such event were to occur, we believed that investors may be reluctant to participate in the Private Placement that we conducted concurrently with the Share Exchange.  Li Xuemei, our Chief Executive Officer and Chairman of the Board, believes that the revocation of the reduced VAT rate is remote, as does our management.  The reasons that Ms. Li and our management believe that the revocation of the reduced VAT rate is remote are:

•	the VAT reduction was granted by a governmental unit with authority to do so;

•	the rate reduction was done with all facts known by all parties;

•	we have no knowledge of similar revocations, nor are there any known court cases or administrative matters of which we are aware in which a revocation has taken place; and

•	the issuance of the rate reduction by local authorities was by an appropriately sanctioned administrative procedure.

Ms. Li did not have a material relationship to our company’s receipt of approval for 4% simplified VAT from the local agent of Huicheng Taxation Bureau; however, she desired that the Private Placement and Share Exchange be completed and she volunteered to indemnify us against our losses if such revocation occurred.  In January 2010, we entered into an Indemnification Agreement and Security Agreement with Ms. Li pursuant to which Ms. Li agreed to indemnify and pay to us amounts that would make us whole for any tax liability, penalty, loss, or other amounts expended as a result of any removal of our reduced 4% simplified VAT rate, including any requirement to make up all of the underpaid taxes.  In addition, pursuant to the terms of the Indemnification Agreement and Security Agreement, if Ms. Li is unable to or fails to pay all such amounts due to us under the agreement, we would have the right to obtain the proceeds from a forced sale of the real estate property secured under the Security Agreement.  Based on a review of valuation documents, we believe that the value of the collateral that Ms. Li provided to secure her indemnification to us is sufficient to cover any losses that we would incur from a revocation of our reduced simplified VAT rate.  However, if such sale proceeds were insufficient to cover amounts due to us, we would be able to cancel a number of shares of common stock in our company held by Ms. Li in an amount equal any shortfall.  Any such prospective change to the aforementioned tax approval would have a material adverse effect on our liquidity and profitability to the extent that we are unable to collect such deficiency from the related customers and to the extent that we are not able to collect any shortfall from Ms. Li under the Indemnification Agreement and Security Agreement.

We may be exposed to monetary fines by the local housing authority and claims from our employees in connection with Hyundai Light’s non-compliance with regulations with respect to contribution of housing provident funds for employees.

According to the relevant PRC regulations on housing provident funds, PRC enterprises are required to contribute housing provident funds for their employees. The monthly contributions must beat least 5% of each employee’s average monthly income in the previous year. Hyundai Light has not paid such funds for its employees since its establishment and the accumulated unpaid amount is approximately $244,000. The amount has been accrued as a liability at December 31, 2009.  Under local regulations on collection of housing provident funds in Huizhou City where Hyundai Light is located, the local housing authority may require Hyundai Light to rectify its non-compliance by setting up bank accounts and making payment and relevant filings for the unpaid housing funds for its employees within a specified time period. If Hyundai Light fails to do so within the specified time period, the local housing authority may impose a monetary fine on it and may also apply to the local people’s court for enforcement. Hyundai Light employees may also be entitled to claim payment of such funds individually. If we receive any notice from the local housing authority or any claim from our current and former employees regarding Hyundai Light’s non-compliance with the regulations, our reputation, financial condition and results of operations could be materially and adversely affected.

Lighting products, particularly emerging LED products, are subject to rapid technological changes. If we fail to accurately anticipate and adapt to these changes, the products we sell will become obsolete, causing a decline in our sales and profitability.

Lighting products are subject to rapid technological changes which often cause product obsolescence. Companies within the lighting industry are continuously developing new products with heightened performance and functionality. This puts pricing pressure on existing products and constantly threatens to make them, or causes them to be, obsolete. Our typical product’s life cycle is extremely short, generating lower average selling prices as the cycle matures. If we fail to accurately anticipate the introduction of new technologies, we may possess significant amounts of obsolete inventory that can only be sold at substantially lower prices and profit margins than we anticipated. In addition, if we fail to accurately anticipate the introduction of new technologies, we may be unable to compete effectively due to our failure to offer products most demanded by the marketplace. If any of these failures occur, our sales, profit margins and profitability will be adversely affected.

In addition, we form alliances or business relationships with, and make strategic partnerships with, other companies to introduce new technologies. This is particularly important to the development and enhancement of our LED technology. In some cases, such relationships are crucial to our goal of introducing new products and services, but we may not be able to successfully collaborate or achieve expected synergies with our partners. We do not, however, control these partners, who may make decisions regarding their business undertakings with us that may be contrary to our interests. In addition, if these partners change their business strategies, we may fail to maintain these relationships.

We do not carry any business interruption insurance, products liability insurance or any other insurance policy except for a limited property insurance policy. As a result, we may incur uninsured losses, increasing the possibility that you would lose your entire investment in our company.

We could be exposed to liabilities or other claims for which we would have no insurance protection. We do not currently maintain any business interruption insurance, products liability insurance, or any other comprehensive insurance policy except for property insurance policies with limited coverage. As a result, we may incur uninsured liabilities and losses as a result of the conduct of our business. There can be no guarantee that we will be able to obtain additional insurance coverage in the future, and even if we are able to obtain additional coverage, we may not carry sufficient insurance coverage to satisfy potential claims. Should uninsured losses occur, any purchasers of our common stock could lose their entire investment.

Because we do not carry products liability insurance, a failure of any of the products marketed by us may subject us to the risk of product liability claims and litigation arising from injuries allegedly caused by the improper functioning or design of our products. We cannot assure that we will have enough funds to defend or pay for liabilities arising out of a products liability claim. To the extent we incur any product liability or other litigation losses, our expenses could materially increase substantially. There can be no assurance that we will have sufficient funds to pay for such expenses, which could end our operations and you would lose your entire investment.

We rely on a limited number of suppliers for our raw materials, and unanticipated disruptions in our operations or slowdowns by our suppliers and shipping companies could adversely affect our ability to deliver our products and service our customers which could materially and adversely affect our revenues and our relationships with our customers.

Our top three suppliers of accounted for a total of approximately 23.37%, 23.27% and 13.76% of our raw material purchases for the three months ended March 31, 2010 and for the years ended December 31, 2009 and December 3, 2008, respectively.  We generally have supply agreements that are no longer than one year.  Our primary suppliers of raw materials are located in Huizhou, Zhongshan and Shenzhen.   Our largest supplier accounted for approximately 8.69%, 10.4% and 6.77% of our raw material purchases for the three months ended March 31, 2010 and for the years ended December 31, 2009 and December 3, 2008, respectively.

Our ability to provide high quality customer service, process and fulfill orders and manage inventory depends on:

•	the efficient and uninterrupted operation of our distribution centers; and

•	the timely and uninterrupted performance of third party suppliers, shipping companies, and dock workers.

Any material disruption or slowdown in the operation of our distribution centers, manufacturing facilities or management information systems, or comparable disruptions or slowdowns suffered by our principal manufacturers, suppliers and shippers could cause delays in our ability to receive, process and fulfill customer orders and may cause orders to be cancelled, lost or delivered late, goods to be returned or receipt of goods to be refused. As a result, our revenues and operating results could be materially and adversely affected.

We intend to make significant investments in research and development and new lighting products that may not be profitable.

Companies in our industry are under pressure to develop new designs and product innovations to support changing consumer tastes and regulatory requirements.  We have engaged in research and development activities and we believe that substantial additional research and development activities are necessary to allow us to offer technologically-advanced products. We expect that our research and development budget will increase significantly as we attempt to create new products and as we have access to additional working capital to fund these activities.  We intend to use approximately one-third of the net proceeds from this offering for research and development focused on LED technologies and an additional one-third for expansion of our manufacturing and production of LED components.  However, research and development and investments in new technology are inherently speculative and commercial success depends on many factors including technological innovation, novelty, service and support, and effective sales and marketing.

We may not achieve significant revenue from new product and service investments for a number of years, if at all. Moreover, new products and services may not be profitable, and even if they are profitable, operating margins for new products and businesses may be minimal.

Our operating results are substantially dependent on the development and acceptance of new LED and other lighting products.

Our future success may depend on our ability to develop new and lower cost LED and lighting solutions for existing and new markets and for customers to accept those solutions. We must introduce new products in a timely and cost-effective manner, and we must secure production orders for those products from our customers. The development of new products is a highly complex process, particularly as it relates to LEDs, and we have experienced delays in completing the development and introduction of new products. The successful development and introduction of these products depends on a number of factors, including the following:

•	achievement of technology advancements required to make commercially viable devices;

•	the accuracy of our predictions for market requirements and evolving standards;

•	acceptance of our new product designs;

•	acceptance of new technology in certain markets;

•	the availability of qualified research and development personnel;

•	our timely completion of product designs and development;

•	our ability to expand sales and influence key customers to adopt our products;

•	our ability to develop repeatable processes to manufacture new products in sufficient quantities and at low enough costs for commercial sales;

•	our ability to effectively transfer products and technology developed in location or geographic region to our manufacturing facilities in another location or geographic region;

•	our customers’ ability to develop competitive products incorporating our products; and

•	acceptance of our customers’ products by the market.

If any of these or other factors becomes problematic, we may not be able to develop and introduce these new products in a timely or cost-effective manner.

Our failure to effectively manage growth could harm our business.

We have rapidly and significantly expanded the number and types of products we sell, and we will endeavor to further expand our product portfolio. We must continually introduce new products and technologies, enhance existing products, and effectively stimulate customer demand for new products and upgraded versions of our existing products in order to remain competitive.

This expansion of our products places a significant strain on our management, operations and engineering resources. Specifically, the areas that are strained most by our growth include the following:

  • New Lighting Product Launch: With the growth of our product portfolio, we experience increased complexity in coordinating product development, manufacturing, and shipping. As this complexity increases, it places a strain on our ability to accurately coordinate the commercial launch of our products with adequate supply to meet anticipated customer demand and effective marketing to stimulate demand and market acceptance. If we are unable to scale and improve our product launch coordination, we could frustrate our customers and lose retail shelf space and product sales;

  • Forecasting, Planning and Supply Chain Logistics: With the growth of our product portfolio, we also experience increased complexity in forecasting customer demand, planning for production, and transportation and logistics management. If we are unable to scale and improve our forecasting, planning and logistics management, we could frustrate our customers, lose product sales or accumulate excess inventory; and

  • Support Processes: To manage the growth of our operations, we will need to continue to improve our transaction processing, operational and financial systems, and procedures and controls to effectively manage the increased complexity. If we are unable to scale and improve these areas, the consequences could include delays in shipment of products, degradation in levels of customer support, lost sales, decreased cash flows, and increased inventory. These difficulties could harm or limit our ability to expand.

Our products could contain defects or they may be installed or operated incorrectly, which could result in claims against us or reduce sales of those products.

Despite quality control testing by us, errors have been found and may be found in the future in our existing or future products. This could result in, among other things, a delay in the recognition or loss of revenue, loss of market share or failure to achieve market acceptance. These defects could cause us to incur significant warranty, support and repair costs, divert the attention of our personnel from our product development efforts and harm our relationship with our customers. The occurrence of these problems could result in the delay or loss of market acceptance of our lighting products and would likely harm our business.  Defects, integration issues or other performance problems in our lighting products could result in personal injury or financial or other damages to end-users or could damage market acceptance of our products. Our customers and end-users could also seek damages from us for their losses. A product liability claim brought against us, even if unsuccessful, would likely be time-consuming and costly to defend.

If the landlord of our manufacturing facilities is unable to maintain its Guangdong Province Pollution Discharge Certificate, we may lose our ability to continue conducting our manufacturing operations.

We are subject to various federal, state, local and foreign environmental laws and regulations, including those governing the use, discharge and disposal of hazardous substances in the ordinary course of our manufacturing process.   The manufacturing facilities in which we operate is subject to the PRC’s environmental laws and requirements. Our landlord, Huizhou NIVS Audio & Video Technology Company Limited, that leases the factory to us is required to and has obtained a Guangdong Province Pollution Discharge Certificate issued by Huizhou Environment Protection Bureau and is responsible for the disposal of the waste in accordance with applicable environmental regulations. If our landlord fails to comply with the provisions of the permit and environmental laws, our landlord could be subject to sanctions by regulators, including the suspension or termination of its Certificate, which would result in the suspension or termination of our manufacturing operations, which would have a material adverse effect on our results of operations.

Our LED revenues are highly dependent on our customers’ ability to produce and sell more integrated products using our LED products.

Because our customers generally integrate our LED products into the products that they market and sell, our LED revenues depend on getting our LED products designed into a larger number of our customers’ products and our customers’ ability to sell those products. We also have current and prospective customers that create lighting systems using our LED components. Sales of LED components for these applications are highly dependent upon our customers’ ability to develop high quality and highly efficient lighting products. The lighting industry has traditionally not had this level of technical expertise for LED related designs, which may limit the success of our customers’ products. Even if our customers are able to develop efficient systems, there can be no assurance that our customers will be successful in the marketplace.

The lighting industry is subject to significant fluctuations in the availability of raw materials and components. If we do not properly anticipate the need for critical raw materials and components, we may be unable to meet the demands of our customers and end-users, which could reduce our competitiveness, cause a decline in our market share and have a material adverse effect on our results of operations.

As the availability of raw materials and components decreases, the cost of acquiring those raw materials and components ordinarily increases. If we fail to procure adequate supplies of raw materials and components in anticipation of our customers’ orders or end-users’ demand, our gross margins may be negatively impacted due to higher prices that we are required to pay for raw materials and components in short supply. High-growth product categories have experienced chronic shortages of raw materials and components during periods of exceptionally high demand. If we do not properly anticipate the need for critical raw materials and components, we may pay higher prices for the raw materials and components, and we may be unable to meet the demands of our customers and end-users, which could reduce our competitiveness, cause a decline in our market share and have a material adverse effect on our results of operations.

Variations in our production yields and limitations in the amount of process improvements we can implement could impact our ability to reduce costs and could cause our margins to decline and our operating results could suffer.

A significant portion of our products are manufactured using technologies that are highly complex, and the number of usable items, or yield, from our production processes may fluctuate as a result of many factors, including but not limited to the following:

•	variability in our process repeatability and control;

•	contamination of the manufacturing environment;

•	equipment failure, power outages or variations in the manufacturing process;

•	lack of consistency and adequate quality and quantity of piece parts and other raw materials;

•	losses from broken components or parts, inventory shrinkage or human errors;

•	defects in packaging; and

•	any transitions or changes in our production process, planned or unplanned.

Any difficulties that we experience in achieving acceptable yields on new products may adversely affect our operating results, and we cannot predict when they may occur or their severity. In some instances, we may offer products for future delivery at prices based on planned yield improvements or increased cost efficiencies from other production advances. Failure to achieve these planned improvements or advances could significantly affect our margins and operating results.

We believe that mandatory and voluntary certification and compliance issues are critical to adoption of our lighting systems, and failure to obtain such certification or compliance would harm our business.

We are required to comply with certain legal requirements governing the materials in our products. Although we are not aware of any efforts to amend any existing legal requirements or implement new legal requirements in a manner with which we cannot comply, our revenue might be materially harmed if such an amendment or implementation were to occur.

Moreover, although not legally required to do so, we strive to obtain certification for substantially all our products. Where appropriate in certain jurisdictions, we seek to obtain national or regional certifications for our products. Although we believe that our broad knowledge and experience with electrical codes and safety standards have facilitated certification approvals, we cannot ensure that we will be able to obtain any such certifications for our new products or that, if certification standards are amended, that we will be able to maintain any such certifications for our existing products, especially since existing codes and standards were not created with our lighting products in mind. Moreover, although we are not aware of any effort to amend any existing certification standard or implement a new certification standard in a manner that would render us unable to maintain certification for our existing products or obtain ratification for new products, our revenue might be materially harmed if such an amendment or implementation were to occur.

We depend on distributors and independent sales representatives for a substantial portion of our revenue and sales, and the failure to manage successfully our relationships with these third parties, or the termination of these relationships, could cause our revenue to decline and harm our business.

We rely significantly on indirect sales channels to market and sell our products. Most of our products are sold through independent distributors and agents. In addition, these parties provide technical sales support to end-users. Our current distribution agreements are either exclusive or not exclusive with respect to geographic location, depending on the market size.  Furthermore, our agreements are generally short-term, such as one year, and can be cancelled by these sales channels without significant financial consequence. We cannot control how these sales channels perform and cannot be certain that we or end-users will be satisfied by their performance. If these distributors and agents significantly change their terms with us, or change their historical pattern of ordering products from us, there could be a significant impact on our revenue and profits.

We may incur design and development expenses and purchase inventory in anticipation of orders which are not placed.

In order to transact business, we assess the integrity and creditworthiness of our customers and suppliers and we may, based on this assessment, incur design and development costs that we expect to recoup over a number of orders produced for the customer. Such assessments are not always accurate and expose us to potential costs, including the write off of costs incurred and inventory obsolescence if the orders anticipated do not materialize. We may also occasionally place orders with suppliers based on a customer’s forecast or in anticipation of an order that is not realized. Additionally, from time to time, we may purchase quantities of supplies and materials greater than required by customer orders to secure more favorable pricing, delivery or credit terms.  These purchases can expose us to losses from cancellation costs, inventory carrying costs or inventory obsolescence, and hence adversely affect our business and operating results.

We may adopt an equity incentive plan under which we may grant securities to compensate employees and other services providers, which would result in increased share-based compensation expenses and, therefore, reduce net income.

We may adopt an equity incentive plan under which we may grant shares or options to qualified employees.  Under current accounting rules, we would be required to recognize share-based compensation as compensation expense in our statement of income, based on the fair value of equity awards on the date of the grant, and recognize the compensation expense over the period in which the recipient is required to provide service in exchange for the equity award. We have not made any such grants in the past, and accordingly our results of operations have not contained any share-based compensation charges.  The additional expenses associated with share-based compensation may reduce the attractiveness of issuing stock options under an equity incentive plan that we may adopt in the future. If we grant equity compensation to attract and retain key personnel, the expenses associated with share-based compensation may adversely affect our net income. However, if we do not grant equity compensation, we may not be able to attract and retain key personnel or be forced to expend cash or other compensation instead. Furthermore, the issuance of equity awards would dilute the shareholders’ ownership interests in our company.

We are subject to market risk through our sales to international markets.

A relative small but growing percentage of our sales are being derived from international markets. These international sales are primarily focused in Middle East and South East Asia. These operations are subject to risks that are inherent in operating in foreign countries, including the following:

•	foreign countries could change regulations or impose currency restrictions and other restraints;

•	changes in foreign currency exchange rates and hyperinflation or deflation in the foreign countries in which we operate;

•	exchange controls;

•	some countries impose burdensome tariffs and quotas;

•	political changes and economic crises may lead to changes in the business environment in which we operate;

•	international conflict, including terrorist acts, could significantly impact our financial condition and results of operations; and

•	economic downturns, political instability and war or civil disturbances may disrupt distribution logistics or limit sales in individual markets.

In addition, we utilize third-party distributors to act as our representative for the geographic region that they have been assigned. Sales through distributors represent approximately 87% of total revenue during the three months ended March 31, 2010. Since the product transfers title to the distributor at the time of shipment by us, the products are not considered inventory on consignment. Our success is dependent on these distributors finding new customers and receiving new orders from existing customers.

Our business may be adversely affected by the global economic and construction industry downturn, in addition to the continuing uncertainties in the financial markets.

The global economy is currently in a pronounced economic downturn. Global financial markets are continuing to experience disruptions, including severely diminished liquidity and credit availability, declines in consumer confidence, declines in economic growth, increases in unemployment rates, and uncertainty about economic stability. Given these uncertainties, there is no assurance that there will not be further deterioration in the global economy, the global financial markets and consumer confidence. If economic conditions deteriorate further, our business and results of operations could be materially and adversely affected.

Additionally, in many areas, sales of new and existing homes have slowed and there has been a continued downturn in the housing market, as well as adverse changes in employment levels, job growth, consumer confidence and interest rates, in addition to an oversupply of commercial and residential buildings for sale. Sales of our lighting products depend significantly upon the level of new building construction and renovation, which are affected by housing market trends, interest rates and weather. Our future results of operations may experience substantial fluctuations from period to period as a consequence of these factors, and such conditions and other factors affecting capital spending may affect the timing of orders. Thus, any economic downturns generally or in our markets specifically, particularly those affecting new building construction and renovation or that cause end-users to reduce or delay their purchases of lighting products, signs or displays, would have a material adverse effect on our business, cash flows, financial condition and results of operations.

Additionally, the inability of our customers and suppliers to access capital efficiently, or at all, may have other adverse effects on our financial condition. For example, financial difficulties experienced by our customers or suppliers could result in product delays; increase trade receivables defaults; and increase our inventory exposure. The impact of tightening credit conditions may impair our customers’ ability to effectively access capital markets, resulting in a decline in construction, renovation, and relight projects. The inability of our customers to borrow money to fund construction and renovation projects reduces the demand for our products and services and may adversely affect our results from operations and cash flow. These risks may increase if our customers and suppliers do not adequately manage their business or do not properly disclose their financial condition to us.

Although we believe we have adequate liquidity and capital resources to fund our operations internally, in light of current market conditions, our inability to access the capital markets on favorable terms, or at all, may adversely affect our financial performance. The inability to obtain adequate financing from debt or capital sources could force us to self-fund strategic initiatives or even forego certain opportunities, which in turn could potentially harm our performance.

We are subject to intense competition in the industry in which we operate, which could cause material reductions in the selling price of our products or losses of our market share.

The lighting industry is highly competitive, especially with respect to pricing and the introduction of new products and features. Our products compete in the emerging LED and traditional lighting market and compete primarily on the basis of:

•	brand recognition;

•	efficiency;

•	quality;

•	price;

•	design; and

•	quality service and support to retailers and our customers.

In recent years, we and many of our competitors have regularly lowered prices for more developed products, and we expect these pricing pressures to continue. If these pricing pressures are not mitigated by increases in volume, cost reductions from our suppliers or changes in product mix, our revenues and profits could be substantially reduced. As compared to us, many of our competitors have:

•	significantly longer operating histories;

•	significantly greater managerial, financial, marketing, technical and other competitive resources; and

•	greater brand recognition.

As a result, our competitors may be able to:

•	adapt more quickly to new or emerging technologies and changes in customer requirements;

•	devote greater resources to the promotion and sale of their products and services; and

•	respond more effectively to pricing pressures.

These factors could materially adversely affect our operations and financial condition. In addition, competition could increase if:

•	new companies enter the market;

•	existing competitors expand their product mix; or

•	we expand into new markets.

An increase in competition could result in material price reductions or loss of our market share.

We may not be able to effectively recruit and retain skilled employees, particularly scientific, technical and management professionals.

Our ability to compete effectively depends largely on our ability to attract and retain certain key personnel, including scientific, technical and management professionals. We anticipate that we will need to hire additional skilled personnel in all areas of our business. Industry demand for such employees, however, exceeds the number of personnel available, and the competition for attracting and retaining these employees is intense. Because of this intense competition for skilled employees, we may be unable to retain our existing personnel or attract additional qualified employees to keep up with future business needs. If this should happen, our business, operating results and financial condition could be adversely affected.

Our labor costs are likely to increase as a result of changes in Chinese labor laws.

We expect to experience an increase in our cost of labor due to recent changes in Chinese labor laws which are likely to increase costs further and impose restrictions on our relationship with our employees. In June 2007, the National People’s Congress of the PRC enacted new labor law legislation called the Labor Contract Law and more strictly enforced existing labor laws. The new law, which became effective on January 1, 2008, amended and formalized workers’ rights concerning overtime hours, pensions, layoffs, employment contracts and the role of trade unions. As a result of the new law, we have had to increase the salaries of our employees, provide additional benefits to our employees, and revise certain other of our labor practices. The increase in labor costs has increased our operating costs, which increase we have not always been able to pass through to our customers. In addition, under the new law, employees who either have worked for us for 10 years or more or who have had two consecutive fixed-term contracts must be given an “open-ended employment contract” that, in effect, constitutes a lifetime, permanent contract, which is terminable only in the event the employee materially breaches our rules and regulations or is in serious dereliction of his or her duties. Such non-cancelable employment contracts will substantially increase our employment related risks and limit our ability to downsize our workforce in the event of an economic downturn. No assurance can be given that we will not in the future be subject to labor strikes or that we will not have to make other payments to resolve future labor issues caused by the new laws. Furthermore, there can be no assurance that the labor laws will not change further or that their interpretation and implementation will vary, which may have a negative effect upon our business and results of operations.

Our business could be materially adversely affected if we cannot protect our intellectual property rights or if we infringe on the intellectual property rights of others.

Our ability to compete effectively will depend on our ability to maintain and protect our proprietary rights, including patents that we use in our business and our brand name. We have a license to sell our products under the brand name of HYUNDAI™, which is materially important to our business. Under our license agreement with Hyundai Corporation, which expires in July 2010, we have a non-assignable, non-transferrable and non-sub-licensable license to use the trademark of HYUNDAI™ to manufacture, sell and market the wiring accessories and lighting products within the PRC for a term from August 1, 2008 to July 31, 2010.  However, third parties may seek to challenge, invalidate, circumvent or render unenforceable any proprietary rights owned by or licensed to us. In addition, in the event third party licensees fail to protect the integrity of our trademarks, the value of these trademarks could be materially adversely affected.

Our inability to protect our proprietary rights could materially adversely affect the license of our trade names and trademarks to third parties as well as our ability to sell our products. Litigation may be necessary to:

•	enforce our intellectual property rights;

•	protect our trade secrets; and

•	determine the scope and validity of such intellectual property rights.

Any such litigation, whether or not successful, could result in substantial costs and diversion of resources and management’s attention from the operation of our business.

We may receive notice of claims of infringement of other parties’ proprietary rights. Such actions could result in litigation and we could incur significant costs and diversion of resources in defending such claims. The party making such claims could secure a judgment awarding substantial damages, as well as injunctive or other equitable relief. Such relief could effectively block our ability to make, use, sell, distribute or market our products and services in certain jurisdictions. We may also be required to seek licenses to such intellectual property. We cannot predict, however, whether such licenses would be available or, if available, could be obtained on terms that are commercially reasonable and acceptable to us. The failure to obtain the necessary licenses or other rights could delay or preclude the sale, manufacture or distribution of our products and could result in increased costs to us.

As of March 31, 2010, we are a party to a cross-guarantee loan arrangement pursuant to which we may lose a deposit with banks if the other parties to the guarantee default on their loans, which would reduce our available working capital.

In April 2009, we obtained a one-year term loan of approximately $1.0 million from Pudong Development Bank.  This loan was outstanding as of March 31, 2010.  In connection with the loan, we also entered into a guarantee agreement with the bank and six different companies pursuant to which all of the companies, including us, cross guarantee each others’ loans.  According to the terms of the guarantee, in the event one company defaults on its loan, the other companies are required to pay a penalty to the bank based on the percentage of the defaulted loan such that the bank can recoup its losses on the defaulted loan through such penalty.  Additionally, we and the other companies were required to deposit 30% of its respective loan amount in an account held at the bank to be used as collateral for the loans, guarantee, and any potential penalty that may result from another company’s default.  Our deposit was approximately $350,000 as of March 31, 2010. Our cross guarantee under the loan is limited to the restricted cash held at the bank.  The default of the third parties on their loans is out of our control, but we could lose all or a party of our deposit with the bank, which would reduce our working capital and could have a material adverse effect on our financial status.

We may pursue future growth through strategic acquisitions and alliances which may not yield anticipated benefits and may adversely affect our operating results, financial condition and existing business.

We may seek to grow in the future through strategic acquisitions in order to complement and expand our business. The success of our acquisition strategy will depend on, among other things:

•	the availability of suitable candidates;

•	competition from other companies for the purchase of available candidates;

•	our ability to value those candidates accurately and negotiate favorable terms for those acquisitions;

•	the availability of funds to finance acquisitions;

•	the ability to establish new informational, operational and financial systems to meet the needs of our business;

•	the ability to achieve anticipated synergies, including with respect to complementary products or services; and

•	the availability of management resources to oversee the integration and operation of the acquired businesses.

If we are not successful in integrating acquired businesses and completing acquisitions in the future, we may be required to reevaluate our acquisition strategy. We also may incur substantial expenses and devote significant management time and resources in seeking to complete acquisitions. Acquired businesses may fail to meet our performance expectations. If we do not achieve the anticipated benefits of an acquisition as rapidly as expected, or at all, investors or analysts may not perceive the same benefits of the acquisition as we do. If these risks materialize, our stock price could be materially adversely affected.

RISKS RELATED TO US DOING BUSINESS IN CHINA

Substantially all of our assets are located in the PRC and a substantial portion of our revenues are derived from our operations in China, and changes in the political and economic policies of the PRC government could have a significant impact upon the business we may be able to conduct in the PRC and accordingly on the results of our operations and financial condition.

Our business operations may be adversely affected by the current and future political environment in the PRC.  The Chinese government exerts substantial influence and control over the manner in which we must conduct our business activities.  Our ability to operate in China may be adversely affected by changes in Chinese laws and regulations, including those relating to taxation, import and export tariffs, raw materials, environmental regulations, land use rights, property and other matters.  Under the current government leadership, the government of the PRC has been pursuing economic reform policies that encourage private economic activity and greater economic decentralization.  There is no assurance, however, that the government of the PRC will continue to pursue these policies, or that it will not significantly alter these policies from time to time without notice.

Our operations are subject to PRC laws and regulations that are sometimes vague and uncertain.  Any changes in such PRC laws and regulations, or the interpretations thereof, may have a material and adverse effect on our business.

The PRC’s legal system is a civil law system based on written statutes.  Unlike the common law system prevalent in the United States, decided legal cases have little value as precedent in China.  There are substantial uncertainties regarding the interpretation and application of PRC laws and regulations, including but not limited to, governmental approvals required for conducting business and investments, laws and regulations governing the lighting industry and lighting product safety, national security-related laws and regulations and export/import laws and regulations, as well as commercial, antitrust, patent, product liability, environmental laws and regulations, consumer protection, and financial and business taxation laws and regulations.

The Chinese government has been developing a comprehensive system of commercial laws, and considerable progress has been made in introducing laws and regulations dealing with economic matters.  However, because these laws and regulations are relatively new, and because of the limited volume of published cases and judicial interpretation and their lack of force as precedents, interpretation and enforcement of these laws and regulations involve significant uncertainties.  New laws and regulations that affect existing and proposed future businesses may also be applied retroactively.

Our principal operating subsidiary, Hyundai Light and Electric (Huizhou) Co., Ltd., a company organized under the laws of the PRC (“Hyundai Light”), is considered a foreign invested enterprise under PRC laws, and as a result is required to comply with PRC laws and regulations, including laws and regulations specifically governing the activities and conduct of foreign invested enterprises.  We cannot predict what effect the interpretation of existing or new PRC laws or regulations may have on our businesses.  If the relevant authorities find us in violation of PRC laws or regulations, they would have broad discretion in dealing with such a violation, including, without limitation:

•	levying fines;

•	revoking our business license, other licenses or authorities;

•	requiring that we restructure our ownership or operations; and

•	requiring that we discontinue any portion or all of our business.

Investors may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing original actions in China based upon U.S. laws, including the federal securities laws or other foreign laws against us or our management.

Most of our current operations, including the manufacturing and distribution of our products, are conducted in China.  Moreover, all of our directors and officers are nationals and residents of China.  All or substantially all of the assets of these persons are located outside the United States and in the PRC.  As a result, it may not be possible to effect service of process within the United States or elsewhere outside China upon these persons.  In addition, uncertainty exists as to whether the courts of China would recognize or enforce judgments of U.S. courts obtained against us or such officers and/or directors predicated upon the civil liability provisions of the securities laws of the United States or any state thereof, or be competent to hear original actions brought in China against us or such persons predicated upon the securities laws of the United States or any state thereof.

The scope of our business license in China is limited, and we may not expand or continue our business without government approval and renewal, respectively.

Our principal operating subsidiary, Hyundai Light, is a wholly foreign-owned enterprise, commonly known as a WFOE.  A WFOE can only conduct business within its approved business scope, which ultimately appears on its business license.  Our license permits us to produce and market to design, develop, produce and sell lighting and electric products and accessories, with 30% of products sold overseas and 70% sold domestically in China.   Any amendment to the scope of our business, including expansion of our international business beyond 30%, requires further application and government approval.  In order for us to expand our business beyond the scope of our license, we will be required to enter into a negotiation with the PRC authorities for the approval to expand the scope of our business.  We cannot assure investors that Hyundai Light will be able to obtain the necessary government approval for any change or expansion of its business.

We are subject to a variety of environmental laws and regulations related to our manufacturing operations.  Our failure to comply with environmental laws and regulations may have a material adverse effect on our business and results of operations.

We are subject to various environmental laws and regulations in China.  We cannot assure you that at all times we will be in compliance with the environmental laws and regulations or that we will not be required to expend significant funds to comply with, or discharge liabilities arising under, environmental laws and regulations.  Additionally, these regulations may change in a manner that could have a material adverse effect on our business, results of operations and financial condition.  We have made and will continue to make capital and other expenditures to comply with environmental requirements.

Furthermore, our failure to comply with applicable environmental laws and regulations worldwide could harm our business and results of operations. The manufacturing, assembling and testing of our products require the use of hazardous materials that are subject to a broad array of environmental, health and safety laws and regulations. Our failure to comply with any of these applicable laws or regulations could result in:

•	regulatory penalties, fines and legal liabilities;

•	suspension of production;

•	alteration of our fabrication, assembly and test processes; and

•	curtailment of our operations or sales.

In addition, our failure to manage the use, transportation, emission, discharge, storage, recycling or disposal of hazardous materials could subject us to increased costs or future liabilities. Existing and future environmental laws and regulations could also require us to acquire pollution abatement or remediation equipment, modify our product designs or incur other expenses associated with such laws and regulations. Many new materials that we are evaluating for use in our operations may be subject to regulation under existing or future environmental laws and regulations that may restrict our use of one or more of such materials in our manufacturing, assembly and test processes or products. Any of these restrictions could harm our business and results of operations by increasing our expenses or requiring us to alter our manufacturing processes.

Contract drafting, interpretation and enforcement in China involves significant uncertainty.

We have entered into numerous contracts governed by PRC law, many of which are material to our business. As compared with contracts in the United States, contracts governed by PRC law tend to contain less detail and are not as comprehensive in defining contracting parties’ rights and obligations. As a result, contracts in China are more vulnerable to disputes and legal challenges. In addition, contract interpretation and enforcement in China is not as developed as in the United States, and the result of any contract dispute is subject to significant uncertainties. Therefore, we cannot assure you that we will not be subject to disputes under our material contracts, and if such disputes arise, we cannot assure you that we will prevail.

We could be liable for damages for defects in our products pursuant to the Tort Liability Law of the PRC.

The Tort Liability Law of the People’s Republic of China, which was passed during the 12th Session of the Standing Committee of the 11th National People’s Congress on December 26, 2009, states that manufacturers are liable for damages caused by defects in their products and sellers are liable for damages attributable to their fault. If the defects are caused by the fault of third parties such as the transporter or storekeeper, manufacturers and sellers are entitled to claim for compensation from these third parties after paying the compensation amount.

Recent PRC regulations relating to acquisitions of PRC companies by foreign entities may create regulatory uncertainties that could restrict or limit our ability to operate. Our failure to obtain the prior approval of the China Securities Regulatory Commission, or the CSRC, for this offering and the listing and trading of our common stock could have a material adverse effect on our business, operating results, reputation and trading price of our common stock.

The PRC State Administration of Foreign Exchange, or “SAFE,” issued a public notice in November 2005, known as Circular 75, concerning the use of offshore holding companies in mergers and acquisitions in China. The public notice provides that if an offshore company controlled by PRC residents intends to acquire a PRC company, such acquisition will be subject to registration with the relevant foreign exchange authorities. The public notice also suggests that registration with the relevant foreign exchange authorities is required for any sale or transfer by the PRC residents of shares in an offshore holding company that owns an onshore company. The PRC residents must each submit a registration form to the local SAFE branch with respect to their ownership interests in the offshore company, and must also file an amendment to such registration if the offshore company experiences material events, such as changes in the share capital, share transfer, mergers and acquisitions, spin-off transactions or use of assets in China to guarantee offshore obligations. If any PRC resident stockholder of an offshore holding company fails to make the required SAFE registration and amended registration, the onshore PRC subsidiaries of that offshore company may be prohibited from distributing their profits and the proceeds from any reduction in capital, share transfer or liquidation to the offshore entity. Failure to comply with the SAFE registration and amendment requirements described above could result in liability under PRC laws for evasion of applicable foreign exchange restrictions.

We have asked our stockholders who are PRC residents as defined in Circular 75 to register with the relevant branch of SAFE as currently required in connection with their equity interests in us and our acquisitions of equity interests in our PRC subsidiaries. However, we cannot provide any assurances that they can obtain the above SAFE registrations required by Circular 75. Moreover, because of uncertainty over how Circular 75 will be interpreted and implemented, and how or whether SAFE will apply it to us, we cannot predict how it will affect our business operations or future strategies. For example, Hyundai Light’s ability to conduct foreign exchange activities, such as the remittance of dividends and foreign currency-denominated borrowings, may be subject to compliance with the SAFE notice by our PRC resident beneficial holders.

In addition, such PRC residents may not always be able to complete the necessary registration procedures required by Circular 75. We also have little control over either our present or prospective direct or indirect stockholders or the outcome of such registration procedures. Failure by our PRC resident beneficial holders could subject these PRC resident beneficial holders to fines or legal sanctions, restrict our overseas or cross-border investment activities, limit Hyundai Light’s ability to make distributions or pay dividends or affect our ownership structure, which could adversely affect our business and prospects.

On August 8, 2006, the PRC Ministry of Commerce (“MOFCOM”), joined by the State-owned Assets Supervision and Administration Commission of the State Council, the State Administration of Taxation, the State Administration for Industry and Commerce, the China Securities Regulatory Commission and SAFE, released a substantially amended version of the Provisions for Foreign Investors to Merge with or Acquire Domestic Enterprises (the “Revised M&A Regulations”), which took effect September 8, 2006. These new rules significantly revised China’s regulatory framework governing onshore-to-offshore restructurings and foreign acquisitions of domestic enterprises. These new rules signify greater PRC government attention to cross-border merger, acquisition and other investment activities, by confirming MOFCOM as a key regulator for issues related to mergers and acquisitions in China and requiring MOFCOM approval of a broad range of merger, acquisition and investment transactions. Further, the new rules establish reporting requirements for acquisition of control by foreigners of companies in key industries, and reinforce the ability of the Chinese government to monitor and prohibit foreign control transactions in key industries.

Among other things, the revised M&A Regulations include new provisions that purport to require that an offshore special purpose vehicle, or SPV, formed for listing purposes and controlled directly or indirectly by PRC companies or individuals must obtain the approval of the CSRC prior to the listing and trading of such SPV’s securities on an overseas stock exchange. On September 21, 2006, the CSRC published on its official website procedures specifying documents and materials required to be submitted to it by SPVs seeking CSRC approval of their overseas listings. However, the application of this PRC regulation remains unclear with no consensus currently existing among the leading PRC law firms regarding the scope and applicability of the CSRC approval requirement.  Our PRC counsel, Guangdong Laowei Law Firm, has advised us that because we were established as a qualified foreign invested enterprise before September 8, 2006, the effective date of the new regulation, it is not necessary for us to submit the application to the CSRC for its approval, and the listing and trading of our Common Stock does not require CSRC approval.

If the CSRC or another PRC regulatory agency subsequently determines that CSRC approval was required, we may face regulatory actions or other sanctions from the CSRC or other PRC regulatory agencies. These regulatory agencies may impose fines and penalties on our operations in the PRC, limit our operating privileges in the PRC, delay or restrict the repatriation of the proceeds from our proposed public offering into the PRC, or take other actions that could have a material adverse effect on our business, financial condition, results of operations, reputation and prospects, as well as the trading price of our common stock. The CSRC or other PRC regulatory agencies also may take actions requiring us, or making it advisable for us, to halt our proposed public offering before settlement and delivery of the common stock offered thereby. Consequently, if investors engage in market trading or other activities in anticipation of and prior to settlement and delivery, they do so at the risk that settlement and delivery may not occur.

Also, if later the CSRC requires that we obtain its approval, we may be unable to obtain a waiver of the CSRC approval requirements, if and when procedures are established to obtain such a waiver. Any uncertainties and/or negative publicity regarding this CSRC approval requirement could have a material adverse effect on the trading price of our common stock. Furthermore, published news reports in China recently indicated that the CSRC may have curtailed or suspended overseas listings for Chinese private companies. These news reports have created further uncertainty regarding the approach that the CSRC and other PRC regulators may take with respect to us.

It is uncertain how our business operations or future strategy will be affected by the interpretations and implementation of Circular 75 and the Revised M&A Regulations. It is anticipated that application of the new rules will be subject to significant administrative interpretation, and we will need to closely monitor how MOFCOM and other ministries apply the rules to ensure that our domestic and offshore activities continue to comply with PRC law. Given the uncertainties regarding interpretation and application of the new rules, we may need to expend significant time and resources to maintain compliance.

If the land use rights of our landlord are revoked, we would be forced to relocate operations.

Under Chinese law land is owned by the state or rural collective economic organizations. The state issues to the land users the land use right certificate. Land use rights can be revoked and the land users forced to vacate at any time when redevelopment of the land is in the public interest. The public interest rationale is interpreted quite broadly and the process of land appropriation may be less than transparent. We do have any land use rights and each of our manufacturing facilities rely on land use rights of a landlord, and the loss of such rights would require us to identify and relocate our manufacturing and other facilities, which could have a material adverse effect on our financial conditions and results of operations.

We will not be able to complete an acquisition of prospective acquisition targets in the PRC unless their financial statements can be reconciled to U.S. generally accepted accounting principles in a timely manner.

Companies based in the PRC may not have properly kept financial books and records that may be reconciled with U.S. generally accepted accounting principles. If we attempt to acquire a significant PRC target company and/or its assets, we would be required to obtain or prepare financial statements of the target that are prepared in accordance with and reconciled to U.S. generally accepted accounting principles. Federal securities laws require that a business combination meeting certain financial significance tests require the public acquirer to prepare and file historical and/or pro forma financial statement disclosure with the SEC. These financial statements must be prepared in accordance with, or be reconciled to U.S. generally accepted accounting principles and the historical financial statements must be audited in accordance with the standards of the Public Company Accounting Oversight Board (United States), or PCAOB. If a proposed acquisition target does not have financial statements that have been prepared in accordance with, or that can be reconciled to, U.S. generally accepted accounting principles and audited in accordance with the standards of the PCAOB, we will not be able to acquire that proposed acquisition target. These financial statement requirements may limit the pool of potential acquisition targets with which we may acquire and hinder our ability to expand our retail operations. Furthermore, if we consummate an acquisition and are unable to timely file audited financial statements and/or pro forma financial information required by the Exchange Act, such as Item 9.01 of Form 8-K, we will be ineligible to use the SEC’s short-form registration statement on Form S-3 to raise capital, if we are otherwise eligible to use a Form S-3. If we are ineligible to use a Form S-3, the process of raising capital may be more expensive and time consuming and the terms of any offering transaction may not be as favorable as they would have been if we were eligible to use Form S-3.

We face risks related to natural disasters, terrorist attacks or other events in China that may affect usage of public transportation, which could have a material adverse effect on our business and results of operations.

Our business could be materially and adversely affected by natural disasters, terrorist attacks or other events in China.  For example, in early 2008, parts of China suffered a wave of strong snow storms that severely impacted public transportation systems. In May 2008, Sichuan Province in China suffered a strong earthquake measuring approximately 8.0 on the Richter scale that caused widespread damage and casualties.  The May 2008 Sichuan earthquake has had a material adverse effect on the general economic conditions in the areas affected by the earthquake.  Any future natural disasters, terrorist attacks or other events in China could cause a reduction in usage of or other severe disruptions to, public transportation systems and could have a material adverse effect on our business and results of operations.

We face uncertainty from China’s Circular on Strengthening the Administration of Enterprise Income Tax on Non-Resident Enterprises’ Share Transfer (“Circular 698”) that was released in December 2009 with retroactive effect from January 1, 2008.

The Chinese State Administration of Taxation (SAT) released a circular (Guoshuihan No. 698 – Circular 698) on December 15, 2009 that addresses the transfer of shares by nonresident companies.  Circular 698, which is effective retroactively to January 1, 2008, may have a significant impact on many companies that use offshore holding companies to invest in China.  Circular 698, which provides parties with a short period of time to comply its requirements, indirectly taxes foreign companies on gains derived from the indirect sale of a Chinese company.  Where a foreign investor indirectly transfers equity interests in a Chinese resident enterprise by selling the shares in an offshore holding company, and the latter is located in a country or jurisdiction where the effective tax burden is less than 12.5% or where the offshore income of his, her, or its residents is not taxable, the foreign investor is required to provide the tax authority in charge of that Chinese resident enterprise with the relevant information within 30 days of the transfers. Moreover, where a foreign investor indirectly transfers equity interests in a Chinese resident enterprise through an abuse of form of organization and there are no reasonable commercial purposes such that the corporate income tax liability is avoided, the PRC tax authority will have the power to re-assess the nature of the equity transfer in accordance with PRC’s “substance-over-form” principle and deny the existence of the offshore holding company that is used for tax planning purposes.

There is uncertainty as to the application of Circular 698.  For example, while the term “indirectly transfer” is not defined, it is understood that the relevant PRC tax authorities have jurisdiction regarding requests for information over a wide range of foreign entities having no direct contact with China. Moreover, the relevant authority has not yet promulgated any formal provisions or formally declared or stated how to calculate the effective tax in the country or jurisdiction and to what extent and the process of the disclosure to the tax authority in charge of that Chinese resident enterprise.  In addition, there are not any formal declarations with regard to how to decide “abuse of form of organization” and “reasonable commercial purpose,” which can be utilized by us to balance if our company complies with the Circular 698.  As a result, we may become at risk of being taxed under Circular 698 and we may be required to expend valuable resources to comply with Circular 698 or to establish that we should not be taxed under Circular 698, which could have a material adverse effect on our financial condition and results of operations.

The foreign currency exchange rate between U.S. Dollars and Renminbi could adversely affect our financial condition.

To the extent that we need to convert U.S. Dollars into Renminbi for our operational needs, our financial position and the price of our common stock may be adversely affected should the Renminbi appreciate against the U.S. Dollar at that time.  Conversely, if we decide to convert our Renminbi into U.S. Dollars for our operational needs or paying dividends on our common stock, the dollar equivalent of our earnings from our subsidiaries in China would be reduced should the dollar appreciate against the Renminbi.  We currently do not hedge our exposure to fluctuations in currency exchange rates.

Until 1994, the Renminbi experienced a gradual but significant devaluation against most major currencies, including dollars, and there was a significant devaluation of the Renminbi on January 1, 1994 in connection with the replacement of the dual exchange rate system with a unified managed floating rate foreign exchange system.  Since 1994, the value of the Renminbi relative to the U.S. Dollar has remained stable and has appreciated slightly against the U.S. Dollar. Countries, including the United States, have argued that the Renminbi is artificially undervalued due to China’s current monetary policies and have pressured China to allow the Renminbi to float freely in world markets.  In July 2005, the PRC government changed its policy of pegging the value of the Renminbi to the dollar.  Under the new policy the Renminbi is permitted to fluctuate within a narrow and managed band against a basket of designated foreign currencies.  While the international reaction to the Renminbi revaluation has generally been positive, there remains significant international pressure on the PRC government to adopt an even more flexible currency policy, which could result in further and more significant appreciation of the Renminbi against the dollar.

Inflation in the PRC could negatively affect our profitability and growth.

While the PRC economy has experienced rapid growth, such growth has been uneven among various sectors of the economy and in different geographical areas of the country. Rapid economic growth can lead to growth in the money supply and rising inflation. According to the National Bureau of Statistics of China, the change in China’s Consumer Price Index increased to 8.5% in April 2008. If prices for our products and services rise at a rate that is insufficient to compensate for the rise in the costs of supplies such as raw materials, it may have an adverse effect on our profitability.

Furthermore, in order to control inflation in the past, the PRC government has imposed controls on bank credits, limits on loans for fixed assets and restrictions on state bank lending.  In January 2010, the Chinese government took steps to tighten the availability of credit including ordering banks to increase the amount of reserves they hold and to reduce or limit their lending.  The implementation of such policies may impede economic growth.  In October 2004, the People’s Bank of China, the PRC’s central bank, raised interest rates for the first time in nearly a decade and indicated in a statement that the measure was prompted by inflationary concerns in the Chinese economy.  In April 2006, the People’s Bank of China raised the interest rate again.  Repeated rises in interest rates by the central bank would likely slow economic activity in China which could, in turn, materially increase our costs and also reduce demand for our products and services.

Because our funds are held in banks which do not provide insurance, the failure of any bank in which we deposit our funds could affect our ability to continue in business.

Banks and other financial institutions in the PRC do not provide insurance for funds held on deposit.  A significant portion of our assets are in the form of cash deposited with banks in the PRC, and in the event of a bank failure, we may not have access to our funds on deposit.  Depending upon the amount of money we maintain in a bank that fails, our inability to have access to our cash could impair our operations, and, if we are not able to access funds to pay our suppliers, employees and other creditors, we may be unable to continue in business.

Failure to comply with the United States Foreign Corrupt Practices Act could subject us to penalties and other adverse consequences.

As our ultimate holding company is a Delaware corporation, we are subject to the United States Foreign Corrupt Practices Act, which generally prohibits United States companies from engaging in bribery or other prohibited payments to foreign officials for the purpose of obtaining or retaining business.  Foreign companies, including some that may compete with us, are not subject to these prohibitions.  Corruption, extortion, bribery, pay-offs, theft and other fraudulent practices may occur from time-to-time in the PRC.  We can make no assurance, however, that our employees or other agents will not engage in such conduct for which we might be held responsible.  If our employees or other agents are found to have engaged in such practices, we could suffer severe penalties and other consequences that may have a material adverse effect on our business, financial condition and results of operations.

If we make equity compensation grants to persons who are PRC citizens, they may be required to register with the State Administration of Foreign Exchange of the PRC, or SAFE.  We may also face regulatory uncertainties that could restrict our ability to adopt an equity compensation plan for our directors and employees and other parties under PRC law.

On April 6, 2007, SAFE issued the “Operating Procedures for Administration of Domestic Individuals Participating in the Employee Stock Ownership Plan or Stock Option Plan of An Overseas Listed Company, also known as “Circular 78.” It is not clear whether Circular 78 covers all forms of equity compensation plans or only those which provide for the granting of stock options.  For any plans which are so covered and are adopted by a non-PRC listed company after April 6, 2007, Circular 78 requires all participants who are PRC citizens to register with and obtain approvals from SAFE prior to their participation in the plan.  In addition, Circular 78 also requires PRC citizens to register with SAFE and make the necessary applications and filings if they participated in an overseas listed company’s covered equity compensation plan prior to April 6, 2007.  We intend to adopt an equity compensation plan in the future and make option grants to our officers and directors, most of whom are PRC citizens.  Circular 78 may require our officers and directors who receive option grants and are PRC citizens to register with SAFE.  We believe that the registration and approval requirements contemplated in Circular 78 will be burdensome and time consuming.  If it is determined that any of our equity compensation plans are subject to Circular 78, failure to comply with such provisions may subject us and participants of our equity incentive plan who are PRC citizens to fines and legal sanctions and prevent us from being able to grant equity compensation to our PRC employees.  In that case, our ability to compensate our employees and directors through equity compensation would be hindered and our business operations may be adversely affected.

Our operating subsidiary, Hyundai Light, has enjoyed certain preferential tax concessions and the loss of these preferential tax concessions may cause our tax liabilities to increase and our profitability to decline.

Under the tax laws of the PRC, Hyundai Light has had tax advantages granted by local government for enterprise income taxes commencing April 6, 2004. Hyundai Light has been entitled to have a full tax exemption for the first two profitable years, followed by a 50% reduction on normal tax rate of 25% for the following three consecutive years.  On March 16, 2007, the National People’s Congress of China enacted a new PRC Enterprise Income Tax Law, under which foreign invested enterprises and domestic companies will be subject to enterprise income tax at a uniform rate of 25%. The new law became effective on January 1, 2008. During the transition period for enterprises established before March 16, 2007 the tax rate will be gradually increased starting in 2008 and be equal to the new tax rate in 2012. The expiration of the preferential tax treatment will increase our tax liabilities and reduce our profitability.

Under the New EIT Law, we and China Intelligent BVI may be classified as “resident enterprises” of China for tax purpose, which may subject us and China Intelligent BVI to PRC income tax on taxable global income.

Under the new PRC Enterprise Income Tax Law (the “New EIT Law”) and its implementing rules, both of which became effective on January 1, 2008. Under the New EIT Law, enterprises are classified as resident enterprises and non-resident enterprises.  An enterprise established outside of China with its “de facto management bodies” located within China is considered a “resident enterprise,” meaning that it can be treated in a manner similar to a Chinese domestic enterprise for enterprise income tax purposes.  The implementing rules of the New EIT Law define de facto management body as a managing body that in practice exercises “substantial and overall management and control over the production and operations, personnel, accounting, and properties” of the enterprise.  Due to the short history of the New EIT law and lack of applicable legal precedents, it remains unclear how the PRC tax authorities will determine the PRC tax resident treatment of a foreign company such as us and China Intelligent BVI. Both our and China Intelligent BVI’s members of management are located in China. If the PRC tax authorities determine that we or China Intelligent BVI is a “resident enterprise” for PRC enterprise income tax purposes, a number of PRC tax consequences could follow. First, we may be subject to the enterprise income tax at a rate of 25% on our worldwide taxable income, including interest income on the proceeds from this offering, as well as PRC enterprise income tax reporting obligations. Second, the New EIT Law provides that dividend paid between “qualified resident enterprises” is exempted from enterprise income tax. A recent circular issued by the State Administration of Taxation regarding the standards used to classify certain Chinese-invested enterprises controlled by Chinese enterprises or Chinese group enterprises and established outside of China as “resident enterprises” clarified that dividends and other income paid by such “resident enterprises” will be considered to be PRC source income, subject to PRC withholding tax, currently at a rate of 10%, when recognized by non-PRC shareholders. It is unclear whether the dividends that we or China Intelligent BVI receives from Hyundai Light will constitute dividends between “qualified resident enterprises” and would therefore qualify for tax exemption, because the definition of qualified resident enterprises is unclear and the relevant PRC government authorities have not yet issued guidance with respect to the processing of outbound remittances to entities that are treated as resident enterprises for PRC enterprise income tax purposes. We are actively monitoring the possibility of “resident enterprise” treatment for the applicable tax years and are evaluating appropriate organizational changes to avoid this treatment, to the extent possible. As a result of the New EIT Law, our historical operating results will not be indicative of our operating results for future periods and the value of our common stock may be adversely affected.

Dividends payable by us to our foreign investors and any gain on the sale of our shares may be subject to taxes under PRC tax laws.

If dividends payable to our shareholders are treated as income derived from sources within China, then the dividends that shareholders receive from us, and any gain on the sale or transfer of our shares, may be subject to taxes under PRC tax laws.

Under the New EIT Law and its implementing rules, PRC enterprise income tax at the rate of 10% is applicable to dividends payable by us to our investors that are non-resident enterprises so long as such non-resident enterprise investors do not have an establishment or place of business in China or, despite the existence of such establishment of place of business in China, the relevant income is not effectively connected with such establishment or place of business in China, to the extent that such dividends have their sources within the PRC.  Similarly, any gain realized on the transfer of our shares by such investors is also subject to a 10% PRC income tax if such gain is regarded as income derived from sources within China and we are considered as a resident enterprise which is domiciled in China for tax purpose.  Additionally, there is a possibility that the relevant PRC tax authorities may take the view that the purpose of us and China Intelligent BVI is holding Hyundai Light, and the capital gain derived by our overseas shareholders or investors from the share transfer is deemed China-sourced income, in which case such capital gain may be subject to a PRC withholding tax at the rate of up to 10%.  If we are required under the New EIT Law to withhold PRC income tax on our dividends payable to our foreign shareholders or investors who are non-resident enterprises, or if you are required to pay PRC income tax on the transfer or our shares under the circumstances mentioned above, the value of your investment in our shares may be materially and adversely affected.

In January, 2009, the State Administration of Taxation promulgated the Provisional Measures for the Administration of Withholding of Enterprise Income Tax for Non-resident Enterprises (“Measures”), pursuant to which, the entities which have the direct obligation to make the following payment to a non-resident enterprise shall be the relevant tax withholders for such non-resident enterprise, and such payment includes: incomes from equity investment (including dividends and other return on investment), interests, rents, royalties, and incomes from assignment of property as well as other incomes subject to enterprise income tax received by non-resident enterprises in China.  Further, the Measures provides that in case of equity transfer between two non-resident enterprises which occurs outside China, the non-resident enterprise which receives the equity transfer payment shall, by itself or engage an agent to, file tax declaration with the PRC tax authority located at place of the PRC company whose equity has been transferred, and the PRC company whose equity has been transferred shall assist the tax authorities to collect taxes from the relevant non-resident enterprise.  However, it is unclear whether the Measures refer to the equity transfer by a non-resident enterprise which is a direct or an indirect shareholder of the said PRC company.  Given these Measures, there is a possibility that we may have an obligation to withhold income tax in respect of the dividends paid to non-resident enterprise investors.

Any recurrence of Severe Acute Respiratory Syndrome (SARS), Avian Flu, or another widespread public health problem, such as the spread of H1N1 (“Swine”) Flu, in the PRC could adversely affect our operations.

A renewed outbreak of SARS, Avian Flu or another widespread public health problem, , such as the spread of H1N1 (“Swine”) Flu, in China, where all of our manufacturing facilities are located and where the substantial portion of our sales occur, could have a negative effect on our operations.  Our business is dependent upon our ability to continue to manufacture products.  Such an outbreak could have an impact on our operations as a result of:

•	quarantines or closures of some of our manufacturing facilities, which would severely disrupt our operations,

•	the sickness or death of our key officers and employees, and

•	a general slowdown in the Chinese economy.

Any of the foregoing events or other unforeseen consequences of public health problems could adversely affect our operations.

Further downturn in the economy of the PRC may slow our growth and profitability.

A significant portion of our revenues are generated from sales in China.  The growth of the Chinese economy has been uneven across geographic regions and economic sectors, in large part due to the recent downturn in the global economy, which resulted in slow growth of the China economy.  While the Chinese economy has recently begun to show signs of improvement, there can be no assurance that growth of the Chinese economy will be steady or that there will not be further deterioration in the global economy as a whole or the Chinese economy in particular.  If economic conditions deteriorate further, our business and results of operations could be materially and adversely affected, especially if such conditions result in a decreased use of our products or in pressure on us to lower our prices.

Because our business is located in the PRC, we may have difficulty establishing adequate management, legal and financial controls, which we are required to do in order to comply with U.S. GAAP and securities laws, and which could cause a materially adverse impact on our financial statements, the trading of our common stock and our business

PRC companies have historically not adopted a Western style of management and financial reporting concepts and practices, which includes strong corporate governance, internal controls and, computer, financial and other control systems. Most of our middle and top management staff are not educated and trained in the Western system, and we may difficulty hiring new employees in the PRC with experience and expertise relating to U.S. GAAP and U.S. public-company reporting requirements. In addition, we may have difficulty in hiring and retaining a sufficient number of qualified employees to work in the PRC. As a result of these factors, we may experience difficulty in establishing management, legal and financial controls, collecting financial data and preparing financial statements, books of account and corporate records and instituting business practices that meet Western standards. Therefore, we may, in turn, experience difficulties in implementing and maintaining adequate internal controls as required under Section 404 of the Sarbanes-Oxley Act of 2002. This may result in significant deficiencies or material weaknesses in our internal controls which could impact the reliability of our financial statements and prevent us from complying with SEC rules and regulations and the requirements of the Sarbanes-Oxley Act of 2002. Any such deficiencies, material weaknesses or lack of compliance could result in restatements of our historical financial information, cause investors to lose confidence in our reported financial information, have an adverse impact on the trading price of our common stock, adversely affect our ability to access the capital markets and our ability to recruit personnel, lead to the delisting of our securities from the stock exchange on which they are traded, lead to litigation claims, thereby diverting management’s attention and resources, and which may lead to the payment of damages to the extent such claims are not resolved  in our favor, lead to regulatory proceedings, which may result in sanctions, monetary or otherwise, and have a materially adverse effect on our reputation and business.

RISKS RELATED TO OUR OWNERSHIP OF OUR COMMON STOCK AND THIS OFFERING

There is no current trading market for our common stock, and there is no assurance of an established public trading market, which would adversely affect the ability of our investors to sell their securities in the public market.

Our common stock is not currently listed or quoted for trading on any national securities exchange or national quotation system.  We have commenced the application process for the listing of our common stock on the NYSE Amex under the symbol “CIL”.  There is no guarantee that NYSE Amex, or any other securities exchange or quotation system, will permit our shares to be listed and traded.  If we fail to obtain a listing on the NYSE Amex, we will not complete this offering.  Even if such listing is approved, there can be no assurance that any broker will be interested in trading our stock.  Our lead underwriter, Rodman & Renshaw LLC, is not obligated to make a market in our securities and, even after making a market, can discontinue market making at any time without notice.

The market price and trading volume of shares of our common stock may be volatile.

When and if a market develops for our securities, the market price of our common stock could fluctuate significantly for many reasons, including for reasons unrelated to our specific performance, such as reports by industry analysts, investor perceptions, or negative announcements by customers, competitors or suppliers regarding their own performance, as well as general economic and industry conditions. For example, to the extent that other large companies within our industry experience declines in their share price, our share price may decline as well. In addition, when the market price of a company’s shares drops significantly, shareholders could institute securities class action lawsuits against the company. A lawsuit against us could cause us to incur substantial costs and could divert the time and attention of our management and other resources.

Shares eligible for future sale may adversely affect the market price of our common stock, as the future sale of a substantial amount of outstanding stock in the public marketplace could reduce the price of our common stock.

In addition to the 3,500,000 shares of common stock offered in this offering, the registration statement of which this prospectus is a part also covers 1,377,955 shares of our common stock issued in a private placement that closed concurrently with the Share Exchange on January 15, 2010.  Each investor in the private placement may sell or transfer any shares of the common stock after the effective date of the registration statement except that they, along with all of our pre-Share Exchange shareholders, entered into a lock-up agreement pursuant to which they agreed that (i) if the proposed public offering that we are conducting is for $10 million or more, then the investors would not be able sell or transfer their shares until at least six months after the public offering’s completion, and (ii) if the offering is for less than $10 million, then one-tenth of the investors’ shares would be released from the lock-up restrictions ninety days after offering and there would be a pro rata release of the shares thereafter every 30 days over the following nine months.  Assuming our sale of 3,500,000 shares of common stock at an assumed public offering price of $4.50 per share of common stock, which is the mid-point of the estimated initial offering price range set forth on the cover of this prospectus, we currently intend this offering to be in an amount equal to approximately $15.8 million.  Accordingly, the investors would be subject to lock-up restrictions such that they would be able to sell and/or transfer all of their shares six months after the public offering’s completion, subject to early release by WestPark.

WestPark, in its sole discretion, may allow early releases under the referenced lock-up restrictions provided however that (i) no early release shall be made with respect to pre-Share Exchange shareholders prior to the release in full of all such lock-up restrictions on shares of the common stock acquired in the Private Placement and (ii) any such early release shall be made pro rata with respect to all investors’ shares acquired in the Private Placement.

We have also agreed to register shares of common stock held by our stockholders immediately prior to the Share Exchange and all of the shares of common stock underlying the warrants held by our stockholders immediately prior to the Share Exchange, both of which total 2,208,359 shares of common stock.  Each such holder agreed to similar lock-up restrictions as the investors in the Private Placement, as describe above.  All of the shares included in an effective registration statement may be freely sold and transferred, subject to the aforementioned lock-up agreement.

Additionally, the former stockholder of Hyundai Light and her designees received 7,097,748 shares of common stock in the Share Exchange, and may be eligible to sell all or some of our shares of common stock by means of ordinary brokerage transactions in the open market pursuant to Rule 144, promulgated under the Securities Act (“Rule 144”), subject to certain limitations.  Under Rule 144, an affiliate stockholder who has satisfied the required holding period may, under certain circumstances, sell within any three-month period a number of securities which does not exceed the greater of 1% of the then outstanding shares of common stock or the average weekly trading volume of the class during the four calendar weeks prior to such sale.  Immediately prior to this offering, 1% of our issued and outstanding shares of common stock was approximately 98,937 shares.  Non-affiliate stockholders are not subject to volume limitations.  Any substantial sale of common stock pursuant to any resale prospectus or Rule 144 may have an adverse effect on the market price of our common stock by creating an excessive supply.

If you purchase securities in this offering, you will suffer immediate dilution of your investment.

Assuming our sale of 3,500,000 shares of common stock at an assumed public offering price of $4.50 per share of common stock, which is the mid-point of the estimated initial offering price range set forth on the cover of this prospectus, and after deducting the underwriting discount and commissions and estimated offering expenses, our as-adjusted net tangible book value as of March 31, 2010 (unaudited) would be approximately $35.3 million, or $2.64 per share of common stock outstanding. The sale of 3,500,000 shares of common stock in this offering represents an immediate increase in net tangible book value of $0.44 per share of common stock to our existing stockholders and an immediate dilution of $1.86 per share of common stock to the new investors purchasing common stock in this offering. There would be further dilution when our outstanding warrants to purchase 790,358 shares of common stock are exercised at $0.0002 per share. In addition, purchasers of common stock in this offering will have contributed approximately 76.5% of the aggregate price paid by all owners of our common stock but will own only approximately 24.7% of our common stock outstanding after this offering, assuming the exercise of our outstanding warrants to purchase 790,358 shares.

The former principal shareholder of China Intelligent BVI and her designees have significant influence over us.

Li Xuemei, the former shareholder of China Intelligent BVI, beneficially owns 3,809,348 shares of our common stock, which represents approximately 38.5% of our outstanding common stock prior to completion of this offering. In addition, Li Xuemei’s designees also received shares of common stock in the Share Exchange. The combined share ownership of Ms. Li and her designees represents approximately 71.7% of our outstanding shares immediately prior to the closing of this offering.

As a result, Ms. Li individually has significant influence over our company and Ms. Li and her designees, with their combined share ownership, have a controlling influence in determining the outcome of any corporate transaction or other matters submitted to our stockholders for approval, including mergers, consolidations and the sale of all or substantially all of our assets, election of directors, and other significant corporate actions.  The designees principally consist of relatives of Li Xuemei, who has no control over the shares held by them, and there is no agreement among the shareholders to vote their shares in any particular manner.  However, if the shareholders were to vote together, they would have the power to prevent or cause a change in control.  In addition, without the consent of Ms. Li and her designees, we could be prevented from entering into transactions that could be beneficial to us.  The interests of Li Xuemei and the designees may differ from the interests of our other stockholders.

We have broad discretion in the use of the net proceeds from this offering and may not use them effectively.

Our management will have broad discretion in the application of the net proceeds from this offering and could spend the proceeds in ways that do not improve our results of operations or enhance the value of our securities. We intend to use approximately one-third of the net proceeds from this offering for research and development focused on LED technologies and an additional one-third for expansion of our manufacturing and production of LED components.  We intend to use the remaining portion of the net proceeds for working capital and general corporate purposes.  The failure by our management to apply these funds effectively could result in financial losses that could have a material adverse effect on our business and cause the price of our securities to decline. Pending the application of these funds, we may invest the net proceeds from this offering in a manner that does not produce income or that loses value.

For a further description of our intended use of the proceeds of this offering, see the “Use of Proceeds” section of this prospectus.

If we fail to maintain effective internal controls over financial reporting, the price of our common stock may be adversely affected.

We are required to establish and maintain appropriate internal controls over financial reporting.  Failure to establish those controls, or any failure of those controls once established, could adversely impact our public disclosures regarding our business, financial condition or results of operations.  Any failure of these controls could also prevent us from maintaining accurate accounting records and discovering accounting errors and financial frauds.  Rules adopted by the SEC pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 require annual assessment of our internal control over financial reporting, and attestation of this assessment by our independent registered public accountants.  The SEC extended the compliance dates for non-accelerated filers, as defined by the SEC.  Accordingly, we believe that the annual assessment of our internal controls requirement and the attestation requirement of management’s assessment by our independent registered public accountants will first apply to our annual report for the 2010 fiscal year.  The standards that must be met for management to assess the internal control over financial reporting as effective are new and complex, and require significant documentation, testing and possible remediation to meet the detailed standards.  We may encounter problems or delays in completing activities necessary to make an assessment of our internal control over financial reporting.  In addition, the attestation process by our independent registered public accountants is new and we may encounter problems or delays in completing the implementation of any requested improvements and receiving an attestation of our assessment by our independent registered public accountants.  If we cannot assess our internal control over financial reporting as effective, or our independent registered public accountants are unable to provide an unqualified attestation report on such assessment, investor confidence and share value may be negatively impacted.

In addition, management’s assessment of internal controls over financial reporting may identify weaknesses and conditions that need to be addressed in our internal controls over financial reporting or other matters that may raise concerns for investors.  Any actual or perceived weaknesses and conditions that need to be addressed in our internal control over financial reporting, disclosure of management’s assessment of our internal controls over financial reporting, or disclosure of our public accounting firm’s attestation to or report on management’s assessment of our internal controls over financial reporting may have an adverse impact on the price of our common stock.

We may not be able to achieve the benefits we expect to result from the Share Exchange.

We entered into the Exchange Agreement with China Intelligent BVI and the sole shareholder of China Intelligent BVI pursuant to which we agreed to acquire 100% of the issued and outstanding securities of China Intelligent BVI in exchange for 7,097,748 shares of our common stock.  On January 15, 2010, the Share Exchange closed, China Intelligent BVI became our 100%-owned subsidiary, and our sole business operations became that of China Intelligent BVI and its subsidiaries.  We also have a new Board of Directors and management consisting of persons from China Intelligent BVI and changed our corporate name from SRKP 22, Inc. to China Intelligent Lighting and Electronics, Inc.

We may not realize the benefits that we hoped to receive as a result of the Share Exchange, which include:

•	access to the capital markets of the United States;

•	the increased market liquidity expected to result from exchanging stock in a private company for securities of a public company that may eventually be traded;

•	the ability to use registered securities to make acquisition of assets or businesses;

•	increased visibility in the financial community;

•	enhanced access to the capital markets;

•	improved transparency of operations; and

•	perceived credibility and enhanced corporate image of being a publicly traded company.

There can be no assurance that any of the anticipated benefits of the Share Exchange will be realized with respect to our new business operations.  In addition, the attention and effort devoted to achieving the benefits of the Share Exchange and attending to the obligations of being a public company, such as reporting requirements and securities regulations, could significantly divert management’s attention from other important issues, which could materially and adversely affect our operating results or stock price in the future.

Compliance with changing regulation of corporate governance and public disclosure will result in additional expenses.

Changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002 and related SEC regulations, have created uncertainty for public companies and significantly increased the costs and risks associated with accessing the public markets and public reporting. For example, on January 30th, 2009, the SEC adopted rules requiring companies to provide their financial statements in interactive data format using the eXtensible Business Reporting Language, or XBRL. We will have to comply with these rules by June 15th, 2011. China Intelligent’s management team will need to invest significant management time and financial resources to comply with both existing and evolving standards for public companies, which will lead to increased general and administrative expenses and a diversion of management time and attention from revenue generating activities to compliance activities.

Our common stock may be considered a “penny stock,” and thereby be subject to additional sale and trading regulations that may make it more difficult to sell.

Our common stock, which is not currently listed or quoted for trading, may be considered to be a “penny stock” if it does not qualify for one of the exemptions from the definition of “penny stock” under Section 3a51-1 of the Securities Exchange Act for 1934, as amended (the “Exchange Act”), once, and if, it starts trading.  Our common stock may be a “penny stock” if it meets one or more of the following conditions (i) the stock trades at a price less than $5.00 per share; (ii) it is NOT traded on a “recognized” national exchange; (iii) it is NOT quoted on the Nasdaq Capital Market, or even if so, has a price less than $5.00 per share; or (iv) is issued by a company that has been in business less than three years with net tangible assets less than $5 million.

The principal result or effect of being designated a “penny stock” is that securities broker-dealers participating in sales of our common stock will be subject to the “penny stock” regulations set forth in Rules 15-2 through 15g-9 promulgated under the Exchange Act.  For example, Rule 15g-2 requires broker-dealers dealing in penny stocks to provide potential investors with a document disclosing the risks of penny stocks and to obtain a manually signed and dated written receipt of the document at least two business days before effecting any transaction in a penny stock for the investor’s account.  Moreover, Rule 15g-9 requires broker-dealers in penny stocks to approve the account of any investor for transactions in such stocks before selling any penny stock to that investor.  This procedure requires the broker-dealer to (i) obtain from the investor information concerning his or her financial situation, investment experience and investment objectives; (ii) reasonably determine, based on that information, that transactions in penny stocks are suitable for the investor and that the investor has sufficient knowledge and experience as to be reasonably capable of evaluating the risks of penny stock transactions; (iii) provide the investor with a written statement setting forth the basis on which the broker-dealer made the determination in (ii) above; and (iv) receive a signed and dated copy of such statement from the investor, confirming that it accurately reflects the investor’s financial situation, investment experience and investment objectives.  Compliance with these requirements may make it more difficult and time consuming for holders of our common stock to resell their shares to third parties or to otherwise dispose of them in the market or otherwise.

If securities or industry analysts do not publish research or reports or publish unfavorable research about our business, the price and trading volume of our common stock could decline.

The trading market for our common stock will depend in part on the research and reports that securities or industry analysts publish about us or our business. We do not currently have and may never obtain research coverage by securities and industry analysts. If no securities or industry analysts commence coverage of us the trading price for our common stock and other securities would be negatively affected. In the event we obtain securities or industry analyst coverage, if one or more of the analysts who covers us downgrades our securities, the price of our securities would likely decline. If one or more of these analysts ceases to cover us or fails to publish regular reports on us, interest in the purchase of our securities could decrease, which could cause the price of our common stock and other securities and their trading volume to decline.

We do not foresee paying cash dividends in the foreseeable future and, as a result, our investors’ sole source of gain, if any, will depend on capital appreciation, if any.

We do not plan to declare or pay any cash dividends on our shares of common stock in the foreseeable future and currently intend to retain any future earnings for funding growth.  As a result, investors should not rely on an investment in our securities if they require the investment to produce dividend income.  Capital appreciation, if any, of our shares may be investors’ sole source of gain for the foreseeable future.  Moreover, investors may not be able to resell their shares of our common stock at or above the price they paid for them.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

The information contained in this prospectus, including in the documents incorporated by reference into this prospectus, includes some statements that are not purely historical and that are “forward-looking statements.”  Such forward-looking statements include, but are not limited to, statements regarding our company’s and our management’s expectations, hopes, beliefs, intentions or strategies regarding the future, including our financial condition, results of operations, and the expected impact of the Share Exchange.  In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements.  The words “anticipates,” “believes,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “might,” “plans,” “possible,” “potential,” “predicts,” “projects,” “seeks,” “should,” “will,” “would” and similar expressions, or the negatives of such terms, may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.

The forward-looking statements contained in this prospectus are based on current expectations and beliefs concerning future developments and the potential effects on the parties and the transaction.  There can be no assurance that future developments actually affecting us will be those anticipated.  These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the parties’ control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements, including the following:

•	Collectability of trade receivables due to us by our customers;

•	Our ability to develop and market new products;

•	Our ability to extend the term of our Trademark License Agreement to use the Hyundai™ trademark;

•	Our ability to raise additional capital to fund our operations;

•	Our ability to use of a reduced, simplified VAT rate;

•	Our ability to accurately forecast amounts of supplies needed to meet customer demand;

•	Exposure to market risk through sales in international markets;

•	The market acceptance of our products;

•	Exposure to product liability and defect claims;

•	Fluctuations in the availability of raw materials and components needed for our products;

•	Protection of our intellectual property rights;

•	Changes in the laws of the PRC that affect our operations;

•	Inflation and fluctuations in foreign currency exchange rates;

•	Our ability to obtain all necessary government certifications, approvals, and/or licenses to conduct our business;

•	Development of a public trading market for our securities;

•	The cost of complying with current and future governmental regulations and the impact of any changes in the regulations on our operations; and

•
The other factors referenced in this Prospectus, including, without limitation, under the sections entitled “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Business.”

The risks included above are not exhaustive. Other sections of this prospectus may include additional factors that could adversely impact our business and operating results.  Moreover, we operate in a very competitive and rapidly changing environment.  New risk factors emerge from time to time and we cannot predict all such risk factors, nor can we assess the impact of all such risk factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

You should not rely upon forward-looking statements as predictions of future events. We cannot assure you that the events and circumstances reflected in the forward-looking statements will be achieved or occur.  Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.  Moreover, neither we nor any other person assume responsibility for the accuracy and completeness of the forward-looking statements.  Except as required by law, we undertake no obligation to update publicly any forward-looking statements for any reason after the date of this prospectus to conform these statements to actual results or to changes in our expectations.

You should read this prospectus, and the documents that we reference in this prospectus and have filed as exhibits to this prospectus with the Securities and Exchange Commission, completely and with the understanding that our actual future results, levels of activity, performance and achievements may materially differ from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

USE OF PROCEEDS

Based on a per share offering price of $4.50, which is the midpoint of our estimated offering price range, we estimate that the net proceeds from the sale of the 3,500,000 shares of common stock in the offering will be approximately $13.6 million after deducting the estimated underwriting discounts and commissions of 7% and estimated offering expenses of approximately $1.1 million.

We intend to use approximately one-third of the net proceeds from this offering for research and development focused on LED technologies and an additional one-third for expansion of our manufacturing and production of LED components.  We intend to use the remaining portion of the net proceeds for working capital and general corporate purposes, including, but not limited to, marketing, advertising, and expansion of our sales channels in China.  Other than as indicated in this Use of Proceeds section, we cannot specify with certainty the exact amounts that will be used for each purpose. The amounts and timing of our actual expenditures will depend on numerous factors, including the status of our development efforts, sales and marketing activities, the amount of cash generated or used by our operations and competition. We may find it necessary or advisable to use portions of the proceeds for other purposes, and we will have broad discretion in the application of the net proceeds. We have no current intentions to acquire any other businesses. Pending these uses, the proceeds will be invested in short-term, investment grade, interest-bearing securities.

The Underwriters have a 60-day option to purchase up to 525,000 additional shares of common stock at the public offering price solely to cover over-allotments, if any, if the Underwriters sell more than 3,500,000 shares of common stock in this offering.  The Underwriters agreed to purchase up to 58.6% of the over-allotment shares from the selling stockholders identified in this prospectus and the remaining shares from us.  We will not receive any proceeds from the sale of the shares by the selling stockholders, if any.

DIVIDEND POLICY

We do not expect to declare or pay any cash dividends on our common stock in the foreseeable future, and we currently intend to retain future earnings, if any, to finance the expansion of our business. The decision whether to pay cash dividends on our common stock will be made by our board of directors, in its discretion, and will depend on our financial condition, operating results, capital requirements and other factors that the board of directors considers significant.  We did not pay cash dividends for the three months ended March 31, 2010 and for the years ended December 31, 2009, 2008, and 2007.

Under applicable PRC regulations, foreign-invested enterprises in China may pay dividends only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, a foreign-invested enterprise in China is required to set aside at least 10.0% of its after-tax profit based on PRC accounting standards each year to its general reserves until the accumulative amount of such reserves reaches 50.0% of its registered capital. These reserves are not distributable as cash dividends. The board of directors of a foreign-invested enterprise has the discretion to allocate a portion of its after-tax profits to staff welfare and bonus funds, which may not be distributed to equity owners except in the event of liquidation.

Furthermore, the ability of our Chinese operating subsidiaries to pay dividends may be restricted due to the foreign exchange control policies and availability of cash balance of the Chinese operating subsidiaries. Because substantially all of our operations are conducted in the PRC and a substantial majority of our revenues are generated in the PRC, a majority of our revenue being earned and currency received are denominated in Renminbi (RMB). RMB is subject to the exchange control regulation in the PRC, and, as a result, we may unable to distribute any dividends outside of the PRC due to PRC exchange control regulations that restrict our ability to convert RMB into US Dollars.

Our inability to receive dividends or other payments from our Chinese operating subsidiary could adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our business, pay dividends, or otherwise fund and conduct our business. Hyundai Light’s funds may not be readily available to us to satisfy obligations which have been incurred outside the PRC, which could adversely affect our business and prospects or our ability to meet our cash obligations. Accordingly, if we do not receive dividends from our Chinese operating subsidiary, our liquidity, financial condition and ability to make dividend distributions to our stockholders will be materially and adversely affected.

CAPITALIZATION

The following table sets forth our capitalization as of March 31, 2010 (unaudited) on:

•	an actual basis, which

(i)	includes 7,097,748 shares of common stock that was issued to the shareholder of China Intelligent BVI and her designees pursuant to the Share Exchange that closed on January 15, 2010;

(ii)	includes 1,418,001 shares of common stock outstanding immediately prior to the Share Exchange after giving effect to the cancellation of 2,130,195 shares in connection with the Share Exchange;

(iii)	includes the sale and issuance of 1,377,955 shares of common stock at $2.54 per share in the Private Placement that closed concurrently with the Share Exchange; and

(iv)	excludes 790,358 shares of common stock that will be issued upon the exercise of outstanding warrants exercisable at $0.0002 per share; and

•
an as adjusted to give effect to reflect our receipt of estimated net proceeds of $13.6 million from the sale of 3,500,000 shares of common stock in this offering at an assumed public offering price of $4.50, which is the mid-point of the estimated range of the per share offering price, and after deducting estimated underwriting discounts of 7% and commissions and estimated offering expenses of approximately $1.1 million.

You should read this table in conjunction with “Use of Proceeds,” “Summary Financial Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included elsewhere in this prospectus.

	March 31, 2010
	Actual	As-Adjusted
	(amounts in thousands)
Stockholders’ equity:
Preferred stock, $0.0001 par value, 10,000,000 shares authorized, none issued and outstanding	$-	$-
Common stock, $0.0001 par value, 100,000,000 shares authorized, 9,893,704 shares issued and outstanding on an actual basis, and 13,393,704 issued and outstanding on an as-adjusted basis (1)	1	1
Additional paid-in capital	4,390	17,970
Accumulated other comprehensive income	682	682
Statutory reserves	2,202	2,202
Retained earnings (unrestricted)	14,458	14,458
Total stockholders’ equity	$21,733	$35,313
Total capitalization	$21,733	$35,313

(1)
The number of our shares of common stock shown above to be outstanding after this offering is based on (i) 9,893,704 shares of common stock issued and outstanding as of March 31, 2010 and (ii) 3,500,000 shares of common stock issued in this public offering.  The number (i) excludes the 217,548 shares of our common stock that we may issue upon the Underwriters’ over-allotment option exercise, (ii) excludes the 790,358 shares of common stock that will be issued upon the exercise of outstanding warrants exercisable at $0.0002 per share, and (iii) is not affected by the 307,452 shares that the Underwriters may be purchased from selling stockholders named in this prospectus.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

There has never been a public trading market for our common stock and our shares of common stock are not currently listed or quoted for trading on any national securities exchange or national quotation system.  We have commenced the application process for the listing of our common stock on the NYSE Amex.  As of the date of this prospectus, we had 127 stockholders of record.

DILUTION

If you invest in our shares of common stock, you will incur immediate, substantial dilution based on the difference between the public offering price per share you will pay in this offering and the net tangible book value per share of common stock immediately after this offering.

As of March 31, 2010, we had 9,893,704 shares of common stock outstanding, which includes 7,097,748 shares of common stock that were issued to the sole shareholder of China Intelligent BVI and her designees pursuant to the Share Exchange, 1,418,001 shares of common stock outstanding immediately prior to the Share Exchange that closed on January 15, 2010, and 1,377,955 shares of common stock sold in the Private Placement at $2.54 per share that closed concurrently with the Share Exchange. Our net tangible book value as of March 31, 2010 (unaudited) was approximately $21.7 million, or $2.20 per share, based on 9,893,704 shares of common stock outstanding. Based on the mid-range point of the per share offering price of $4.50, investors will incur further dilution from the sale by us of 3,500,000 shares of common stock offered in this offering, and after deducting the estimated underwriting discount and commissions of 7% and estimated offering expenses of $1.1 million, our as adjusted net tangible book value as of March 31, 2010 would have been $35.3 million, or $2.64 per share, based on 13,393,704 shares outstanding after this offering. This represents an immediate increase in net tangible book value of $0.44 per share to our existing stockholders and an immediate dilution of $1.86 per share to the new investors purchasing shares of common stock in this offering.

The following table illustrates this per share dilution, excluding 790,358 shares issuable upon the exercise of outstanding warrants at $0.0002 per share:

Assumed public offering price per share (mid-range price)		$4.50
Per share net tangible book value per share as of March 31, 2010	$2.20
Increase per share attributable to new public investors	$0.44

Net tangible book value per share after this offering		$2.64

Dilution per share to new public investors		$1.86

Furthermore, our stockholders hold warrants to purchase 790,358 shares of common stock at a per share exercise price of $0.0002. If all of the warrants were exercised, the as-adjusted net tangible book value per share as of March 31, 2010 would decrease to $2.49 per share after this offering, which would represent an immediate increase in net tangible book value of $0.29 per share to our existing stockholders and an immediate dilution of $2.01 per share to the new investors purchasing shares of common stock in this offering.

The following table sets forth on an as adjusted basis as of March 31, 2010, the difference between the number of shares of common stock purchased from us, the total cash consideration paid, and the average price per share paid by our existing shareholders and the average price to be paid by new investors in this public offering before deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, using an assumed public offering price of $4.50 per share of common stock.

The shares outstanding as of March 31, 2010 on an actual basis includes:

(i)	7,097,748 shares of common stock that was issued to the shareholder of China Intelligent BVI and her designees pursuant to the Share Exchange that closed on January 15, 2010;

(ii)
1,418,001 shares of common stock and 790,358 shares of common stock underlying currently outstanding warrants, each held by the SRKP 22, Inc. shareholders, with the warrants being exercisable at $0.0002 per share; and

(iii)	1,377,955 shares of common stock sold at $2.54 per share in our Private Placement that closed concurrently with the Share Exchange.

	Shares Purchased		Total Cash Consideration
	Number	Percent	Amount (in thousands)	Percent	Average Price Per Share
Shares issued to shareholder of China Intelligent BVI in the Share Exchange	7,097,748	50.0%	$1,340	6.5%	$0.19
SRKP 22, Inc. shareholders outstanding after Share Exchange, including assumed exercise of warrants to purchase 790,358 shares of common stock at $0.0002 per share	2,208,359	15.6%	$2	0%	$0.00
Investors in the Private Placement	1,377,955	9.7%	$3,500	17.0%	$2.54
New investors in this offering	3,500,000	24.7%	$15,750	76.5%	$4.50
Total	14,184,062	100.0%	$20,592	100%

The total consideration amount for shares of common stock held by our existing stockholders includes total cash paid for our outstanding shares of common stock, including imputed interest allocated for interest free loans that we have received from related parties, as of March 31, 2010 and excludes the value of securities that we have issued for services.

The existing shareholders, which consist of the shareholder of China Intelligent BVI and her designees who received shares in the Share Exchange, the SRKP 22, Inc. shareholders (assuming exercise of the warrants to purchase 790,358 shares), and investors from the Private Placement, will account for 10,684,062 shares of our common stock, or 75.3% of our outstanding shares after this offering.  If the Underwriters’ over-allotment option of 525,000 shares of common stock is exercised in full, 58.6% of such shares, or 307,452 shares, will be purchased from the selling stockholders, who obtained their shares in the Private Placement, and 41.4% of the over-allotment shares, or 217,548 shares, will be purchased from us.  In such case, the number of shares held by existing stockholders will be reduced to 10,376,610 shares of common stock, or 72.1% of the total number of shares that will be outstanding after this offering, and the number of shares held by the new investors in this offering will be increased to 4,025,000 shares, or 27.9% of the total number of shares of common stock outstanding after this offering.

The number of our shares outstanding after this offering as shown above (i) excludes the 217,548 shares of our common stock that we may issue upon the Underwriters’ over-allotment option exercise, and (ii) is not affected by the 307,452 shares that the Underwriters may be purchased from selling stockholders named in this prospectus.

We may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

SELECTED CONSOLIDATED FINANCIAL DATA

The following summary financial information contains consolidated statement of income data for the three months ended March 31, 2010 and 2009 and each of the years in the four-year period ended December 31, 2009 and the period from July 6, 2005 (date of inception of our operating company) to December 31, 2005 and the consolidated balance sheet data as of March 31, 2010 and the yearend dates for each of the years in the four-year period ended December 31, 2009 and as of December 31, 2005.  The consolidated statement of income data and balance sheet data were derived from the audited consolidated financial statements, except for data for the for the three months ended March 31, 2010 and 2009 and the period from July 6, 2005 (date of inception of our operating company) to December 31, 2005 and as of March 31, 2010 and December 31, 2005. Such financial data should be read in conjunction with the consolidated financial statements and the notes to the consolidated financial statements starting on page F-1 and with “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”   Share and per share information has been adjusted to reflect a reverse stock split that was effected on May 12, 2010 pursuant to which every 2 shares of our common stock was converted into 1 share of our common stock.

(in thousand US dollars)	Three Months ended March 31,		Years ended December 31,				Period from July 6, 2005 (date of inception) to December 31,
	2010	2009	2009	2008	2007	2006	2005
Revenue	$14,857	$11,987	$59,261	$42,944	$16,552	$2,517	$33
Gross profit	$3,399	$2,538	$13,573	$9,990	$4,105	$699	$1
Income from operations	$1,157	$1,662	$8,681	$6,045	$2,238	$271	$(11)
Net income	$871	$1,459	$7,580	$5,768	$2,209	$243	$(11)
Earnings per share—basic	$0.09	$0.21	$1.07	$0.81	$0.31	$0.03	$(0.002)
Weighted average shares outstanding – basic	9,458,778	7,097,748	7,097,748	7,097,748	7,097,748	7,097,748	7,097,748
Earnings per share—diluted	$0.09	$0.21	$1.07	$0.81	$0.31	$0.03	$(0.002)
Weighted average shares outstanding –diluted	10,126,191	7,097,748	7,097,748	7,097,748	7,097,748	7,097,748	7,097,748

(in thousand US dollars)	As of March 31,	As of December 31,
	2010	2009	2008	2007	2006	2005
Cash and cash equivalents	$2,609	$469	$264	$1,502	$117	$94
Total assets	$27,414	$24,158	$13,906	$5,489	$1,787	$336
Long-term debt	$-	$-	$-	$-	$-	$-

The acquisition of China Intelligent BVI by us on January 15, 2010 pursuant to the Share Exchange was accounted for as a recapitalization by us. The recapitalization was, at the time of the Share Exchange, the merger of a private operating company (China Intelligent BVI) into a non-operating public shell corporation (us) with nominal net assets and as such is treated as a capital recapitalization, rather than a business combination. As a result, the assets of the operating company are recorded at historical cost. The transaction is the equivalent to the issuance of stock by the private company for the net monetary assets of the shell corporation. The pre-acquisition financial statements of China Intelligent BVI are treated as the historical financial statements of the consolidated companies. The financial statements presented will reflect the change in capitalization for all periods presented, therefore the capital structure of the consolidated enterprise, being the capital structure of the legal parent, is different from that appearing in the financial statements of China Intelligent BVI in earlier periods due to this recapitalization.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Forward-Looking Statements

The following discussion of our financial condition and results of operations should be read in conjunction with our financial statements and the related notes, and the other financial information included in this prospectus.

This prospectus contains forward-looking statements.  The words “anticipated,” “believe,” “expect, “plan,” “intend,” “seek,” “estimate,” “project,” “could,” “may,” and similar expressions are intended to identify forward-looking statements.  These statements include, among others, information regarding future operations, future capital expenditures, and future net cash flow.  Such statements reflect our management’s current views with respect to future events and financial performance and involve risks and uncertainties, including, without limitation, the current economic downturn adversely affecting demand for the our products; our reliance on our major customers for a large portion of our net sales; our ability to develop and market new products; our ability to raise additional capital to fund our operations; our ability to accurately forecast amounts of supplies needed to meet customer demand; market acceptance of our products; exposure to product liability and defect claims; fluctuations in the availability of raw materials and components needed for our products; protection of our intellectual property rights; changes in the laws of the PRC that affect our operations; inflation and fluctuations in foreign currency rates and various other matters, many of which are beyond our control.  Should one or more of these risks or uncertainties occur, or should underlying assumptions prove to be incorrect, actual results may vary materially and adversely from those anticipated, believed, estimated or otherwise indicated.  Consequently, all of the forward-looking statements made in this prospectus are qualified by these cautionary statements and there can be no assurance of the actual results or developments.

Overview

Through Hyundai Light, we engage in the design, manufacture, sales and marketing of high-quality Light Emitting Diode (“LED”) lighting products and other products for the household, commercial and outdoor lighting industries.  We operate in the LED lighting business sector, and the core technology of our business is based on the all-solid-state semiconductor white light technology, in addition to general lighting products, sold throughout China and in select international markets.  Our branded products, marketed under the brand-name Hyundai™, have become a recognized brand name in China, which we expect will assist us in growing our business over the course of the next few years, assuming we reach an agreement with the licensor to extend the license agreement past the July 2010 expiration date. We anticipate that the license agreement will be renewed in July 2010 because Hyundai Corporation has signed a non-binding memorandum of cooperation effective January 1, 2009 that indicates that Hyundai Corporation intends to renew our license agreement until December 31, 2018.  However, the memorandum is not binding on Hyundai Corporation and we have no control over Hyundai Corporation’s decision whether to continue to license its trademark to us.  If such trademark license is discontinued, we would lose the right to use the Hyundai™ name in connection with our business.  Because the trademark license agreement prohibits us from selling our Hyundai™ branded products outside of the PRC, our international expansion efforts will primarily be executed through our OEM products, which are not directly affected by the Hyundai agreement.

The lighting industry is affected by a number of general business and economic factors such as gross domestic product growth, employment, credit availability and commodity costs. Construction spending on infrastructure projects such as highways, streets, and urban developments also has a material impact on the demand for infrastructure-focused products. The market is also subject to rapid technology changes, highly fragmented, and cyclical.  The industry is characterized by the short life cycle of products, requiring continuous design and development efforts, which necessitates large capital and time investments.

We sell our products through a network of distributors and resellers allowing us to penetrate customer markets.  Our products are sold domestically in China and, to a lesser extent, internationally through numerous channels, including independent specialty retailers, international and regional chains, mass merchants, and distributors.

A small number of customers account for a significant percentage of our revenue. For the three months ended March 31, 2010, we had one customer that accounted for at least 5% of the revenues that we generated. This one customer accounted for a total of approximately 5.16% of our revenue for that period.  For the year ended December 31, 2009, none of our customer accounted for more than 5% of the revenues that we generated.  During the year ended December 31, 2008, we had one customer that generated revenues of at least 5% of our revenues, with our largest customer accounting for 29.2% of our revenue for the year. For the year ended December 31, 2007, we had four customers that accounted for at least 5% of revenue, for an aggregate of approximately 50.1% of our revenue.

Most of our revenues are derived from sales to OEMs, or Original Equipment Manufacturers, followed by sales of Hyundai™ branded products and other products.  The OEM sales are mainly decided by our manufacturing capability and are not affected by the Hyundai trademark license agreement.  OEMs contract with us to build their products or to obtain services related to product development and prototyping, volume manufacturing or aftermarket support.  Our services include engineering, design, materials, management, assembly, testing, distribution, and after-market services.  We believe that we are able to provide quality OEM services that meet unique requirements within customer timeframes, unique styling, product simplicity, price targets, and consistent quality with low defect rates.  As a result of efficiently managing costs and assets, we believe we are able to offer our customers an outsourcing solution that represents a lower total cost of acquisition than that typically provided by the OEM’s own manufacturing operation. OEM sales accounted for approximately 60%, 68%, 51%, and 23% of our revenues for the three months ended March 31, 2010 and for the years ended December 31, 2009, 2008 and 2007, respectively, and sales of products with our Hyundai™ brand products and other products accounted for 40%, 32%, 49%, and 77% of our revenues for the same periods, respectively.  Because the trademark license agreement between us and Hyundai Corporation prohibits us from selling our Hyundai™ branded products outside of the PRC, our international expansion efforts will primarily be executed through our OEM products, which are not directly affected by the Hyundai agreement.

Our primary suppliers of raw materials are located in Huizhou, Shenzhen and Zhongshan.  Our top three suppliers accounted for a total of approximately 23.4%, 23.3%, 13.8%, and 61.4% of our raw material purchases for the three months ended March 31, 2010 and for the years ended December 31, 2009, 2008, and 2007.  These suppliers are unrelated parties.  Other than these suppliers, no other supplier accounted for more than 10% of our total purchases in these periods. Presently, our relationships with our suppliers are good and we expect that our suppliers will be able to meet the anticipated demand for our products in the future.  However, due to our dependence on a small number of suppliers for certain raw materials, we could experience delays in development and/or the ability to meet our customer demand for new products. Moreover, we may purchase quantities of supplies and materials from time to time that are greater than required by customer orders to secure more favorable pricing, delivery or credit terms.  These purchases can expose us to losses from cancellation costs, inventory carrying costs or inventory obsolescence, and hence adversely affect our business and operating results.

In addition, we have a limited number of long-term contracts with our suppliers, and we believe that alternative suppliers are available. Although we have not been subject to shortages for any of our components, we may be subject to cutbacks and price increases which we may not be able to pass on to our customers in the event that the demand for components generally exceeds the capacity of our suppliers.  We believe the manufacturing facility that we use in Huizhou, China, due to its location, provides us with flexibility in our supply chain, to better manage inventories and to reduce delays and long-term costs for our products.

Companies in our industry are under pressure to develop new designs and product innovations to support changing consumer tastes and regulatory requirements.  We have engaged in research and development activities and we believe that substantial additional research and development activities are necessary to allow us to offer technologically-advanced products in the long term. We expect that our research and development budget will significantly increase as we attempt to create new products and as we have access to additional working capital to fund these activities.  We intend to use approximately one-third of the net proceeds from this offering for research and development focused on LED technologies and an additional one-third for expansion of our manufacturing and production of LED components.  However, research and development and investments in new technology are inherently speculative and commercial success depends on many factors including technological innovation, novelty, service and support, and effective sales and marketing.   We may not achieve significant revenue from new product and service investments for a number of years, if at all. As a result, we may not achieve significant revenue from these investments for a number of years, if at all.

Recent Events

Reverse Stock Split

On March 30, 2010, our Board of Directors and shareholders approved an amendment to our Certificate of Incorporation to effect a 1-for-2 reverse stock split of all of our issued and outstanding shares of common stock (the “Reverse Stock Split”). On May 12, 2010 we effected the Reverse Stock Split by filing the amendment to the Certificate of Incorporation with the Secretary of the State of Delaware. The par value and number of authorized shares of our common stock remained unchanged. All references to number of shares and per share amounts included in this prospectus gives effect to the Reverse Stock Split. The number of shares and per share amounts included in the consolidated financial statements and the accompanying notes, starting on page F-1, have been adjusted to reflect the Reverse Stock Split retroactively.

Share Exchange

On October 20, 2009, we entered into a share exchange agreement, as amended on November 25, 2009 (the “Exchange Agreement”), with China Intelligent BVI and its sole shareholder.  On January 15, 2010, the Share Exchange closed in accordance with the terms of the Exchange Agreement and we issued 7,097,748 shares to the former sole shareholder of China Intelligent BVI and her designees for all of the issued and outstanding securities of China Intelligent BVI.  As a result, China Intelligent BVI became our wholly-owned subsidiary.  We also changed our name from SRKP 22, Inc. to “China Intelligent Lighting and Electronics, Inc.”  We paid a total of $600,000 in connection with the Share Exchange to acquire the SRKP 22, Inc. shell corporation, where such fee consisted of $350,000 paid to WestPark Capital, Inc., which is the placement agent in the Private Placement, described below, and $250,000 paid to a third party unaffiliated with China Intelligent BVI, Hyundai Light, or WestPark Capital in connection with the third party’s services as an advisor to the Company, including assisting in preparations for the share exchange and the Company’s listing of securities in the United States.  In addition, we paid a $140,000 success fee to WestPark Capital for services provided in connection with the Share Exchange, including coordinating the share exchange transaction process, interacting with the principals of the shell corporation and negotiating the definitive purchase agreement for the shell, conducting a financial analysis of China Intelligent BVI, conducting due diligence on China Intelligent BVI and its subsidiaries and managing the interrelationship of legal and accounting activities.  We also reimbursed Westpark Capital $80,000 for expenses related to its due diligence. All of the fees due to WestPark Capital and to the unaffiliated third party in connection with the Share Exchange have been paid as of the date of this prospectus, and have been charged to expense as incurred.

Private Placement

On January 15, 2010, concurrently with the close of the Share Exchange, we conducted a private placement transaction (the “Private Placement”) pursuant to which we sold an aggregate of 1,377,955 shares of common stock at $2.54 per share.   As a result, we received gross proceeds in the amount of approximately $3.5 million.  WestPark Capital was paid a placement agent commission equal to 8% of the gross proceeds from the financing and a 4% non-accountable expense allowance.  We are also retaining WestPark Capital for a period of six months following the closing of the Private Placement to provide us with financial consulting services for which we will pay WestPark Capital $6,000 per month.

Critical Accounting Policies, Estimates and Assumptions

The SEC defines critical accounting policies as those that are, in management’s view, most important to the portrayal of our financial condition and results of operations and those that require significant judgments and estimates.

The discussion and analysis of our financial condition and results of operations is based upon our financial statements which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets and liabilities. On an on-going basis, we evaluate our estimates including the allowance for doubtful accounts, the salability and recoverability of inventory, income taxes and contingencies. We base our estimates on historical experience and on other assumptions that we believe to be reasonable under the circumstances, the results of which form our basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

We cannot predict what future laws and regulations might be passed that could have a material effect on our results of operations. We assess the impact of significant changes in laws and regulations on a regular basis and update the assumptions and estimates used to prepare our financial statements when we deem it necessary.

Trade receivables

Trade receivables are recognized and carried at original invoiced amount less an allowance for uncollectible accounts, as needed.  Generally, the aging of invoice is from 30 days to 120 days except for contracts with specified payment dates.  For any unpaid invoices over the payment date and as a result of bankruptcy or other unforeseen circumstances, we adjust the bad debts for trade receivables.  Approximately 21%, 14%, 16%, and 38% of our trade receivables were over sixty days old as of March 31, 2010 and December 31, 2009, 2008 and 2007, respectively, and 9%, 1%, 13% and 31% of our trade receivables were over ninety days old as of March 31, 2010 and December 31, 2009, 2008 and 2007, respectively.  We carry a high volume of trade receivables as a result of increased customer purchases on credit, in addition to our rapid expansion and increase in sales in recent years.

We have specific provisions for evaluating bad debts every quarter.  We adjust the valuation allowance balance for trade receivables per quarter as a result of the aging of invoices. We estimate the valuation allowance for anticipated uncollectible receivable balances based on historical experience and current economic climate.  The allowance for bad debts on trade receivables reflects management’s best estimate of probable losses determined principally on the basis of historical experience. The allowance for bad debt is determined primarily on the basis of management’s best estimate of probable losses, including specific allowances for known troubled accounts. All accounts or portions thereof deemed to be uncollectible or to require an excessive collection cost are written off to the allowance for bad debt. When facts subsequently become available to indicate that the amount provided as the allowance to date has been inadequate, an adjustment to the estimate is made at that time.  When facts subsequently become available to indicate that the amount provided as the allowance to the date has been inadequate, an adjustment to the estimate will be made at that time. Allowance for doubtful accounts were $0, $0, $136,974, and $104,889 as of March 31, 2010 and December 31, 2009, 2008, and 2007, respectively.

Inventories

Inventories are stated at the lower of cost, as determined on a weighted average basis, or market. Costs of inventories include purchase and related costs incurred in bringing the products to our location and proper condition. Market value is determined by reference to selling prices after the balance sheet date or to management’s estimates based on prevailing market conditions. We write down the inventories to market value if it is below cost. We also regularly evaluate the composition of its inventories to identify slow-moving and obsolete inventories to determine if a valuation allowance is required.

Inventory levels are based on projections of future demand and market conditions.  Any sudden decline in demand and/or rapid product improvements and technological changes can result in excess and/or obsolete inventories.  There is a risk that we will forecast inventory needs incorrectly and purchase or produce excess inventory.  As a result, actual demand may differ from forecasts, and such differences, if not managed, may have a material adverse effect on future results of operations due to required write-offs of excess or obsolete inventory.

Revenue Recognition

We generate revenue from the sales of lighting and electronic equipment. Sales revenues are recognized when the following four revenue criteria are met: persuasive evidence of an arrangement exists, delivery has occurred, the selling price is fixed or determinable, and collectability is reasonably assured. Sales are presented net of value added tax (VAT). No return allowance is made as products returns have been insignificant in all periods.

Orders are placed by both the distributors and OEMs and the products are delivered to the customers within 30 to 45 days of order, we do not provide price protection or right of return to the customers. The price of the products are predetermined and fixed based on contractual agreements, therefore the customers would be responsible for any loss if the customers are faced with sales price reductions and rapid technology obsolescence in the industry. We do not allow any discounts, credits, rebates or similar privileges.

We do not provide warranty for the products sold to customers since the majority of the customers are wholesalers and distributors. We specify the delivery terms (usually 30 days after the order is placed) and the liability for breach of the contract. If we cannot fulfill the order terms, the customers have the right to recoup their deposit. If the products delivered do not meet the quality specifications or need to be reworked, we are responsible for the rework and the related expenses. If the customers decided to rework the products themselves, we will compensate its customers for the expenses incurred. We did not incur any costs related to breach of contract or product quality issues for sales during the three months ended March 31, 2010 and the years ended December 31, 2009, 2008, 2007 and 2006.

Value Added Tax

Enterprises which manufacture and sell products such as ours are typically required under Chinese law to pay the Chinese government value added tax (“VAT”) in an amount equal to 17% of gross sales of certain products sold and used in the PRC.  In 2007, through our subsidiary Hyundai Light, we received an approval from the local agent of national taxation authority, the State Taxation Bureau of Huicheng District, Huizhou, Guangdong (the "Huicheng Taxation Bureau"), to pay a 4% simplified VAT for fiscal years 2008, 2009, and 2010 for sales of certain products in the PRC. As a result of this approval, our total tax savings for fiscal 2008 and 2009 was more than approximately $7.0 million; there will be additional tax savings in fiscal 2010. If a tax audit is conducted by a higher tax authority and it was determined that such local approval was improper or unauthorized and that we should in fact have been paying VAT at the rate of 17% on all sales in the PRC, we may be required to make up all of the underpaid taxes.

In addition, under the accounting standards with respect to accounting for uncertainty in income taxes, certain tax contingencies are recognized when they are determined to be more likely than not to occur, and we believe this accounting interpretation applies by analogy to VAT.  Based on approvals that we have received on the use of the simplified VAT rate, we believe that the likelihood that a higher tax authority will determine that local approval of the reduced rate was improper or unauthorized does not reach a “more likely than not” level.  We believe our judgments in this area are reasonable and correct, but there is no guarantee that we will be successful if such approvals are challenged by a higher tax authority.  If our use of the simplified VAT rate is challenged successfully by a higher taxing authority, we may be required to pay additional taxes or we may seek to enter into settlements with the taxing authorities, which could require significant payments or otherwise have a material adverse effect on our business, results of operations and financial condition.

Due to the possibility that the grant of the reduced VAT tax rate to us by the Huicheng Taxation Bureau may be overturned by higher levels of the PRC government and the potential negative effects on our results of operations and financial position if such event were to occur, we believed that investors may be reluctant to participate in the Private Placement that we conducted concurrently with the Share Exchange.  Li Xuemei, our Chief Executive Officer and Chairman of the Board, believes that the revocation of the reduced VAT rate is remote, as does our management.  The reasons that Ms. Li and our management believe that the revocation of the reduced VAT rate is remote are:

•	the VAT reduction was granted by a governmental unit with authority to do so;

•	the rate reduction was done with all facts known by all parties;

•	we have no knowledge of similar revocations, nor are there any known court cases or administrative matters of which we are aware in which a revocation has taken place; and

•	the issuance of the rate reduction by local authorities was by an appropriately sanctioned administrative procedure.

Ms. Li did not have a material relationship to our company’s receipt of approval for 4% simplified VAT from the local agent of Huicheng Taxation Bureau; however, she desired that the Private Placement and Share Exchange be completed and she volunteered to indemnify us against our losses if such revocation occurred.  In January 2010, we entered into an Indemnification Agreement and Security Agreement with Ms. Li pursuant to which Ms. Li agreed to indemnify and pay to us amounts that would make us whole for any tax liability, penalty, loss, or other amounts expended as a result of any removal of our reduced 4% simplified VAT rate, including any requirement to make up all of the underpaid taxes.  In addition, pursuant to the terms of the Indemnification Agreement and Security Agreement, if Ms. Li is unable to or fails to pay all such amounts due to us under the agreement, we would have the right to obtain the proceeds from a forced sale of the real estate property secured under the Security Agreement.  Based on a review of valuation documents, we believe that the value of the collateral that Ms. Li provided to secure her indemnification to us is sufficient to cover any losses that we would incur from a revocation of our reduced simplified VAT rate.  However, if such sale proceeds were insufficient to cover amounts due to us, we would be able to cancel a number of shares of common stock in our company held by Ms. Li in an amount equal any shortfall.  Any such prospective change to the aforementioned tax approval would have a material adverse effect on our liquidity and profitability to the extent that we are unable to collect such deficiency from the related customers and to the extent that we are not able to collect any shortfall from Ms. Li under the Indemnification Agreement and Security Agreement. While we believe it is a remote contingency the clarification of the indemnity to potential investors was considered appropriate.

Recently Issued Accounting Pronouncements

In June 2009, the Financial Accounting Standards Board (FASB) issued a standard that established the FASB Accounting Standards Codification (ASC) and amended the hierarchy of generally accepted accounting principles (GAAP) such that the ASC became the single source of authoritative nongovernmental U.S. GAAP. The ASC did not change current U.S. GAAP, but was intended to simplify user access to all authoritative U.S. GAAP by providing all the authoritative literature related to a particular topic in one place. All previously existing accounting standard documents were superseded and all other accounting literature not included in the ASC is considered non-authoritative. New accounting standards issued subsequent to June 30, 2009 are communicated by the FASB through Accounting Standards Updates (ASUs). The Company adopted the ASC on July 1, 2009. This standard did not have an impact on the Company’s consolidated results of operations or financial condition. However, throughout the notes to the consolidated financial statements references that were previously made to various former authoritative U.S. GAAP pronouncements have been changed to coincide with the appropriate section of the ASC.

In December 2007, the FASB issued and, in April 2009, amended a new business combinations standard codified within ASC 805, which changed the accounting for business acquisitions. Accounting for business combinations under this standard requires the acquiring entity in a business combination to recognize all (and only) the assets acquired and liabilities assumed in the transaction and establishes the acquisition-date fair value as the measurement objective for all assets acquired and liabilities assumed in a business combination. Certain provisions of this standard impact the determination of acquisition-date fair value of consideration paid in a business combination (including contingent consideration); exclude transaction costs from acquisition accounting; and change accounting practices for acquisition-related restructuring costs, in-process research and development, indemnification assets, and tax benefits. The Company adopted the standard for business combinations for its business combination during the period ended June 30, 2009.

In April 2009, the FASB issued an accounting standard which provides guidance on (1) estimating the fair value of an asset or liability when the volume and level of activity for the asset or liability have significantly declined and (2) identifying transactions that are not orderly. The standard also amended certain disclosure provisions for fair value measurements and disclosures in ASC 820 to require, among other things, disclosures in interim periods of the inputs and valuation techniques used to measure fair value as well as disclosure of the hierarchy of the source of underlying fair value information on a disaggregated basis by specific major category of investment. The standard was effective prospectively beginning April 1, 2009. The adoption of this standard did not have a material impact on the Company’s consolidated results of operations or financial condition.

In April 2009, the FASB issued an accounting standard which modifies the requirements for recognizing other-than-temporarily impaired debt securities and changes the existing impairment model for such securities. The standard also requires additional disclosures for both annual and interim periods with respect to both debt and equity securities. Under the standard, impairment of debt securities will be considered other-than-temporary if an entity (1) intends to sell the security, (2) more likely than not will be required to sell the security before recovering its cost, or (3) does not expect to recover the security’s entire amortized cost basis (even if the entity does not intend to sell). The standard further indicates that, depending on which of the above factor(s) causes the impairment to be considered other-than-temporary, (1) the entire shortfall of the security’s fair value versus its amortized cost basis or (2) only the credit loss portion would be recognized in earnings while the remaining shortfall (if any) would be recorded in other comprehensive income. The standard requires entities to initially apply its provisions to previously other-than-temporarily impaired debt securities existing as of the date of initial adoption by making a cumulative-effect adjustment to the opening balance of retained earnings in the period of adoption. The cumulative-effect adjustment potentially reclassifies the noncredit portion of a previously other-than-temporarily impaired debt security held as of the date of initial adoption from retained earnings to accumulated other comprehensive income. The adoption of this standard did not have a material impact on the Company’s consolidated results of operations or financial condition.

In April 2009, the FASB issued an accounting standard regarding interim disclosures about fair value of financial instruments. The standard essentially expands the disclosure about fair value of financial instruments that were previously required only annually to also be required for interim period reporting. In addition, the standard requires certain additional disclosures regarding the methods and significant assumptions used to estimate the fair value of financial instruments. The adoption of this standard did not have a material impact on the Company’s consolidated results of operations or financial condition.

In May 2009, the FASB issued a new accounting standard regarding subsequent events. This standard incorporates into authoritative accounting literature certain guidance that already existed within generally accepted auditing standards, with the requirements concerning recognition and disclosure of subsequent events remaining essentially unchanged. This guidance addresses events which occur after the balance sheet date but before the issuance of financial statements. Under the new standard, as under previous practice, an entity must record the effects of subsequent events that provide evidence about conditions that existed at the balance sheet date and must disclose but not record the effects of subsequent events which provide evidence about conditions that did not exist at the balance sheet date. This standard added an additional required disclosure relative to the date through which subsequent events have been evaluated and whether that is the date on which the financial statements were issued. For the Company, this standard was effective beginning April 1, 2009.

 In June 2009, the FASB issued a new standard regarding the accounting for transfers of financial assets amending the existing guidance on transfers of financial assets to, among other things, eliminate the qualifying special-purpose entity concept, include a new unit of account definition that must be met for transfers of portions of financial assets to be eligible for sale accounting, clarify and change the derecognition criteria for a transfer to be accounted for as a sale, and require significant additional disclosure. The standard is effective for new transfers of financial assets beginning January 1, 2010. The adoption of this standard did not have a material impact on the Company’s consolidated results of operations or financial condition.

In June 2009, the FASB issued an accounting standard that revised the consolidation guidance for variable-interest entities. The modifications include the elimination of the exemption for qualifying special purpose entities, a new approach for determining who should consolidate a variable-interest entity, and changes to when it is necessary to reassess who should consolidate a variable-interest entity. The standard is effective January 1, 2010. The adoption of this standard did not have a material impact on the Company’s consolidated results of operations or financial condition.

In August 2009, the FASB issued ASU No. 2009-05, Measuring Liabilities at Fair Value, which provides additional guidance on how companies should measure liabilities at fair value under ASC 820. The ASU clarifies that the quoted price for an identical liability should be used. However, if such information is not available, a entity may use, the quoted price of an identical liability when traded as an asset, quoted prices for similar liabilities or similar liabilities traded as assets, or another valuation technique (such as the market or income approach). The ASU also indicates that the fair value of a liability is not adjusted to reflect the impact of contractual restrictions that prevent its transfer and indicates circumstances in which quoted prices for an identical liability or quoted price for an identical liability traded as an asset may be considered level 1 fair value. This ASU is effective October 1, 2009. The adoption of this standard did not have a material impact on the Company’s consolidated results of operations or financial condition.

In January 2010, the FASB issued ASU No. 2010-6, Improving Disclosures About Fair Value Measurements, that amends existing disclosure requirements under ASC 820 by adding required disclosures about items transferring into and out of levels 1 and 2 in the fair value hierarchy; adding separate disclosures about purchase, sales, issuances, and settlements relative to level 3 measurements; and clarifying, among other things, the existing fair value disclosures about the level of disaggregation. This ASU is effective for the first quarter of 2010, except for the requirement to provide level 3 activity of purchases, sales, issuances, and settlements on a gross basis, which is effective beginning the first quarter of 2011. Since this standard impacts disclosure requirements only, its adoption will not have a material impact on the Company’s consolidated results of operations or financial condition.

In September 2009, the FASB issued ASU No. 2009-12, Investments in Certain Entities That Calculate Net Asset Value per Share (or Its Equivalent), that amends ASC 820 to provide guidance on measuring the fair value of certain alternative investments such as hedge funds, private equity funds and venture capital funds. The ASU indicates that, under certain circumstance, the fair value of such investments may be determined using net asset value (NAV) as a practical expedient, unless it is probable the investment will be sold at something other than NAV. In those situations, the practical expedient cannot be used and disclosure of the remaining actions necessary to complete the sale is required. The ASU also requires additional disclosures of the attributes of all investments within the scope of the new guidance, regardless of whether an entity used the practical expedient to measure the fair value of any of its investments. This ASU is effective October 1, 2009. The adoption of this standard did not have a material impact on the Company’s consolidated results of operations or financial condition.

In October 2009, the FASB issued ASU No. 2009-13, Multiple-Deliverable Revenue Arrangements—a consensus of the FASB Emerging Issues Task Force, that provides amendments to the criteria for separating consideration in multiple-deliverable arrangements. As a result of these amendments, multiple-deliverable revenue arrangements will be separated in more circumstances than under existing U.S. GAAP. The ASU does this by establishing a selling price hierarchy for determining the selling price of a deliverable. The selling price used for each deliverable will be based on vendor-specific objective evidence if available, third-party evidence if vendor-specific objective evidence is not available, or estimated selling price if neither vendor-specific objective evidence nor third-party evidence is available. A vendor will be required to determine its best estimate of selling price in a manner that is consistent with that used to determine the price to sell the deliverable on a standalone basis. This ASU also eliminates the residual method of allocation and will require that arrangement consideration be allocated at the inception of the arrangement to all deliverables using the relative selling price method, which allocates any discount in the overall arrangement proportionally to each deliverable based on its relative selling price. Expanded disclosures of qualitative and quantitative information regarding application of the multiple-deliverable revenue arrangement guidance are also required under the ASU. The ASU does not apply to arrangements for which industry specific allocation and measurement guidance exists, such as long-term construction contracts and software transactions.  The ASU is effective beginning January 1, 2011. The Company is currently evaluating the impact of this standard on the Company’s consolidated results of operations and financial condition.

In October 2009, the FASB issued ASU No. 2009-14, Certain Revenue Arrangements That Include Software Elements—a consensus of the FASB Emerging Issues Task Force, that reduces the types of transactions that fall within the current scope of software revenue recognition guidance. Existing software revenue recognition guidance requires that its provisions be applied to an entire arrangement when the sale of any products or services containing or utilizing software when the software is considered more than incidental to the product or service. As a result of the amendments included in ASU No. 2009-14, many tangible products and services that rely on software will be accounted for under the multiple-element arrangements revenue recognition guidance rather than under the software revenue recognition guidance. Under the ASU, the following components would be excluded from the scope of software revenue recognition guidance:  the tangible element of the product, software products bundled with tangible products where the software components and non-software components function together to deliver the product’s essential functionality, and undelivered components that relate to software that is essential to the tangible product’s functionality. The ASU also provides guidance on how to allocate transaction consideration when an arrangement contains both deliverables within the scope of software revenue guidance (software deliverables) and deliverables not within the scope of that guidance (non-software deliverables). The ASU is effective beginning January 1, 2011. The Company is currently evaluating the impact of this standard on the Company’s consolidated results of operations and financial condition.

Results of Operations

The following table sets forth information from our statements of income for the three months ended March 31, 2010 and 2009 and for the years ended December 31, 2009, 2008 and 2007 in dollars and as a percentage of revenue:

	(Dollar Amounts in Thousands)
	Three Months Ended March 31,				Years Ended December 31,
	2010		2009		2009		2008		2007
Revenues	$14,857	100.0%	$11,987	100.0%	$59,261	100.0%	$42,944	100.0%	$16,552	100.0%
Cost of goods sold	(11,459)	77.1%	(9,450)	78.8%	(45,688)	77.1%	(32,954)	76.7%	(12,447)	75.2%
Gross profit	3,398	22.9%	2,537	21.2%	13,573	22.9%	9,990	23.3%	4,105	24.8%
Selling expenses	(627)	4.2%	(551)	4.6%	(2,533)	4.3%	(2,072)	4.8%	(1,047)	6.3%
Research and development	(280)	1.9%	(104)	0.9%	(895)	1.5%	(742)	1.7%	(322)	1.9%
Other general and administrative	(1,334)	9.0%	(220)	1.8%	(1,464)	2.5%	(1,131)	2.6%	(498)	3.0%
Income from operations	1,157	7.8%	1,662	13.9%	8,681	14.6%	6,045	14.1%	2,238	13.5%
Other (expenses) / income	(12)	0.1%	1	0%	(18)	0.0%	(277)	0.6%	(29)	0.0%
Income before income taxes	1,145	7.7%	1,663	13.9%	8,663	14.8%	5,768	13.4%	2,209	13.3%
Provision for income taxes	(274)	1.8%	(204)	1.7%	(1,083)	1.8%	-	0.0%	-	0.0%
Net income	$871	5.9%	$1,459	12.2%	$7,580	12.8%	$5,768	13.4%	$2,209	13.3%

The following table sets forth information of revenues for the three months ended March 31, 2020 and for the years ended December 31, 2009, 2008, and 2007.

	(Dollar Amounts in Thousands)
	Three Months ended March 31,				Years Ended December 31,
	2010		2009		2009		2008		2007
Household lighting products	$11,614	78.2%	$10,155	84.7%	$50,600	85.4%	$34,104	79.4%	$7,420	44.8%
Lighting holders	1,723	11.6%	141	1.2%	4,347	7.3%	942	2.2%	634	3.8%
Illuminant devices	220	1.5%	7	0.1%	278	0.5%	280	0.7%	66	0.4%
Power distribution transformers	32	0.2%	11	0.1%	36	0.1%	2,694	6.3%	2,005	12.1%
Ballast devices	206	1.4%	143	1.1%	512	0.9%	876	2.0%	165	1.0%
Other products	1,062	7.1%	1,530	12.8%	3,488	5.9%	4,048	9.4%	6,262	37.8%
Total revenues	$14,857	100%	$11,987	100%	$59,261	100%	$42,944	100%	$16,552	100%

Three months ended March 31, 2010 and 2009

Revenues were $14.86 million for the three months ended March 31, 2010, an increase of $2.87 million, or 23.94%, compared to $11.99 million for the same period in 2009. The increase in revenue was attributed mainly to the increase in sales of household lighting products, which resulted from the expanding of our market and sales volume.  Additionally, growth of the lighting industry, recent improvement in the economy, and the expansion of our manufacturing capacity have been material drivers of our revenue growth.   OEM sales have been increasing as a percentage of our total revenues because OEM sales have directly benefited from the expansion of our manufacturing capabilities leading to reduced unit cost of goods from the economies of scale.  While branded product sales have been increasing, branded sales decreased as a percentage of total revenue as compared to OEM sales because branded sales are not as closely tied to manufacturing efficiencies as OEM sales.  We anticipate branded product sales to increase as a result of an increased investment in the brand and an increase in the construction efforts of franchise stores, as well as the addition of brand sale networks.  However, since we believe that our manufacturing efficiencies will continue to benefit our OEM sales, we anticipate that OEM sales will continue to increase as a percentage of total revenue as compared to branded products.

Cost of sales were $11.46 million for the three months ended March 31, 2010, an increase of $2.01 million, or 21.27% compared to $9.45 million for the same period in 2009. The increase of costs of sales was primarily a result of an increase in sales.  As a percentage of net revenue, cost of sales for the three months ended March 31, 2010 and 2009 was 77.13% and 78.83%, respectively.

Gross profit for the three months ended March 31, 2010 was $3.40 million, or 22.87% of revenues, compared to $2.54 million, or 21.17% of revenues, for the comparable period in 2009. Management considers gross profit to be a key performance indicator in managing our business. The normal gross profit rate in our industrial is between 20 to 25%, which will be influenced by various factors, such as cost of sales, product mix, size of the manufacturer and product demand.

Selling expenses, which mainly include wages and commissions, advertising, promotion and exhibition expenses, freighting expenses and related travel expenses, were $0.63 million for the three months ended March 31, 2010, an increase of $0.08 million, or 14.55%, compared to $0.55 million for the same period in 2009. The increase was primarily due to an increase in wages and commissions, which primarily resulted from an increase in sales. We expect that our selling expenses will be at approximately 5% of our sales.

Research and development expenses were approximately $0.28 million for the three months ended March 31, 2010, an increase of approximately $0.18 million, or 180%, compared to $0.10 million for the same period in 2009. We believe that our focus on research and development contributed to the increase in our total sales. In the future, we expect our research and development expenses to increase as we intend to increase our research and development efforts to enable us to manufacture wider lines of products.  We intend to use approximately one-third of the net proceeds from our proposed public offering for research and development focused on LED technologies and an additional one-third for expansion of our manufacturing and production of LED components.  However, research and development and investments in new technology are inherently speculative and commercial success depends on many factors including technological innovation, novelty, service and support, and effective sales and marketing.  As a result, we may not achieve significant revenue from these investments for a number of years, if at all.

General and administrative expenses, which include wages, office expenses, lease and rental expenses, depreciation expenses and professional fees, were $1.3 million for the three months ended March 31, 2010, an increase of $1.08 million, or 491%, compared to $0.22 million for the same period in 2009. The increase was primarily due to accounting, legal and other fees and expenses in the amount of approximately $1 million related to the share exchange transaction and private placement that we closed on January 15, 2010.  We expect our general and administrative expenses to increase as a result of professional fees incurred resulting from being a publicly reporting company in the United States.

Interest expenses were $12,000 and nil for the three months ended March 31, 2010 and 2009, respectively. The increase was due to a short term bank loans obtained commencing in April 2009.

Provision for income tax for the three months ended March 31, 2010 was approximately $0.27 million, as compared to $0.20 million for the comparable period in 2009. The increase was primarily due to the expiration of our preferential tax treatment resulting from recent effectiveness of PRC tax laws. The expired preferential tax treatment will have a negative impact on our net income after income taxes.

Net income was $0.87 million for the three months ended March 31, 2010, a decrease of $0.59 million, or 40.41%, compared to $1.46 million for the same period in 2009.

Years ended December 31, 2009 and 2008

Revenues were $59.3 million for the year ended December 31, 2009, an increase of $16.4 million, or 38.2%, compared to $42.9 million for the same period in 2008. The increase in revenue was attributed mainly to the increase in sales of household lighting products, which resulted from the expanding of our market and sales volume.  Additionally, growth of the lighting industry, recent improvement in the economy, and the expansion of our manufacturing capacity have been material drivers of our revenue growth.   OEM sales have been increasing as a percentage of our total revenues because OEM sales have directly benefited from the expansion of our manufacturing capabilities leading to reduced unit cost of goods from the economies of scale.  While branded product sales have been increasing, branded sales decreased as a percentage of total revenue as compared to OEM sales because branded sales are not as closely tied to manufacturing efficiencies as OEM sales.  We anticipate branded product sales to increase as a result of an increased investment in the brand and an increase in the construction efforts of franchise stores, as well as the addition of brand sale networks.  However, since we believe that our manufacturing efficiencies will continue to benefit our OEM sales, we anticipate that OEM sales will continue to increase as a percentage of total revenue as compared to branded products.

Costs of sales were $45.7 million for the year ended December 31, 2009, an increase of $12.7 million, or 38.5%, compared to $33.0 million for the same period in 2008. The increase of costs of sales was primarily a result of an increase in sales. As a percentage of net revenue, cost of sales for the year ended December 31, 2009 and 2008 was 77.1% and 76.7%, respectively.

Gross profit for the year ended December 31, 2009 was $13.6 million, or 22.9% of revenues, compared to $10.0 million, or 23.3% of revenues, for the comparable period in 2008. Management considers gross profit to be a key performance indicator in managing our business. The normal gross profit rate in our industrial is between 20 to 25 percent, which will be influenced by various factors, such as cost of sales, product mix, size of the manufacturer and product demand. The decrease in our gross profit margin for the year ended December 31, 2009 is primarily due to the negative impact of the recent global financial downturn, a decrease in the export price of our products and the increase in our cost of goods sold. We expect that our gross profit margin will be at approximately 22 and 23 percent level, though there can be no guarantees.

Selling expenses were $2.5 million for the year ended December 31, 2009, an increase of $0.4 million, or 19%, compared to $2.1 million for the same period in 2008. The increase was primarily due to an increase in wages and commissions, which primarily resulted from an increase in sales. We expect that our selling expenses will be at approximately five percent of our sales.

Research and development expenses were approximately $0.89 million for the year ended December 31, 2009, an increase of approximately $0.15 million, or 20.3%, compared to $0.74 million for the same period in 2008. We believe that our focus on research and development contributed to the increase in our total sales. In the future, we expect our research and development expenses to increase as we intend to increase our research and development efforts to enable us to manufacture wider lines of products.  We intend to use approximately one-third of the net proceeds from this offering for research and development focused on LED technologies and an additional one-third for expansion of our manufacturing and production of LED components.  However, research and development and investments in new technology are inherently speculative and commercial success depends on many factors including technological innovation, novelty, service and support, and effective sales and marketing.  As a result, we may not achieve significant revenue from these investments for a number of years, if at all.

General and administrative expenses were $1.46 million for the year ended December 31, 2009, an increase of $0.33 million, or 29.2%, compared to $1.13 million for the same period in 2008. The increase was primarily a result of our increase in sales and increase in professional fees.  We expect our general and administrative expenses to increase as a result of professional fees incurred resulting from of being a publicly reporting company in the United States.

Interest expenses were approximately $0.04 million for the year ended December 31, 2009, a decrease of approximately $0.25 million, or 86.2%, compared to $0.29 million for the same period in 2008. The decrease was mainly due to repayment of short term bank loans in 2008.

Provision for income tax for the ended December 31, 2009 was approximately $1.1 million, as compared to nil for the comparable period in 2008. The increase was primarily due to the expiration of our preferential tax treatment resulting from recent effectiveness of PRC tax laws. Our income tax rate will be 12.5% for the years ended December 31, 2009, 2010 and 2011 and 25% for the years beginning after December 31, 2011. The expired preferential tax treatment will have a negative impact on our net income after income taxes.

Net income was $7.6 million for the year ended December 31, 2009, an increase of $1.8 million, or 31.0%, compared to $5.8 million for the same period in 2008.

Years ended December 31, 2008 and 2007

Revenues were $42.9 million for the year ended December 31, 2008, an increase of $26.3 million, or 158%, compared to $16.6 million for the same period in 2007. The increase in revenue was attributed mainly to the increase in sales of household lighting products resulted from the expanding of our market and sales volume.

Costs of sales were $33.0 million for the year ended December 31, 2008, an increase of $20.6 million, or 166%, compared to $12.4 million for the same period in 2007. The increase of costs of sales was primarily a result of increase in sales. As a percentage of net revenue, cost of sales for the years ended December 31, 2008 and 2007 were 76.7% and 75.2%, respectively.

Gross profit for the year ended December 31, 2008 was $10.0 million, or 23.3% of revenues, compared to $4.1 million, or 24.8% of revenues, for the comparable period in 2007. The decrease in our gross profit margin for the year ended December 31, 2008 is primarily due to the increase of cost of household lighting products, which caused gross profit margin rate of our household lighting products decreased to 23.6% in 2008 from 26.6% in 2007.

Selling expenses were $2.1 million for the year ended December 31, 2008, an increase of $1.1 million, or 110%, compared to $1.0 million for the same period in 2007. The increase primarily resulted from our expanding sales efforts and was in line with the increase of our sales.

Research and development expenses were approximately $0.74 million for the year ended December 31, 2008, an increase of approximately $0.42 million, or 131%, compared to $0.32 million for the same period in 2007.

General and administrative expenses were $1.1 million for the year ended December 31, 2008, an increase of $ 0.61 million, or 122%, compared to $0.50 million for the same period in 2007. The increase was primarily a result of an increase in our sales and an increase in professional fees.

Interest expenses were approximately $0.29 million and $0.03 million for the year ended December 31, 2008 and 2007, respectively. The increase was due to the interest payment to a short term loan which was acquired and repaid in fourth quarter 2008.

There is no provision for income tax for the year ended December 31, 2008 and 2007 due to the preferential tax treatment granted by the local government. However, this preferential tax treatment expired by December 31, 2008 due to recent effectiveness of PRC tax laws. Our new income tax rate is 12.5% for the years ended December 31, 2009, 2010 and 2011 and 25% for the years beginning after December 31, 2011.

Net income was $5.8 million for the year ended December 31, 2008, an increase of $3.6 million, or 164%, compared to $2.2 million for the same period in 2007.

Liquidity and Capital Resources

We had cash and cash equivalents of approximately $2.61 million as of March 31, 2010, as compared to $0.47 million as of December 31, 2009 and $0.26 million as of December 31, 2008. Our funds are kept in financial institutions located in China, which do not provide insurance for amounts on deposit.  Moreover, we are subject to the regulations of the PRC which restrict the transfer of cash from China, except under certain specific circumstances. Accordingly, such funds may not be readily available to us to satisfy obligations which have been incurred outside the PRC.

In the past, our financing activities were substantially dependent upon loans from affiliated parties, including Mr.  Tianfu Li, our founder and a former owner, officer, and director of Hyundai Light and Electric (HZ) Co., Ltd. (“Hyundai HZ”) and Korea Hyundai Light & Electric (Intl) Holding Limited (“Hyundai HK”), and other companies controlled by Mr. Li, such as NIVS IntelliMedia Technology Group, Inc. (“NIVS”) and its subsidiaries.  During 2008, NIVS provided a loan of $5.7 million to one of our suppliers for our purchases. In addition, NIVS provided approximately $1.8 million in short term loans to us as a working capital. On November 28, 2008, we, NIVS and certain companies related to Mr. Li (collectively, the “Related Companies”) entered into a Debt Repayment and Set-Off Agreement (the “Set-off Agreement”) with Mr. Li. According to this agreement, all parties agreed to have all the related party loans repaid in full and set off against all debts that were owed to Mr. Li. We repaid and settled in full the amount due to NIVS in accordance with the Set-off Agreement. We ceased to enter into such related party loan transactions after November 2008 and had no similar loan proceeds during the three months ended March 31, 2010 and for the year ended December 31, 2009.

In April 2009, we obtained a one-year term loan of approximately $1.17 million from Pudong Development Bank bearing interest at approximately equal to the prevailing prime rate (approximately 5.4%). Pursuant to the loan contract, the monthly payment is RMB 200,000, or approximately $29,000, plus monthly interest and the balance will be repaid in April 2010. As of March 31, 2010, the loan balance due to Pudong Development Bank was approximately $0.9 million. In connection with the loan, we also entered into a guarantee agreement with the bank and six different companies pursuant to which all of the companies, including us, cross guarantee each others’ loans.  According to the terms of the guarantee, in the event one company defaults on its loan, the other companies are required to pay a penalty to the bank based on the percentage of the defaulted loan such that the bank can recoup its losses on the defaulted loan through such penalty.  Additionally, we and the other companies were required to deposit 30% of its respective loan amount in an account held at the bank to be used as collateral for the loans, guarantee, and any potential penalty that may result from another company’s default.  We deposited RMB 2,400,000, or approximately $352,000, in the bank and accounted for it as restricted cash as of March 31, 2010.  Our cross guarantee under the loan is limited to the restricted cash held at the bank.

In 2009, we obtained a one-time grant in the amount of $16,300 from the local Huizhou government; the grant was designed to encourage the business activities of local businesses.  We do not currently expect to receive or apply for additional grants of this nature.

On January 15, 2010, we received gross proceeds of approximately $3.5 million in the closing of a private placement transaction (the “Private Placement”). Pursuant to Subscription Agreements entered into with the investors, we sold an aggregate of 1,377,955 shares of Common Stock at $2.54 per share.  The placement agent was paid a commission equal to 8% of the gross proceeds from the financing and a 4% non-accountable expense allowance.  We are also retaining WestPark Capital for a period of six months following the closing of the Private Placement to provide us with financial consulting services for which we will pay WestPark Capital $6,000 per month.

In connection with the Share Exchange that closed concurrently with the Private Placement, we paid a total of $600,000 to acquire the SRKP 22, Inc. shell corporation, where such fee consisted of $350,000 paid to WestPark Capital, Inc., which is the placement agent in the Private Placement, and $250,000 paid to a third party unaffiliated with China Intelligent BVI, Hyundai Light, or WestPark Capital in connection with the third party’s services as an advisor to the Company, including assisting in preparations for the share exchange and the Company’s listing of securities in the United States.  In addition, we paid a $140,000 success fee to WestPark Capital for services provided in connection with the Share Exchange and we reimbursed Westpark Capital $80,000 for expenses related to due diligence.

Our trade receivables have been an increasingly significant portion of our current assets, representing $14.86 million as of March 31, 2010 as compared to $13.4 million and $3.5 million as of December 31, 2009 and 2008, respectively.  If customers responsible for a significant amount of trade receivables were to become insolvent or otherwise unable to pay for our products, or to make payments in a timely manner, our liquidity and results of operations could be materially adversely affected. An economic or industry downturn could materially adversely affect the servicing of these trade receivables, which could result in longer payment cycles, increased collections costs and defaults in excess of management’s expectations. A significant deterioration in our ability to collect on trade receivables could affect our cash flow and working capital position and could also impact the cost or availability of financing available to us.

We provide our major customers with payment terms ranging from 15 to 90 days. Additionally, our production lead time is approximately one to two weeks, from the inspection of incoming materials, to production, testing and packaging. We need to keep a large supply of raw materials and work in process and finished goods inventory on hand to ensure timely delivery of our products to our customers. We maintain an allowance for doubtful accounts for estimated losses resulting from the inability of our customers to make required payments. Allowance for doubtful accounts is based on our assessment of the collectability of specific customer accounts, the aging of trade receivables, our history of bad debts, and the general condition of the industry. If a major customer’s credit worthiness deteriorates, or our customers’ actual defaults exceed historical experience, our estimates could change and impact our reported results. We have not experienced any significant amount of bad debt since the inception of our operations.

As of March 31, 2010, inventories amounted to $3.90 million, compared to inventories of $3.92 million and $4.5 million as of December 31, 2009 and 2008, respectively.

We are required to contribute a portion of our employees’ total salaries to the Chinese government’s social insurance funds, including pension insurance, medical insurance, unemployment insurance, and job injuries insurance, and maternity insurance, in accordance with relevant regulations. Total contributions to the funds were approximately $0.40 million, $0.33 million, $146,000, $119,000, and $56,000 for the three months ended March 31, 2010 and 2009 and for the years ended December 31, 2009, 2008, and 2007, respectively. We expect that the amount of our contribution to the government’s social insurance funds will increase in the future as we expand our workforce and operations and commence contributions to an employee housing fund.

Net cash used in operating activities was $0.74 million for the three months ended March 31, 2010, compared to net cash provided by operating activities of $0.30 million for the three months ended March 31, 2009. The $1.04 million difference was primarily attributable to the decrease in net income, which was primarily due to fees and expenses related to our share exchange transaction, in addition to the reduction in our inventories and increase in VAT and corporate tax.  Net cash used in operating activities was $0.3 million for the year ended December 31, 2009, compared to net cash provided by operating activities of $1.0 million for the year ended December 31, 2008. The $1.3 million difference was primarily attributable to the amount of increase in trade receivables and advances to suppliers for the year ended December 31, 2009 being less. Net cash provided by operating activities was $1.0 million and $1.6 million for the year ended December 31, 2008 and 2007, respectively.  The decrease in cash provided by operating activities was primarily due to an increase in trade receivables and an increase in inventories.

Net cash used in investing activities amounted to approximately $0 and $1,172 for three months ended March 31, 2010 and 2009, respectively. The amount used for the three months ended March 31, 2009 was due to purchase of molds. Net cash used in investing activities amounted to approximately $0.5 million and $3.0 million for the year ended December 31, 2009 and 2008 respectively, and $0.6 million for the year ended December 31, 2007. The amount of net cash used during the year ended December 31, 2009 was mainly due to $0.35 million of restricted cash deposited into the bank in relation to a short term loan and the amount used for the year ended December 31, 2008 was due to molds of approximately $3.0 million that we purchased during the year.

Net cash provided by financing activities amounted to $2.91 million for the three months ended March 31, 2010, compared to $0 for the three months ended March 31, 2009.  The increase in cash provided was the result of net proceeds from private placement that we conducted on January 15, 2010 concurrently with the closing of the share exchange transaction. Net cash provided by financing activities amounted to $0.9 million for the year ended December 31, 2009, which resulted from $1.17 million short term loan from Shanghai Pudong Development Bank and partially offset by the payment of $0.2 million. Net cash provided by financing activities was $0.6 million for the year ended December 31, 2008, which represented net proceeds from related parties after repayments and settlements. Net cash provided by financing activities was $0.2 million for the year ended December 31, 2007, which represented net proceeds received from related parties.

Based upon our present plans, we believe that our working capital together with cash flow from operations and funds available to us through financing will be sufficient to fund our capital needs for at least the next 12 months. We raised approximately $2.9 million from the private placement that we closed in January 2009, and assuming our sale of 3,500,000 shares of common stock at an assumed public offering price of $4.50 per shares of common stock, which is the mid-point of the estimated initial offering price range set forth on the cover of this prospectus, we currently intend this offering to be in an amount equal to approximately $15.8 million, before deducting the underwriting discount and commissions and estimated offering expenses.  We intend to use approximately one-third of the net proceeds from this offering for research and development focused on LED technologies and an additional one-third for expansion of our manufacturing and production of LED components.  Although we have used cash in operations for the three months ended March 31, 2010 and fiscal year 2009 and may expect increased expenses after this offering, we hope that results of our operations will provide additional funding going forward, which will be dependent on our ability to achieve anticipated levels of revenue, while continuing to control costs.  Therefore, we believe that we will have sufficient cash available to fund our operations in the next 12 months.  After 12 months, we may need to seek additional debt or equity financing through other external sources, which may not be available on acceptable terms, or at all. Failure to maintain financing arrangements on acceptable terms would have a material adverse effect on our business, results of operations and financial condition.

Contractual obligations

The following table describes our contractual commitments and obligations within the periods as indicated below from March 31, 2010:

	Payments due by Period
Contractual Obligations	Total	Less Than 1 Year	1 - 3 Years	3 - 5 Years	More Than 5 Years
Lease Agreement	$11,603	$11,603	$-	$-	$-
Total	$11,603	$11,603	$-	$-	$-

Seasonality

Our business exhibits some seasonality, with net sales being affected by the impact of weather and seasonal demand on construction and installation programs, such as a slow-down in projects in Northeast China during the winter and nationally during Chinese Spring Festival, after which we traditionally experience relatively higher sales during the second half of the fiscal year.

Quarterly Information

The table below presents selected results of operations for the quarters indicated.  All amounts are in thousands.

	Quarter Ended
	March 31,
	2010	Total
Revenues	$14,857	$14,857
Gross Profit	$3,399	$3,399
Net Income	$871	$871

	Quarter Ended
	December 31,	September 30,	June 30,	March 31,
	2009	2009	2009	2009	Total
Revenues	$18,652	$14,835	$13,787	$11,987	$59,261
Gross Profit	$4,472	$3,384	$3,179	$2,538	$13,573
Net Income	$2,611	$1,956	$1,560	$1,453	$7,580

	Quarter Ended
	December 31,	September 30,	June 30,	March 31,
	2008	2008	2008	2008	Total
Revenues	$8,294	$15,305	$9,657	$9,688	$42,944
Gross Profit	$1,821	$3,884	$1,853	$2,432	$9,990
Net Income	$489	$3,071	$652	$1,556	$5,768

Off-Balance Sheet Arrangements

We have no material off-balance sheet transactions.

 Quantitative and Qualitative Disclosure Regarding Market Risk

Interest Rate Risk

We may face some risk from potential fluctuations in interest rates, although our debt obligations are primarily short-term in nature, but some bank loans have variable rates. If interest rates have great fluctuations, our financing cost may be significantly affected.

Foreign Currency Risk

A substantial portion of our operations are conducted in the PRC and our primary operational currency is Chinese Renminbi (“RMB”). As a result, currently the effect of the fluctuations of RMB exchange rates only has minimum impact on our business operations, but will be increasingly material as we introduce our products widely into new international markets. Substantially all of our revenues and expenses are denominated in RMB. However, we use the United States dollar for financial reporting purposes. Conversion of RMB into foreign currencies is regulated by the People’s Bank of China through a unified floating exchange rate system. Although the PRC government has stated its intention to support the value of the RMB, there can be no assurance that such exchange rate will not again become volatile or that the RMB will not devalue significantly against the U.S. dollar. Exchange rate fluctuations may adversely affect the value, in U.S. dollar terms, of our net assets and income derived from our operations in the PRC.

Country Risk

The substantial portion of our assets and operations are located and conducted in China. While the PRC economy has experienced significant growth in the past twenty years, growth has been uneven, both geographically and among various sectors of the economy. The Chinese government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures benefit the overall economy of China, but may also have a negative effect on us. For example, our operating results and financial condition may be adversely affected by government control over capital investments or changes in tax regulations applicable to us. If there are any changes in any policies by the Chinese government and our business is negatively affected as a result, then our financial results, including our ability to generate revenues and profits, will also be negatively affected.

Change in Auditors

Kempisty & Company

On January 15, 2010, we dismissed AJ. Robbins, PC (“AJ. Robbins”) as our independent registered public accounting firm following the change in control of our company on the closing of the Share Exchange.  We engaged AJ. Robbins to audit the financial statements of SRKP 22, Inc. for the year ended December 31, 2009.  The decision to change accountants was approved and ratified by our Board of Directors.  The report of AJ. Robbins on our financial statements for the fiscal year ended December 31, 2009 did not contain any adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope, or accounting principle, except for an explanatory paragraph relative to our ability to continue as a going concern.  Additionally, during our two most recent fiscal years and any subsequent interim period, there were no disagreements with AJ. Robbins on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure.

While we engaged AJ. Robbins, there were no disagreements with AJ. Robbins on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure with respect to our company, which disagreements if not resolved to the satisfaction of AJ. Robbins would have caused it to make reference to the subject matter of the disagreements in connection with its report on our financial statements for the fiscal year ended December 31, 2009.

We engaged Kempisty & Company Certified Public Accountants PC (“Kempisty”) as our independent registered public accounting firm as of January 15, 2010, the closing date of the Share Exchange.  Kempisty is and has been China Intelligent BVI’s independent registered public accounting firm prior to the closing of the Share Exchange.

MaloneBailey, LLP

On March 10, 2010, we dismissed Kempisty as our independent registered public accounting firm and appointed MaloneBailey, LLP (“MaloneBailey”) as our independent registered public accounting firm as of March 10, 2010. We were notified by Kempisty that it intended to cease auditing services for public companies and that certain employees of Kempisty would be providing services for MaloneBailey.

While we engaged Kempisty, there were no disagreements with Kempisty on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure with respect to our company, which disagreements if not resolved to the satisfaction of Kempisty would have caused it to make reference to the subject matter of the disagreements in connection with its report on our financial statements for the fiscal years ended December 31, 2008 and 2007.

We engaged MaloneBailey as our independent registered public accounting firm to conduct the audit for the year ended December 31, 2009 for China Intelligent Lighting and Electronics, Inc. as of March 10, 2010.  During our fiscal year ended December 31, 2009, neither the we, nor anyone acting on our behalf, consulted with MaloneBailey regarding the application of accounting principles to a specific completed or proposed transaction or the type of audit opinion that might be rendered on the Company’s financial statements, and no written report or oral advice was provided that MaloneBailey concluded was an important factor considered by us in reaching a decision as to any such accounting, auditing or financial reporting issue.

DESCRIPTION OF BUSINESS

Overview

We provide a full range of lighting solutions, including the design, manufacture, sales and marketing of high-quality LED and other lighting products for the household, commercial and outdoor lighting industries in China and internationally.  The primary industry in which we conduct business is the LED lighting industry, and the core technology of our business is based on the all-solid-state semiconductor white light technology, in addition to general lighting products.

Corporate Information

We were incorporated in the State of Delaware on October 11, 2007.  We were originally organized as a “blank check” shell company to investigate and acquire a target company or business seeking the perceived advantages of being a publicly held corporation.  On January 15, 2010, we (i) closed a share exchange transaction, described below, pursuant to which we became the 100% parent of China Intelligent BVI, (ii) assumed the operations of China Intelligent BVI and its subsidiaries, and (iii) changed our name from SRKP 22, Inc. to China Intelligent Lighting and Electronics, Inc.  China Intelligent BVI is primarily a holding company.

Our principal corporate offices are located in the PRC at No. 29 & 31 Huanzhen West Road, Shuikou Town, Huizhou City, Guangdong, China 516005.  Our telephone number is 86-0752-3138511.

We are a reporting company under Section 13 of the Securities Exchange Act of 1934, as amended.  Our shares of common stock are not currently listed or quoted for trading on any national securities exchange or national quotation system. We have commenced the application process for the listing of our common stock on the NYSE Amex.

Recent Events

Reverse Stock Split

On March 30, 2010, our Board of Directors and shareholders approved an amendment to our Certificate of Incorporation to effect a 1-for-2 reverse stock split of all of our issued and outstanding shares of common stock (the “Reverse Stock Split”). On May 12, 2010 we effected the Reverse Stock Split by filing the amendment to the Certificate of Incorporation with the Secretary of the State of Delaware. The par value and number of authorized shares of our common stock remained unchanged. All references to number of shares and per share amounts included in this prospectus gives effect to the Reverse Stock Split. The number of shares and per share amounts included in the consolidated financial statements and the accompanying notes, starting on page F-1, have been adjusted to reflect the Reverse Stock Split retroactively.

Share Exchange

On October 20, 2009, we entered into a share exchange agreement with China Intelligent BVI and the sole shareholder of China Intelligent BVI.  Pursuant to the share exchange agreement, as amended by Amendment No. 1 dated November 25, 2009 and Amendment No. 2 dated January 15, 2010 (collectively, the “Exchange Agreement”), we agreed to issue an aggregate of 7,097,748 shares of its common stock in exchange for all of the issued and outstanding share capital of China Intelligent BVI (the “Share Exchange”).  On January 15, 2010, the Share Exchange closed and China Intelligent BVI became our wholly-owned subsidiary, and we immediately changed our name from “SRKP 22, Inc.” to “China Intelligent Lighting and Electronics, Inc.”  We issued a total of 7,097,748 shares to Li Xuemei, the sole shareholder of China Intelligent BVI, and her designees in exchange for all of the issued and outstanding capital stock of China Intelligent BVI.

Prior to the closing of the Share Exchange and the Private Placement, as described below, our stockholders cancelled an aggregate of 2,130,195 shares such that there were 1,418,001 shares of common stock outstanding immediately prior to the Share Exchange.  Our stockholders also canceled an aggregate of 2,757,838 warrants to purchase shares of common stock held by them such that they held an aggregate of 790,358 warrants immediately prior to the Share Exchange.  Each warrant is entitled to purchase one share of our common stock at $0.0002.  No consideration was paid to the stockholders for the cancellation of the shares and warrants.  The cancellation of the shares and warrants was accounted for as a contribution to capital.

The number of shares and warrants cancelled was determined based on negotiations with the security holders of SRKP 22, Inc. and China Intelligent BVI.  As indicated in the Share Exchange Agreement, the parties to the transaction acknowledged that a conflict of interest existed with respect to the negotiations for the terms of the Share Exchange due to, among other factors, the fact that WestPark Capital, Inc. was advising China Intelligent BVI in the transaction.  As further discussed below in “Recent Events—Private Placement”, certain of the controlling stockholders and control persons of WestPark Capital, Inc. were also, prior to the completion of the Share Exchange, controlling stockholders and control persons of SRKP 22, Inc.  Under these circumstances, the sole shareholder of China Intelligent BVI and the shareholders of SRKP 22 negotiated an estimated value of China Intelligent BVI and its subsidiaries, an estimated value of the shell company (based on similar recent public shell transactions), and the mutually desired capitalization of the company resulting from the Share Exchange.

With respect to the determination of the amounts of shares and warrants cancelled, the value of the shell company was derived primarily from its utility as a public company platform, including its good corporate standing and its timely public reporting status, which was expected to allow us to list our stock on a national securities exchange and raise capital at an appropriate price per share; the services provided by WestPark Capital, Inc. were not a consideration in determining this aspect of the transaction.  Under these circumstances and based on these factors, the sole shareholder of China Intelligent BVI and the shareholders of SRKP 22 agreed upon the amount of shares and warrants to be cancelled.  Further to such negotiations, we paid a total of $600,000 in connection with the Share Exchange to acquire the SRKP 22, Inc. shell corporation, such fee consisting of $350,000 paid to WestPark Capital, Inc., which is the placement agent in the Private Placement as described below, and $250,000 paid to a third party unaffiliated with China Intelligent BVI, Hyundai Light or WestPark Capital, Inc. in connection with the third party’s services as an advisor to the Company, including assisting in preparations for the Share Exchange and the Company’s listing of securities in the United States.  In addition, we paid a $140,000 success fee to WestPark Capital, Inc. for services provided in connection with the Share Exchange, including coordinating the Share Exchange transaction process, interacting with the principals of the shell corporation and negotiating the definitive purchase agreement for the shell, conducting a financial analysis of China Intelligent BVI, conducting due diligence on China Intelligent BVI and its subsidiaries, and managing  the interrelationship between legal and accounting activities.  We also reimbursed WestPark Capital, Inc. a total of $80,000 for expenses related to its due diligence.  All of the fees due to WestPark Capital, Inc. and to the unaffiliated third party in connection with the Share Exchange have been paid as of the date of this prospectus.

Based on the $2.54 per share offering price of the common shares issued in the private placement on January 15, 2010, as described below, the 1,418,001 shares retained by the SRKP 22 shareholders had an implied monetary value of approximately $3.6 million.  Assuming exercise of the 790,358 warrants also retained by the SRKP 22 shareholders, 2,208,359 shares would have been retained by the SRKP 22 shareholders with an implied monetary value of approximately $5.6 million.  The implied monetary value of the retained shares was calculated based on the $2.54 per share offering price, without regard to liquidity, marketability, or legal or resale restrictions; accordingly, such amounts should not be considered as an indication of the fair value of the retained shares.

The transactions contemplated by the Exchange Agreement, as amended, were intended to be a “tax-free” contribution and/or reorganization pursuant to the provisions of Sections 351 and/or 368(a) of the Internal Revenue Code of 1986, as amended.

Private Placement

On January 15, 2010, concurrently with the close of the Share Exchange, we closed a private placement of shares of common stock (the “Private Placement”).  The purpose of the Private Placement was to increase our working capital, and the net proceeds from the Private Placement will be used for working capital.  Pursuant to subscription agreements entered into with the investors, we sold an aggregate of 1,377,955 shares of common stock at $2.54 per share, for gross proceeds of approximately $3.5 million.  We paid WestPark Capital, Inc. a placement agent commission equal to 8% of the gross proceeds from the financing and a 4% non-accountable expense allowance.  We also agreed to retain WestPark Capital, Inc. for a period of six months following the closing of the Private Placement to provide us with financial consulting services, for which we will pay WestPark Capital, Inc. $6,000 per month.

We agreed to file a registration statement covering the common stock sold in the private placement within 30 days of the closing of the private placement pursuant to the subscription agreement entered into with each investor and to cause such registration statement to be declared effective by the SEC no later than 150 days from the date of filing or 180 days from the date of filing if the registration statement is subject to a full review by the SEC.  We filed the registration statement on February 16, 2010.

The investors in the Private Placement also entered into a lock-up agreement pursuant to which they agreed that (i) if the proposed public offering that we expect to conduct is for $10 million or more, then the investors would not be able to sell or transfer their shares until at least six months after the completion of the public offering, and (ii) if the offering is for less than $10 million, then one-tenth of the investors’ shares would be released from the lock-up restrictions ninety days after the offering and there would be a pro rata release of the shares thereafter every 30 days over the following nine months.  WestPark Capital, Inc., in its discretion, may also release some or all the shares from the lock-up restrictions earlier.  Assuming our sale of 3,500,000 shares of common stock at an assumed public offering price of $4.50 per share of common stock, which is the mid-point of the estimated initial offering price range set forth on the cover of this prospectus, we currently intend this offering to be in an amount equal to approximately $15.8 million.  Accordingly, the investors would be subject to lock-up restrictions such that they would be able to sell and/or transfer all of their shares six months after the public offering’s completion, subject to early release by WestPark Capital, Inc.

Some of the controlling stockholders and control persons of WestPark Capital, Inc. were also, prior to the completion of the Share Exchange, controlling stockholders and control persons of SRKP 22, Inc., our predecessor, including Richard Rappaport, who is the Chief Executive Officer of WestPark Capital, Inc. and was the President and a significant stockholder of SRKP 22, Inc. prior to the Share Exchange, and Anthony C. Pintsopoulos, who is President and Treasurer of WestPark Capital, Inc. and was one of the controlling stockholders and an officer and director of SRKP 22, Inc. prior to the Share Exchange.  Kevin DePrimio and Jason Stern, each employees of WestPark Capital, Inc., were also stockholders of SRKP 22, Inc. and are also our stockholders.  Each of Messrs. Rappaport and Pintsopoulos resigned from all of their executive and director positions with us upon the closing of the Share Exchange.  Mr. Rappaport beneficially owns approximately 16.8% of our outstanding shares as of the date of this prospectus, and Messrs. Rappaport, Pintsopoulos, DePrimio and Stern collectively beneficially own approximately 18.5% of our outstanding shares as of the date of this prospectus.

Industry

General

The global lighting industry is largely influenced by the development of new lighting technologies, including LEDs, electronic ballasts, embedded controls, and design technologies addressing sustainability, in addition to federal and state requirements for updated energy codes.  Product selection among the varying lighting technologies is determined by a number of factors, including overall cost, and visual and physical product features, as well as regulatory and environmental factors. Moreover, demand for lighting products sold are highly dependent on economic drivers such as consumer spending and discretionary income, along with housing construction and home improvement spending.

LEDs, or “Light Emitting Diodes,” are semiconductor-based devices that generate light. An LED consists of one LED electrode semiconductor, positioned on a wire rack and sealed by epoxy resin to protect the internal core line.  LEDs produce light by passing electricity between thin layers of semiconductors.  Over the years, the luminous efficiency of the LED has significantly increased and the range of colors available has continued to broaden to the full spectrum.  Advancements in LED technology have enabled LEDs to become a viable alternative to traditional lighting solutions for applications in residential, industrial and commercial markets.

LED lights provide many benefits over traditional incandescent, halogen and fluorescent light sources, including lower energy consumption, longer life span, absence of hazardous materials, shock-resistance, fast response, and cold light source, in addition to a wide range of colors, dynamics, miniaturization, and greater design flexibility.  As a result, common general uses of LED lighting include battery-powered flashlights, security lights, indoor and outdoor road and stair lights, as well as building and sign lights, display screens, and landscape lighting.

Regulatory restrictions on inefficient uses of lighting are resulting in an increase in use of more energy efficient lighting solutions, including LEDs.  Many countries have enacted legislation requiring an increase in the use of energy-efficient lighting.  For example, as of September 2009, the European Union banned the importation of most incandescent bulbs, and the United States is moving to enact a similar ban that is scheduled to commence as early as 2012.  In addition, the adoption of industry-wide international standards for lighting products provide guidelines for efficiency and performance, allowing manufacturers that meet the guidelines to promote their energy-efficient products and consumers to better understand energy efficiency.

Legislation and energy efficiency standards have led to increased demand for LED lighting products, as governments, industry organizations, and commercial and residential consumers adopt lighting solutions that conform to efficiency standards and present a reduced threat to the environment.  As a result, we believe that the lighting industry will experience a general transition from its widespread use of incandescent lamps to energy-efficient light sources in the next several years, in addition to a shift to solid-state lighting technology as compared to the more traditional vacuum-based technologies.

With rising energy prices and increased awareness of climate change, consumer demand for energy-saving lighting has been growing.  Consumers interested in purchasing more efficient lighting products with lower energy consumption have increasingly turned to LED lighting as a viable alternative to incandescent bulbs.  Consumers have become more aware of the positive impact of the use of LED lighting.  For example, more than 425 million 60-watt incandescent light bulbs are sold each year in the United States, according to the U.S. Department of Energy as reported in 2008, and replacing the incandescent bulbs with LEDs could save enough electricity in one year to power as much as 17.4 million homes and save approximately 5.6 million metric tons of carbon emissions annually.  As a result, we believe that the LED lighting market will be one of the fastest-growing segments over the next decade.

China Lighting Market

China’s market for lighting solutions has been growing, due in part to the country’s rapid economic growth and position as one of the world’s largest consumer markets.  Economic growth in China has led to greater levels of personal disposable income and increased spending among China’s expanding middle-class consumer base.

Notwithstanding China’s economic growth, with a population of approximately 1.3 billion people, China’s economic output and consumption rates are still small on a per capita basis compared to developed countries.  As China’s economy develops, we believe that disposable income and consumer spending levels are expected to continue to become closer to those of developed countries like the United States.  We also believe that Shanghai’s successful bid for the 2010 World Expo will promote a new round of Shanghai urban development construction, which may provide business opportunities for the lighting industry.

Furthermore, the production of lighting products has moved to China in recent years and China’s market share of the manufacturing of lighting products is expected to increase.  China has a number of benefits in the manufacturing of lighting products that are expected to drive this growth, including:

•
Low costs.  Though there have been recent changes in labor laws, China continues to have a relatively low cost of raw materials, land and labor, which is especially important given the labor-intensive nature of the manufacture of our lighting products.

•	Proximity to supply chain. Manufacturing of consumer products in general continues to shift to China, giving China-based manufacturers a further cost and cycle time advantage.

•	Proximity to end-markets. China has focused in recent years on building its research, development and engineering skill base in all aspects of higher end manufacturing.

Competitive Strengths

We believe the following strengths contribute to our competitive advantages and differentiate us from our competitors in the lighting industry:

Core technology

The primary industry in which we conduct business is the LED lighting industry, and the core technology of our business is based on the all-solid-state semiconductor white light technology.  With rapid advancements in the performance, efficiency and cost of energy-efficient lighting such as LED-based solutions, traditional light sources such as incandescent lamps are beginning to be replaced by advanced technologies with lower operating costs over their useful lives. In addition, the energy efficient nature of LED technology makes it an environmentally friendly light source and the compact size of LEDs has created new possibilities in lighting fixture design.  As a result, we believe that the market for innovative and efficient lighting solutions is and will continue to grow.

Established brand awareness

Our lighting products, marketed under the brand-name Hyundai™, have become a recognized brand name in China and internationally, which we expect will assist us in growing our business over the course of the next few years, assuming we reach an agreement with the licensor to extend the license agreement past the July 2010 expiration date.  South Korean Hyundai is one of the world’s largest 500 companies and is involved in diverse areas of operations, including automobile, shipbuilding, digital electronics, and heavy industrial machinery, and Hyundai Corporation has licensed to us the right to use the trademark of HYUNDAI™ to manufacture, sell and market wiring accessories and lighting products within the PRC. We believe that the Hyundai™ name provides us with high brand name recognition and visibility.  We anticipate that the license agreement will be renewed in July 2010 because Hyundai Corporation has signed a non-binding memorandum of cooperation effective January 1, 2009 that indicates that Hyundai Corporation intends to renew our license agreement until December 31, 2018.  However, the memorandum is not binding on Hyundai Corporation and we have no control over Hyundai Corporation’s decision whether to continue to license its trademark to us.

Market position

Since our inception, we have focused on the research, development and manufacture of various types of lighting products, including increasingly efficient LEDs.  Our manufacturing operations, centrally located in Huizhou, Guangdong, utilize a modern manufacturing building with approximately 53,820 square feet and 16 advanced automated production lines with a monthly production capability of approximately 2.5 million units.   In addition to manufacturing facilities, we lease separate warehouse space.  We have developed significant expertise in the key technologies and large-scale manufacturing that enable us to improve the quality of our products, reduce costs, and keep pace with current standards of the rapidly evolving lighting industry.  We are able to bring to the market well-differentiated products that perform well against competitive offerings based on price, innovation, energy efficiency, and brand recognition.  Our specific Hyundai™ LED technology has a growing application base in the lighting industry and has allowed us to distinguish our products from those of our competitors.

Design and manufacturing capabilities

We design and manufacture high quality and reliable lighting products with significant performance features.   To deliver cost competitive solutions, we invest in technology advancements, capitalize on strategic relationships, and utilize our automated manufacturing process. We employ a senior design team that develops and tracks new technologies, concepts and ideas from a variety of sources, including direct customer feedback, trade shows, and industry conferences.  We utilize a 53,820 square-foot factory, which includes a large-scale production area, and more than 600 full-time employees, including approximately 500 employees in production.  Our modernized production lines include 16 pieces of automated processing equipment and procedures that we can rapidly modify to accommodate new customer requests, designs and specifications.  Our use of manual labor during the production process benefits from the availability of relatively low-cost, skilled labor in China. We have also received several accreditations, including The International Organization for Standardization (ISO) 9001: 2000, ISO 14000, and RoHS certification, attesting to our quality management requirements, manufacturing safety, controls, procedures and environmental performance.

Well-established distribution channels

Our products are sold at more than 2,200 distribution outlets, including over 500 second- and third-level sales outlets located in smaller cities and rural areas, across 23 provinces and cities throughout China.  Internationally, our products are sold through numerous channels, including independent specialty retailers, international and regional chains, mass merchants, and distributors.  We have also built strong relationships with many large national and regional retailers, and we have well-established relationships with independent retailers.

Experienced management team

Our senior management team has extensive business and industry experience, including an understanding of changing market trends, consumer needs, lighting technologies and our ability to capitalize on the opportunities resulting from these market changes.  Members of our senior management team also have significant experience with respect to key aspects of our operations, including research and development, product design, manufacturing, and sales and marketing.

Diversified customer base and end markets

For the three months ended March 31, 2010 and year ended December 31, 2009, our products were sold to approximately 60 OEMs and 73 distributors across a wide variety of end markets.  We believe that the different purchasing patterns among our customers in the various end markets allow us to reduce the overall sensitivity of demand of our products due to changes in the economy.

Strategy

Our goal is to become a leader in the development, manufacture, and distribution of LED and other lighting products in China and internationally.  We intend to achieve this goal by implementing the following strategies:

Expand offering of highly efficient LED products

We seek to introduce new LED lighting products as we believe there exists significant opportunities to grow market share.  We currently offer over 1,000 products and we expect to expand our LED product offerings to include white light solutions for a wide range of applications.  We intend to continue to shift from traditional technologies to energy-efficient and solid-state lighting technologies, while expanding the applications and markets of LED products in an attempt to penetrate new markets such as general lighting, vehicle lighting, and LCD backlighting source products. We intend to use approximately one-third of the net proceeds from this offering for research and development focused on LED technologies and an additional one-third for expansion of our manufacturing and production of LED components. By introducing new products and expanding sales of existing LED products, we believe that we can significantly improve operational efficiency by reducing our cost of materials, components and manufacturing.

Augment marketing and promotion efforts to increase brand awareness

During the past several years, we have carried out a brand development strategy based on product innovation, quality, and efficiency.  We have recently increased our marketing and promotion expenditures to further develop our brand, “Hyundai Lights,” and utilize marketing concepts in an attempt to strengthen the marketability of our products.  We have also participated and intend to continue to participate in various exhibitions and similar promotional events to promote our products and brand.

Expand sales network and distribution channels

We believe that the Chinese markets are underserved and there exist vast opportunities to expand market presence, including possible openings of specialty stores.  We intend to expand our sales network in China and develop relationships with a broader set of wholesalers, distributors and resellers, all in order to expand the market availability of our products in China.  We expect our industry relationships will assist us in introducing and distributing new products into additional markets and will allow us to diversify our customer base and significantly increase the availability and exposure of our LED and other lighting products.

Build partnerships with new and existing clients

Our strategy is to establish partnerships with our current clients whereby we develop and manufacture new products based on client needs.  We intend to strengthen relationships with our existing clients and explore opportunities for product expansion with new and existing customers.  We also intend to enter into arrangements with established participants in various market segments to provide outsourced product design and engineering capabilities. We believe that this strategy will allow us to capitalize on the strengths of the segment participant’s brand equity and market presence to penetrate existing and emerging markets.

Expand global presence

Nearly one-third of our products are OEM sales that are exported to countries and areas outside of Mainland China, primarily to Southeast Asia and Middle East countries such as Hong Kong, the Philippines, the United Arab Emirates, Malaysia and Singapore.  We intend to further expand our international resources outside of China to better serve our global customers and business associates and to leverage opportunities in certain markets.

Products

We produce a wide variety of lighting and related products used in the following areas:

•
Commercial and Industrial — We produce lighting products for stores, hotels, offices, schools, hospitals, and government and public buildings, in addition to products for warehouses and manufacturing facilities.  These settings require high performance light solutions, and we believe the largest market segment for the development of high-power white LED lighting is general commercial and industrial lighting.  Our products in this area include metal halide lamps, grille spot lights, LED lights, down lights, recessed lights, grille light plates, frames, and LED wall lamps.  We also provide a range of LED lights designed to replace, or seamlessly integrate into, existing lighting systems and fixtures, which can reduce energy consumption by as much as 80% while providing lighting performance equal to traditional incandescent technology.

•
Outdoor — Influenced by the 2008 Beijing Olympic Games and the 2010 Shanghai World Expo, Beijing and Shanghai and other locations have increased the pace of landscape lighting usage. Because of its low energy consumption, LED lighting has an advantage as compared to other high energy consuming products in the landscape lighting industry.  Our products include area and flood lighting, decorative site lighting, landscape lighting, shed lights, and other spot lighting products.

•
Residential — We provide residential products that are designed to be functional, decorative, and scene-setting.  Products include our line of ceiling lights, kitchen and bathroom lights, bedside lamps, fluorescent lights, and other down lighting products.

•	Infrastructure — We address the lighting requirements of highways, tunnels, airports, railway yards, and ports with products that include street, area, high-mast, off-set roadway, and sign lighting.

•	Other Products — Other products that we produce include our super electric transformer, which provides anti-lightning surge protection adaptable to China’s power grid, and lighting control systems.

We currently offer more than 1,000 products that we manufacture and distribute, including appliance lights, ceiling lights, grille spot lights, grille light plates, down lights, recessed lighting, kitchen lighting, lamps, framed lighting, and metal halide lights.  Our notable products include the Hyundai™ LED, long life-span T4/T5 frame, ceiling light, metal halide light, and super electric transformer.

•
Hyundai™ LEDs – Hyundai™ LEDs are products that provide high efficiency, long life span, low energy loss, vibration-resistance, and quick response.  Hyundai™ LEDs include a semiconductor chip unit that is approximately 3 to 5 square millimeters, permitting it to be used in a variety of environments.  Hyundai™ LEDs, which have a life of up to 10,000 hours, consume substantially less energy than traditional incandescent lamps and are suitable for public area uses because they use low voltage.  Hyundai™ LEDs do not contain toxic material, as compared to, for example, incandescent lamps that contain mercury.

•
Long Life-Span T4/T5 Framed Fluorescent Lamps – Our T4/T5 framed fluorescent lamps are straight double-fluorescent lamps with diameters of 13 mm and 16 mm.  These lamps are widely used at home and in public areas, and have higher efficiency rates and longer life spans than many other straight fluorescent lamps.

•
Ceiling Lights – Our ceiling lights consist of a lamp holder, lamp shade, light source, and a base concealed inside the ceiling.  Common light source options for ceiling lights are round energy-saving fluorescent lamps, 2D energy-saving fluorescent lamps, straight fluorescent lamps, and incandescent lamps.  Our ceiling light products come in a wide variety of shapes, sizes, and materials, in addition to a variety of shade types that include glass and plexi-glass.  Our ceiling lights have an extended life span, low-maintenance, low-power consumption, high brightness, over-heating protection, low-voltage circuitry, and are UV-, infrared-, and flicker-free.

•
Metal Halide Lights – Our metal halide lights are high-power lighting options with the benefits of a long lifespan and smaller amounts of mercury, approximately 1/10th that of incandescent lights.  We install microcomputer electronic ballasts in our metal halide lights that are designed to suppress sound, facilitate preheating to extend lamp lifespan, protect the main circuit’s functionality, and absorb and control unexpected high-voltage pulses from China’s power grids.  Our research and development has resulted in improvements in light structure, filling material, light technology, and electronic ballast aspects, and we currently focus our development efforts on halide lights on the ends of the power spectrums, specifically high output (1KW – 2KW) and low output (35W – 75W) products.

•
Super Electric Transformers – Our super electric transformer products provide anti-lightning surge protection adaptable to China’s power grid while providing a sufficient power output to maintain our lighting products and comply with local standards.

A majority of our products sold are household lighting products, which include energy-saving lights, ceiling lights, kitchen lights, projection lights, fixtures and other lighting products.  Net sales for each of our product categories as a percentage of net sales are set forth below:

	Three Months Ended March 31, 2010	Years Ended December 31,
		2009	2008	2007
Household lighting products	78.4%	85.1%	79.4%	44.9%
Lighting holders	11.6%	7.3%	2.2%	3.8%
Illuminant devices	1.5%	0.5%	0.7%	0.4%
Power distribution transformer	0.2%	0.1%	6.3%	12.1%
Ballast devices	1.3%	0.9%	2.0%	1.0%
Lighting control boards	0%	0%	0%	34.7%
Other misc. lighting products or materials	7.0%	6.1%	9.4%	3.1%
Total	100%	100%	100%	100%

Supply of Raw Materials

We believe that our location in China provides us with comparative regional advantages in purchasing raw materials.  China’s LED manufacturing industry can be divided into four primary regions:

•	Pearl River Delta,

•	Yangtze River Delta,

•	South-Eastern region, and

•	Beijing / Dalian Northern area.

Each region has a relatively complete industrial supply and demand chain, with a higher level of industrialization in the Southern area and a stronger research and development focus in the Northern area due to its proximity to numerous universities and research institutions.  A higher concentration of LED-related businesses is located in the Pearl River Delta and Yangtze River Delta, including LED manufacturers and distributors, in addition to LED-related equipment and raw material suppliers.

Our production facilities are located in Huizhou, Guangdong, which is located in the Pearl River Delta, and adjacent to Shenzhen and Hong Kong, is one of the major electronic manufacturing bases in China.  As a result, we believe that we benefit from a well-developed network of LED-related businesses that facilitate our acquisition of raw materials and production and sale of LED products.

The primary raw materials used in our products include integrated circuits, plastic materials, hardware materials, diodes, backlight boards, light bulbs, various LED capacitance and other resistance materials.  Pricing and availability of raw materials can be volatile, attributable to numerous factors beyond our control, including general economic conditions, currency exchange rates, industry cycles, production levels or a supplier’s limited supply. To the extent that we experience cost increases we may seek to pass such cost increases on to our customers but cannot provide any assurance that we will be able to do so successfully or that our business, results of operations and financial condition would not be adversely affected by increased volatility of the cost and availability of raw materials.

We generally have supply agreements that are no longer than one year.  Our primary suppliers of raw materials are located in Huizhou, Zhongshan and Shenzhen.  Our top three suppliers accounted for a total of approximately 23.4%, 23.3%, 51.4%, and 61.4% of our raw material purchases for the three months ended March 31, 2010 and for the years ended December 31, 2009, 2008, and 2007, respectively.  Our largest supplier accounted for approximately 8.7%, 11%, 26.5%, and 31.0% of our raw material purchases for the three months ended March 31, 2010 and for years ended December 31, 2009, 2008 and 2007, respectively.  Other than these suppliers, no other supplier accounted for more than 10% of our total purchases in these periods.

Presently, our relationships with our suppliers are good and we expect that our suppliers will be able to meet the anticipated demand for our products in the future.  However, due to our dependence on a small number of suppliers for certain raw materials, we could experience delays in development and/or the ability to meet our customer demand for new products.

Manufacturing

We utilize both internal and outsourced manufacturing processes and capabilities in order to fulfill our customers’ needs in the most cost-effective manner. We internally produce at our facilities household lighting products, power distribution transformers, ballast resistors and illuminant devices, while components such as ceiling lighting, street lighting and flat lighting products are purchased primarily from outside vendors.

We have selected suppliers based on their ability to consistently produce these products per our specifications. We believe that the integration of local suppliers’ factories and warehouses also provides us an opportunity to lower our component inventory while maintaining high service levels through frequent and rapid deliveries.  Because we have our own factory and capabilities to produce a large number of the important components needed for our products, as such, we believe that we have a solid foundation for our overall competition.

LED and other lighting products that we manufacture require coordinated use of machinery and raw materials at various stages of manufacturing.  Our manufacturing operations are conducted in Huizhou, Guangdong, where we utilize a modern manufacturing building with approximately 215,000 square feet and 16 advanced automated production lines with a monthly production capability of approximately 2.5 million units.  Six of the production lines are primarily dedicated to the production of specialized LED products.  Our production facilities include product and semi-product assembly, office, showroom, and warehouse functions.

We implement a computerized automated quality monitoring system that is designed to track and verify the quality of our raw materials, product components, products, and processes from the stages of supply, research and development, production, and sales.  Our production facilities utilize modern machinery such as molding injectors, mounting machinery, magnetic component separators, electronic ballast performance analysis systems, soldering modules, tin stoves, computerized aging (life span testers), intelligent AC power testers, oscilloscopes, and other assembly machinery.

We structure our design and manufacturing systems to rapidly design, produce, and deliver our products in an attempt to secure business from customers that require immediate design and delivery of lighting products.  We strive to deliver our general products in approximately two business days, engineer and deliver our standard products in approximately seven business days, and engineer and deliver customized products in approximately 10 to 15 business days.  We intend to further streamline our production process and continue investing in our manufacturing infrastructure to further increase our manufacturing capacity, helping us to control the per unit cost of our products.

Quality Control

We consider quality control an important element of our business practices. We have stringent quality control systems that are implemented by approximately 45 company-trained staff members to ensure quality control over each phase of the production process, from the purchase of raw materials through each step in the manufacturing process. Supported by advanced equipment, we utilize a scientific management system and precision inspection measurement, capable of ensuring our products are of high quality.

Our quality control department executes the following functions:

•	setting internal controls and regulations for semi-finished and finished products;

•	testing samples of raw materials from suppliers;

•	implementing sampling systems and sample files;

•	maintaining quality of equipment and instruments; and

•	articulating the responsibilities of quality control staff.

We have obtained certifications and accreditations that we believe exhibit our ability to efficiently manufacture quality products. We first obtained ISO9001:2000 quality system accreditation in May 2006 and ISO14000 environmental management system accreditation in September 2006.  The International Organization for Standardization (ISO) defines the ISO 9000 quality management system as one of international references for quality management requirements in business-to-business dealings.   ISO 14000 is an environmental management system in which the organization being accredited has to (i) minimize harmful effects on the environment caused by its activities, and (ii) achieve continual improvement of its environmental performance.

In September 2006, we obtained certification for compliance with the Directive on the Restriction of the Use of Certain Hazardous Substances in Electrical and Electronic Equipment, which is commonly referred to as the Restriction of Hazardous Substances Directive, or RoHS.  RoHS restricts the use of various hazardous materials in the manufacture of electronic and electrical equipment.

Sales and Marketing

Our lighting products are sold primarily throughout China and Hong Kong, but also internationally in other countries such as the United States, United Arab Emirates, and Malaysia, using a combination of regional sales managers, independent sales representatives and distributors. Headquartered in Huizhou, we have a comprehensive sales network in China that includes six regional sales centers located in Southern China, North China, Eastern China, Southwest China, Northwest China and Northeast China. We have approximately 40 branches and 60 specialty stores across over 30 provinces, cities and autonomous regions.

We have established a standard of sales procedures covering before-sales consultation, preliminary design, final design, sample confirmation, production, product testing, sales, and after-sales services and technical support.  Through these procedures, our products are sold at more than 2,200 distribution outlets, including major home improvement retailers and home building material distributors, including over 500 second- and third-level sales outlets located in smaller cities and rural areas, across 23 provinces and cities throughout China, including Sichuan, Hunan, Jiangxi, Fujian, Zhejiang, Hubei, Liaoning, Inner Mongolia, Xinjiang, Hebei, Shandong, Jiangsu, and Jilin.  Moreover, we have also been engaged by numerous companies to fully design and install the lighting solutions for their retail chain store locations, providing full design service for the chain stores to display and sell our lighting products.

Most of our revenues are derived from sales to OEMs, or Original Equipment Manufacturers, followed by sales of Hyundai™ brand and other products.  OEMs contract with us to build their products or to obtain services related to product development and prototyping, volume manufacturing or aftermarket support.  Our services include engineering, design, materials, management, assembly, testing, distribution, and after-market services.  We believe that we are able to provide quality OEM services that meet unique requirements within customer timeframes, unique styling, product simplicity, price targets, and consistent quality with low defect rates.  Most of our revenues are derived from sales to OEMs followed by sales of Hyundai™ brand and other products.  Because the trademark license agreement between us and Hyundai Corporation prohibits us from selling our Hyundai™ branded products outside of the PRC, our international expansion efforts will primarily be executed through our OEM products, which are not directly affected by the Hyundai agreement.

The table below shows our revenue categorized by geographic locations, which is based on the geographic areas in which our customers are located.

	Three Months Ended March 31, 2010	Years Ended December 31,
		2009	2008	2007
China and Hong Kong	90.3%	88.1%	82.5%	99.1%
Other Asian countries	7.8%	8.2%	5.8%	0%
North America	0%	1.4%	2.2%	0.5%
Australia	0.6%	0.1%	1.3%	0%
Europe	0%	2.2%	5.5%	0.3%
Others	1.3%	0%	2.7%	0.1%
	100%	100%	100%	100%

A small number of customers account for a very significant percentage of our revenue.  The table below illustrates the number of customers that accounted for 5% or more of our sales for the periods presented.

	Three Months Ended March 31, 2010	Years Ended December 31,
		2009	2008	2007
Number of customers accounting for 5% or more	1	0	2	4
Percentage of largest customer	5.16%	4.63%	16.77%	16.1%
Total percentage of sales attributable to customers with 5% or more	5.16%	0%	26.71%	50.13%

The loss of any of these customers could have a material adverse effect upon our revenue and net income.

We market our products to a variety of end users through a broad spectrum of marketing and promotional methods, such as direct customer contact, trade shows, print advertising, product brochures, and other literature, as well as the Internet and other electronic media.  In addition, we have received numerous honors and awards that include the title as the best lighting company in Shanghai 2007 Exhibition, Hyundai Group’s best strategic partner in 2007, and one of the top 50 lighting companies in Guangzhou province.  We have also received various governmental awards with respect to our brand.

Research and Development

Our research and development is focused on enhancing our lighting technology by improving the performance of our current products and developing new products, in addition to developing related and alternative technologies.

We have made investments in capital and time to develop intellectual property and industry expertise in LED and other lighting technologies that we believe provide us with a competitive advantage in the markets where we compete. We intend to increase our research and development expenditures to advance, among other things, our LED technology and trial production for partial patented projects.  We expect to advance our LED lighting products to surpass the brightness of traditional lighting systems while being offered at reasonable prices, increasing energy efficiency, and providing a higher performance-to-cost ratio.  For example, we have invested significant amounts in the study and development of LED, electronic halide light, solar light, and nanometer luminous materials in an attempt to improve and expand upon our product portfolio.  We intend to use approximately one-third of the net proceeds from this offering for research and development focused on LED technologies and an additional one-third for expansion of our manufacturing and production of LED components.

We also take an innovative approach to creating new and exciting products that are designed to appeal to a certain demographic.  For example, in 2006, we developed three series of new lighting products that were designed to provide a healthy and environmentally-friendly lighting function for users.  These products were designed to appeal to those potential customers that were environmentally and health conscious.

We conduct substantially all of our research and development with an in-house staff.  We have approximately 40 engineers that work in our research and development department.   A majority of our research and development staff hold a bachelor degree or higher, in addition to a majority having more than five years of research and development experience.  We have also established a collaborative relationship with a number of academic institutions, including the Chinese Academy of Sciences and the Hong Kong Semiconductor Lighting Laboratory.

For the three months ended March 31, 2010 and for the years ended December 31, 2009, 2008, and 2007, we expended approximately $281,000, $895,000, $742,000, and $322,000, respectively, in research and development.

In an attempt to avoid product obsolescence, we will continue to monitor technological changes, as well as users’ demands for new technologies. Failure to keep pace with future technological changes in the lighting industry could adversely affect our revenues and operating results in the future.  Although we have attempted to determine the specific needs of the various segments of the lighting market in which we compete, there can be no assurance that the markets will, in fact, materialize or that our existing and future products designed for these markets will gain market acceptance.

Backlog

We have historically shipped the majority of our products within one month of the time that the order confirmation occurs.  Due to the short-cycle nature of our business, we do not sustain significant backlogs and had no backlog of unfilled orders as of March 31, 2010 and December 31, 2009, 2008 and 2007.

Warranties and Return Policy

We do not generally provide a warranty for the products sold to customers since the majority of our customers are wholesalers and distributors. However, if the products that we deliver do not meet the agreed upon quality specifications or require reworking, we are responsible for the work and the related expenses. If the customers decide to rework the products themselves, we will compensate our customers for the expenses incurred.

Product Liability and Insurance

We do not have product liability insurance.  Because of the nature of the lighting products sold by us, we may be periodically subject to product liability claims resulting from personal injuries, including the risk of our lighting products causing fire or burns. As a result, we may become involved in various lawsuits incidental to our business.  To date, we have not been subject to products liability litigation.  Product liability insurance is expensive, restrictive and difficult to obtain. Accordingly, there can be no assurance that we will have capital sufficient to cover any successful product liability claims made against us in the future, which could have a material adverse effect on our financial condition and results of operations.

Competition

The lighting equipment industry is highly competitive, with the largest suppliers serving many of the same markets and competing for the same customers. Competition is based on numerous factors, including brand name recognition, price, product quality, product design, energy efficiency, customer relationships, and service capabilities. We face competition from many other lighting manufacturers, most of which have significantly greater name recognition and financial, technical, manufacturing, personnel, marketing, and other resources than we have.  Our domestic competitors include Leishi Lighting, Guangdong Opple Lighting, and Philips (China) Lighting, while our international competitors include Nichia Chemical and Lumileds Lighting.  We compete primarily on the basis of quality, price, brand recognition, product diversity, design, reliability, customization, and quality service and support to our customers.

Market and competition volatility is also affected by a number of general business and economic factors, such as gross domestic product growth, employment, credit availability and commodity costs. Construction spending on infrastructure projects such as highways, streets, and urban developments also has a material impact on the demand for infrastructure-focused products. The market is also subject to rapid technology changes, highly fragmented, and cyclical.  The industry is characterized by the short life cycle of products, requiring continuous design and development efforts, which necessitates large capital and time investments. Our competitors may be able to respond more rapidly than we can to new or emerging technologies or changes in customer requirements.

Intellectual Property

We rely on a combination of patent, trade secret, and licensing rights to protect our intellectual property rights and to maintain and enhance our competitiveness in the lighting industry.  We intend to make strategic investments in intellectual property through engineering expenditures, partnerships, and licensing arrangements. These initiatives are designed to enhance our technology, improve existing products, rapidly introduce new products to fill identified needs, and address new applications and markets. We believe our ability to successfully develop and produce new products will allow us to open market opportunities and enhance our market position.

We are able to use our brand name, Hyundai™, pursuant to licensing rights that we have obtained from Hyundai Corporation. We entered into a Trademark License Agreement dated July 31, 2005 with Hyundai Corporation pursuant to which Hyundai Corporation agreed to license the trademark of HYUNDAI™ on wiring accessories and lighting products that we manufacture.  The agreement had provisions that provided for expiration of our rights on July 31, 2015.

The July 31, 2005 Trademark License Agreement was superseded by a new trademark license agreement dated September 10, 2008 entered into by us and Hyundai Corporation.  Pursuant to the new Trademark Agreement, Hyundai Corporation granted us a license to use its trademark in connection with manufacturing, selling, and marketing wiring accessories and lighting products (the “Licensed Products”) within the People’s Republic of China. The Trademark Agreement contains two terms, with one term from August 1, 2008 to July 31, 2009 and the other term from August 1, 2009 to July 31, 2010. Any additional term or renewal of the Trademark Agreement is contingent upon further written agreement of the parties.

Pursuant to the Trademark Agreement, during each term, we are required to pay Hyundai Corporation minimum royalty, and we are also not permitted to sell or distribute any product similar to or in competition with the Licensed Products. The Trademark Agreement also sets forth minimum sales amounts for the Licensed Products for each term, in addition to providing for a percentage royalty rate such that, if our aggregate sales during a term exceeds the minimum sales amount, we will pay the royalty to Hyundai Corporation equal to the amount of aggregate sales in excess of the minimum sales amount, multiplied by the royalty rate. The Trademark Agreement also requires us to provide Hyundai Corporation with sales and marketing reports for the Licensed Products for certain periods and contains other customary general provisions, including provisions related to a prohibition of assignment or sub-licensing, confidentiality, indemnification, and the scope of our use of Hyundai Corporation’s trademark. Under the Trademark Agreement, Hyundai Corporation may terminate the Trademark Agreement for, among other reasons, failure to pay the royalties or failure to rectify any injury to the brand image of Hyundai Corporation’s trademark within 30 days of receipt of written notification of such injury.

We anticipate that the license agreement will be renewed in July 2010 because Hyundai Corporation has signed a non-binding memorandum of cooperation effective January 1, 2009 that indicates that Hyundai Corporation intends to renew our license agreement until December 31, 2018.  However, the memorandum is not binding on Hyundai Corporation and we have no control over Hyundai Corporation’s decision whether to continue to license its trademark to us.  If such trademark license is discontinued, we would lose the right to use the Hyundai™ name in connection with our business.  Because the trademark license agreement prohibits us from selling our Hyundai™ branded products outside of the PRC, our international expansion efforts will primarily be executed through our OEM products, which are not affected by the Hyundai agreement.

We currently utilize five patents that were transferred to us from a third party, Tianfu Li, our founder and a former owner, officer, and director.  The patent transfer certificates related to the patents have been filed and registered with the Bureau of Intellectual Property in the PRC. Mr. Li did not receive any consideration for the transfer and assignment of the intellectual property rights to Hyundai HZ.

We also rely on unpatented technologies to protect the proprietary nature of our product and manufacturing processes. We require that our management team and key employees enter into confidentiality agreements that require the employees to assign the rights to any inventions developed by them during the course of their employment with us. All of the confidentiality agreements include non-competition and non-solicitation provisions that remain effective during the course of employment and for periods following termination of employment, which vary depending on position and location of the employee.

Our success will depend in part on our ability to obtain patents and preserve other intellectual property rights covering the design and operation of our products. We intend to continue to seek patents on our inventions when we deem it commercially appropriate. The process of seeking patent protection can be lengthy and expensive, and there can be no assurance that patents will be issued for currently pending or future applications or that our existing patents or any new patents issued will be of sufficient scope or strength or provide meaningful protection or any commercial advantage to us. We may be subject to, or may initiate, litigation or patent office interference proceedings, which may require significant financial and management resources. The failure to obtain necessary licenses or other rights or the advent of litigation arising out of any such intellectual property claims could have a material adverse effect on our operations.

Seasonality

Our business exhibits some seasonality, with net sales being affected by the impact of weather and seasonal demand on construction and installation programs, such as a slow-down in projects in Northeast China during the winter and nationally during Chinese Spring Festival, after which we traditionally experience relatively higher sales during the second half of the fiscal year.

Employees

As of March 31, 2010, we had approximately 654 full-time employees, including approximately 539 employees in production, approximately 40 employees in research and development and approximately 80 employees in sales and marketing. All of our employees are based inside China.  Our employees are not represented by any labor union and are not organized under a collective bargaining agreement, and we have never experienced a work stoppage. We believe that our relationships with our employees are generally good.

We also provide housing facilities for our employees. At present, approximately 80% of our employees live in company-provided housing facilities.  According to the relevant PRC regulations on housing provident funds, PRC enterprises are required to contribute housing provident funds for their employees. The monthly contributions must be at least 5% of each employee’s average monthly income in the previous year. Hyundai Light has not paid such funds for its employees since its establishment.  We may be exposed to monetary fines by the local housing authority and claims from our employees in connection with Hyundai Light’s non-compliance with regulations with respect to contribution of housing provident funds for employees.

PRC Government Regulations

Business license

Any company that conducts business in the PRC must have a business license that covers a particular type of work. Our business license covers our present business to design, develop, produce and sell lighting and electric products and accessories, with 30% of products sold overseas and 70% sold domestically.  Prior to expanding our business beyond that of our business license, we are required to apply and receive approval from the PRC government.

Employment laws

We are subject to laws and regulations governing our relationship with our employees, including: wage and hour requirements, working and safety conditions, citizenship requirements, work permits and travel restrictions. These include local labor laws and regulations, which may require substantial resources for compliance.   China’s National Labor Law, which became effective on January 1, 1995, and China’s National Labor Contract Law, which became effective on January 1, 2008, permit workers in both state and private enterprises in China to bargain collectively.  The National Labor Law and the National Labor Contract Law provide for collective contracts to be developed through collaboration between the labor union (or worker representatives in the absence of a union) and management that specify such matters as working conditions, wage scales, and hours of work.  The laws also permit workers and employers in all types of enterprises to sign individual contracts, which are to be drawn up in accordance with the collective contract.

Environmental regulations

We are subject to various federal, state, local and foreign environmental laws and regulations, including those governing the use, discharge and disposal of hazardous substances in the ordinary course of our manufacturing process. The major environmental regulations applicable to us include the PRC Environmental Protection Law, the PRC Law on the Prevention and Control of Water Pollution and its Implementation Rules, the PRC Law on the Prevention and Control of Air Pollution and its Implementation Rules, the PRC Law on the Prevention and Control of Solid Waste Pollution, and the PRC Law on the Prevention and Control of Noise Pollution.

In addition, we have complied with European Union Directives on Restrictions on certain Hazardous Substances on electrical and electronic equipment (“RoHS”).  We believe that our current manufacturing operations comply in all material respects with applicable environmental laws and regulations. Although we believe that our current manufacturing operations comply in all material respects with applicable environmental laws and regulations, it is possible that future environmental legislation may be enacted or current environmental legislation may be interpreted to create environmental liability with respect to our other facilities, operations, or products.

The manufacturing facilities in which we operate are subject to the PRC’s environmental laws and requirements. Our landlord, Huizhou NIVS Audio & Video Technology Company Limited, that leases the factory to us is required to and has obtained a Guangdong Province Pollution Discharge Certificate issued by Huizhou Environment Protection Bureau and is responsible for the disposal of the waste in accordance with applicable environmental regulations. If our landlord fails to comply with the provisions of the permit and environmental laws, our landlord could be subject to sanctions by regulators, including the suspension or termination of its Certificate, which would result in the suspension or termination of our manufacturing operations.

Patent protection in China

The PRC’s intellectual property protection regime is consistent with those of other modern industrialized countries. The PRC has domestic laws for the protection of rights in copyrights, patents, trademarks and trade secrets.

The PRC is also signatory to most of the world’s major intellectual property conventions, including:

—	Convention establishing the World Intellectual Property Organization (WIPO Convention) (June 4, 1980);

—	Paris Convention for the Protection of Industrial Property (March 19, 1985);

—	Patent Cooperation Treaty (January 1, 1994); and

—	The Agreement on Trade-Related Aspects of Intellectual Property Rights (TRIPs) (November 11, 2001).

Patents in the PRC are governed by the China Patent Law and its Implementing Regulations, each of which went into effect in 1985. Amended versions of the China Patent Law and its Implementing Regulations came into effect in 2001 and 2003, respectively.

The PRC is signatory to the Paris Convention for the Protection of Industrial Property, in accordance with which any person who has duly filed an application for a patent in one signatory country shall enjoy, for the purposes of filing in the other countries, a right of priority during the period fixed in the convention (12 months for inventions and utility models, and 6 months for industrial designs).

The Patent Law covers three kinds of patents--patents for inventions, utility models and designs. The Chinese patent system adopts the principle of first to file; therefore, where more than one person files a patent application for the same invention, a patent can only be granted to the person who first filed the application. Consistent with international practice, the PRC only allows the patenting of inventions or utility models that possess the characteristics of novelty, inventiveness and practical applicability. For a design to be patentable, it cannot be identical with or similar to any design which, before the date of filing, has been publicly disclosed in publications in the country or abroad or has been publicly used in the country, and should not be in conflict with any prior right of another.

PRC law provides that anyone wishing to exploit the patent of another must conclude a written licensing contract with the patent holder and pay the patent holder a fee. One broad exception to this rule, however, is that, where a party possesses the means to exploit a patent but cannot obtain a license from the patent holder on reasonable terms and in reasonable period of time, the PRC State Intellectual Property Office, or SIPO, is authorized to grant a compulsory license. A compulsory license can also be granted where a national emergency or any extraordinary state of affairs occurs or where the public interest so requires. SIPO, however, has not granted any compulsory license to date. The patent holder may appeal such decision within three months from receiving notification by filing a suit in a people’s court.

PRC law defines patent infringement as the exploitation of a patent without the authorization of the patent holder. Patent holders who believe their patent is being infringed may file a civil suit or file a complaint with a PRC local Intellectual Property Administrative Authority, which may order the infringer to stop the infringing acts.  A preliminary injunction may be issued by the People’s Court upon the patentee’s or the interested parties’ request before instituting any legal proceedings or during the proceedings. Damages in the case of patent infringement is calculated as either the loss suffered by the patent holder arising from the infringement or the benefit gained by the infringer from the infringement. If it is difficult to ascertain damages in this manner, damages may be reasonably determined in an amount ranging from one or more times the license fee under a contractual license. The infringing party may be also fined by the Administration of Patent Management in an amount of up to three times the unlawful income earned by such infringing party. If there is no unlawful income so earned, the infringing party may be fined in an amount of up to RMB500,000, or approximately $73,200.

Value added tax

Pursuant to the Provisional Regulation of China on Value Added Tax and their implementing rules, all entities and individuals that are engaged in the sale of goods, the provision of repairs and replacement services and the importation of goods in China are generally required to pay VAT at a rate of 17.0% of the gross sales proceeds received, less any deductible VAT already paid or borne by the taxpayer. Further, when exporting goods, the exporter is entitled to a portion or all of the refund of VAT that it has already paid or borne. Our imported raw materials that are used for manufacturing export products and are deposited in bonded warehouses are exempt from import VAT.

In 2007, through our subsidiary Hyundai Light, we received an approval from the local agent of the national taxation authority, the State Taxation Bureau of Huicheng District, Huizhou, Guangdong (the "Huicheng Taxation Bureau"), to pay a 4% simplified VAT for fiscal years 2008, 2009, and 2010 for sales of certain products in the PRC.  As a result of this approval, our total tax savings for fiscal 2008 and 2009 was more than approximately $7.0 million; there will be additional tax savings in fiscal 2010. If a tax audit is conducted by a higher tax authority and it was determined that such local approval was improper or unauthorized and that we should in fact have been paying VAT at the rate of 17% on all sales in the PRC, we may be required to make up all of the underpaid taxes.  See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Value Added Tax” for additional information.

Foreign currency exchange

Under the PRC foreign currency exchange regulations applicable to us, the Renminbi is convertible for current account items, including the distribution of dividends, interest payments, trade and service-related foreign exchange transactions. Conversion of Renminbi for capital account items, such as direct investment, loan, security investment and repatriation of investment, however, is still subject to the approval of the PRC State Administration of Foreign Exchange, or SAFE. Foreign-invested enterprises may only buy, sell and/or remit foreign currencies at those banks authorized to conduct foreign exchange business after providing valid commercial documents and, in the case of capital account item transactions, obtaining approval from the SAFE. Capital investments by foreign-invested enterprises outside of China are also subject to limitations, which include approvals by the Ministry of Commerce, the SAFE and the State Reform and Development Commission.  We currently do not hedge our exposure to fluctuations in currency exchange rates.

Mandatory statutory reserve and dividend distributions

Under applicable PRC regulations, foreign-invested enterprises in China may pay dividends only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, a foreign-invested enterprise in China is required to set aside at least 10.0% of its after-tax profit based on PRC accounting standards each year for its general reserves until the cumulative amount of such reserves reaches 50.0% of its registered capital. These reserves are not distributable as cash dividends. The board of directors of a foreign-invested enterprise has the discretion to allocate a portion of its after-tax profits to staff welfare and bonus funds, which may not be distributed to equity owners except in the event of liquidation.

Properties

We do not own any real property.  We lease our manufacturing facilities, which consist of our factory space and dormitories of approximately 5,000 square meters, pursuant to a written lease agreement entered between us and NIVS.  The lease agreement, which has a term that commenced on July 1, 2008 and ends on July 1, 2010, provides that we pay a monthly fee of RMB 25,000, or $3,700, to the lessor, Huizhou NIVS Audio & Video Technology Company Limited.

In addition, we leased factory space of approximately 1,200 square meters under a lease agreement dated March 30, 2007.  Pursuant to the lease agreement that we entered into with Zhongshan Guzhen Shunkand Store, the monthly rent was set at RMB 8,640, or $1,300, per month.  The term of the lease was from April 15, 2007 to April 14, 2009.  On April 8, 2009, we entered into an agreement to extend the lease term until April 2010 on the same terms.

Our principal corporate offices are located in the PRC at No. 29 & 31 Huanzhen West Road, Shuikou Town, Huizhou City, Guangdong, People’s Republic of China 516005.

Legal Proceedings

We are not involved in any material legal proceedings.

MANAGEMENT

Executive Officers, Directors and Key Employees

The following individuals constitute our board of directors and executive management as of the date of this prospectus.

Name	Age	Position
Li Xuemei	45	Chief Executive Officer, President, and Chairman of the Board
Dong Bin	41	Chief Operating Officer
Wu Shiliang	40	Executive Vice President, Sales and Marketing and Director
Kui (Kevin) Jiang	42	Chief Financial Officer and Corporate Secretary
Michael Askew	61	Director
Zhang Hongfeng	45	Director
Su Yang	41	Director

Ms. Li Xuemei was appointed as our Chief Executive Officer, President, and Chairman of the Board upon the close of the Share Exchange in January 2010.  Ms. Li has served as the Executive Director of Hyundai Lighting Electric (Huizhou) Co., Ltd. since July 2008. From February 2009 to the present, Ms. Li served as sole director of China Intelligent Electronic Holding Limited. From March 2008 to June 2009, Ms. Li served as general manager of Hyundai Lighting Electric (Huizhou) Co., Ltd., and from July 2005 to July 2008, Ms. Li served as director of Hyundai Lighting Electric (Huizhou) Co., Ltd., a company in the business of manufacturing and distributing lighting products and accessories.  Ms. Li received an associate’s degree from Zhejiang Industry & Trade Polytechnic in 1987.  We believe that Ms. Li’s knowledge of all aspects of the Company’s business and her historical understanding of its operations, combined with her years of experience in the lighting industry and her drive for innovation and excellence, position her well to serve as our Chairman and Chief Executive Officer.

Mr. Dong Bin was appointed as our Chief Operating Officer upon the close of the Share Exchange in January 2010.  Mr. Dong has served as general manager of Hyundai Lighting Electric (Huizhou) Co., Ltd. since June 2009. From February 2006 to May 2009, Mr. Dong served as secretary-general of Huizhou Lighting Association as a consultant for various lighting enterprises. Mr. Dong received a bachelor’s degree in radio, film and television from Communication University of China in 2001.

Mr. Wu Shiliang was appointed as our Executive Vice President, Sales and Marketing and Director upon the close of the Share Exchange in January 2010.  Mr. Wu has served as vice general manager of Hyundai Lighting Electric (Huizhou) Co., Ltd. since March 2008. From July 2005 to March 2008, Mr. Wu served as sales director of Hyundai Lighting Electric (Huizhou) Co., Ltd, and from March 2008 to July 2008, Mr. Wu served as director of Hyundai Lighting Electric (Huizhou) Co., Ltd. From March 1999 to May 2005, Mr. Wu served as vice sales director in Rhine Hong Kong Electronics (Huizhou) Co., Ltd., which focused on the business of lighting products and accessories. Mr. Wu received an associate’s degree of industry and business administration from Huizhou Radio & TV University in 1998.  We believe Mr. Wu’s qualifications to sit on our Board of Directors include his extensive sales and marketing experience in the lighting industry, as well as his executive leadership and management experience.

Mr. Kui (Kevin) Jiang was appointed as our Chief Financial Officer and Corporate Secretary in May 2010.  Mr. Jiang served as a senior auditor and audit supervisor at Davidson & Company, LLP, a full service chartered accountancy firm, from November 2005 to November 2009.  Prior to that, Mr. Jiang was a senior tax associate at Mah & Associates, LLP, a CPA firm, from September 2002 to September 2005, and was an accountant with Odenberg Ullakko Muranishi & Co., LLP, a CPA firm, from July 1999 to August 2002. From September 1989 to April 1992, Mr. Jiang served as the chief auditor at the Bureau of Auditing at the government of Liuzhou, China. Mr. Jiang is a certified public accountant in the United States.  He received a bachelor’s degree in auditing from Central-South University of Business and Economics in 1989 and a master’s degree in accounting from Golden Gate University in 1999.

Mr. Michael Askew was appointed as a director of our company in March 2010.  Mr. Askew served as the President and CEO of United Commercial Bank (China) Ltd. from January 2008 to December 2008, when he retired from the bank.  From April 2003 to December 2007, he served as the vice president of business development and risk management before becoming the president of Business Development Bank (“BDB”), a foreign invested commercial bank incorporated in China that is based in Shanghai and serves exclusively the national SME sector.   In 2007, Mr. Askew assisted in the sale of the bank to its present US shareholder.  Prior to 2003, Mr. Askew led the Asia operations of the Banco Exterior de Espana (now BBVA) in Hong Kong and later the PRC banking activities of Belgium’s KBC and accumulated considerable international experience as a commercial and investment banker in the UK, Sweden, USA, Brazil and Spain.  Mr. Askew practiced for five years as a chartered accountant and auditor with the London firm of Peat Marwick Mitchell & Co.  He obtained his Chartered Accountant license in 1973 and a Modern Languages degree from the University of London in 1970.  We believe that Mr. Askew’s background as a chartered accountant, along with his more than 40 years of experience in the financial and banking industry and as the founding director and President of a foreign-owned PRC Bank, provides a unique perspective to the Board.

Mr. Zhang Hongfeng was appointed as a director of our company in March 2010.  Since October 1999, Mr. Zhang has served as the vice general manager of Huizhou Dawei Electronics Co., Ltd., a company specialized in automobile electronics.  From July 1996 to September 1999, Mr. Zhang served as vice general manager of Huizhou Jinlong Electronics Co., Ltd., a company specialized in electronics products.  From April 1992 to June 1996, Mr. Zhang served as manager of Huizhou Duopu Technology Co., Ltd., a company specialized in computer.  From October 1988 to March 1992, Mr. Zhang served as chief of Material Department of Zhongou Electronics Co., Ltd., a company specialized in automobile electronics.  Mr. Zhang received a bachelor degree in computer science from Guilin University of Electronic Technology in 1988. We believe that Mr. Zhang’s broad knowledge of the electronics industry, as well as his experience in marketing and research and development, well qualifies Mr. Zhang to serve on our Board.

Mr. Su Yang was appointed as a director of our company in April 2010. Since March 2008, Mr. Su has served as the managing partner of Wuzhou Songde Certified Public Accountants.  From December 2004 to February 2008, Mr. Su served as the managing partner of Shenzhen Taiyang Certified Public Accountants.  Mr. Su has extensive experience in providing audit, appraisal and managerial advisory services to Chinese enterprises that are seeking to list in China or overseas.  He also currently serves as the independent non-executive director of Jutal Offshore Oil Services Co. Limited and Edan Instruments, Inc.   Mr. Su is a certified public accountant practicing in China.  He received a bachelor degree in Accounting from Hunan University in 1992 and a master degree in Business Management from Cheung Kong Graduate School of Business in 2010.  We believe that Mr. Su’s qualifications to sit on our Board of Directors include his 15 years of experience as a certified public accountant and his extensive knowledge of the capital markets.

Family Relationships

There are no family other relationships among any of the officers and directors.

Involvement in Certain Legal Proceedings

There have been no events under any bankruptcy act, no criminal proceedings and no judgments, injunctions, orders or decrees material to the evaluation of the ability and integrity of any director, executive officer, promoter or control person of the Company during the past ten years.

The Company is not aware of any legal proceedings in which any director, nominee, officer or affiliate of the Company, any owner of record or beneficially of more than five percent of any class of voting securities of the Company, or any associate of any such director, nominee, officer, affiliate of the Company, or security holder is a party adverse to the Company or any of its subsidiaries or has a material interest adverse to the Company or any of its subsidiaries.

The Board of Directors and Committees

Under the listing standards of the NYSE Amex, a listed company’s board of directors must consist of a majority of independent directors. Certain exceptions are available for this requirement but we do not qualify for any such exception. Currently, our board of directors has determined that each of the non-management directors, Michael Askew, Su Yang, and Zhang Hongfeng is an “independent” director as defined by the listing standards of NYSE Amex currently in effect and approved by the U.S. Securities and Exchange Commission (“SEC”) and all applicable rules and regulations of the SEC. All members of the Audit, Compensation and Nominating Committees satisfy the “independence” standards applicable to members of each such committee. The board of directors made this affirmative determination regarding these directors’ independence based on discussions with the directors and on its review of the directors’ responses to a standard questionnaire regarding employment and compensation history; affiliations, family and other relationships; and transactions with the Company. The board of directors considered relationships and transactions between each director or any member of his immediate family and the Company and its subsidiaries and affiliates. The purpose of the board of director’s review with respect to each director was to determine whether any such relationships or transactions were inconsistent with a determination that the director is independent under the NYSE Amex rules.

Audit Committee

We established our Audit Committee in March 2010. The Audit Committee consists of Michael Askew, Su Yang, and Zhang Hongfeng, each of whom is an independent director. Michael Askew, Chairman of the Audit Committee, is an “audit committee financial expert” as defined under Item 407(d) of Regulation S-K. The purpose of the Audit Committee is to represent and assist our board of directors in its general oversight of our accounting and financial reporting processes, audits of the financial statements and internal control and audit functions. The Audit Committee’s responsibilities include:

—
The appointment, replacement, compensation, and oversight of work of the independent auditor, including resolution of disagreements between management and the independent auditor regarding financial reporting, for the purpose of preparing or issuing an audit report or performing other audit, review or attest services.

—
Reviewing and discussing with management and the independent auditor various topics and events that may have significant financial impact on our company or that are the subject of discussions between management and the independent auditors.

The board of directors has adopted a written charter for the Audit Committee. A copy of the Audit Committee Charter is posted on our corporate website at http://hyundai-elc.com/english/.

Compensation Committee

We established our Compensation Committee in March 2010. The Compensation Committee consists of Su Yang and Zhang Hongfeng, each of whom is an independent director.  Su Yang is the Chairman of the Compensation Committee. The Compensation Committee is responsible for the design, review, recommendation and approval of compensation arrangements for our directors, executive officers and key employees, and for the administration of our equity incentive plans, including the approval of grants under such plans to our employees, consultants and directors. The Compensation Committee also reviews and determines compensation of our executive officers, including our Chief Executive Officer. The board of directors has adopted a written charter for the Compensation Committee. A current copy of the Compensation Committee Charter is posted on our corporate website at: http://hyundai-elc.com/english/.

Nominating Committee

The Nominating Committee consists of Zhang Hongfeng and Su Yang, each of whom is an independent director. Zhang Hongfeng is the Chairman of the Nominating Committee. The Nominating Committee assists in the selection of director nominees, approves director nominations to be presented for stockholder approval at our annual general meeting and fills any vacancies on our board of directors, considers any nominations of director candidates validly made by stockholders, and reviews and considers developments in corporate governance practices. The board of directors has adopted a written charter for the Nominating Committee. A current copy of the Nominating Committee Charter is posted on our corporate website at: http://hyundai-elc.com/english/.

Code of Business Conduct and Ethics

Our board of directors has adopted a Code of Business Conduct and Ethics, which applies to all directors, officers and employees. The purpose of the Code is to promote honest and ethical conduct. The Code is posted on our corporate website located at http://hyundai-elc.com/english/, and is available in print, without charge, upon written request to us at China Intelligent Lighting and Electronics, Inc., No. 29 & 31 Huanzhen West Road, Shuikou Town, Huizhou City, Guangdong, China 516005.  We intend to post promptly any amendments to or waivers of the Code on our corporate website.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Compensation Before the Share Exchange

Prior to the closing of the Share Exchange on January 15, 2010, we were a “blank check” shell company named SRKP 22, Inc. that was formed to investigate and acquire a target company or business seeking the perceived advantages of being a publicly held corporation.  The only officers and directors of SRKP 22, Inc., Richard Rappaport and Anthony Pintsopoulos, SRKP 22’s President and Chief Financial Officer, respectively, did not receive any compensation or other perquisites for serving in such capacities.  Messrs. Rappaport and Pintsopoulos resigned from all of their executive and director positions with SRKP 22 upon the closing of the Share Exchange and are no longer employed by or affiliated with our company.

Prior to the closing of the Share Exchange, our current named executive officers were compensated by Hyundai Light until the closing of the Share Exchange, including for the years ended December 31, 2008 and 2009.  The Chairman of the Board of Hyundai Light, Li Xuemei, determined the compensation for herself and the other executive officers of Hyundai Light that was earned in fiscal 2008 and 2009 after consulting with the board members of Hyundai Light.  In addition, the Board of Directors of Hyundai Light approved the compensation.  During the fiscal years of 2009, 2008 and 2007, the compensation for Hyundai Light’s named executive officers consisted solely of each executive officer’s salary and cash bonus.  The Board of Directors of Hyundai Light believe that the salaries paid to our executive officers during 2008 and 2009 are indicative of the objectives of its compensation program and reflect the fair value of the services provided to Hyundai Light, as measured by the local market in China.

Compensation After the Share Exchange

Upon the closing of the Share Exchange, the executive officers of Hyundai Light were appointed as our executive officers and we adopted the compensation policies of Hyundai Light, as modified for a company publicly reporting in the United States.  Compensation for our current executive officers is determined with the goal of attracting and retaining high quality executive officers and encouraging them to work as effectively as possible on our behalf.  Compensation is designed to reward executive officers for successfully meeting their individual functional objectives and for their contributions to our overall development.  For these reasons, the elements of compensation of our executive officers have traditionally been salary and bonus.  Salary is paid to cover an appropriate level of living expenses for the executive officers and the bonus is paid to reward the executive officer for individual and company achievement.

Salary is designed to attract, as needed, individuals with the skills necessary for us to achieve our business plan, to motivate those individuals, to reward those individuals fairly over time, and to retain those individuals who continue to perform at or above the levels that we expect.  When setting and adjusting individual executive salary levels, we consider the relevant established salary range, the named executive officer’s responsibilities, experience, potential, individual performance and contribution.  We also consider other factors such as our overall corporate budget for annual merit increases, unique skills, demand in the labor market and succession planning.

We determine the levels of salary as measured primarily by the local market in China.  We determine market rate by conducting a comparison with the local geographic area averages and industry averages in China.  In determining market rate, we review statistical data collected and reported by the Huizhou Labor Bureau which is published monthly.  The statistical data provides the high, median, low and average compensation levels for various positions in various industry sectors.  In particular, we use the data for the manufacturing sector as our benchmark to determine compensation levels because we operate in Huizhou City as a lighting products manufacturer.  Our compensation levels are at roughly the 80th-90th percentile of the compensation spectrum for the manufacturing sector.

Corporate performance goals include sales targets, research and development targets, production yields, and equipment utilization.  Additional key areas of corporate performance taken into account in setting compensation policies and decisions are cost control, profitability, and innovation.  The key factors may vary depending on which area of business a particular executive officer’s work is focused.  Individual performance goals include subjective evaluation, based on an employee’s team-work, creativity and management capability, and objective goals such as sales targets.  We have not paid bonuses to our executive officers in the past.  If we successfully complete our proposed listing of our common stock on the NYSE Amex, we expect to pay bonuses to our executive officers based if corporate and individual performance goals are met.  Generally, the amount of a bonus, when awarded, will be equal to one month’s salary plus 5% to 25% of the individual’s annual salary.  If the corporate and individual goals are fully met, the bonus will be closer to the top end of the range.  If the goals are only partially met, the amount of the bonus will be closer to the bottom end of the range.  In no event will there be a bonus equal to more than one month’s salary if the corporate goals are not met by at least 50%.

We established a compensation committee comprised of independent directors in March 2010.  The compensation committee will perform, at least annually, a strategic review of the compensation program for our executive officers to determine whether it provides adequate incentives and motivation to our executive officers and whether it adequately compensates our executive officers relative to comparable officers in other companies with which we compete for executives.  Those companies may or may not be public companies or companies located in the PRC or even, in all cases, companies in a similar business.  Prior to the formation of the compensation committee in March 2010, Li Xuemei, upon consulting with our board members, determined the compensation for our current executive officers.  We have established a compensation program for executive officers for 2010 that is designed to attract, as needed, individuals with the skills necessary for us to achieve our business plan, to motivate those individuals, to reward those individuals fairly over time, and to retain those individuals who continue to perform at or above the levels that we expect.  If paid, bonuses for executive officers in 2010 will be based on company and individual performance factors, as described above.

If we successfully complete our proposed listing on NYSE Amex in 2010, we intend to adjust our compensation evaluations upwards in 2010, including through the payment of bonuses.  However, in such case, we do not intend to increase compensation by more than 10%.  We believe that adopting higher compensation in the future may be based on the increased amount of responsibilities and the expansion of our business to be assumed by each of the executive officers after we become a publicly listed company.

We also intend to expand the scope of our compensation, such as the possibility of granting options to executive officers and tying compensation to predetermined performance goals.  In connection with the appointment of Kui (Kevin) Jiang as our Chief Financial Officer in May 2010, we agreed to grant to Mr. Jiang options to purchase 25,000 shares of our common stock at an exercise price equal to the offering price of the shares sold in this public offering.  The grant will be made on the pricing date of this public offering.  The options will have a term of 5 years and will vest in equal installments every three months over a period of 12 months.  We also intend to adopt an equity incentive plan after the completion of this public offering and issue additional stock-based awards under the plan to aid our company’s long-term performance, which we believe will create an ownership culture among our named executive officers that fosters beneficial, long-term performance by our company.  We do not currently have a general equity grant policy with respect to the size and terms of grants that we intend to make in the future, but we expect that our compensation committee will evaluate our achievements for each fiscal year based on performance factors and results of operations such as revenues generated, cost of revenues, and net income.

Summary Compensation Table

The following table sets forth information concerning the compensation for the three fiscal years ended December 31, 2009 of the principal executive officer, principal financial officer, in addition to our three most highly compensated officers whose annual compensation exceeded $100,000, and up to two additional individuals, as applicable, for whom disclosure would have been required but for the fact that the individual was not serving as an executive officer of the registrant at the end of the last fiscal year.

Name and Position	Year	Salary	Bonus	Total
Li Xuemei	2009	$19,354	$1,613	$20,967
Chief Executive Officer and	2008	17,143	1,429	18,572
President	2007	14,795	-	14,795
Chi-wai (Gabriel) Tse (1)	2009	$665	$-	$665
Chief Financial Officer	2008	-	-	-
	2007	-	-	-
Xialong Zhou (2)	2009	$5,752	$-	$5,752
Former Chief Financial Officer	2008	-	-	-
	2007	-	-	-
Richard Rappaport (3)	2009	$-	$-	$-
Former President	2008	-	-	-
and Former Director	2007	-	-	-
Anthony Pintsopoulos (3)	2009	$-	$-	$-
Former Secretary, Former Chief	2008	-	-	-
Financial Officer, and Former	2007	-	-	-
Director

(1)
Chi-wai (Gabriel) Tse served as our Chief Financial Officer from December 2009 to May 2010. His annual compensation package is HKD 480,000, or approximately $61,900, plus a discretionary year end bonus.

(2)	Xialong Zhou served as our Chief Financial Officer in November and December 2009. Prior to Xialong Zhou joining our company, Li Xuemi was our principal financial officer.

(3)	Upon the close of the Share Exchange on January 15, 2010, Messrs. Rappaport and Pintsopoulos resigned from all positions with the Company, which they held from the Company’s inception.

Grants of Plan-Based Awards in 2009

There were no option grants in 2009.

Outstanding Equity Awards at 2009 Fiscal Year End

There were no option exercises or options outstanding in 2009.

Option Exercises and Stock Vested in Fiscal 2009

There were no option exercises or stock vested in 2009.

Pension Benefits

There were no pension benefit plans in effect in 2009.

Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation Plans

There was no nonqualified defined contribution or other nonqualified deferred compensation plans in effect in 2009.

Employment Agreements

Through China Intelligent BVI, we entered into an employment agreement dated November 23, 2009 with Xialong Zhou.  Mr. Zhou served as our Chief Financial Officer until he resigned in December 2009.  Pursuant to the employment agreement, it was originally intended for Mr. Zhou to serve for an initial period of one year at an annual salary of $50,000, in addition to issuance 10,000 shares of common stock that was to be issued on June 1, 2010.  On December 31, 2009, we entered a separation agreement pursuant to which we agreed that no shares were to be issued.

In December 2009, we, through China Intelligent BVI, entered into an employment agreement with Tse Wai Chi to serve as our Chief Financial Officer.  Mr. Tse served as our Chief Financial Officer until he resigned in May 2010.  According to the agreement, Mr. Tse was entitled to HKD480,000, or approximately US$61,900 annually, in addition to a grant of securities that is equal to HKD1,000,000, or approximately US$129,000 after one year of employment.  Mr. Tse resigned in May 2010, prior to the completion of his one year of employment, and therefore no shares will be issued pursuant to the agreement.

On May 5, 2010, we entered into an employment agreement with Kui (Kevin) Jiang regarding his employment as our Chief Financial Officer.  Pursuant to the employment agreement, Mr. Jiang will be entitled to an annual base salary of $48,873, as well as reimbursement for business travel expenses.  The initial term of the employment agreement will be 12 months, with automatic 12-month extensions, unless either party provides 30 days written notice of termination prior to the expiration of a term.  We may terminate the employment agreement with 30 days prior written notice or payment in lieu thereof.  In the event Mr. Jiang’s employment with us is terminated, we will pay Mr. Jiang on the date of termination the amount of his salary that is earned but unpaid as of the date of termination.  Pursuant to the employment agreement, Mr. Jiang will also be granted options to purchase 25,000 shares of our common stock at an exercise price equal to the offering price of the shares sold in this public offering.  The grant will be made on the pricing date of this public offering.  The options will vest in equal installments every three months over a period of 12 months.  The options will expire five years from the date of grant, provided, however, that Mr. Jiang remains continuously employed by the Company during the applicable five-year period.   If Mr. Jiang is terminated without cause, as defined in the employment agreement, or Mr. Jiang terminates his employment for good reason, as defined in the employment agreement, then all of the options that are not vested will immediately vest on the date of termination.  All options that are vested at the time of termination of employment must be exercised within 30 days of termination, provided, however, that the options may be immediately cancelled by us if Mr. Jiang’s employment is terminated for cause.

Dong Bin and Wu Shiliang are parties to employment agreements with Hyundai Light that have a term that continues through December 31, 2010.  The employment agreements are entered into on an annual basis.  Under their respective agreements, Wu Shiliang was paid a monthly salary of RMB 9,700, which is approximately US$1,422, for 2009 and will be paid RMB 10,185, or approximately US$1,490, per month for 2010, and Dong Bin was paid a monthly salary of RMB10,000, which is approximately US$1,466, for 2009 and will be paid RMB 10,500, or approximately US$1,540, per month in 2010.  Pursuant to the agreements, each employee is provided with standard holidays and leave and receives a salary as specified in the agreements. In the event an employee works overtime that has been approved by Hyundai Light, each employee will be offered compensation leave or overtime salary in accordance with the Labor Law of China. Under the employment agreements, the employees have certain obligations to maintain confidential information about the Company. Each agreement may be renewed or other changes to the agreements may be made upon the written agreement of both parties. The employment agreements provide for termination upon the occurrence of termination conditions stipulated in the agreements and in accordance with the Law of Labor Contract in China and other regulations.

Director Compensation

The following table shows information regarding the compensation earned during the fiscal year ended December 31, 2009 by members of board of directors.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
Li Xuemei(1)	-	-	-	-	-	-	-
Wu Shiliang(1)	-	-	-	-	-	-	-
Michael Askew(2)	-	-	-	-	-	-	-
Su Yang(2)	-	-	-	-	-	-	-
Zhang Hongfeng(2)	-	-	-	-	-	-	-
Richard Rappaport(3)	-	-	-	-	-	-	-
Anthony Pintsopoulos(3)	-	-	-	-	-	-	-

(1)
Upon the close of the Share Exchange on January 15, 2010, Li Xuemei and Wu Shiliang were appointed as directors of the Company.  They did not receive any compensation for their directorial services for China Intelligent BVI during 2009.

(2)
Michael Askew and Zhang Hongfeng were appointed as directors of the Company in March 2010.  Su Yang was appointed as director of the Company in April 2010.  They did not receive any compensation from China Intelligent BVI during 2009.

(3)	Upon the close of the Share Exchange on January 15, 2010, Messrs. Rappaport and Pintsopoulos resigned from all positions with the Company, which they held from the Company’s inception.

We do not currently have an established policy to provide compensation to members of our Board of Directors for their services in that capacity.  We intend to develop such a policy in the near future.

Indemnification of Directors and Executive Officers and Limitations of Liability

Under Section 145 of the General Corporation Law of the State of Delaware, we can indemnify our directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Our certificate of incorporation provides that, pursuant to Delaware law, our directors shall not be liable for monetary damages for breach of the directors’ fiduciary duty of care to us and our stockholders. This provision in the certificate of incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to us or our stockholders, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of the law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

Our bylaws provide for the indemnification of our directors to the fullest extent permitted by the Delaware General Corporation Law. Our bylaws further provide that our Board of Directors has discretion to indemnify our officers and other employees. We are required to advance, prior to the final disposition of any proceeding, promptly on request, all expenses incurred by any director or executive officer in connection with that proceeding on receipt of an undertaking by or on behalf of that director or executive officer to repay those amounts if it should be determined ultimately that he or she is not entitled to be indemnified under the bylaws or otherwise. We are not, however, required to advance any expenses in connection with any proceeding if a determination is reasonably and promptly made by our Board of Directors by a majority vote of a quorum of disinterested Board members that (i) the party seeking an advance acted in bad faith or deliberately breached his or her duty to us or our stockholders and (ii) as a result of such actions by the party seeking an advance, it is more likely than not that it will ultimately be determined that such party is not entitled to indemnification pursuant to the applicable sections of our bylaws.

We have been advised that in the opinion of the Securities and Exchange Commission, insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

We may enter into indemnification agreements with each of our directors and officers that are, in some cases, broader than the specific indemnification provisions permitted by Delaware law, and that may provide additional procedural protection. As of the date of the Share Exchange, we have not entered into any indemnification agreements with our directors or officers, but may choose to do so in the future. Such indemnification agreements may require us, among other things, to:

•	indemnify officers and directors against certain liabilities that may arise because of their status as officers or directors;

•	advance expenses, as incurred, to officers and directors in connection with a legal proceeding, subject to limited exceptions; or

•	obtain directors’ and officers’ insurance.

At present, there is no pending litigation or proceeding involving any of our directors, officers or employees in which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

China Intelligent BVI

China Intelligent BVI and Hyundai Light are either directly or indirectly wholly-owned subsidiaries of China Intelligent Lighting and Electronics, Inc. and each of which has interlocking executive and director positions with us and with each other.

Share Exchange

On January 15, 2010, SRKP 22 completed the Share Exchange with China Intelligent BVI and the former sole shareholder of China Intelligent BVI.  At the closing, China Intelligent BVI became a wholly-owned subsidiary of SRKP 22 and 100% of the issued and outstanding securities of China Intelligent BVI were exchanged for securities of SRKP 22.  An aggregate of 7,097,748 shares of common stock were issued to the sole shareholder of China Intelligent BVI and her designees.  As of the close of the Share Exchange, the sole shareholder and her designees owned approximately 71.7% of the issued and outstanding stock of SRKP 22.  Prior to the closing of the Share Exchange and the closing of the Private Placement, the stockholders of SRKP 22 agreed to the cancellation of an aggregate of 2,130,195 shares and 2,757,838 warrants to purchase shares of common stock held by them such that there were 9,893,704 shares of common stock and warrants to purchase 790,358 shares of common stock owned by them immediately after the Share Exchange and Private Placement.  The Board resigned in full and appointed Li Xuemei and Wu Shiliang to the board of directors of our company, with Li Xuemei serving as Chairman.  The Board also appointed Li Xuemei as our Chief Executive Officer and President, Chi-wai (Gabriel) Tse as our Chief Financial Officer and Corporate Secretary, Wu Shiliang as our Executive Vice President, Sales and Marketing, and Dong Bin as Chief Operating Officer.  Each of these executives and directors were executives and/or directors of China Intelligent BVI and/or its subsidiaries.

The number of shares and warrants cancelled was determined based on negotiations with the security holders of SRKP 22, Inc. and China Intelligent BVI.  As indicated in the Share Exchange Agreement, the parties to the transaction acknowledged that a conflict of interest existed with respect to the negotiations for the terms of the Share Exchange due to, among other factors, the fact that WestPark Capital, Inc. was advising China Intelligent BVI in the transaction.  Certain of the controlling stockholders and control persons of WestPark Capital, Inc. were also, prior to the completion of the Share Exchange, controlling stockholders and control persons of SRKP 22, Inc.  Under these circumstances, the sole shareholder of China Intelligent BVI and the shareholders of SRKP 22 negotiated an estimated value of China Intelligent BVI and its subsidiaries, an estimated value of the shell company (based on similar recent public shell transactions), and the mutually desired capitalization of the company resulting from the Share Exchange.

With respect to the determination of the amounts of shares and warrants cancelled, the value of the shell company was derived primarily from its utility as a public company platform, including its good corporate standing and its timely public reporting status, which was expected to allow us to list our stock on a national securities exchange and raise capital at an appropriate price per share; the services provided by WestPark Capital, Inc. were not a consideration in determining this aspect of the transaction.  Under these circumstances and based on these factors, the sole shareholder of China Intelligent BVI and the shareholders of SRKP 22 agreed upon the amount of shares and warrants to be cancelled.  Further to such negotiations, we paid a total of $600,000 in connection with the Share Exchange to acquire the SRKP 22, Inc. shell corporation, such fee consisting of $350,000 paid to WestPark Capital, Inc., which is the placement agent in the Private Placement as described below, and $250,000 paid to a third party unaffiliated with China Intelligent BVI, Hyundai Light or WestPark Capital, Inc. in connection with the third party’s services as an advisor to the Company, including assisting in preparations for the Share Exchange and the Company’s listing of securities in the United States.  In addition, we paid a $140,000 success fee to WestPark Capital, Inc. for services provided in connection with the Share Exchange, including coordinating the Share Exchange transaction process, interacting with the principals of the shell corporation and negotiating the definitive purchase agreement for the shell, conducting a financial analysis of China Intelligent BVI, conducting due diligence on China Intelligent BVI and its subsidiaries, and managing  the interrelationship between legal and accounting activities.  We also reimbursed WestPark Capital, Inc. a total of $80,000 for expenses related to its due diligence.  All of the fees due to WestPark Capital, Inc. and to the unaffiliated third party in connection with the Share Exchange have been paid as of the date of this prospectus.

Based on the $2.54 per share offering price of the common shares issued in the private placement on January 15, 2010, as described below, the 1,418,001 shares retained by the SRKP 22 shareholders had an implied monetary value of approximately $3.6 million.  Assuming exercise of the 790,358 warrants also retained by the SRKP 22 shareholders, 2,208,359 shares would have been retained by the SRKP 22 shareholders with an implied monetary value of approximately $5.6 million.  The implied monetary value of the retained shares was calculated based on the $2.54 per share offering price, without regard to liquidity, marketability, or legal or resale restrictions; accordingly, such amounts should not be considered as an indication of the fair value of the retained shares.

WestPark Capital, Inc.

Some of the controlling stockholders and control persons of WestPark Capital, Inc., our placement agent in the Private Placement and an underwriter in this offering, were also, prior to the completion of the Share Exchange, controlling stockholders and control persons of SRKP 22, Inc., our predecessor.  These persons include Richard Rappaport, who is the Chief Executive Officer of WestPark Capital, Inc. and who indirectly holds a 100% interest in WestPark Capital and who also was the President and a significant stockholder of SRKP 22, Inc. prior to the Share Exchange.  Anthony C. Pintsopoulos, who is the President and Treasurer of WestPark Capital, Inc. and who was also one of the significant stockholders and an officer and director of SRKP 22, Inc. prior to the Share Exchange. Kevin DePrimio and Jason Stern, each employees of WestPark Capital, Inc., were also stockholders of SRKP 22, Inc.  In addition, Richard Rappaport is the sole owner of the membership interests of the parent of the placement agent.  Each of Messrs. Rappaport and Pintsopoulos resigned from all of their executive and director positions with the Company upon the closing of the Share Exchange.  Mr. Rappaport beneficially owned 16.8% of our common stock immediately after the Share Exchange. Collectively Messrs. Rappaport, Pintsopoulos, DePrimio and Stern beneficially own 18.5% of our common stock immediately after the Share Exchange and Private Placement. The placement agent was paid a commission equal to 8% of the gross proceeds from the financing and a 4% non-accountable expense allowance.  We are also retaining WestPark Capital, Inc. for a period of six months following the closing of the Private Placement to provide us with financial consulting services for which we will pay WestPark Capital, Inc. $6,000 per month.

WestPark Capital, Inc. is also one of the Underwriters in this offering.  Subject to the terms and conditions of the underwriting agreement dated [_________], 2010, WestPark Capital, Inc. has agreed to purchase from us the number of shares set forth in the “Underwriting” section of this prospectus at the public offering price less the underwriting discounts and commissions indicated in the “Underwriting” section.  In addition, we have agreed to pay the Underwriters an aggregate non-accountable expense allowance of 2.5% of the gross proceeds of this offering.  Based on the mid-range point of the per share offering price of $4.50 and the sale by us of 3,500,000 shares of common stock offered in this offering, we will pay the Underwriters a non-accountable fee to underwriters equal to approximately $393,750.  The Underwriters will also receive warrants to purchase a number of share equal to 5% of the shares of our common stock sold in connection with this offering excluding the shares sold in the over-allotment option.  The warrants will be exercisable at a per share price equal to 120% of the offering price of this offering.

The Underwriters have a 60-day option to purchase up to 525,000 additional shares of common stock at the public offering price solely to cover over-allotments, if any, if the Underwriters sell more than 3,500,000 shares of common stock in this offering. The Underwriters agreed to purchase 58.6% of the over-allotment shares from the selling stockholders identified in this prospectus and the remaining shares from us.  We will not receive any proceeds from the sale of the shares, if any, by the selling stockholders.  If the Underwriters exercise this option in full, the total underwriting discounts and commissions will be $[__], and total proceeds, before expenses, to the selling stockholders will be $[__] and the total proceeds to us, before expenses, from the over-allotment option exercise will be $[__].

See “Underwriting” on page 90 of this prospectus for more information.

Tianfu Li and the NIVS Group

Li Tianfu is the founder and a former owner, officer, and director of Hyundai Light and Electric (HZ) Co., Ltd. (“Hyundai HZ”) and Korea Hyundai Light & Electric (Intl) Holding Limited (“Hyundai HK”). Mr. Li’s ownership of Hyundai Light was held through China Intelligent Electric Holding Limited (“China Intelligent”), of which Mr. Li was the 100% owner. In March 2007, Mr. Li transferred his entire equity interest to Ms. Jing Xiangying. After the transfer, Mr. Li ceased to serve as a director of Hyundai HK and Hyundai HZ, and Mr. Li’s sister, Ms. Li Xuemei, became the executive director and general manager of Hyundai HZ. Ms. Li Xuemei is our Chief Executive Officer, President, and Chairman of the Board. Mr. Li is also the founder, largest shareholder, and Chief Executive Officer and Chairman of the Board of NIVS IntelliMedia Technology Group, Inc., which is a company with which we conduct business.

Rental of Manufacturing Facilities

We lease our manufacturing facilities, which consist of our factory space and dormitories of approximately 5,000 square meters, pursuant to a written lease agreement entered between us and Huizhou NIVS Audio & Video Technology Company Limited, which is a subsidiary of NIVS IntelliMedia Technology Group, Inc. The lease agreement, which has a term that commenced on July 1, 2008 and ends on July 1, 2010, provides that we pay a monthly fee of RMB 25,000, or $3,700. In addition, Huizhou NIVS Audio & Video Technology Company Limited, that leases the factory to us is required to and has obtained a Guangdong Province Pollution Discharge Certificate issued by Huizhou Environment Protection Bureau and is responsible for the disposal of the waste in accordance with applicable environmental regulations.

Loan Transactions

From June 2005 to November 2008, Hyundai HZ and Hyundai HK would enter into loan transactions with the NIVS Group and/or Mr. Li pursuant to which we would loan and borrow funds from each other. The loans were for temporary funding of our business operations. The aggregate amount that was due to (from) NIVS Group and/or Mr. Li for the years ended December 31, 2009, 2008 and 2007 was $0, $0, and $0.5 million, respectively. Other than a loan to the supplier of Hyundai HZ, as described below, all of the loans were unsecured with no fixed repayment date. The loans were borrowed and repaid frequently. Normally, it was agreed that the loan amounts were to be paid back within three to six months from the date of the loan transaction. We ceased to enter into the loan transactions in November 2008.

Our loans from NIVS Group and Mr. Li included a loan to a supplier of Hyundai HZ in the amount of 38,474,900RMB, which is equal to approximately U.S. $5.5 million, in March 2008. The note carried an interest rate of 1.5% per month and was guaranteed by Hyundai HZ. If the note was not repaid on time, a penalty of 0.5% was to be assessed on the total note amount. On June 16, 2008, a supplemental agreement was signed by the parties to amend the note’s maturity date to December 31, 2008. Hyundai HZ repaid to the NIVS Group the principal amount under the loan on November 24, 2008, in the amount of RMB 38,039,000. Hyundai HZ effected the repayment by borrowing the principal from a third party with interest expense of RMB 1,086,478. On November 28, 2008, Hyundai HZ repaid the interest amount due, which was RMB 3,719,611. After effecting the repayment of the loan that was made by its supplier, Hyundai HZ offset the repayment amounts against amounts that Hyundai HZ owed to the supplier for lighting products that supplier had provided to Hyundai HZ.

Other than the loan to the supplier of Hyundai HZ, all of the loans were unsecured with no fixed repayment date. The loans were borrowed and repaid frequently. Normally, it was agreed that the loan amounts were to be paid back within three to six months from the date of the loan transaction. We ceased to enter into the loan transactions in November 2008.

At the time of the loans, Mr. Li was the 100% owner of Hyundai HK, which was the 100% owner of Hyundai HZ. He was also a director of the entities. On July 18, 2008, Mr. Li sold his 100% ownership in Hyundai HK to China Intelligent Electronic Holding Company Limited., which was transferred to Ms. Jin Xiang Ying and obtained by us on January 15, 2010 upon the closing of the Share Exchange.

In November 2008, we ceased to enter into the loan transactions with Mr. Li and NIVS Group. On November 28, 2008, Hyundai HZ and Hyundai HK entered into a Debt Repayment and Set-Off Agreement with Mr. Li. Pursuant to the Agreement, as it was amended on December 22, 2008, Hyundai HZ and Hyundai HK agreed to completely and immediately repay all outstanding loan amounts that owed by them. Pursuant to the Debt Repayment and Set-Off Agreement, Hyundai HZ and Hyundai HK repaid an aggregate of $996,433 to Mr. Li and the NIVS Group such that Hyundai HZ and Hyundai HK no longer owed any loan amounts to Mr. Li or the NIVS Group.

In October and December 2008, Hyundai HK and China Intelligent entered into a debt forgiveness agreement with Mr. Li pursuant to which Mr. Li agreed to waive approximately $0.9 million and $0.2 million owed to Mr. Li by the parties, respectively. As of December 31, 2008, we and our subsidiaries had no debt owed to Mr. Li and the resulting contributed capital from such debt forgiveness from Mr. Li was approximately $1.2 million.

Sale of Raw Materials

From time to time, we sell raw materials to the NIVS Group. For the years ended December 31, 2008 and 2007, we sold an aggregate amount of approximately $898,000 and $519,000, respectively, of raw materials to the NIVS Group, from which we received approximately $214,000 and $54,000, in net profit, respectively. We had no such sales during the three months ended March 31, 2010 and for the year ended December 31, 2009.

We believe that sales transactions are at fair market value and are on terms comparable to those that would have been reached in arm’s-length negotiations had the parties been unaffiliated at the time of the negotiations.

Transfer of Intellectual Property Rights

Tianfu Li was the original owner of five patents in China that we rely on in the operation of our business. Pursuant to two patent transfer certificates dated June 1, 2008 Mr. Li transferred the patents to Hyundai HZ. Mr. Li did not receive any consideration for the transfer and assignment of the intellectual property rights to Hyundai HZ.

Indemnification Agreement for Value Added Tax

In 2007, through our subsidiary Hyundai Light, we received an approval from the local agent of national taxation authority, the State Taxation Bureau of Huicheng District, Huizhou, Guangdong (the “Huicheng Taxation Bureau”), to pay a 4% simplified VAT for fiscal years 2008, 2009, and 2010 for sales of certain products in the PRC. As a result of this approval, our total tax savings for fiscal 2008 and 2009 was more than approximately $7.0 million; there will be additional tax savings in fiscal 2010.

In January 2010, we entered into an Indemnification Agreement and Security Agreement with Li Xuemei, our Chief Executive Officer and Chairman of the Board, pursuant to which Ms. Li agreed to indemnify and pay to us amounts that would make us whole for any tax liability, penalty, loss, or other amounts expended as a result of any removal of our reduced 4% simplified VAT rate, including any requirement to make up all of the underpaid taxes. The primary reason that Ms. Li entered into the agreement was due to the possibility that the grant of the reduced VAT tax rate to us by the Huicheng Taxation Bureau may be overturned by higher levels of the PRC government and the potential negative effects on our results of operations and financial position if such event were to occur. We believed that investors may be reluctant to participate in the Private Placement that we conducted concurrently with the Share Exchange.  Ms. Li believed that the revocation of the reduced VAT rate is remote, as does our management.  The reasons that Ms. Li and our management believe that the revocation of the reduced VAT rate is remote are:

•	the VAT reduction was granted by a governmental unit with authority to do so;
•	the rate reduction was done with all facts known by all parties;
•	we have no knowledge of similar revocations, nor are there any known court cases or administrative matters of which we are aware in which a revocation has taken place; and
•	the issuance of the rate reduction by local authorities was by an appropriately sanctioned administrative procedure.

Ms. Li did not have a material relationship to our company’s receipt of approval for 4% simplified VAT from the local agent of Huicheng Taxation Bureau; however, she desired that the Private Placement and Share Exchange be completed and she volunteered to indemnify us against our losses if such revocation occurred.   Pursuant to the terms of the Indemnification Agreement and Security Agreement, if Ms. Li is unable to or fails to pay all such amounts due to us under the agreement, we would have the right to obtain the proceeds from a forced sale of the real estate property secured under the Security Agreement; and if such sale proceeds were insufficient to cover amounts due to us, we would be able to cancel a number of shares of common stock in our company held by Ms. Li in an amount equal any shortfall.

Policy for Approval of Related Party Transactions

In March 2010, we established an Audit Committee and adopted an Audit Committee Charter.  The Charter contains our policy for approval of related party transactions.  Our policy is to have our Audit Committee review and pre-approve any related party transactions and other matters pertaining to the integrity of management, including potential conflicts of interest, trading in our securities, or adherence to standards of business conduct as required by our policies.

BENEFICIAL OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, MANAGEMENT,
AND SELLING STOCKHOLDERS

Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage of ownership of that person, shares of common stock subject to options and warrants held by that person that are currently exercisable or become exercisable within 60 days of the date of this prospectus are deemed outstanding even if they have not actually been exercised. Those shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

The following table sets forth certain information with respect to beneficial ownership of our common stock based on issued and outstanding shares of common stock before and after the offering, by:

•	Each person known to be the beneficial owner of 5% or more of our outstanding common stock;

•	Each executive officer;

•	Each director;

•	All of the executive officers and directors as a group; and

•	Each selling stockholder.

The number of shares of our common stock outstanding as of the date of this prospectus, excludes up to 3,500,000 shares of our common stock to be offered by us in a firm commitment public offering concurrently herewith.  Unless otherwise indicated, the persons and entities named in the table have sole voting and sole investment power with respect to the shares set forth opposite the stockholder’s name, subject to community property laws, where applicable.  Unless otherwise indicated, the address of each beneficial owner listed in the table is c/o China Intelligent Lighting and Electronics, Inc., No. 29 & 31, Huanzhen Road, Shuikou Town, Huizhou, Guangdong, China.

		Beneficial Ownership Before the Offering		Number of	Beneficial Ownership After the Offering
Name and Address of Beneficial Owner	Title	Shares of Common Stock	Percent of Class(1)	Shares Being Offered(2)	Shares of Common Stock	Percent of Class(3)
Directors and Executive Officers
Li Xuemei	Chief Executive Officer, President, and Chairman of the Board	3,809,348	38.5%	-	3,809,348	28.4%
Kui (Kevin) Jiang	Chief Financial Officer and Corporate Secretary	-	-	-	-	-
Wu Shiliang	Executive Vice President, Sales and Marketing and Director	-	-	-	-	-
Dong Bin	Chief Operating Officer	-	-	-	-	-
Michael Askew	Director	-	-	-	-	-
Su Yang	Director	-	-	-	-	-
Zhang Hongfeng	Director	-	-	-	-	-
Officers and Directors as a Group (total of 7 persons)		3,809,348	38.5%	-	3,809,348	28.4%
5% or More Owners
Richard A. Rappaport(4) 1900 Avenue of the Stars, Suite 310 Los Angeles, CA 90067		1,774,435	16.8%	-	1,774,435	12.6%
WestPark Capital Financial Services, LLC(5) 1900 Avenue of the Stars, Suite 310 Los Angeles, CA 90067		1,472,346	14.0%	-	1,472,346	10.5%

(1)	Based on 9,893,704 shares of common stock issued and outstanding as of May 14, 2010.

(2)	Up to 525,000 shares may be sold by the selling stockholders and us if the Underwriters exercise the over-allotment option. See “Selling Stockholders” table that follows.

(3)
Based on 13,393,704 shares of common stock, which consists of (i) 9,893,704 shares of common stock issued and outstanding as of May 14, 2010, and (ii) 3,500,000 shares of common stock issued in the public offering.  This amount (i) excludes the 217,548 shares of our common stock that we may issue upon the Underwriters’ over-allotment option exercise, (ii) excludes 790,358 shares of common stock underlying warrants that are exercisable at $0.0002 per share, and (iii) is not affected by the 307,452 shares that the Underwriters may be purchased from selling stockholders named below.

(4)
Richard A. Rappaport served as President and director of the Company prior to the Share Exchange.  Includes 146,880 shares of common stock and a warrant to purchase 46,457 shares of common stock owned by Mr. Rappaport, in addition to the shares of common stock and warrants to purchase common stock owned by the Amanda Rappaport Trust and the Kailey Rappaport Trust (together, the “Rappaport Trusts”) and WestPark Capital Financial Services, LLC, which totals 941,466 shares and 639,632 warrants.  Mr. Rappaport, as Trustee of the Rappaport Trusts and CEO and Chairman of WestPark Capital Financial Services, LLC, may be deemed the indirect beneficial owner of these securities and disclaims beneficial ownership of the securities except to the extent of his pecuniary interest in the securities.

(5)
Consists of 858,846 shares and a warrant to purchase 613,500 shares owned by WestPark Capital Financial Services, LLC, of which Mr. Rappaport is CEO and Chairman. Mr. Rappaport may be deemed the indirect beneficial owner of these securities and disclaims beneficial ownership of the securities except to the extent of his pecuniary interest in the securities.

Selling Stockholders

The Underwriters have a 60-day option to purchase up to 525,000 additional shares of common stock at the public offering price solely to cover over-allotments, if any, if the Underwriters sell more than 3,500,000 shares of common stock in this offering (the “Over-allotment Shares”).  The Underwriters agreed to purchase 58.6% of the Over-allotment Shares, or 307,452 shares, from the selling stockholders identified in this prospectus and the remaining 41.4%, or 217,548 shares, will be purchased from us.  We will not receive any proceeds from the sale of the shares, if any, by the selling stockholders.  The selling stockholders acquired their shares in the private placement that we conducted on January 15, 2010 pursuant to which we sold we sold an aggregate of 1,377,955 shares of common stock for a total of $3.5 million.

Except as indicated below, no selling stockholder is the beneficial owner of any additional shares of common stock or other equity securities issued by us or any securities convertible into, or exercisable or exchangeable for, our equity securities. Except as indicated below, no selling security holder is a registered broker-dealer or an affiliate of a broker-dealer.

Except as described below, none of the selling stockholders, to our knowledge, has had a material relationship with our company other than as a shareholder at any time within the past three years.

	Beneficial Ownership Before the Offering			Number of	Beneficial Ownership After the Offering
Name of Selling Stockholder	Shares of Common Stock		Percent of Class(1)	Shares Being Offered(2)	Shares of Common Stock	Percent of Class(3)
MidSouth Investor Fund LP	137,795	(4)	1.4%	36,751	101,044	*
Micro PIPE Fund I, LLC	75,000	(5)	*	20,003	54,997	*
Berg, Howard	69,685		*	18,586	51,099	*
J&N Invest LLC	68,268	(6)	*	18,208	50,060	*
Kuber, Douglas	50,000		*	13,335	36,665	*
Stellar Capital Fund LLC	50,000	(7)	*	13,335	36,665	*
Delaware Charter , Tax Id #51-0099493, FBO David H Clarke R/O IRA #2056-8346, C/O Legent Clearing, 9300 Underwood Sutie 400, Omaha, NE 68114	40,354	(8)	*	10,762	29,592	*
Colman, Frederic	35,236		*	9,397	25,839	*
Daybreak Special Situations Mater Fund, Ltd.	30,000	(9)	*	8,001	21,999	*
S. Gerlach & L. Gerlach, TTEE FBO Stanley Wayne Gerlach, Jr. & Linda Bozarth Gerlach	29,528	(10)	*	7,875	21,653	*
Clarke, David H.	29,291		*	7,812	21,479	*
Rothstein, Norman	25,000		*	6,667	18,333	*
Metsch, Richard	23,622		*	6,300	17,322	*
Merkel, Charles M.	22,441		*	5,985	16,456	*
Donald, Linda Lou	19,685		*	5,250	14,435	*
Jordon, David L.	19,685		*	5,250	14,435	*
Tangiers Investors LP	19,685	(11)	*	5,250	14,435	*
Tedesco, Joseph and Gino	15,700		*	4,187	11,513	*
Pawliger, Richard	15,000		*	4,000	11,000	*
Antin, Norman B.	12,500		*	3,334	9,166	*
Boyer, David L.	11,811		*	3,150	8,661	*
Blisko, Solomon	11,795		*	3,146	8,649	*
Hoefer, Richard and Donna	11,024		*	2,940	8,084	*
BDB Irrevocable Family Trust D/T/D 7/20/07 Duane H. Butcher TTEE	10,236	(12)	*	2,730	7,506	*
Antunes, Louis Philippe	10,000		*	2,667	7,333	*
Kendall, Peter M.	10,000	(13)	*	2,667	7,333	*
Mickelson Living Trust	10,000		*	2,667	7,333	*
Rothstein, Steven	10,000		*	2,667	7,333	*
Silverberg, Lawrence	10,000		*	2,667	7,333	*
Gordon, Morton	9,843		*	2,625	7,218	*
Lefkowitz, Harold	9,843		*	2,625	7,218	*
Woolam, Gerald L.	9,843		*	2,625	7,218	*
Frederic Colman C/F Daniela Colman	8,858	(14)	*	2,362	6,496	*
Frederick and Karen Stahl TTEE	7,874	(15)	*	2,100	5,774	*
McCartney, Timothy	7,874		*	2,100	5,774	*
Ulrich, Max	7,874	(16)	*	2,100	5,774	*
Miriam S. Mooney Trust F/B/O David Forrer	7,717	(17)	*	2,058	5,659	*
Miriam S. Mooney Trust F/B/O Joan Connolly	7,677		*	2,047	5,630	*
Darwin, Charles Barnes II	7,500		*	2,000	5,500	*
Forrer, John O.	7,008		*	1,869	5,139	*
Chazanovitz, David A.	7,000		*	1,867	5,133	*
Grossman, Martin	6,294		*	1,679	4,615	*
Seidenfeld, Steven	6,000		*	1,600	4,400	*
Miriam S. Mooney Trust F/B/O Catherine Sotto	5,984	(18)	*	1,596	4,388	*

	Beneficial Ownership Before the Offering			Number of	Beneficial Ownership After the Offering
Name of Selling Stockholder	Shares of Common Stock		Percent of Class(1)	Shares Being Offered(2)	Shares of Common Stock	Percent of Class(3)
Katz, David C.	5,906		*	1,575	4,331	*
Lurie, William and Rita	5,906		*	1,575	4,331	*
Perry, Frank	5,906		*	1,575	4,331	*
Zeev Tafel and Yehouda Chehebar	5,750		*	1,534	4,216	*
Borell, Martin H.	5,000		*	1,333	3,667	*
Jerkins, Ken M.	5,000		*	1,333	3,667	*
Kiening, James S.	5,000		*	1,333	3,667	*
Magalnick, Daniel	5,000		*	1,333	3,667	*
Mauser, Joseph T.	5,000		*	1,333	3,667	*
Paul, Melvyn	5,000		*	1,333	3,667	*
Steenhoek, Loren	5,000		*	1,333	3,667	*
Teitelbaum, Jay	5,000		*	1,333	3,667	*
Whittle, Brian A.	5,000		*	1,333	3,667	*
Frederic Colman C/F Samuel Colman	4,921	(19)	*	1,312	3,609	*
Weissler, Alan	4,500		*	1,200	3,300	*
Blair, Chris & Julie	4,000		*	1,067	2,933	*
Jelcada, LP	3,937	(20)	*	1,050	2,887	*
Mitchell J. Lipcon Profit Sharing Keough Plan	3,937	(21)	*	1,050	2,887	*
Vanhook, Benjamin	3,750		*	1,000	2,750	*
Tyson, Darryl J.	3,346		*	892	2,454	*
Cooke, Carl G.	3,189		*	851	2,338	*
Scher, Leslie	3,170		*	845	2,325	*
Izes, Bernard and Selma	2,953		*	788	2,165	*
Yablonsky, Mitchell	2,953		*	788	2,165	*
Dolen, William J. Jr. and Louise M.	2,500		*	667	1,833	*
Feltri, Donald and Jean	2,500		*	667	1,833	*
Getz, Norman	2,500		*	667	1,833	*
Goldstein, Gary	2,500		*	667	1,833	*
Helsley, Charles	2,500		*	667	1,833	*
Huber, Raymond & Joan	2,500		*	667	1,833	*
Krauser, Jack T.	2,500		*	667	1,833	*
Matt, Jamie Michael	2,500		*	667	1,833	*
Palmatier, Steven Jon	2,500		*	667	1,833	*
Quave, Gerald J. Jr.	2,500		*	667	1,833	*
Simon, Steve	2,500		*	667	1,833	*
Stancil, Donald R.	2,500		*	667	1,833	*
Stange, David W.	2,500		*	667	1,833	*
Tafel, Zeev	2,500		*	667	1,833	*
Berry, Allan and Susan	2,100		*	560	1,540	*
Delaware Charter, Tax id #51-0099493, FBO James A DeCotis IRA #3059-4716, C/O Legent Clearing, 9300 Underwood, Suite 400, Omaha, NE 68114	2,000	(22)	*	533	1,467	*
Sasson Joury IRA	1,550		*	413	1,137	*
Cohen, Robert and Debbie	1,500		*	400	1,100	*
Delaware Charter, Tax id #51-0099493, FBO Lynita C DeCotis IRA #7537-9018, C/O Legent Clearing, 9300 Underwood, Suite 400, Omaha, NE 68114	1,000	(23)	*	267	733	*

(1)	Based on 9,893,704 shares of common stock issued and outstanding as of May 14, 2010.

(2)	This column consists of 307,452 shares that may be sold by the selling stockholders if the Underwriters exercise the over-allotment option in full.

(3)
Based on 13,393,704 shares of common stock, which consists of (i) 9,893,704 shares of common stock issued and outstanding as of May 14, 2010, and (ii) 3,500,000 shares of common stock issued in the public offering.  This amount (i) excludes the 217,548 shares of our common stock that we may issue upon the Underwriters’ over-allotment option exercise, (ii) excludes 790,358 shares of common stock underlying warrants that are exercisable at $0.0002 per share, and (iii) is not affected by the 307,452 shares that the Underwriters may be purchased from selling stockholders named above.

(4)	Lyman O. Heidtke, as general partner has voting and investment control over the shares owned by this entity.

(5)	David F. Mickelson, as managing member, has voting and investment control over the shares owned by this entity.

(6)	Jeffrey Rubin, as manager, has voting and investment control over the shares owned by this entity.

(7)	Richard Schmidt, as managing member of the general partner, has voting and investment control over the shares owned by this entity.

(8)	David H. Clarke has voting and investment control over the shares owned by this entity.

(9)	Larry Butz as managing partner of the general partner has voting and investment control over the shares owned by this entity.

(10)	Stanley Wayne Gerlach, Jr. and Linda B. Gerlach, as trustees, president and secretary, have voting and investment control over the shares owned by this entity.

(11)	Justin Ederle, as managing member of the general partner, has voting and investment control over the shares owned by this entity.

(12)	Duane H. Butcher, as Trustee has voting and investment control over the shares owned by this entity.

(13)	David F. Mickelson as Trustee has voting and investment control over the shares owned by this entity.

(14)	Frederic Colman as Custodian has voting and investment control over the shares owned by this entity.

(15)	Frederic Colman as Custodian has voting and investment control over the shares owned by this entity.

(16)	John O. Forrer, as trustee, has voting and investment control over the shares owned by this entity.

(17)	John O. Forrer, as trustee, has voting and investment control over the shares owned by this entity.

(18)	John O. Forrer, as trustee, has voting and investment control over the shares owned by this entity.

(19)	Frederic Colman as Custodian has voting and investment control over the shares owned by this entity.

(20)	John O Forrer as general partner has voting and investment control over the shares owned by this entity.

(21)	Mitchell J. Lipcon, as Trustee, has voting and investment control over the shares owned by this entity.

(22)	James Anthony DeCotis has voting and investment control over the shares owned by this entity.

(23)	Lynita Carla DeCotis is has voting and investment control over the shares owned by this entity.

DESCRIPTION OF SECURITIES

Common Stock

We are authorized to issue 100,000,000 shares of common stock, $0.0001 par value per share, of which 9,893,704 shares are issued and outstanding as of the date of this prospectus.  Each outstanding share of common stock is entitled to one vote, either in person or by proxy, on all matters that may be voted upon by their holders at meetings of the stockholders.

Holders of our common stock:

(i)	have equal ratable rights to dividends from funds legally available therefore, if declared by our Board of Directors;

(ii)	are entitled to share ratably in all of our assets available for distribution to holders of common stock upon our liquidation, dissolution or winding up;

(iii)	do not have preemptive, subscription or conversion rights or redemption or sinking fund provisions; and

(iv)	are entitled to one non-cumulative vote per share on all matters on which stockholders may vote at all meetings of our stockholders.

The holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than fifty percent (50%) of outstanding shares voting for the election of directors can elect all of our directors if they so choose and, in such event, the holders of the remaining shares will not be able to elect any of our directors.

Li Xuemei, our former shareholder of China Intelligent BVI, and her designees that received shares in the Share Exchange beneficially own or control approximately 71.7% of our outstanding shares immediately prior to the closing of our public offering.  Accordingly, Ms. Li and the designees are in a position to control all of our affairs.

Preferred Stock

We may issue up to 10,000,000 shares of our preferred stock, par value $0.0001 per share, from time to time in one or more series. No shares of Preferred Stock have been issued.

Our Board of Directors, without further approval of our stockholders, is authorized to fix the dividend rights and terms, conversion rights, voting rights, redemption rights, liquidation preferences and other rights and restrictions relating to any series. Issuances of shares of preferred stock, while providing flexibility in connection with possible financings, acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the holders of our common stock and prior series of preferred stock then outstanding.

Warrants

Prior to the Share Exchange, our stockholders held an aggregate of 3,548,196 warrants to purchase shares of our common stock.  Our stockholders cancelled an aggregate of 2,757,838 warrants in conjunction with the closing of the Share Exchange. As of the date of this prospectus, the stockholders held an aggregate of 790,358 warrants with an exercise price of $0.0002 per share.  The warrants are currently exercisable. According to the terms of the warrant agreement, the warrants expire on the earlier of October 11, 2017 or five years from the date we consummate a merger or other business combination with an operating business or any other event pursuant to which we cease to be a “shell company,” as defined by Rule 12b-2 under the Securities Exchange Act of 1934 and a “blank check company,” as defined by Rule 419 of the Securities Act of 1933.  As a result of the close of the Share Exchange on January 15, 2010, the warrants will expire on January 15, 2015.

In addition, we plan to issue a warrant to the Underwriters as partial compensation for underwriting services in connection with this offering.  The Underwriters will be able to purchase up to 175,000 shares of common stock at an exercise price equal to 120% of the per share offering price of our shares of common stock in this offering.  The warrants will have a term of five years.  The warrants will be subject to standard anti-dilution adjustments for stock splits and similar transactions, and will become exercisable 180 days after the date of this prospectus and expire five years from the effective date of the registration statement of which this prospectus forms a part.

Market Price of Our Common Stock

The shares of our common stock are not currently listed or quoted for trading on any national securities exchange or national quotation system. We have commenced the application process for the listing of our common stock on the NYSE Amex.  If and when our common stock is listed or quoted for trading, the price of our common stock will likely fluctuate in the future. The stock market in general has experienced extreme stock price fluctuations in the past few years. In some cases, these fluctuations have been unrelated to the operating performance of the affected companies. Many companies have experienced dramatic volatility in the market prices of their common stock. We believe that a number of factors, both within and outside our control, could cause the price of our common stock to fluctuate, perhaps substantially. Factors such as the following could have a significant adverse impact on the market price of our common stock:

•	Our financial position and results of operations;

•	Concern as to, or other evidence of, the reliability and safety of our products and services or our competitors’ products and services;

•	Our ability to obtain additional financing and, if available, the terms and conditions of the financing;

•	Announcements of innovations or new products or services by us or our competitors;

•	Federal and state regulatory actions and the impact of such requirements on our business;

•	The development of litigation against us;

•	Changes in estimates of our performance by any securities analysts;

•	The issuance of new equity securities pursuant to a future offering or acquisition;

•	Changes in interest rates;

•	Competitive developments, including announcements by competitors of new products or services or significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

•	Period-to-period fluctuations in our operating results;

•	Investor perceptions of us; and

•	General economic and other national conditions.

Delaware Anti-Takeover Law and Charter Bylaws Provisions

We are subject to Section 203 of the Delaware General Corporation Law.  This provision generally prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date the stockholder became an interested stockholder, unless:

•	prior to such date, the Board of Directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•
upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•
on or subsequent to such date, the business combination is approved by the Board of Directors and authorized at an annual meeting or special meeting of stockholders and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines a business combination to include:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•
any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an “interested stockholder” as any entity or person beneficially owning 15% or more of the outstanding voting stock of a corporation, or an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of a corporation at any time within three years prior to the time of determination of interested stockholder status; and any entity or person affiliated with or controlling or controlled by such entity or person.

Our certificate of incorporation and bylaws contain provisions that could have the effect of discouraging potential acquisition proposals or making a tender offer or delaying or preventing a change in control of our company, including changes a stockholder might consider favorable.  In particular, our certificate of incorporation and bylaws, as applicable, among other things, will:

•	provide our board of directors with the ability to alter our bylaws without stockholder approval; and

•	provide that vacancies on our board of directors may be filled by a majority of directors in office, although less than a quorum.

Such provisions may have the effect of discouraging a third-party from acquiring us, even if doing so would be beneficial to our stockholders.  These provisions are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by them, and to discourage some types of transactions that may involve an actual or threatened change in control of our company.  These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal and to discourage some tactics that may be used in proxy fights.  We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure our company outweigh the disadvantages of discouraging such proposals because, among other things, negotiation of such proposals could result in an improvement of their terms.

However, these provisions could have the effect of discouraging others from making tender offers for our shares that could result from actual or rumored takeover attempts.  These provisions also may have the effect of preventing changes in our management.

Transfer Agent

The transfer agent and registrar for our common stock is Corporate Stock Transfer, Inc.

Listing

We have commenced the application process for the listing of our common stock on the NYSE Amex under the symbol “CIL”.  If we fail to obtain a listing on the NYSE Amex, we will not complete this offering.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no public market for our common stock. Future sales of substantial amounts of our common stock in the public market could adversely affect market prices. Upon completion of this offering, we will have outstanding an aggregate of 13,393,704 shares of common stock, assuming no exercise of the Underwriters’ over-allotment option.  The 3,500,000 shares sold in this offering, in addition to the 1,377,955 shares of our common stock that we are concurrently registering under a separate prospectus for resale by the selling stockholders named under such prospectus, will be freely tradable without restriction or further registration under the Securities Act, except that any shares purchased by our “affiliates,” as that term is defined in Rule 144 of the Securities Act, may generally only be sold in compliance with the limitations of Rule 144 described below.

All other outstanding shares not sold in this offering will be deemed “restricted securities” as defined under Rule 144. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144 promulgated under the Securities Act, which rules are summarized below. Our stockholders will not be eligible to utilize Rule 144 until January 19, 2011, at the earliest, which is 12 months from the date we filed our Form 10 information, as required under Rule 144. Subject to the lock-up agreements described below and the provisions of Rules 144, additional shares will be available for sale in the public market as follows (excluding 790,358 shares of common stock underlying previously issued warrants that are exercisable at $0.0002 per share and up to 175,000 shares of common stock that may underlie the Underwriters’ warrants).

Approximate Number of Shares Eligible for Future Sale	Date
3,500,000
After the date of this prospectus, freely tradable shares sold in this offering, excluding the 525,000 additional shares that the Underwriters have a 60-day option to purchase from us and the selling stockholders identified in this prospectus.

1,377,955
After the date of this prospectus, these shares will have been registered under a separate prospectus (“Resale Prospectus”) and will be freely tradable by selling stockholders listed in the Resale Prospectus, subject to the lock-up arrangement described below.  These shares consist of all of the shares of common stock registered under the Resale Prospectus.  The selling stockholders have agreed that (i) if this offering is for $10 million or more, then the selling stockholders would not be able to sell or transfer their shares until at least six months after this offering’s completion, and (ii) if this offering is for less than $10 million, then one-tenth of the selling stockholders’ shares would be released from the lock-up restrictions ninety days after this offering and there would be a pro rata release of the shares thereafter every 30 days over the following nine months.  WestPark Capital, Inc., in its discretion, may also release some or all the shares from the lock-up restrictions earlier.  Assuming our sale of 3,500,000 shares of common stock at an assumed public offering price of $4.50 per share of common stock, which is the mid-point of the estimated initial offering price range set forth on the cover of this prospectus, we currently intend this offering to be in an amount equal to approximately $15.8 million.  Accordingly, the investors would be subject to lock-up restrictions such that they would be able to sell and/or transfer all of their shares six months after the public offering’s completion, subject to early release by WestPark.

2,208,359
Subject to a lock-up arrangement described below, these shares, which were held by our shareholders prior to the Share Exchange (the “Existing Security holders”), will be freely tradable after the Securities and Exchange Commission declares effective the registration statement that we intend to file on or about August 26, 2010, which is 10 days after the end of the six-month period that immediately follows the date on which we filed the registration statement of which this prospectus is a part.  Included in the 2,208,359 shares are 790,358 shares of common stock underlying warrants that have been previously issued to the Existing Security holders, which are currently exercisable at $0.0002 per share.  The Existing Security holders have agreed that they will not sell any of their shares subject to the same restrictions as that of the selling stockholders, as described above.

7,097,748
On January 19, 2011, which is twelve months after the filing of a current report on Form 8-K reporting the closing of the share exchange transaction, these shares, which were issued in connection with the share exchange transaction, may be sold under and subject to Rule 144.  However, all of the holders of these shares have agreed with the Underwriters not to directly or indirectly sell, offer, contract or grant any option to sell, pledge, transfer (excluding intra-family transfers, transfers to a trust for estate planning purposes or to beneficiaries of officers, directors and shareholders upon their death), or  otherwise dispose of or enter into any transaction which may result in the disposition of any shares of our common stock or securities convertible into, exchangeable or exercisable for any shares of our common stock, without the  prior written consent of the Underwriters, for a period of 24 months after the date of this prospectus.

Rule 144

In general, under Rule 144 a person, or persons whose shares are aggregated, who is not deemed to have been one of our affiliates at any time during the 90 days preceding a sale and who has beneficially owned shares of our common stock for at least nine months, including the holding period of any prior owner, except if the prior owner was one of our affiliates, would be entitled to sell all of their shares, provided the availability of current public information about our company.

Sales under Rule 144 may also subject to manner of sale provisions and notice requirements and to the availability of current public information about our company. Any substantial sale of common stock pursuant to any resale registration statement or Rule 144 may have an adverse effect on the market price of our common stock by creating an excessive supply.

Because we were a shell company with no operations prior to the close of the Share Exchange, none of our shares of common stock may not be sold under Rule 144 until January 19, 2011, which is 12 months after the filing of a current report on Form 8-K reporting the closing of the Share Exchange.

Lock-Up Agreements and Registration

The investors in our Private Placement, in which we sold 1,377,955 shares of common stock, entered into lock-up agreements pursuant to which they agreed that (i) if this offering is for $10 million or more, then the investors would not be able to sell or transfer their shares until at least six months after this offering’s completion, and (ii) if this offering is for less than $10 million, then one-tenth of the investors’ shares would be released from the lock-up restrictions ninety days after the offering and there would be a pro rata release of the shares thereafter every 30 days over the following nine months.  WestPark Capital, Inc., in its discretion, may also release some or all the shares from the lock-up restrictions earlier.  Assuming our sale of 3,500,000 shares of common stock at an assumed public offering price of $4.50 per share of common stock, which is the mid-point of the estimated initial offering price range set forth on the cover of this prospectus, we currently intend this offering to be in an amount equal to approximately $15.8 million.  Accordingly, the investors would be subject to lock-up restrictions such that they would be able to sell and/or transfer all of their shares six months after the public offering’s completion, subject to early release by WestPark.

Notwithstanding the foregoing, such investors must provide written confirmation to the WestPark Capital and us (the “Confirmations”) that he, she or it (i) is and has been in compliance with any and all state and federal securities and other laws, statues and regulations regarding his, her or its ownership and/or any sale, transfer or hypothecation of shares of our common stock including but not limited to those rules and regulations promulgated by the SEC, FINRA and any exchange on which the our common stock is listed, and those of federal and state governments and other agencies such as improper short selling of our common stock and failure to properly file all documents required by the SEC or otherwise and (ii) does not wish to have the shares subject to such partial release to continue to bear a lock-up legend, failure to provide such written confirmation being sufficient grounds to allow the placement agent, in its sole discretion, to disallow the automatic release of such shares until the expiration in totality of the referenced lock-up.  Subject to the lock-up agreement, the shares will be freely tradable upon effectiveness of the registration statement that we filed to register the investors’ shares.

We have agreed to register 1,418,001 shares of common stock and the 790,358 shares of common stock underlying the warrants held by our stockholders immediately prior to the Share Exchange (the “Existing Security holders”). The shares will be included in a registration statement that we agreed to file on or about August 26, 2010, which is 10 days after the end of the six-month period that immediately follows the date on which we filed the registration statement of which this prospectus is a part. All of the shares included in an effective registration statement may be freely sold and transferred, subject to a lock-up agreement pursuant to which the Existing Security holders agreed to be subject to the lock-up restrictions that the selling stockholders are subject, as described above.

We have agreed with the Underwriters that we will not, without the prior consent of the Underwriters, directly or indirectly sell, offer, contract or grant any option to sell, pledge, transfer, or otherwise dispose of or enter into any transaction which may result in the disposition of any shares of our common stock or securities convertible into, exchangeable or exercisable for any shares of our common stock (excluding the exercise of certain warrants and/or options currently outstanding and exercisable) for a period of 24 months after the date of this prospectus.

In addition, each of our executive officers and directors, in addition to all of the stockholders that received shares issued in the Share Exchange holding an aggregate of 7,097,748 shares of common stock, have agreed with the Underwriters not to directly or indirectly sell, offer, contract or grant any option to sell, pledge, transfer (excluding intra-family transfers, transfers to a trust for estate planning purposes or to beneficiaries of officers, directors and stockholders upon their death), or otherwise dispose of or enter into any transaction which may result in the disposition of any shares of our common stock or securities convertible into, exchangeable or exercisable for any shares of our common stock, without the prior written consent of the Underwriters, for a period of 24 months after the date of this prospectus.

We have been advised by the Underwriters that they have no present intention and there are no agreements or understandings, explicit or tacit, relating to the early release of any locked-up shares. The Underwriters may, however, consent to an early release from the lock-up period if, in its opinion, the market for the common stock would not be adversely impacted by sales. The release of any lock-up would be considered on a case-by-case basis. Factors that the Underwriters may consider in deciding whether to release shares from the lock-up restriction include the length of time before the lock-up expires, the number of shares involved, the reason for the requested release, market conditions, the trading price of our securities, historical trading volumes of our securities and whether the person seeking the release is an officer, director or affiliate of us.

UNDERWRITING

Subject to the terms and conditions of the underwriting agreement dated [_________], 2010 Rodman & Renshaw, LLC (“Rodman”) and WestPark Capital, Inc. (“WestPark,” and together with Rodman, the “Underwriters”), have agreed to purchase from us the number of shares of common stock set forth below at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus.  Rodman is acting as Lead Manager and WestPark is acting as the Co-Manager for this offering.

Underwriters	Number of Shares
Rodman & Renshaw, LLC	[_____]
WestPark Capital, Inc.	[_____]
Total	3,500,000

The underwriting agreement provides that the agreement may be terminated by the Underwriters at any time prior to delivery of and payment for the shares if, in the Underwriters’ judgment, payment for and delivery of the shares is rendered impracticable or inadvisable by reason of events specified in the underwriting agreement, including but not limited to the state of the financial markets and our financial condition. Subject to the foregoing, the Underwriters are committed to purchase all of the common stock being offered by us if any of such shares are purchased, other than those covered by the over-allotment option described below.

The Underwriters propose to offer the common stock directly to the public at the public offering price set forth on the cover page of this prospectus. The Underwriters may offer the common stock to some dealers at that price less a concession not in excess of $[__] per share. Dealers may re-allow a concession not in excess of $[__] per share to some other dealers. After the shares of common stock are released for sale to the public, the Underwriters may vary the offering price and other selling terms.

The Underwriters have a 60-day option to purchase up to 525,000 additional shares of common stock at the public offering price solely to cover over-allotments, if any, if the Underwriters sell more than 3,500,000 shares of common stock in this offering (the “Over-allotment Shares”).  The Underwrites agreed to purchase up to 58.6% of the Over-allotment Shares from the selling stockholders identified in this prospectus and the remaining shares from us.  We will not receive any proceeds from the sale of the shares, if any, by the selling stockholders. The Underwriters can exercise this right at any time and from time to time, in whole or in part, within 60 days after the offering.

The following table summarizes the compensation and estimated expenses we and the selling stockholders will pay:

	Per Share		Total
	Without Over-allotment	With Over-allotment	Without Over-allotment	With Over-allotment
Underwriting Discounts and Commissions paid by us	$	$	$	$
Expenses payable by us	$	$	$	$
Underwriting Discounts and Commissions paid by selling stockholders	$	$	$	$
Expenses payable by the selling stockholders	$	$	$	$

The Underwriters may make offers and sales both inside and outside the United States through its selling agents. Any offers and sales in the United States will be conducted by broker-dealers registered with the SEC.

The Underwriters have entered into an agreement in which they agree to restrictions on where and to whom they and any dealer purchasing from them may offer shares of common stock, as a part of the distribution of the shares. The Underwriters also have agreed that they may sell shares of common stock among themselves.

We have agreed with the Underwriters that we will not, without the prior consent of the Underwriters, directly or indirectly sell, offer, contract or grant any option to sell, pledge, transfer, or otherwise dispose of or enter into any transaction which may result in the disposition of any shares of our common stock or securities convertible into, exchangeable or exercisable for any shares of our common stock (excluding the exercise of certain warrants and/or options currently outstanding and exercisable) for a period of 24 months after the date of this prospectus.

Each of our executive officers and directors, in addition to all of the stockholders that received shares issued in the Share Exchange holding an aggregate of 7,097,748 shares of common stock, have agreed with the Underwriters not to directly or indirectly sell, offer, contract or grant any option to sell, pledge, transfer (excluding intra-family transfers, transfers to a trust for estate planning purposes or to beneficiaries of officers, directors and stockholders upon their death), or otherwise dispose of or enter into any transaction which may result in the disposition of any shares of our common stock or securities convertible into, exchangeable or exercisable for any shares of our common stock, without the prior written consent of the Underwriters, for a period of 24 months after the date of this prospectus.

We have agreed to indemnify the Underwriters against some liabilities, including liabilities under the Securities Act, and to contribute to payments that the Underwriters may be required to make in respect thereof.

We have agreed to pay the Underwriters an aggregate non-accountable expense allowance of 2.5% of the gross proceeds of this offering or $[__], based on a public offering price of $[__] per share. In addition, we have agreed to pay the Underwriters’ road show expenses of $10,000 and counsel fees (excluding blue sky fees) of $40,000.

Upon the closing of this offering, we have agreed to sell to the Underwriters warrants to purchase a number of shares equal to 5% of the shares of our common stock sold in this offering, excluding any shares that may be sold pursuant to the Underwriters’ exercise of the over-allotment option.  The warrants will be exercisable at a per share exercise price equal to 120% of the public offering price, subject to standard anti-dilution adjustments for stock splits and similar transactions, and will become exercisable 180 days after the date of this prospectus and expire five years from the effective date of the registration statement date of which this prospectus forms a part. The warrants and the 175,000 shares of common stock underlying the warrants have been deemed compensation by the FINRA and are therefore subject to a 180-day lock-up pursuant to FINRA Rule 5110(g)(1).  The Underwriters (or permitted assignees under the Rule) will not sell, transfer, assign, pledge, or hypothecate the warrants or the securities underlying the warrants, nor will it engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the warrants or the underlying securities for a period of 180 days from the date of this prospectus. Additionally, the warrants may not be sold transferred, assigned, pledged or hypothecated for a one-year period (including the foregoing 180 day period) following the effective date of the registration statement except to any underwriter and selected dealer participating in the offering and their bona fide officers or partners. Although the warrants and the underlying shares of common stock have been registered on the registration statement of which this prospectus forms a part, the warrants grant holders certain demand and “piggy back” registration rights. These rights apply to all of the securities directly and indirectly issuable upon exercise of the warrants. We will bear all fees and expenses attendant to registering the securities issuable on exercise of the warrants, other than underwriting commissions incurred and payable by the holders

The Underwriters may engage in over-allotment, stabilizing transactions, syndicate covering transactions, penalty bids and passive market making in accordance with Regulation M under the Exchange Act. Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the representative to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a syndicate covering transaction to cover syndicate short positions. Penalty bids may have the effect of deterring syndicate members from selling to people who have a history of quickly selling their shares. In passive market making, market makers in the common stock who are Underwriters or prospective underwriters may, subject to some limitations, make bids for or purchases of the common stock until the time, if any, at which a stabilizing bid is made. These stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the common stock to be higher than it would otherwise be in the absence of these transactions. These transactions may be effected on the NYSE Amex or otherwise and, if commenced, may be discontinued at any time.

In connection with the offering, the Underwriters may make short sales of the issuer’s shares and may purchase the issuer’s shares on the open market to cover positions created by short sales. Short sales involve the sale by the Underwriters of a greater number of shares than they are required to purchase in the offering. ‘Covered’ short sales are sales made in an amount not greater than the Underwriters’ over-allotment option to purchase additional shares in the offering. The Underwriters may close out any covered short position by either exercising its overallotment option or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the Underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the overallotment option. ‘Naked’ short sales are sales in excess of the overallotment option. The Underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the Underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering. Similar to other purchase transactions, the Underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of the issuer’s stock or preventing or retarding a decline in the market price of issuer’s stock. As a result, the price of the issuer’s stock may be higher than the price that might otherwise exist in the open market.

Prior to this offering, there has been no public market of the common stock. Consequently, the public offering price will be determined by negotiations between us and the Underwriters. Among the factors considered in these negotiations will be prevailing market conditions, the market capitalizations and the stages of development of other companies that we and the Underwriters believe to be comparable to us, estimates of our business potential, our results of operations in recent periods, the present state of our development and other factors deemed relevant.

We have commenced the application process for the listing of our common stock on the NYSE Amex under the symbol “CIL”.  If we fail to obtain a listing on the NYSE Amex, we will not complete this offering.

We estimate that our out of pocket expenses for this offering will be approximately $1.1 million.

Conflicts of Interest

Affiliates of WestPark beneficially own more than 10% of the Company. Because WestPark is an Underwriter and its affiliates beneficially own more than 10% of the Company, WestPark may be deemed to have a “conflict of interest” and/or be an “affiliate” of us under NASD Conduct Rule 2720(f)(5). Accordingly, this offering is being conducted in accordance with NASD Conduct Rule 2720. This rule requires that a “qualified independent underwriter,” as defined by FINRA, participate in the preparation of the registration statement and prospectus, and exercise the usual standards of due diligence in respect thereto.  Rodman is assuming the responsibilities of acting as the qualified independent underwriter in this offering. The public offering price will be no higher than that recommended by Rodman. We have agreed to indemnify Rodman against any liabilities arising in connection with acting as a qualified independent underwriter, including liabilities under the Securities Act.

Foreign Regulatory Restrictions on Purchase of the Common Stock

No action may be taken in any jurisdiction other than the United States that would permit a public offering of the common stock or the possession, circulation or distribution of this prospectus in any jurisdiction where action for that purpose is required. Accordingly, the common stock may not be offered or sold, directly or indirectly, and neither the prospectus nor any other offering material or advertisements in connection with the common stock may be distributed or published in or from any country or jurisdiction except under circumstances that will result in compliance with any applicable rules and regulations of any such country or jurisdiction.

LEGAL MATTERS

The validity of the common stock offered by this prospectus will be passed upon for us by K&L Gates LLP, Los Angeles, California.  Loeb & Loeb LLP, New York, New York, is acting as counsel for the Underwriters. Legal matters as to PRC law will be passed upon for us by Guangdong Laowei Law Firm.  K&L Gates LLP may rely upon Guangdong Laowei Law Firm with respect to matters governed by PRC law.

EXPERTS

The (i) consolidated financial statements of China Intelligent Lighting and Electronics, Inc. as of December 31, 2009 and for the year ended December 31, 2009 (ii) condensed parent-only balance sheet of China Intelligent Lighting and Electronics, Inc. as of December 31, 2009, and the related condensed parent-only statements of income and cash flows for the year ended December 31, 2009 included in footnote 20 to the Consolidated Financial Statements of China Intelligent Lighting and Electronics, Inc., each appearing in this prospectus and registration statement have been audited by MaloneBailey, LLP, an independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The (i) consolidated financial statements of China Intelligent Lighting and Electronics, Inc. as of December 31, 2008 and 2007 and for the years ended December 31, 2008 and 2007 (ii) and the condensed parent-only balance sheet of China Intelligent Lighting and Electronics, Inc. as of December 31, 2008 and the related condensed parent-only statements of operations and cash flows for the year ended December 31, 2008 and the period October 11, 2007 (inception) to December 31, 2007 included in footnote 20 to the Consolidated Financial Statements of China Intelligent Lighting and Electronics, Inc., each appearing in this prospectus and registration statement have been audited by Kempisty & Company Certified Public Accountants PC, an independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

ADDITIONAL INFORMATION

We filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 for the shares of common stock in this offering. This prospectus does not contain all of the information in the registration statement and the exhibits and schedule that were filed with the registration statement. For further information with respect to us and our common stock, we refer you to the registration statement and the exhibits and schedule that were filed with the registration statement. Statements contained in this prospectus about the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and we refer you to the full text of the contract or other document filed as an exhibit to the registration statement. A copy of the registration statement and the exhibits and schedules that were filed with the registration statement may be inspected without charge at the Public Reference Room maintained by the Securities and Exchange Commission at 100 F Street, N.E. Washington, DC 20549, and copies of all or any part of the registration statement may be obtained from the Securities and Exchange Commission upon payment of the prescribed fee. Information regarding the operation of the Public Reference Room may be obtained by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission maintains a website that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC. The address of the website is www.sec.gov.

We file periodic reports under the Securities Exchange Act of 1934, including annual, quarterly and special reports, and other information with the Securities and Exchange Commission. These periodic reports and other information are available for inspection and copying at the regional offices, public reference facilities and website of the Securities and Exchange Commission referred to above.

We are in the process of establishing a corporate website and expect to have it complete in the near future. We intend to make available free of charge on or through our internet website our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 as soon as reasonably practicable after we electronically file such material with, or furnish it to, the Securities and Exchange Commission.

INDEX TO FINANCIAL STATEMENTS

CHINA INTELLIGENT LIGHTING AND ELECTRONICS, INC. AND SUBSIDIARIES

FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
China Intelligent Lighting and Electronics, Inc. and Subsidiaries
Guangdong, PRC

We have audited the accompanying consolidated balance sheet of China Intelligent Lighting and Electronics, Inc. and Subsidiaries (“the Company”) as of December 31, 2009 and the related consolidated statements of income, change in stockholders’ equity, cash flows and comprehensive income for the year then ended. These financial statements are the responsibility of the Company. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of China Intelligent Lighting and Electronics, Inc. and Subsidiaries as of December 31, 2009, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ MALONEBAILEY, LLP

www.malone-bailey.com
Houston, Texas

April 21, 2010

KEMPISTY & COMPANY
CERTIFIED PUBLIC ACCOUNTANTS, P.C.
15 MAIDEN LANE - SUITE 1003 - NEW YORK, NY 10038 - TEL (212) 406-7272 - FAX (212) 513-1930

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
China Intelligent Lighting and Electronics, Inc.
Guangdong, PRC

We have audited the accompanying consolidated balance sheets of China Intelligent Lighting and Electronics, Inc. as of December 31, 2008 and the related consolidated statements of operations, changes in stockholders’ equity and comprehensive income and cash flows for each of years in the two year period ended December 31, 2008. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required at this time to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of China Intelligent Lighting and Electronics, Inc. at December 31, 2008 and the results of its operations and its cash flows for each of the years in the two year period ended December 31, 2008, in conformity with accounting principles generally accepted in the in the United States of America.

Kempisty & Company
Certified Public Accountants PC
New York, New York
January 29, 2010 (except Note 19, March 30, 2010)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
China Intelligent Lighting and Electronics, Inc.
Guangdong, PRC

We have audited the condensed Parent Only balance sheet of China Intelligent Lighting and Electronics, Inc. (the “Company”) as of December 31, 2009 and the related condensed Parent Only statements of income and cash flows for the year then ended included in Footnote 20 to the Consolidated Financial Statements of the Company. These Parent Only condensed financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required at this time, to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the condensed Parent Only financial statements referred to above present fairly, in all material respects, the financial position of China Intelligent Lighting and Electronics, Inc. at December 31, 2009 and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the in the United States of America.

/s/ MALONEBAILEY, LLP

www.malone-bailey.com
Houston, Texas

April 21, 2010

KEMPISTY & COMPANY
CERTIFIED PUBLIC ACCOUNTANTS, P.C.
15 MAIDEN LANE - SUITE 1003 - NEW YORK, NY 10038 - TEL (212) 406-7272 - FAX (212) 513-1930

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
China Intelligent Lighting and Electronics, Inc.

We have audited the condensed Parent Only balance sheet of China Intelligent Lighting and Electronics, Inc. as of December 31, 2008 and the related condensed Parent Only statements of operations and cash flows for the year ended December 31, 2008 and the period October 11, 2007 (inception) to December 31, 2007 included in Footnote 20 to the Consolidated Financial Statements of China Intelligent Lighting and Electronics, Inc.   These Parent Only condensed financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required at this time, to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the condensed Parent Only financial statements referred to above present fairly, in all material respects, the financial position of China Intelligent Lighting and Electronics, Inc. at December 31, 2008 and the results of its operations and its cash flows for the year ended December 31, 2008 and the period October 11, 2007 (inception) to December 31, 2007 in conformity with accounting principles generally accepted in the in the United States of America.

Kempisty & Company
Certified Public Accountants PC
New York, New York
January 29, 2010 (except Note 19, March 30, 2010)

China Intelligent Lighting and Electronics, Inc. and Subsidiaries
Consolidated Balance Sheets
(In US Dollars)

	March 31,	December 31,	December 31,
	2010	2009	2008
	(Unaudited)
Assets
Current Assets
Cash and cash equivalents	$2,609,277	$469,341	$264,189
Trade receivables, net	14,861,699	13,424,362	3,466,749
VAT refundable	384,225	168,765	494,515
Inventories, net	3,897,755	3,923,533	4,496,301
Prepaid expenses and other receivables	3,512	-	-
Advances to suppliers	1,947,281	2,369,134	1,514,056
Restricted cash	352,106	352,051	-
Total current assets	24,055,855	20,707,186	10,235,810
Property and equipment, net	3,358,436	3,450,745	3,670,451
Total Assets	$27,414,291	$24,157,931	$13,906,261
Liabilities and Stockholders' Equity
Current Liabilities
Accounts payable - trade	$3,619,945	$3,579,095	$1,736,016
Accrued liabilities and other payable	619,825	1,224,359	1,703,952
Customer deposits	358,283	148,757	201,123
Corporate tax payable	232,625	372,275	-
Short-term loan	850,924	938,802	-
Total current liabilities	5,681,602	6,263,288	3,641,091
Stockholders' Equity
Preferred stock, $0.0001 par value, 10,000,000 shares authorized, 0 shares issued and outstanding at March 31, 2010 and December 31, 2009 and 2008	-	-	-
Common stock, $0.0001 par value, 100,000,000 shares authorized, 9,893,704 shares issued and outstanding at March 31, 2010 and 7,097,748 shares issued and outstanding at December 31, 2009 and 2008	989	710	710
Additional paid-in capital	4,389,866	1,389,163	1,389,163
Accumulated other comprehensive income	681,680	716,048	666,395
Statutory reserves	2,201,627	2,201,627	1,331,015
Retained earnings (unrestricted)	14,458,527	13,587,095	6,877,887
Total stockholders' equity	21,732,689	17,894,643	10,265,170
Total Liabilities and Stockholders' Equity	$27,414,291	$24,157,931	$13,906,261

The accompanying notes are an integral part of these consolidated financial statements.

China Intelligent Lighting and Electronics, Inc. and Subsidiaries
Consolidated Statements of Income
(In US Dollars)

	For the Three Months Ended		For the Year Ended
	March 31,		December 31,
	2010	2009	2009	2008	2007
	(Unaudited)	(Unaudited)
Revenue	$14,857,193	$11,987,437	$59,261,297	$42,943,934	$16,551,918
Cost of goods sold	(11,458,652)	(9,449,867)	(45,688,490)	(32,953,816)	(12,446,963)
Gross profit	3,398,541	2,537,570	13,572,807	9,990,118	4,104,955
General and administrative
Selling expenses	626,854	550,961	2,533,447	2,072,493	1,046,578
General and administrative	1,333,847	220,442	1,463,835	1,130,849	498,427
Research and development	280,726	104,205	894,814	741,746	321,968
Total operating expenses	2,241,427	875,608	4,892,096	3,945,088	1,866,973
Income from operations	1,157,114	1,661,962	8,680,711	6,045,030	2,237,982
Other income (expenses):
Government grant	-	-	16,300	-	-
Interest income	239	1,061	6,156	11,081	2,014
Interest expense	(12,042)	-	(40,786)	(215,041)	-
Imputed interest	-	-	-	(73,264)	(31,260)
Total other expenses	(11,803)	1,061	(18,330)	(277,224)	(29,246)
Income before income taxes	1,145,311	1,663,023	8,662,381	5,767,806	2,208,736
Income taxes	(273,879)	(203,595)	(1,082,561)	-	-
Net income	$871,432	$1,459,428	$7,579,820	$5,767,806	$2,208,736
Earnings per share - Basic	$0.09	$0.21	$1.07	$0.81	$0.31
Weighted-average shares outstanding, Basic	9,458,778	7,097,748	7,097,748	7,097,748	7,097,748
Earnings per share - Diluted	$0.09	$0.21	$1.07	$0.81	$0.31
Weighted-average shares outstanding, Diluted	10,126,191	7,097,748	7,097,748	7,097,748	7,097,748

The accompanying notes are an integral part of these consolidated financial statements.

China Intelligent Lighting and Electronics, Inc. and Subsidiaries
Consolidated Statements of Changes in Stockholders' Equity and of Comprehensive Income
For the years ended December 31, 2009, 2008 and 2007 and the three months ended March 31, 2010
(In US Dollars)

				Accumulated
			Additional	Other		Retained	Total
	Common Stock		Paid-in	Comprehensive	Statutory	Earnings	Stockholders'
	Share	Amount	Capital	Income	Reserves	(Unrestricted)	Equity
Balance at December 31, 2006	7,097,748	$710	$333,357	$24,608	$26,458	$205,902	$591,035
Imputed interest	-	-	31,260	-	-	-	31,260
Allocation of retained earnings to statutory reserve fund	-	-	-	-	214,978	(214,978)	-
Foreign currency translation adjustment	-	-	-	151,780	-	-	151,780
Net income for the year	-	-	-	-	-	2,208,736	2,208,736
Balance at December 31, 2007	7,097,748	710	364,617	176,388	241,436	2,199,660	2,982,811
Imputed interest	-	-	73,264	-	-	-	73,264
Allocation of retained earnings to statutory reserve fund	-	-	-	-	1,089,579	(1,089,579)	-
Contributed capital	-	-	951,282	-	-	-	951,282
Foreign currency translation adjustment	-	-	-	490,007	-	-	490,007
Net income for the year	-	-	-	-	-	5,767,806	5,767,806
Balance at December 31, 2008	7,097,748	710	1,389,163	666,395	1,331,015	6,877,887	10,265,170
Allocation of retained earnings to statutory reserve fund	-	-	-	-	870,612	(870,612)	-
Foreign currency translation adjustment	-	-	-	49,653	-	-	49,653
Net income for the year	-	-	-	-	-	7,579,820	7,579,820
Balance at December 31, 2009	7,097,748	710	1,389,163	716,048	2,201,627	13,587,095	17,894,643
Retain of 1,418,001 shares held by original SRKP 22 shareholders	1,418,001	142	(142)	-	-	-	-
Issuance of 1,377,955 shares at $2.54 per share in private offering, net of offering costs	1,377,955	137	3,000,845	-	-	-	3,000,982
Foreign currency translation adjustment	-	-	-	(34,368)	-	-	(34,368)
Net income for the three months ended March 31, 2010 (Unaudited)	-	-	-	-	-	871,432	871,432
Balance at March 31, 2010 (unaudited)	9,893,704	$989	$4,389,866	$681,680	$2,201,627	$14,458,527	$21,732,689

	For the Three Months Ended		For the Year Ended
	March 31,	March 31,	December 31,	December 31,	December 31,
	2010	2009	2009	2008	2007
	(Unaudited)	(Unaudited)
Net income	$871,432	$1,459,428	$7,579,820	$5,767,806	$2,208,736
Other comprehensive income, net of tax:
Unrealized gain on foreign currency translation	(34,368)	(12,728)	49,653	490,007	151,780
Comprehensive income	$837,064	$1,446,700	$7,629,473	$6,257,813	$2,360,516

The accompanying notes are an integral part of these consolidated financial statements.

China Intelligent Lighting and Electronics, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(In US Dollars)

	For the Three Months Ended		For the Year Ended
	March 31,		December 31,
	2010	2009	2009	2008	2007
	(Unaudited)	(Unaudited)
Cash Flows From Operating Activities
Net income	$871,432	$1,459,428	$7,579,820	$5,767,806	$2,208,736
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation expense	88,869	88,185	357,712	187,117	42,175
Imputed interest	-	-	-	73,264	31,260
Changes in operating assets and liabilities:
Account receivable-trade	(1,435,210)	(3,360,836)	(9,957,193)	(2,725,781)	(553,263)
VAT refundable	(215,433)	381,477	325,810	(494,515)	-
Advance to suppliers for purchases	422,228	(92,133)	(854,894)	(781,918)	226,371
Inventories, net	26,400	1,597,864	573,313	(2,693,282)	(1,430,708)
Accounts payable and accrued liabilities	(564,445)	27,220	1,363,068	1,553,296	1,150,382
Customer deposits	209,502	(28)	(52,390)	151,030	(55,659)
Prepaid expense	(3,512)	-	-	-	-
Corporate tax payable	(139,709)	203,595	372,275	-	-
Net cash provided by (used in) operating activities	(739,878)	304,772	(292,479)	1,037,017	1,619,294
Cash Flows From Investing Activities
Restricted cash	-	-	(352,051)	-	-
Purchases of property and equipment	-	(1,172)	(138,821)	(3,046,466)	(553,294)
Net cash used in investing activities	-	(1,172)	(490,872)	(3,046,466)	(553,294)
Cash Flows From Financing Activities
Proceeds from loans	-	-	1,169,440	5,575,522	-
Repayments of loans	(88,027)	-	(233,888)	(5,575,522)	-
Due to shareholders	-	-	-	(29,549)	(187,001)
Due to affiliated companies	-	-	-	668,206	401,748
Net proceeds of share issuance	3,000,982	-	-	-	-
Net cash provided by (used in) financing activities	2,912,955	-	935,552	638,657	214,747
Effect of exchange rate changes on cash	(33,141)	(1,321)	52,951	133,390	103,407
Net increase (decrease) in cash and cash equivalents	2,139,936	302,279	205,152	(1,237,402)	1,384,154
Cash and cash equivalents, beginning of period	469,341	264,189	264,189	1,501,591	117,437
Cash and cash equivalents, end of period	$2,609,277	$566,468	$469,341	$264,189	$1,501,591
Supplemental disclosure information:
Income taxes paid	$401,815	$-	$711,575	$-	$-
Interest paid	$12,040	$-	$40,786	$215,041	$-
Supplemental non-cash financing activity:
Loan contributed to capital	$-	$-	$-	$1,207,281	$-

The accompanying notes are an integral part of these consolidated financial statements.

China Intelligent Lighting and Electronics, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
For the Years Ended December 31, 2009, 2008 and 2007 and
the Three Months Ended March 31, 2010 and 2009

NOTE 1 – DESCRIPTION OF BUSINESS AND ORGANIZATION

China Intelligent Lighting and Electronics, Inc. (“China Intelligent US”, or “the Company”) (formerly SRKP 22, Inc.) was incorporated under the laws of the State of Delaware on October 11, 2007. SRKP 22 agreed to issue an aggregate of 7,097,748 shares of its common stock in exchange for all of the issued and outstanding share capital of China Intelligent Electric Holding Limited under a Share Exchange Agreement (the “Share Exchange”). The Share Exchange closed on January 15, 2010. After the share exchange, China Intelligent Lighting and Electronics, Inc. became parent company of China Intelligent Electric Holding Limited.

China Intelligent Electric Holding Limited (“China Intelligent BVI” or “China Intelligent”) (formerly DDC Digital International Company Limited (“DDC Digital”)) was incorporated under the laws of British Virgin Island on December 10, 2003. The name of the Company was changed from DDC Digital to NIVS Intelligent Electric Holding Company Limited (“NIVS Intelligent”) on December 20, 2007, and further to China Intelligent on August 26, 2008.

China Intelligent BVI has 50,000 common shares authorized with $1.00 par value each and 1 share is issued and outstanding. Mr. Tianfu Li (“Mr. Li”) was the original sole shareholder with original investment of $50,000. On March 8, 2007, Mr. Li transferred 100% ownership in China Intelligent to Ms. Xiangying Jing (“Ms. Jing”) and therefore Ms. Jing became the sole shareholder and director of China Intelligent. On February 18, 2009, Ms. Xuemei Li, sister of Mr. Li, (“Ms. Li”) acquired 1 share issued and outstanding then and became the sole shareholder and director of China Intelligent.

Korea Hyundai Light & Electric (International) Holding Limited (“Hyundai HK”) was incorporated under the laws of  Hong Kong, PRC on April 27, 2005 by the original sole shareholder Mr. Li. Hyundai HK has 2,000,000 common shares authorized with HKD 1 par value each and 2,000,000 shares are issued and outstanding. On July 17, 2008, Mr. Li transferred 100% ownership in Hyundai HK to China Intelligent. Hyundai HK became a subsidiary of China Intelligent thereafter.

Hyundai Light & Electric (HZ) Co., Ltd. (“Hyundai HZ”) is located at Huizhou, Guangdong Province, PRC and incorporated under the Chinese laws on July 6, 2005. Hyundai HZ had an initial registered capital of HKD 2 million, and it was increased to HKD 20 million in 2008. Prior to July 17, 2008, Hyundai HZ was the wholly owned subsidiary of Hyundai HK. Mr. Li as the sole shareholder and director of Hyundai HK was also the director of Hyundai HZ. On July 17, 2008, pursuant to an ownership transfer agreement, China Intelligent acquired 100% interests in Hyundai HZ from Hyundai HK. Hyundai HZ became a subsidiary of China Intelligent thereafter.

China Intelligent US and its subsidiaries, China Intelligent, Hyundai HK and Hyundai HZ shall collectively refer throughout as the “Company”.

To enable Hyundai HZ to go public, Mr. Li made the following restructuring arrangements in order to spinoff his control and ownership from all the entities, and placed Hyundai HZ under the control of China Intelligent with Ms. Li as the director and management of the entities:

1.	On March 8, 2007, Mr. Li transferred 100% ownership in China Intelligent to Ms. Jing; therefore Ms. Jing became the sole shareholder and director of China Intelligent.

2.	On June 30, 2008, Hyundai HK transferred its 100% ownership interest in Hyundai HZ to China Intelligent for $8 million; therefore China Intelligent became the sole shareholder of Hyundai HZ.

3.
On July 17, 2008, Mr. Li transferred his 100% ownership in Hyundai HK to China Intelligent for HKD 2 million and forgave the HKD 2 million receivable; therefore China Intelligent became the sole shareholder of Hyundai HK and appointed Ms. Jing as director of Hyundai.

4.
On February 18, 2009, Ms. Jing transferred her 100% ownership in China Intelligent to Ms. Li; therefore Ms. Li became the sole shareholder and director of China Intelligent. At the same time, Ms. Li replaced Ms. Jing as sole director of Hyundai HK.

China Intelligent Lighting and Electronics, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
For the Years Ended December 31, 2009, 2008 and 2007 and
the Three Months Ended March 31, 2010 and 2009

NOTE 1 – DESCRIPTION OF BUSINESS AND ORGANIZATION (CONTINUED)

For accounting purposes, the restructuring transactions are being accounted as business combination of entities under common control. The various entities and restructuring transactions have an underlying purpose of going public. Furthermore, the director and management of the entities are Mr. Li and Ms. Li, respectively. The Company accounted for restructuring transactions as combination of entities under common control similar to a pooling of interest transaction, and the historical financial statements include the operations of Hyundai HK and Hyundai HZ for all periods presented.

Through its wholly owned subsidiary, Hyundai HZ, China Intelligent engages in research, development, assembling, marketing and sales of intelligent lighting products including LED, residential, commercial, outdoor, and municipal engineering lighting products for the domestic and international market.

To summarize the paragraphs above, the organization and ownership structure of the Company is currently as follows:

On October 20, 2009, SRKP 22 entered into a share exchange agreement with China Intelligent BVI and the sole shareholder of China Intelligent BVI. Pursuant to the share exchange agreement, as amended by Amendment No. 1 dated November 25, 2009 and Amendment No. 2 dated January 15, 2010 (collectively, the “Exchange Agreement”), SRKP 22 agreed to issue an aggregate of 7,097,748 shares of its common stock in exchange for all of the issued and outstanding share capital of China Intelligent BVI (the “Share Exchange”). The Share Exchange closed on January 15, 2010.

Upon the closing of the Share Exchange, SRKP 22 issued an aggregate of 7,097,748 shares of its common stock to China Intelligent BVI’s sole shareholder and her designees in exchange for all of the issued and outstanding capital stock of China Intelligent BVI. Prior to the closing of the Share Exchange and the closing of a private placement that closed concurrently with the Share Exchange, shareholders of SRKP 22 canceled an aggregate of 2,130,195 shares held by them such that there were 1,418,001 shares of common stock outstanding immediately prior to the Share Exchange. SRKP 22 shareholders also canceled an aggregate of 2,757,838 warrants such that the shareholders held an aggregate of 790,358 warrants immediately after the Share Exchange. Immediately after the closing of the Share Exchange, the Company had 8,515,749 outstanding shares of common stock (excluding the 1,377,955 shares of common stock sold in the private placement), no outstanding shares of Preferred Stock, no outstanding options, and outstanding warrants to purchase 790,358 shares of common stock.

The warrants have an exercise price of $0.0002 per share and are currently exercisable. According to the terms of the warrants, the warrants expire on the earlier of October 11, 2017 or five years from the date that SRKP 22 consummates a merger or other business combination with an operating business or any other event pursuant to which SRKP 22 ceases to be a “shell company,” as defined by Rule 12b-2 under the Securities Exchange Act of 1934 and a “blank check company,” as defined by Rule 419 of the Securities Act of 1933.  As a result of the close of the Share Exchange on January 15, 2010, the warrants will expire on January 15, 2015.

China Intelligent Lighting and Electronics, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
For the Years Ended December 31, 2009, 2008 and 2007 and
the Three Months Ended March 31, 2010 and 2009

NOTE 1 – DESCRIPTION OF BUSINESS AND ORGANIZATION (CONTINUED)

For accounting purposes, the Share Exchange transaction is being accounted for as a reverse merger. The transaction has been treated as a recapitalization of China Intelligent BVI and its subsidiaries, with China Intelligent US (the legal acquirer of China Intelligent BVI and its subsidiaries including Hyundai HZ) considered the accounting acquiree and Hyundai HZ, the only operating company, and whose management took control of China Intelligent US (the legal acquiree of Hyundai HZ) is considered the accounting acquirer.  The Company did not recognize goodwill or any intangible assets in connection with the transaction.  The 7,097,748 shares of common stock issued to the shareholder of China Intelligent BVI and her designees in conjunction with the share exchange transaction have been presented as outstanding for all periods.  The historical consolidated financial statements include the operations of the accounting acquirer for all periods presented.

On March 30, 2010, the Company’s Board of Directors and stockholders authorized a 1-for-2 reverse stock split of the Company’s outstanding shares of common stock (the “Reverse Stock Split”). References to shares in the consolidated financial statements and the accompanying notes, including, but not limited to, the number of shares and per share amounts, have been adjusted to reflect the Reverse Stock Split on a retroactive basis.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

a.	Basis of presentation

The accompanying consolidated financial statements have been prepared by the Company in accordance with accounting principles generally accepted in the United States of America.

In the opinion of the management, the consolidated financial statements reflect all adjustments (which include normal recurring adjustments) necessary to present fairly the financial position of the Company as of March 31, 2010 and December 31, 2009 and 2008, respectively, and the results of operations and cash flows for the three months ended March 31, 2010 and 2009, and for the years ended December 31, 2009, 2008 and 2007.

b.	Basis of consolidation

The consolidated financial statements include the accounts of the Company and its subsidiaries.  Inter-company transactions have been eliminated in consolidation.

c.	Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting year. Because of the use of estimates inherent in the financial reporting process, actual results could differ from those estimates.

d.	Reclassifications

Certain amounts in the consolidated financial statements for the prior years have been reclassified to conform to the presentation of the current year for the comparative purposes.

e.	Fair values of financial instruments

The Company adopted ASC 820 “Fair Value Measurements,” which defines fair value, establishes a three-level valuation hierarchy for disclosures of fair value measurement and enhances disclosures requirements for fair value measures. Current assets and current liabilities qualified as financial instruments and management believes their carrying amounts are a reasonable estimate of fair value because of the short period of time between the origination of such instruments and their expected realization and if applicable, their current interest rate is equivalent to interest rates currently available.  The three levels are defined as follows:

•	Level 1 — inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

China Intelligent Lighting and Electronics, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
For the Years Ended December 31, 2009, 2008 and 2007 and
the Three Months Ended March 31, 2010 and 2009

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

e.	Fair values of financial instruments (Continued)

•
Level 2 — inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the assets or liability, either directly or indirectly, for substantially the full term of the financial instruments.

•	Level 3 — inputs to the valuation methodology are unobservable and significant to the fair value.

As of the balance sheet date, the estimated fair values of the financial instruments were not materially different from their carrying values as presented due to the short maturities of these instruments and that the interest rates on the borrowings approximate those that would have been available for loans of similar remaining maturity and risk profile at respective period-ends. Determining which category an asset or liability falls within the hierarchy requires significant judgment. The Company evaluates the hierarchy disclosures each quarter.

f.	Cash and cash equivalents

Cash and cash equivalents include cash on hand, cash on deposit with various financial institutions in PRC, Hong Kong, US, and all highly-liquid investments with original maturities of three months or less at the time of purchase.  Banks and other financial institutions in PRC do not provide insurance for funds held on deposit.

g.	Restricted cash

The restricted cash consists of bank deposits pledged against short-term credit facilities provided by the banks and are recorded as asset.

h.	Trade receivables

Trade receivables are recognized and carried at original invoiced amount less an allowance for uncollectible accounts, as needed.

The allowance for bad debts on trade receivables reflects management’s best estimate of probable losses determined principally on the basis of historical experience. The allowance for bad debt is determined primarily on the basis of management’s best estimate of probable losses, including specific allowances for known troubled accounts. All accounts or portions thereof deemed to be uncollectible or to require an excessive collection cost are written off to the allowance for bad debt. When facts subsequently become available to indicate that the amount provided as the allowance to date has been inadequate, an adjustment to the estimate is made at that time.

i.	Inventories

Inventories are stated at the lower of cost, as determined on a weighted average basis, or market. Costs of inventories include purchase and related costs incurred in bringing the products to the Company’s location and proper condition. Market value is determined by reference to selling prices after the balance sheet date or to management’s estimates based on prevailing market conditions. The Company writes down the inventories to market value if it is below cost. The Company also regularly evaluates the composition of its inventories to identify slow-moving and obsolete inventories to determine if a valuation allowance is required. Inventory levels are based on projections of future demand and market conditions.  Any sudden decline in demand and/or rapid product improvements and technological changes can result in excess and/or obsolete inventories.  There is a risk that we will forecast inventory needs incorrectly and purchase or produce excess inventory.  As a result, actual demand may differ from forecasts, and such differences, if not managed, may have a material adverse effect on future results of operations due to required write-offs of excess or obsolete inventory.

j.	Property and equipment

Property and equipment are initially recognized and recorded at cost. Gains or losses on disposals are reflected as gain or loss in the period of disposal. The cost of improvements that extend the life of plant and equipment are capitalized. These capitalized costs may include structural improvements, equipment and fixtures. All ordinary repairs and maintenance costs are expensed as incurred.

China Intelligent Lighting and Electronics, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
For the Years Ended December 31, 2009, 2008 and 2007 and
the Three Months Ended March 31, 2010 and 2009

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

j.	Property and equipment (Continued)

Depreciation for financial reporting purposes is provided using the straight-line method over the estimated useful lives of the assets:

Molds	10 years
Machinery and Equipment	10 years
Electronic Equipment	5 years
Office and Other Equipment	5 years

k.	Impairment of long-lived assets

The Company evaluates potential impairment of long-lived assets, in accordance with ASC 360, “Accounting for Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed of”, which requires the Company to evaluate a long-lived asset for recoverability when there is event or circumstances that indicate the carrying value of the asset may not be recoverable. An impairment loss is recognized when the carrying amount of a long-lived asset or asset group is not recoverable (when carrying amount exceeds the gross, undiscounted cash flows from use and disposition) and is measured as the excess of the carrying amount over the asset’s (or asset group’s) fair value.

l.	Customer deposit

The customer deposits are recorded as a liability when the Company receives it and recognized as revenue after the total amount is paid off upon the delivery of the products.

m.	Income taxes

The Company accounts for income taxes in accordance with the asset and liability method for financial accounting and reporting for income taxes and allows recognition and measurement of deferred tax assets based upon the likelihood of realization of tax benefits in future years. Under the asset and liability approach, deferred taxes are provided for the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. A valuation allowance is provided for deferred tax assets if it is more likely than not these items will either expire before the Company is able to realize their benefits, or that future deductibility is uncertain.

The Company accounts for uncertainty in income taxes in accordance with applicable accounting standards, which requires a comprehensive model for how a company should recognize, measure, present and disclose in its financial statements uncertain tax positions that the company has taken or expects to take on a tax return (including a decision whether to file or not file a return in a particular jurisdiction).

n.	Comprehensive income

The Company presents comprehensive income in accordance with applicable accounting standards, which requires the reporting and displaying of comprehensive income, its components, and accumulated balances in a full-set of general-purpose financial statements. Accumulated other comprehensive income represents the accumulated balance of foreign currency translation adjustments.

o.	Revenue recognition

The Company generates revenues from the sales of lighting and electronic equipment. Sales revenues are recognized when the following four revenue criteria are met: persuasive evidence of an arrangement exists, delivery has occurred, the selling price is fixed or determinable, and collectability is reasonably assured. Sales are presented net of value added tax (VAT). No return allowance is made as product returns have been insignificant in all periods.

Orders are placed by both the distributors and OEMs and the products are delivered to the customers within 30-45 days of order, the Company does not provide price protection or right of return to the customers. The price of the products are predetermined and fixed based on contractual agreements, therefore the customers would be responsible for any loss if the customers are faced with sales price reductions and rapid technology obsolescence in the industry. The Company does not allow any discounts, credits, rebates or similar privileges.

China Intelligent Lighting and Electronics, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
For the Years Ended December 31, 2009, 2008 and 2007 and
the Three Months Ended March 31, 2010 and 2009

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

o.	Revenue recognition (Continued)

The Company does not provide warranty for the products sold to customers since the majority of the customers are wholesalers and distributors. The Company specifies the delivery terms (usually 30 days after the order is placed) and the liability for breach of the contract. If the Company cannot fulfill the order terms, the customers have the right to recoup their deposit. If the products delivered do not meet the quality specifications or need to be reworked, the Company is responsible for the rework and the related expenses. If the customers decided to rework the products themselves, the Company will compensate its customers for the expenses incurred. The Company did not incur any costs related to breach of contract or product quality issues for sales for the three months ended March 31, 2010 and 2009, and for the years ended December 31, 2009, 2008, and 2007.

p.	Advertising

The Company expenses advertising costs as incurred. Advertising is included in selling expenses for financial reporting. The Company spent $26,338, $23,735, $159,795, $203,812 and $255,739 for the three months ended March 31, 2010 and 2009, and the years ended December 31, 2009, 2008 and 2007, respectively, on advertising expenses.

q.	Research and development costs

Research and development costs are expensed to operations as incurred. The Company spent $280,726, $104,205, $894,814, $741,746, and $321,968 for the three months ended March 31, 2010 and 2009, and for the years ended December 31, 2009, 2008 and 2007, respectively, on direct research and development efforts.

r.	Foreign currency translation

The functional currency of China Intelligent and Hyundai HK is Hong Kong Dollar (“HKD”). These two companies maintain their financial statements using the functional currency. Monetary assets and liabilities denominated in currencies other than the functional currency are translated into the functional currency at rates of exchange prevailing at the balance sheet dates. Transactions denominated in currencies other than the functional currency are translated into the functional currency at the exchange rates prevailing at the dates of the transaction. Exchange gains or losses arising from foreign currency transactions are included in the determination of net income (loss) for the respective periods.

The functional currency of Hyundai HZ is the Renminbi (“RMB”), the PRC’s currency. The Company maintains its financial statements using its own functional currency. Monetary assets and liabilities denominated in currencies other than the functional currency are translated into the functional currency at rates of exchange prevailing at the balance sheet dates. Transactions denominated in currencies other than the functional currency are translated into the functional currency at the exchange rates prevailing at the dates of the transaction. Exchange gains or losses arising from foreign currency transactions are included in the determination of net income (loss) for the respective periods.

For financial reporting purposes, the financial statements of China Intelligent and Hyundai HK, which are prepared in HKD, are translated into the Company’s reporting currency, United States Dollars (“USD”); the financial statements of Hyundai HZ, which is prepared in RMB, are translated into the Company’s reporting currency, USD. Balance sheet accounts are translated using the closing exchange rate in effect at the balance sheet date and income and expense accounts are translated using the average exchange rate prevailing during the reporting period.

Adjustments resulting from the translation, if any, are included in accumulated other comprehensive income (loss) in stockholder’s equity.
.

China Intelligent Lighting and Electronics, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
For the Years Ended December 31, 2009, 2008 and 2007 and
the Three Months Ended March 31, 2010 and 2009

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

r.	Foreign currency translation (Continued)

The exchange rates used for foreign currency translation were as follows (USD$1 = RMB):

Period Covered	Balance Sheet Date Rates	Average Rates
Year ended December 31, 2007	7.29410	7.59474
Year ended December 31, 2008	6.81710	6.93722
Year ended December 31, 2009	6.81720	6.84088
Three months ended March 31, 2010	6.81612	6.83603

The exchange rates used for foreign currency translation were as follows (USD$1 = HKD):

Period Covered	Balance Sheet Date Rates	Average Rates
Year ended December 31, 2007	7.80190	7.80153
Year ended December 31, 2008	7.74960	7.86342
Year ended December 31, 2009	7.75477	7.75218
Three months ended March 31, 2010	7.76406	7.76390

s.	Related parties

A party is considered to be related to the Company if the party directly or indirectly or through one or more intermediaries, controls, is controlled by, or is under common control with the Company. Related parties also include principal owners of the Company, its management, members of the immediate families of principal owners of the Company and its management and other parties with which the Company may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests. A party which can significantly influence the management or operating policies of the transacting parties or if it has an ownership interest in one of the transacting parties and can significantly influence the other to an extent that one or more of the transacting parties might be prevented from fully pursuing its own separate interests is also a related party.

t.	Recently issued accounting pronouncements

In June 2009, the Financial Accounting Standards Board (FASB) issued a standard that established the FASB Accounting Standards Codification (ASC) and amended the hierarchy of generally accepted accounting principles (GAAP) such that the ASC became the single source of authoritative nongovernmental U.S. GAAP. The ASC did not change current U.S. GAAP, but was intended to simplify user access to all authoritative U.S. GAAP by providing all the authoritative literature related to a particular topic in one place. All previously existing accounting standard documents were superseded and all other accounting literature not included in the ASC is considered non-authoritative. New accounting standards issued subsequent to June 30, 2009 are communicated by the FASB through Accounting Standards Updates (ASUs). The Company adopted the ASC on July 1, 2009. This standard did not have an impact on the Company’s consolidated results of operations or financial condition. However, throughout the notes to the consolidated financial statements references that were previously made to various former authoritative U.S. GAAP pronouncements have been changed to coincide with the appropriate section of the ASC.

In December 2007, the FASB issued and, in April 2009, amended a new business combinations standard codified within ASC 805, which changed the accounting for business acquisitions. Accounting for business combinations under this standard requires the acquiring entity in a business combination to recognize all (and only) the assets acquired and liabilities assumed in the transaction and establishes the acquisition-date fair value as the measurement objective for all assets acquired and liabilities assumed in a business combination. Certain provisions of this standard impact the determination of acquisition-date fair value of consideration paid in a business combination (including contingent consideration); exclude transaction costs from acquisition accounting; and change accounting practices for acquisition-related restructuring costs, in-process research and development, indemnification assets, and tax benefits. The Company adopted the standard for business combinations for its business combination during the period ended June 30, 2009.

China Intelligent Lighting and Electronics, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
For the Years Ended December 31, 2009, 2008 and 2007 and
the Three Months Ended March 31, 2010 and 2009

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

t.	Recently issued accounting pronouncements (Continued)

In April 2009, the FASB issued an accounting standard which provides guidance on (1) estimating the fair value of an asset or liability when the volume and level of activity for the asset or liability have significantly declined and (2) identifying transactions that are not orderly. The standard also amended certain disclosure provisions for fair value measurements and disclosures in ASC 820 to require, among other things, disclosures in interim periods of the inputs and valuation techniques used to measure fair value as well as disclosure of the hierarchy of the source of underlying fair value information on a disaggregated basis by specific major category of investment. The standard was effective prospectively beginning April 1, 2009. The adoption of this standard did not have a material impact on the Company’s consolidated results of operations or financial condition.

In April 2009, the FASB issued an accounting standard which modifies the requirements for recognizing other-than-temporarily impaired debt securities and changes the existing impairment model for such securities. The standard also requires additional disclosures for both annual and interim periods with respect to both debt and equity securities. Under the standard, impairment of debt securities will be considered other-than-temporary if an entity (1) intends to sell the security, (2) more likely than not will be required to sell the security before recovering its cost, or (3) does not expect to recover the security’s entire amortized cost basis (even if the entity does not intend to sell). The standard further indicates that, depending on which of the above factor(s) causes the impairment to be considered other-than-temporary, (1) the entire shortfall of the security’s fair value versus its amortized cost basis or (2) only the credit loss portion would be recognized in earnings while the remaining shortfall (if any) would be recorded in other comprehensive income. The standard requires entities to initially apply its provisions to previously other-than-temporarily impaired debt securities existing as of the date of initial adoption by making a cumulative-effect adjustment to the opening balance of retained earnings in the period of adoption. The cumulative-effect adjustment potentially reclassifies the noncredit portion of a previously other-than-temporarily impaired debt security held as of the date of initial adoption from retained earnings to accumulated other comprehensive income. The adoption of this standard did not have a material impact on the Company’s consolidated results of operations or financial condition.

In April 2009, the FASB issued an accounting standard regarding interim disclosures about fair value of financial instruments. The standard essentially expands the disclosure about fair value of financial instruments that were previously required only annually to also be required for interim period reporting. In addition, the standard requires certain additional disclosures regarding the methods and significant assumptions used to estimate the fair value of financial instruments. The adoption of this standard did not have a material impact on the Company’s consolidated results of operations or financial condition.

In May 2009, the FASB issued a new accounting standard regarding subsequent events. This standard incorporates into authoritative accounting literature certain guidance that already existed within generally accepted auditing standards, with the requirements concerning recognition and disclosure of subsequent events remaining essentially unchanged. This guidance addresses events which occur after the balance sheet date but before the issuance of financial statements. Under the new standard, as under previous practice, an entity must record the effects of subsequent events that provide evidence about conditions that existed at the balance sheet date and must disclose but not record the effects of subsequent events which provide evidence about conditions that did not exist at the balance sheet date. This standard added an additional required disclosure relative to the date through which subsequent events have been evaluated and whether that is the date on which the financial statements were issued. For the Company, this standard was effective beginning April 1, 2009.

In June 2009, the FASB issued a new standard regarding the accounting for transfers of financial assets amending the existing guidance on transfers of financial assets to, among other things, eliminate the qualifying special-purpose entity concept, include a new unit of account definition that must be met for transfers of portions of financial assets to be eligible for sale accounting, clarify and change the derecognition criteria for a transfer to be accounted for as a sale, and require significant additional disclosure. The standard is effective for new transfers of financial assets beginning January 1, 2010. The adoption of this standard did not have a material impact on the Company’s consolidated results of operations or financial condition.

In June 2009, the FASB issued an accounting standard that revised the consolidation guidance for variable-interest entities. The modifications include the elimination of the exemption for qualifying special purpose entities, a new approach for determining who should consolidate a variable-interest entity, and changes to when it is necessary to reassess who should consolidate a variable-interest entity. The standard is effective January 1, 2010. The adoption of this standard did not have a material impact on the Company’s consolidated results of operations or financial condition.

China Intelligent Lighting and Electronics, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
For the Years Ended December 31, 2009, 2008 and 2007 and
the Three Months Ended March 31, 2010 and 2009

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

t.	Recently issued accounting pronouncements (Continued)

In August 2009, the FASB issued ASU No. 2009-05, Measuring Liabilities at Fair Value, which provides additional guidance on how companies should measure liabilities at fair value under ASC 820. The ASU clarifies that the quoted price for an identical liability should be used. However, if such information is not available, a entity may use, the quoted price of an identical liability when traded as an asset, quoted prices for similar liabilities or similar liabilities traded as assets, or another valuation technique (such as the market or income approach). The ASU also indicates that the fair value of a liability is not adjusted to reflect the impact of contractual restrictions that prevent its transfer and indicates circumstances in which quoted prices for an identical liability or quoted price for an identical liability traded as an asset may be considered level 1 fair value. This ASU is effective October 1, 2009. The adoption of this standard did not have a material impact on the Company’s consolidated results of operations or financial condition.

In January 2010, the FASB issued ASU No. 2010-6, Improving Disclosures About Fair Value Measurements, that amends existing disclosure requirements under ASC 820 by adding required disclosures about items transferring into and out of levels 1 and 2 in the fair value hierarchy; adding separate disclosures about purchase, sales, issuances, and settlements relative to level 3 measurements; and clarifying, among other things, the existing fair value disclosures about the level of disaggregation. This ASU is effective for the first quarter of 2010, except for the requirement to provide level 3 activity of purchases, sales, issuances, and settlements on a gross basis, which is effective beginning the first quarter of 2011. Since this standard impacts disclosure requirements only, its adoption will not have a material impact on the Company’s consolidated results of operations or financial condition.

In September 2009, the FASB issued ASU No. 2009-12, Investments in Certain Entities That Calculate Net Asset Value per Share (or Its Equivalent), that amends ASC 820 to provide guidance on measuring the fair value of certain alternative investments such as hedge funds, private equity funds and venture capital funds. The ASU indicates that, under certain circumstance, the fair value of such investments may be determined using net asset value (NAV) as a practical expedient, unless it is probable the investment will be sold at something other than NAV. In those situations, the practical expedient cannot be used and disclosure of the remaining actions necessary to complete the sale is required. The ASU also requires additional disclosures of the attributes of all investments within the scope of the new guidance, regardless of whether an entity used the practical expedient to measure the fair value of any of its investments. This ASU is effective October 1, 2009. The adoption of this standard did not have a material impact on the Company’s consolidated results of operations or financial condition.

In October 2009, the FASB issued ASU No. 2009-13, Multiple-Deliverable Revenue Arrangements—a consensus of the FASB Emerging Issues Task Force, that provides amendments to the criteria for separating consideration in multiple-deliverable arrangements. As a result of these amendments, multiple-deliverable revenue arrangements will be separated in more circumstances than under existing U.S. GAAP. The ASU does this by establishing a selling price hierarchy for determining the selling price of a deliverable. The selling price used for each deliverable will be based on vendor-specific objective evidence if available, third-party evidence if vendor-specific objective evidence is not available, or estimated selling price if neither vendor-specific objective evidence nor third-party evidence is available. A vendor will be required to determine its best estimate of selling price in a manner that is consistent with that used to determine the price to sell the deliverable on a standalone basis. This ASU also eliminates the residual method of allocation and will require that arrangement consideration be allocated at the inception of the arrangement to all deliverables using the relative selling price method, which allocates any discount in the overall arrangement proportionally to each deliverable based on its relative selling price. Expanded disclosures of qualitative and quantitative information regarding application of the multiple-deliverable revenue arrangement guidance are also required under the ASU. The ASU does not apply to arrangements for which industry specific allocation and measurement guidance exists, such as long-term construction contracts and software transactions.  The ASU is effective beginning January 1, 2011. The Company is currently evaluating the impact of this standard on the Company’s consolidated results of operations and financial condition.

China Intelligent Lighting and Electronics, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
For the Years Ended December 31, 2009, 2008 and 2007 and
the Three Months Ended March 31, 2010 and 2009

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

t.	Recently issued accounting pronouncements (Continued)

In October 2009, the FASB issued ASU No. 2009-14, Certain Revenue Arrangements That Include Software Elements—a consensus of the FASB Emerging Issues Task Force, that reduces the types of transactions that fall within the current scope of software revenue recognition guidance. Existing software revenue recognition guidance requires that its provisions be applied to an entire arrangement when the sale of any products or services containing or utilizing software when the software is considered more than incidental to the product or service. As a result of the amendments included in ASU No. 2009-14, many tangible products and services that rely on software will be accounted for under the multiple-element arrangements revenue recognition guidance rather than under the software revenue recognition guidance. Under the ASU, the following components would be excluded from the scope of software revenue recognition guidance:  the tangible element of the product, software products bundled with tangible products where the software components and non-software components function together to deliver the product’s essential functionality, and undelivered components that relate to software that is essential to the tangible product’s functionality. The ASU also provides guidance on how to allocate transaction consideration when an arrangement contains both deliverables within the scope of software revenue guidance (software deliverables) and deliverables not within the scope of that guidance (non-software deliverables). The ASU is effective beginning January 1, 2011. The Company is currently evaluating the impact of this standard on the Company’s consolidated results of operations and financial condition.

NOTE 3 - TRADE RECEIVABLES, NET

Trade receivables consist of the following:

	March 31,	December 31,
	2010	2009	2008
Trade receivables	$14,861,699	$13,424,362	$3,603,723
Allowance for doubtful accounts	-	-	(136,974)
Trade receivables, net	$14,861,699	$13,424,362	$3,466,749

The change in the allowance for doubtful accounts for the years ended December 31, 2009 and 2008 is as follows:

	March 31,	December 31,
	2010	2009	2008
Beginning of period	$-	$(136,974)	$(104,889)
Provision during the period	-	-	(24,317)
Reversal during the period	-	136,974	-
Effect of exchange rate changes	-	-	(7,768)
Ending balance	$-	$-	$(136,974)

The Company did not record any allowance for doubtful accounts for the three months ended March 31, 2010 because the Company collected all the receivables outstanding from its customers based on its historical collection experience. The Company reversed its bad debt allowance recorded at December 31, 2008 during 2009 because the Company collected all of the receivables outstanding from these customers during 2009. As of December 31, 2009, the Company did not record any allowance for bad debt because the Company determined all outstanding trade receivables are collectible based on its historical collection experience.

In addition, the Company requires certain customers to pay a deposit that is 30% of the total amount for each order. Deposit requirements are determined by the Company based on customer’s credit worthiness, the length and experience in relationship with customers, and the order size placed by the customer. In addition, the Company will charge a penalty equivalent to 0.5% of the remaining unpaid balance per day up to 20% of the total amount of the contract starting from two weeks after the due date.

China Intelligent Lighting and Electronics, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
For the Years Ended December 31, 2009, 2008 and 2007 and
the Three Months Ended March 31, 2010 and 2009

NOTE 4 - INVENTORIES

Inventories include raw material and finished goods. Finished goods contain direct material, direct labor and manufacturing overhead and do not contain general and administrative costs. Inventories consist of the following:

	March 31,	December 31,
	2010	2009	2008
Raw materials	$2,594,171	$1,921,099	$2,425,235
Finished goods	1,303,584	2,002,434	2,071,066
Total	$3,897,755	$3,923,533	$4,496,301

NOTE 5 - ADVANCES TO SUPPLIERS

In accordance with the purchase contracts entered into by the Company and some suppliers, payment in advance is needed for the purchase of materials. The delivery term for the materials and equipment purchased is usually 30 days. In the event of a breach of contract, the Company has the following rights and penalty protection:

1.	Recoup the deposit from the suppliers and charge double interest on the deposit according to the interest rate during the same period, and

2.	Legally take possession of the materials and equipment from the suppliers.

The Company did not have any contract breaches during the three month ended March 31, 2010 and 2009, and the years ended December 31, 2009 and 2008 and 2007.

At March 31, 2010, four suppliers each individually accounted for more than 10% of the advances to suppliers and accounted for approximately 26%, 24%, 20% and 13% of total advances to suppliers. For the three months ended March 31, 2010, these four suppliers accounted for approximately 9%, 7%, 0% and 0% of total purchases made by the Company.

At December 31, 2009, one supplier accounted for more than 10% of the advances to suppliers and accounted for approximately 28% of total advances to suppliers. For the year ended December 31, 2009, this one supplier accounted for approximately 2% of total purchases made by the Company.  Normally, within approximately 15 days after an order and the prepayment are made, the Company will receive ordered items. In September 2009, the Company placed a special order to this one supplier and the supplier requested a prepayment from the Company as such supplier typically does with its customers. The supplies ordered by the Company never met the Company’s standards and requirements until February 2010 and therefore there was a disproportionately high balance outstanding at December 31, 2009. This is an ordinary purchase transaction. There are no unusual terms under the purchase contract and the supplier is an unaffiliated third party.

At December 31, 2008, five suppliers accounted for more than 10% of the advances to suppliers and each accounted for approximately 26%, 18%, 10%, 10%, and 10% of total advances to suppliers, respectively. For the year ended December 31, 2008, these five suppliers accounted for approximately 7%, 2%, 1%, 2%, and 1% of total purchases made by the Company, respectively.

At December 31, 2007, two suppliers accounted for more than 10% of the advances to suppliers and each accounted for approximately 48% and 31% of total advances to suppliers, respectively. For the year ended December 31, 2007, these two suppliers accounted for approximately 27% and 33% of total purchases made by the Company, respectively.

China Intelligent Lighting and Electronics, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
For the Years Ended December 31, 2009, 2008 and 2007 and
the Three Months Ended March 31, 2010 and 2009

NOTE 6 - PROPERTY AND EQUIPMENT, NET

Property and equipment consist of the following:

	March 31,	December 31,
	2010	2009	2008
Molds	$3,173,245	$3,172,742	$3,097,139
Machinery and equipment	775,225	775,102	775,114
Electronic equipment	12,848	12,846	12,846
Office and other equipment	82,807	82,793	19,141
Subtotal	4,044,125	4,043,483	3,904,240
Less: Accumulated depreciation	(685,689)	(592,738)	(233,789)
Property and equipment, net	$3,358,436	$3,450,745	$3,670,451

Depreciation expense for the three months ended March 31, 2010 and 2009 and the years ended December 31, 2009, 2008, and 2007 was classified as follows:

	March 31,		December 31,
	2010	2009	2009	2008	2007
Cost of goods sold	$84,601	$87,325	$352,301	$183,018	$38,570
General and administrative expenses	4,268	860	5,411	4,099	3,605
Total	$88,869	$88,185	$357,712	$187,117	$42,175

NOTE 7 - CUSTOMER DEPOSITS

The Company requires certain customers to pay 30% deposit of the total amount for each order. Deposit requirements are determined by the Company based on customer’s credit worthiness, the length and experience in relationship with customers, and the order size placed by the customer. The customer deposits are recorded as a liability when the Company receives it and are recognized as revenue upon the delivery of the products and title has passed to the buyer.

At March 31, 2010, four customers each individually accounted for more than 10% of the customer deposits and each accounted approximately 51%, 25%, 14% and 10% of total customer deposit, respectively.

At December 31, 2009, four customers accounted for more than 10% of the customer deposits and each accounted approximately 59%, 15%, 14% and 11% of total customer deposit, respectively.

At December 31, 2008, two customers accounted for more than 10% of the customer deposits and each accounted approximately 56% and 13% of total customer deposit, respectively.

At December 31, 2007, four customers accounted for more than 10% of the customer deposits and each accounted approximately 27%, 20%, 16%, and 12% of total customer deposit, respectively.

NOTE 8 – RELATED PARTY TRANSACTIONS

Prior to December 31, 2007, the Company borrowed various short-term demand loans from Mr. Li, a former director of the Company. These loans were used primarily for general working capital purposes. The short-term loans are non-secured and non-interest bearing.

On July 17, 2008, Mr. Li transferred his 100% ownership in Hyundai HK to China Intelligent for HKD 2 million (approximately $256,000). On October 1, 2008, Mr. Li signed a debt forgiveness agreement with China Intelligent to waive the outstanding amount owed resulted in an addition to additional paid in capital of $210,848 from the debt forgiveness.

China Intelligent Lighting and Electronics, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
For the Years Ended December 31, 2009, 2008 and 2007 and
the Three Months Ended March 31, 2010 and 2009

NOTE 8 – RELATED PARTY TRANSACTIONS (CONTINUED)

Following is a summary of the Company’s affiliated companies owned or controlled by Mr. Li:

	Shareholder	Title
NIVS Investment (SZ) Co. Ltd. (“NIVS SZ”)	Mr. Li	Director
NIVS Group and subsidiaries (“NIVS Group”)	Mr. Li	President
NIVS (HZ) Audio & Video Tech Co. Ltd. (“NIVS HZ”)	NIVS Group	Company controlled by Mr. Li

Following are the transactions entered into by the Company with the above affiliated companies:

Supplier’s Loan Guaranteed by the Company

On March 3, 2008, the Company entered into a purchase agreement in the amount of RMB 38,474,900 (approximately $5.7 million) with a manufacturing supplier (the “Supplier”). On March 12, 2008, NIVS (HZ) Audio & Video Tech Co. Ltd. (“NIVS HZ”), one of the Company’s supplier (the “Supplier”), and the Company entered into a note agreement (the “Note”). The terms of the agreement are as follows:

1.	NIVS HZ was to lend a maximum amount of RMB 38,474,900 (approximately $5.7 million) to the Supplier.

2.	The interest rate on the Note was 1.5% per month paid by the Supplier with a maturity date of July 12, 2008.

3.	The Note was guaranteed by the Company.

4.	The Note had a penalty clause where 0.5% was to be assessed on the outstanding note amount if the Note was not repaid on time.

On June 16, 2008, a supplemental agreement was signed by the parties to extend the Note’s maturity date to December 31, 2008.

On November 24, 2008, the Company took out a loan from an unrelated third party (the “Lender Loan”) and paid off the outstanding loan amount of RMB 38,039,000 (approximately $5.7 million) owed to NIVS HZ.

In December 2008, the Company paid off the Lender Loan with interest after selling the finished goods purchased from the Supplier. The interest expense on the Lender Loan was RMB 259,748 (approximately $37,000). In order to repay the loan, the Company had to present the customer’s trade receivables bank draft prematurely; therefore the Company was charged interest of RMB 1,231,995 (approximately $178,000).

Working Capital Loans

The Company had several short-term demand loans borrowed from affiliated companies that were used primarily for general working capital purposes.

On November 28, 2008, the Company, NIVS Group, and certain companies related to Mr. Li (collectively, the “Related Companies”) entered into a Debt Repayment and Set-Off Agreement (the “Set-off Agreement”) with Mr. Li. According to this agreement, all parties agreed to have all the related party loans repaid in full and set off against all debts that were owed to Mr. Li, and Mr. Li, through the Company had an aggregate outstanding loan amount of $996,433 owed to NIVS Group as of the date of the Set-off Agreement. After giving effect to the transactions contemplated by the Agreement, the Related Companies’ Debt will no longer be outstanding and neither Mr. Li nor any of the Related Companies will owe to the NIVS Group any loan amount. Therefore Mr. Li assumed the obligation of the outstanding loan of $996,433 that was owed by the Company to NIVS after giving effect of the executed agreement above.

On December 26, 2008, Mr. Li signed a debt forgiveness agreement with the Company to waive the outstanding working capital loan amount of $996,433 resulting in an additional paid in capital of $996,433 from the debt forgiveness.

China Intelligent Lighting and Electronics, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
For the Years Ended December 31, 2009, 2008 and 2007 and
the Three Months Ended March 31, 2010 and 2009

NOTE 8 – RELATED PARTY TRANSACTIONS (CONTINUED)

The Company recorded imputed interest with respect to these loans as a charge to operations, and as a credit to additional paid-in capital. The calculations are performed monthly at annual rates in the range of 5.22% ~ 6.57% with reference to the average short term loan rate announced by People’s Bank of China. The imputed interest amounts are as follows:

	March 31,		December 31,
	2010	2009	2009	2008	2007
Imputed interest	$-	$-	$-	$73,264	$31,260

Other Related Party Transactions

Lease Agreements

In 2008, the Company signed another lease agreement with NIVS HZ. According to the lease agreement, the monthly rent will be for RMB 25,000 per month between July 1, 2008 and June 30, 2010.

The Company’s rental expenses paid to its affiliated companies are as follows:

	March 31,		December 31,
	2010	2009	2009	2008	2007
NIVS (HZ) Audio & Video Tech Co. Ltd. (“NIVS HZ”)	$10,971	$10,963	$43,854	$25,947	$7,900

Sales of Raw Materials

For the three months ended March 31, 2010 and 2009, the Company had no transaction with NIVS Group.

For the year ended December 31, 2007, the Company sold raw materials to NIVS HZ for a gross profit of $53,914.

For the year ended December 31, 2008, the Company sold raw materials to NIVS HZ for a gross profit of $214,340.

For the year ended December 31, 2009, the Company had no transaction with NIVS Group.

The revenue and cost of goods sold generated from the related party sales are as follows:

	March 31,		December 31,
	2010	2009	2009	2008	2007
Gross Sales	$-	$-	$-	$898,411	$518,639
Cost of goods sold	-	-	-	684,071	464,725
Gross Profit	$-	$-	$-	$214,340	$53,914

China Intelligent Lighting and Electronics, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
For the Years Ended December 31, 2009, 2008 and 2007 and
the Three Months Ended March 31, 2010 and 2009

NOTE 9 - SHORT TERM LOAN

On April 16, 2009, the Company obtained a one year term loan of RMB 8,000,000 (approximately $1,169,000) from Pudong Development Bank (“PDB”) bearing interest at the prevailing prime rate (approximately 5.4%). Pursuant to the loan contract, the monthly payment is RMB 200,000 plus monthly interest and the balance will be repaid in April 2010.

The above loan was part of a package of loans PDB made to 6 different companies unrelated to the Company where each of the companies cross guarantee each other’s loans.  In the event of one company defaulting on its loan, the other companies are required to pay a penalty based on the percentage of the defaulted loan to PDB.  Additionally, each company was required to deposit a specific percentage of the loan amount it received in an account held at PDB to be used as collateral for the loans.  The Company deposited RMB 2,400,000 (approximately $352,000) in the bank account as restricted cash. The cross guarantee is limited to the restricted cash held at the bank. The Company, based upon its review of the loans, believes there is only a remote chance of any of the companies defaulting on these loans and has not set up a reserve for any loss for this transaction.

As of March 31, 2010, the Company had $850,924 loan payable to Pudong Development Bank.  In April 2010, the Company paid off this loan and obtained a new loan from the same bank. This new loan is a one year term loan of RMB 10,000,000 (approximately $1,467,000) bearing interest at the prevailing prime rate (approximately 5.8%). Pursuant to the loan contract, the monthly payment is RMB 300,000 plus monthly interest and the balance will be repaid in April 2011.  The Company’s deposit remained in the bank as collateral for the loan as of March 31, 2010 and accounted as restricted cash.

NOTE 10 - INCOME TAX AND VARIOUS TAXES

China Intelligent is registered in BVI and pays no taxes.

Hyundai HK is a holding company registered in Hong Kong and has no operating profit for tax liabilities.

The Company’s subsidiary – Hyundai HZ as a manufacturing enterprise established in Huizhou, PRC, was entitled to a preferential Enterprise Income Tax (“EIT”) rate. Hyundai HZ had applied for foreign investment Enterprise title, and the application had been approved by the local government Hyundai HZ had a tax holiday of 2 years 100% exemption starting from the first profitable year, and followed by 3 years of 50% tax deduction.  As of March 31, 2010, and December 31 2009 and  2008, the Company had tax payable of $232,625, $372,275 and $0, respectively. For the three months ended March 31, 2010 and 2009, and years ended 2009, 2008 and 2007, cash paid income taxes of $401,815, $0, $711,575, 0 and $0, respectively.

The tax authority of the PRC Government conducts periodic and ad hoc tax filing reviews on business enterprises operating in the PRC after those enterprises had completed their relevant tax filings, hence the Company’s tax filings may not be finalized.  It is therefore uncertain as to whether the PRC tax authority may take different views about the Company’s tax filings which may lead to additional tax liabilities.

The provision for taxes on earnings consisted of:

	March 31,		December 31,
Current income taxes expenses:	2010	2009	2009	2008	2007
PRC Enterprises Income Taxes	$273,879	$203,595	$1,082,561	$-	$-

China Intelligent Lighting and Electronics, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
For the Years Ended December 31, 2009, 2008 and 2007 and
the Three Months Ended March 31, 2010 and 2009

NOTE 10 - INCOME TAX AND VARIOUS TAXES (CONTINUED)

A reconciliation between the income tax computed at the U.S. statutory rate and the Group’s provision for income tax is as follows:

	March 31,		December 31,
	2010	2009	2009	2008	2007
PRC preferential enterprise income tax	25%	25%	25%	25%	25%
Tax holiday and relief granted to the subsidiary	-12.5%	-12.5%	-12.5%	-25%	-25%
Permanent differences related to other expenses	11.4%	-0.3%	-0.2%	-	-
Provision for income tax	23.9%	12.2%	12.3%	-	-

Accounting for Uncertainty in Income Taxes

The Company accounts for uncertainty in income taxes in accordance with applicable accounting standards, which prescribe a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. These accounting standards also provide guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition.

Based on the Company’s evaluation, the Company has concluded that there are no significant uncertain tax positions requiring recognition in its financial statements.

The Company may from time to time be assessed interest or penalties by major tax jurisdictions. In the event it receives an assessment for interest and/or penalties, it will be classified in the financial statements as tax expense.

In January 2010, the Company entered into an Indemnification Agreement and Security Agreement with Li Xuemei, Chief Executive Officer and Chairman of the Board, pursuant to which Ms. Li agreed to indemnify and pay to the Company amounts that would make the Company whole for any tax liability, penalty, loss, or other amounts expended as a result of any removal of the reduced 4% simplified VAT rate, including any requirement to make up all of the underpaid taxes. The primary reason for entering into the agreement was due to the possibility that the grant of the reduced VAT tax rate to the Company by the Huicheng Taxation Bureau may be overturned by higher levels of the PRC government and the potential negative effects on the Company’s results of operations and financial position if such event were to occur.  The Company believed that investors may be reluctant to participate in the Private Placement that it conducted concurrently with the Share Exchange.  Ms. Li believes that the revocation of the reduced VAT rate is remote, as does the Company’s management.  The reasons that Ms. Li and the Company’s management believe that the revocation of the reduced VAT rate is remote are:

•	the VAT reduction was granted by a governmental unit with authority to do so;

•	the rate reduction was done with all facts known by all parties;

•	the Company has no knowledge of similar revocations, nor are there any known court cases or administrative matters of which the Company is aware in which a revocation has taken place; and

•	the issuance of the rate reduction by local authorities was by an appropriately sanctioned administrative procedure.

Ms. Li did not have a material relationship to the Company’s receipt of approval for 4% simplified VAT from the local agent of Huicheng Taxation Bureau; however, she desired that the Private Placement and Share Exchange be completed and she volunteered to indemnify that Company against any losses if such revocation occurred.  Pursuant to the terms of the Indemnification Agreement and Security Agreement, if Ms. Li is unable to or fails to pay all such amounts due to the Company under the agreement, the Company would have the right to obtain the proceeds from a forced sale of the real estate property secured under the Security Agreement; and if such sale proceeds were insufficient to cover amounts due to the Company, the Company would be able to cancel a number of shares of common stock in the Company held by Ms. Li in an amount equal any shortfall. Any such prospective change to the aforementioned tax approval would have a material adverse effect on the Company’s liquidity and profitability to the extent that the Company is unable to collect such deficiency from the related customers and to the extent that the Company is not able to collect any shortfall from Ms. Li under the Indemnification Agreement and Security Agreement. See Note 10 for additional information on VAT matters.

China Intelligent Lighting and Electronics, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
For the Years Ended December 31, 2009, 2008 and 2007 and
the Three Months Ended March 31, 2010 and 2009

NOTE 11 - STATUTORY RESERVES

As stipulated by the relevant laws and regulations for enterprises operating in PRC, the subsidiaries of the Company are required to make annual appropriations to a statutory reserve fund. Specifically, the subsidiaries of the Company consist of Statutory surplus reserves and Discretionary surplus reserves. Statutory surplus reserves are required to allocate 10% of their profits after taxes, as determined in accordance with the PRC accounting standards applicable to the subsidiaries of the Company, to a statutory surplus reserve until such reserve reaches 50% of the registered capital of the subsidiaries of the Company are decided by the board of directors. For the three months ended March 31, 2010 and 2009, and the years ended December 31, 2009, 2008 and 2007, the Company reserved $0, $0, $870,612, $1,089,579 and $214,978, respectively.

NOTE 12 - COMMITMENTS AND CONTINGENCIES

Lack of Insurance

The Company does not carry any business interruption insurance, products liability insurance or any other insurance policy except for a limited property insurance policy. As a result, the Company may incur uninsured losses, increasing the possibility that the investors would lose their entire investment in the Company.

The Company could be exposed to liabilities or other claims for which the Company would have no insurance protection. The Company does not currently maintain any business interruption insurance, products liability insurance, or any other comprehensive insurance policy except for property insurance policies with limited coverage. As a result, the Company may incur uninsured liabilities and losses as a result of the conduct of its business. There can be no guarantee that the Company will be able to obtain additional insurance coverage in the future, and even if it can obtain additional coverage, the Company may not carry sufficient insurance coverage to satisfy potential claims. If an uninsured loss should occur, any purchasers of the Company’s common stock could lose their entire investment.

Because the Company does not carry products liability insurance, a failure of any of the products marketed by the Company may subject the Company to the risk of product liability claims and litigation arising from injuries allegedly caused by the improper functioning or design of its products. The Company cannot assure that it will have enough funds to defend or pay for liabilities arising out of a products liability claim. To the extent the Company incurs any product liability or other litigation losses, its expenses could materially increase substantially. There can be no assurance that the Company will have sufficient funds to pay for such expenses, which could end its operations and the investors would lose their entire investment.

Lease Agreements

The Company has entered into several tenancy agreements for the lease of factory premises and staff quarters. The corporate office and the main factory located in Huizhou, Guangdong are leased from a related party. Related party rent expense were $10,971, $10,963, $43,854, $25,947, and $7,900 for the three months ended March 31, 2010 and 2009 and for the years ended December 31, 2009, 2008 and 2007, respectively.

The Company’s remaining commitments for minimum lease payments under these non-cancelable operating leases are as follows:

Year Ending December 31,
2010	$11,603
Thereafter	-
$11,603

Total rent expense were $14,763, $18,583, $54,589, $42,185, and $23,602 for the three months ended March 31, 2010 and 2009, and for the years ended December 31, 2009, 2008 and 2007, respectively.

China Intelligent Lighting and Electronics, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
For the Years Ended December 31, 2009, 2008 and 2007 and
the Three Months Ended March 31, 2010 and 2009

NOTE 12 - COMMITMENTS AND CONTINGENCIES (CONTINUED)

Placement Agreement

On August 6, 2008, the Company signed an engagement letter with Westpark Capital, Inc. (“WCI”), an investment banker located in California, USA, in which WCI will (i) provide financial advisory and other professional services to the Company throughout the Westpark Reverse Alternative Senior Exchange Process (“WRASP”), (ii) act as the investment banker for the Company regarding a RTO transaction of a shell company, and (iii) act as the Company’s exclusive placement agent in a private offering of its security (up to $25,000,000) on a best-effort basis. In return, WCI will be entitled to the following compensations and rewards: (i) for RTO transaction: a cash financial advisory fee of $140,000 and five-year warrants to purchase 2% of the outstanding shares of surviving company immediately after the RTO and private placement transactions are closed, (ii) for private placement transaction: a fee of 8% of the financing to be obtained through private placement for an amount up to $25,000,000 and five-year warrants to purchase 9% of the securities subject to the private placement transaction with the same terms as the private placement investors, (iii) cash fee of $80,000 for due diligence immediately after the RTO and private placement transactions are closed, and (iv) consulting services: after the closing of the private placement transaction, a monthly consulting fee of $6,000 for six months.  The Share Exchange and Private Placement closed on January 15, 2010.  See Note 1, above, for additional information.

Fines and penalties by housing authority

According to the relevant PRC regulations on housing provident funds, PRC enterprises are required to contribute housing provident funds for their employees. The monthly contributions for Huizhou City must be at least 5% of each employee’s average monthly income in the previous year. The Company has not paid such funds for its employees since its establishment and the accumulated unpaid amount is approximately $244,430. The Company accrued the entire balance as of December 31, 2009 on its books. Under local regulations on collection of housing provident funds in Huizhou City where the Company’s subsidiary, Hyundai HZ, is located, the local housing authority may require the Company to rectify its non-compliance by setting up bank accounts and making payment and relevant filings for the unpaid housing funds for its employees within a specified time period. If the Company fails to do so within the specified time period, the local housing authority may impose a monetary fine on it and may also apply to the local people’s court for enforcement. The Company’s employees may also be entitled to claim payment of such funds individually.

If the Company receives any notice from the local housing authority or any claim from its current and former employees regarding the Company’s non-compliance with the regulations, the Company will be required respond to the notice and pay all amounts due to the government, including any administrative penalties imposed, which would require the Company to divert its financial resources and/or impact its cash reserves, if any, to make such payments.  Additionally, any administrative costs in excess of the payments, if material, may impact the Company’s operating results.  As of March 31, 2010, the Company has not received any notice from the local housing authority or any claim from its current and former employees.

Trademark License Agreement

On September 10, 2008, the Company entered into a Trademark License Agreement (the “Agreement”) with Hyundai Corporation pursuant to which Hyundai Corporation granted the Company a license to use the trademark of “HYUNDAI” in connection with manufacturing, selling, and marketing wiring accessories and lighting products (the “Licensed Products”) within the People’s Republic of China. The Agreement contains two terms, with one term from August 1, 2008 to July 31, 2009 and the other term from August 1, 2009 to July 31, 2010. Any additional term or renewal of the Trademark Agreement is contingent upon further written agreement of the parties.

Pursuant to the Trademark Agreement, during each term, the Company is required to pay Hyundai Corporation minimum royalty, and the Company is not permitted to sell or distribute any product similar to or in competition with the Licensed Products. The Agreement also sets forth minimum sales amounts for the Licensed Products for each term, in addition to providing for a percentage royalty rate such that, if the aggregate sales during a term exceeds the minimum sales amount, the Company will pay the royalty to Hyundai Corporation equal to the amount of aggregate sales in excess of the minimum sales amount, multiplied by the royalty rate. The Agreement also requires the Company to provide Hyundai Corporation with sales and marketing reports for the Licensed Products for certain periods and contains other customary general provisions, including provisions related to a prohibition of assignment or sub-licensing, confidentiality, indemnification, and the scope of our use of Hyundai Corporation’s trademark. Under the Agreement, Hyundai Corporation may terminate the Agreement for, among other reasons, failure to pay the royalties or failure to rectify any injury to the brand image of Hyundai Corporation’s trademark within 30 days of receipt of written notification of such injury.

China Intelligent Lighting and Electronics, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
For the Years Ended December 31, 2009, 2008 and 2007 and
the Three Months Ended March 31, 2010 and 2009

NOTE 12 - COMMITMENTS AND CONTINGENCIES (CONTINUED)

The Company’s remaining commitments for minimum royalty payments under the Agreement as of March 31, 2010 are as follows:

Year Ending December 31,
2010	$28,571
Thereafter	-
$28,571

NOTE 13 - OPERATING RISK

Country risk

The Company has significant investments in the PRC. The operating results of the Company may be adversely affected by changes in the political and social conditions in the PRC and by changes in Chinese government policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things. The Company can give no assurance that those changes in political and other conditions will not result in have a material adverse effect upon the Company’s business and financial condition.

Exchange risk

The Company cannot guarantee the Renminbi, US dollar exchange rate will remain steady, therefore, the Company could post the same profit for two comparable periods and post higher or lower profit depending on exchange rate of Renminbi and US dollars. The exchange rate could fluctuate depending on changes in the political and economic environments without notice.

Credit risk

A significant portion of the Company’s cash at March 31, 2010 December 31, 2009 and 2008 is maintained at various financial institutions in the PRC which do not provide insurance for amounts on deposit.  The Company has not experienced any losses in such accounts and believes it is not exposed to significant credit risk in this area.

Political risk

Currently, PRC is in a period of growth and is openly promoting business development in order to bring more business into PRC. Additionally PRC currently allows a Chinese corporation to be owned by a United States corporation. If the laws or regulations relating to ownership of a Chinese corporation are changed by the PRC government, the Company’s ability to operate the PRC subsidiaries could be affected.

NOTE 14 - MAJOR CUSTOMERS

For the three months ended March 31, 2010 and 2009, no customer had net sales exceeding 10% of the Company’s total net sales for the quarters.

 For the year ended December 31, 2009, no customer had net sales exceeding 10% of the Company’s total net sales for the year. For year ended December 31, 2008, one customers had net sales exceeding 10% of the Company’s total net sales for the year. For year ended December 31, 2007, one customer had revenue exceeding 10% of the Company’s total revenue of the year.

China Intelligent Lighting and Electronics, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
For the Years Ended December 31, 2009, 2008 and 2007 and
the Three Months Ended March 31, 2010 and 2009

NOTE 15 - REVENUE AND GEOGRAPHIC INFORMATION

The Company uses the “management approach” in determining reportable operating segments. The management approach considers the internal organization and reporting used by the Company’s chief operating decision maker for making operating decisions and assessing performance as the source for determining the Company’s reportable segments.

The management has determined that the Company has only one operating segment. The Company has not segregated business units for managing different products and services that the Company has been carrying and selling on the market.  The assets and resources of the Company have been utilized, on a corporate basis, for overall operations of the Company.  The Company has not segregated its operating assets by segments as it is impracticable to do so since the same assets are used to produce products as one segment.

The geographic information for revenue is as follows:

	Three months ended March 31,		Years ended December 31,
	2010	2009	2009	2008	2007
China and Hong Kong	$13,416,440	$9,430,503	$52,199,467	$35,433,628	$16,402,097
Other Asian countries	1,157,628	1,592,214	4,841,985	2,492,082	-
North America	-	417,144	833,471	945,199	75,011
Australia	93,732	28,285	28,192	571,321	-
Europe	-	519,291	933,739	2,340,629	49,505
Others	189,393	-	424,443	1,161,075	25,305
Total	$14,857,193	$11,987,437	$59,261,297	$42,943,934	$16,551,918

NOTE 16 - COMMON STOCK WARRANTS

Since the inception of China Intelligent US, the shareholders of SRKP 22 held an aggregate of 3,548,196 warrants. Immediately prior to the closing of the share exchange on January 15, 2010, the shareholders agreed and canceled an aggregate of 2,757,838 warrants. Immediately after the Share Exchange and the cancellation, the shareholders held an aggregate of 790,358 warrants.

The warrants have an exercise price of $0.0002 per share and are currently exercisable. According to the terms of the warrants, the warrants expire on the earlier of October 11, 2017 or five years from the date that SRKP 22 consummates a merger or other business combination with an operating business or any other event pursuant to which SRKP 22 ceases to be a “shell company,” as defined by Rule 12b-2 under the Securities Exchange Act of 1934 and a “blank check company,” as defined by Rule 419 of the Securities Act of 1933.  As a result of the close of the Share Exchange on January 15, 2010, the warrants will expire on January 15, 2015.  The Company agreed to register the 790,358 shares of common stock underlying the warrants in a registration statement that the Company agreed to file on or about August 26, 2010.

A summary of the Company’s warrant activities for the three months ended March 31, 2010 is as follows:

	Warrants	Average Exercise Price
Balance December 31, 2009	3,548,196	$0.0002
Forfeited/canceled	(2,757,838)	$0.0002
Balance March 31, 2010	790,358	$0.0002

China Intelligent Lighting and Electronics, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
For the Years Ended December 31, 2009, 2008 and 2007 and
the Three Months Ended March 31, 2010 and 2009

NOTE 17 - RECONCILIATION OF EARNINGS PER SHARE

	Three months ended March 31,		Years ended December 31,
	2010	2009	2009	2008	2007
Net income	$871,432	$1,459,428	$7,579,820	$5,767,806	$2,208,736
Denominator:
Weighted-average shares outstanding for basic and diluted earnings per share	9,458,778	7,097,748	7,097,748	7,097,748	7,097,748

Effect of dilutive securities:
Common stock warrants	667,413

Weighted-average shares outstanding for diluted earnings per share	10,126,191	7,097,748	7,097,748	7,097,748	7,097,748
Net income per share:
Basic	$0.09	$0.21	$1.07	$0.81	$0.31
Diluted	$0.09	$0.21	$1.07	$0.81	$0.31

NOTE 18 - QUARTERLY INFORMATION (UNAUDITED)

The table below presents selected (unaudited) results of operations for the quarters indicated.  All amounts are in thousands, except per share amounts.

	Quarter Ended
	December 31,	September 30,	June 30,	March 31,
	2009	2009	2009	2009	Total
Revenues	$18,652	$14,835	$13,787	$11,987	$59,261
Gross profit	$4,472	$3,384	$3,179	$2,538	$13,573
Net Income	$2,611	$1,956	$1,560	$1,453	$7,580
Earnings per share – Basic and Diluted	$0.37	$0.28	$0.22	$0.20	$1.07
Weighted-average shares outstanding – Basic and Diluted	7,097,748	7,097,748	7,097,748	7,097,748	7,097,748

	Quarter Ended
	December 31,	September 30,	June 30,	March 31,
	2008	2008	2008	2008	Total
Revenues	$8,294	$15,305	$9,657	$9,688	$42,944
Gross profit	$1,821	$3,884	$1,853	$2,432	$9,990
Net Income	$489	$3,071	$652	$1,556	$5,768
Earnings per share – Basic and Diluted	$0.07	$0.43	$0.09	$0.22	$0.81
Weighted-average shares outstanding – Basic and Diluted	7,097,748	7,097,748	7,097,748	7,097,748	7,097,748

	Quarter Ended
	December 31,	September 30,	June 30,	March 31,
	2007	2007	2007	2007	Total
Revenues	$5,168	$4,194	$4,284	$2,906	$16,552
Gross profit	$1,232	$1,027	$1,085	$761	$4,105
Net Income	$759	$445	$638	$367	$2,209
Earnings per share – Basic and Diluted	$0.11	$0.06	$0.09	$0.05	$0.31
Weighted-average shares outstanding – Basic and Diluted	7,097,748	7,097,748	7,097,748	7,097,748	7,097,748

China Intelligent Lighting and Electronics, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
For the Years Ended December 31, 2009, 2008 and 2007 and
the Three Months Ended March 31, 2010 and 2009

NOTE 19 – SUBSEQUENT EVENTS

On May 5, 2010, the Company entered into an employment agreement with Mr. Jiang regarding his employment by the Company as its new Chief Financial Officer (the “Employment Agreement”).  Pursuant to the Employment Agreement, Mr. Jiang will be entitled to, among other things, a grant of options to purchase 25,000 shares of the common stock of the Company at an exercise price equal to the offering price of the shares sold in the public offering (the “Jiang Options”) upon the pricing date of the public offering (the “Effective Date”).  The Jiang Options will vest in equal installments every three months over a period of 12 months.  The Jiang Options will expire five years from the date of grant, provided, however, that Mr. Jiang remains continuously employed by the Company during the applicable five-year period.  If Mr. Jiang is terminated without Cause (as defined in the Employment Agreement) or Mr. Jiang terminates his employment for Good Reason (as defined in the Employment Agreement), then all of the Jiang Options that are not vested will immediately vest on the date of termination.  All options that are vested at the time of termination of employment must be exercised within 30 days of termination, provided, however, that the Jiang Options may be immediately cancelled by the Company if Mr. Jiang’s employment is terminated for Cause.

On May 12, 2010, the Company effected its 1-for-2 Reverse Stock Split by filing a Certificate of Amendment with the State of Delaware.  References to shares in the consolidated financial statements and the accompanying notes, including, but not limited to, the number of shares and per share amounts, have been adjusted to reflect the Reverse Stock Split on a retroactive basis.

NOTE 20 - CONDENSED PARENT COMPANY FINANCIAL INFORMATION

Basis of Presentation

The condensed parent company financial statements have been prepared in accordance with Rule 12-04, Schedule I of Regulation S-X, as the restricted net assets of the subsidiaries of China Intelligent Lighting and Electronics, Inc. exceed 25% of the consolidated net assets of China Intelligent Lighting and Electronics, Inc. The ability of the Company’s Chinese operating subsidiaries to pay dividends may be restricted due to the foreign exchange control policies and availability of cash balances of the Chinese operating subsidiaries. Because substantially all of the Company’s operations are conducted in China and a substantial majority of its revenues are generated in China, a majority of the Company’s revenue being earned and currency received are denominated in Renminbi (RMB). RMB is subject to the exchange control regulation in China, and, as a result, the Company may be unable to distribute any dividends outside of China due to PRC exchange control regulations that restrict its ability to convert RMB into US Dollars.

The condensed parent company financial statements have been prepared using the same accounting principles and policies described in the notes to the consolidated financial statements, with the only exception being that the parent company accounts for its subsidiaries using the equity method. Refer to the consolidated financial statements and notes presented above for additional information and disclosures with respect to these financial statements.

China Intelligent Lighting and Electronics, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
For the Years Ended December 31, 2009, 2008 and 2007 and
the Three Months Ended March 31, 2010 and 2009

NOTE 20 - CONDENSED PARENT COMPANY FINANCIAL INFORMATION (CONTINUED)

China Intelligent Lighting and Electronics, Inc.
Condensed Parent Company Balance Sheets
(US Dollars in Thousands)

	March 31,	December 31,	December 31,
	2010	2009	2008
	(Unaudited)
ASSETS
Cash
Investment in subsidiaries, at equity in net assets	$21,734	$17,894	$10,264
Total Assets	$21,734	$17,894	$10,264
LIABILITIES AND STOCKHOLDERS' EQUITY
TOTAL LIABILITIES	$-	$-	$-
STOCKHOLDERS' EQUITY
Preferred stock, $0.0001 par value, 10,000,000 shares authorized, 0 shares issued and outstanding at March 31, 2010 and December 31, 2009 and 2008	-	-	-
Common stock, $0.0001 par value, 100,000,000 shares authorized, 9,893,704 shares issued and outstanding at March 31, 2010 and 7,097,748 shares issued and outstanding at December 31, 2009 and 2008	1	1	1
Additional paid-in capital	4,390	1,388	1,388
Accumulated other comprehensive income	682	716	666
Statutory reserve fund	2,202	2,202	1,331
Retained earnings (unrestricted)	14,459	13,587	6,878
Total Stockholders' Equity	21,734	17,894	10,264
Total Liabilities and Stockholders' Equity	$21,734	$17,894	$10,264

China Intelligent Lighting and Electronics, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
For the Years Ended December 31, 2009, 2008 and 2007 and
the Three Months Ended March 31, 2010 and 2009

NOTE 20 - CONDENSED PARENT COMPANY FINANCIAL INFORMATION (CONTINUED)

China Intelligent Lighting and Electronics, Inc.
 Condensed Parent Company Statements of Income
 (US Dollars in Thousands)

	For the three months ended		For the Year Ended	For the Year Ended	For the period from October 11, 2007 (Inception) to
	March 31,	March 31,	December 31,	December 31,	December 31,
	2010	2009	2009	2008	2007
	(Unaudited)	(Unaudited)
Other general and administrative	981	-
Total Expenses	981	-	-	-	-
Equity in undistributed income of subsidiaries	$1,852	$1,459	$7,580	$5,768	$2,209
Income before income taxes	871	1,459	7,580	5,768	2,209
Provision for income tax	-	-	-	-	-
Net income	$871	$1,459	$7,580	$5,768	$2,209

China Intelligent Lighting and Electronics, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
For the Years Ended December 31, 2009, 2008 and 2007 and
the Three Months Ended March 31, 2010 and 2009

NOTE 20 - CONDENSED PARENT COMPANY FINANCIAL INFORMATION (CONTINUED)

China Intelligent Lighting and Electronics, Inc.
Condensed Parent Company Statements of Cash Flows
(US Dollars in Thousands)

	For the Three Months ended		For the Year Ended	For the Year Ended	For the period from October 11, 2007 (Inception) to
	March 31,	March 31,	December 31,	December 31,	December 31,
	2010	2009	2009	2008	2007
	(Unaudited)	(Unaudited)
Cash Flows from Operating Activities
Net income	$871	$1,459	$7,580	$5,768	$2,209
Adjustments to reconcile net income to net cash provided (used) by operating activities:
Equity in undistributed income of subsidiaries	(1,852)	(1,459)	(7,580)	(5,768)	(2,209)
Net Cash Provided (Used) by Operating Activities	(981)	-	-	-	-
Cash Flows from Investing Activities
Capital contribution to subsidiaries	(2,020)	-	-	-
Net Cash Provided (Used) by Investing Activities	(2,020)	-	-	-	-
Cash Flows from Financing Activities
Net proceeds of share issuance	3,001	-	-		-
Net Cash Provided (Used) by Investing Activities	3,001	-	-	-	-
Net Increase in Cash and Cash Equivalents	-	-	-	-	-
Cash and Cash Equivalents, beginning of period	-	-	-	-	-
Cash and Cash Equivalents, end of period	$-	$-	$-	$-	$-

HYUNDAI

Above: The Company's Facilities in Huizhou, China.

Above: Inside the Company's Manufacturing Facilities.

3,500,000 Shares of Common Stock

China Intelligent Lighting and Electronics, Inc.

PROSPECTUS

Rodman & Renshaw, LLC	WestPark Capital, Inc.

_________, 2010

[RESALE PROSPECTUS ALTERNATE PAGE]

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission becomes effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	MAY 18, 2010

1,377,955 Shares

China Intelligent Lighting and Electronics, Inc.

Common Stock

This prospectus relates to the resale by the selling stockholders of up to 1,377,955 shares of our common stock. The selling stockholders may sell common stock from time to time in the principal market on which the stock is traded at the prevailing market price or in negotiated transactions. We will not receive any proceeds from the sales by the selling stockholders.  The selling stockholders named herein may be deemed underwriters of the shares of common stock which they are offering.

Our shares of common stock are not currently listed or quoted for trading on any national securities exchange or national quotation system.  We have commenced the application process for the listing of our common stock on the NYSE Amex under the symbol “CIL”.

Since there is currently no public market established for our securities, the selling security holders will sell at a fixed price that is equal to the price at which we sell shares in our public offering pursuant to the registration statement of which this prospectus is a part. Once, and if, our shares of common stock are quoted on the NYSE Amex and there is an established market for these resale shares, the selling stockholders may sell the resale shares from time to time at the market price prevailing on the NYSE Amex at the time of offer and sale, or at prices related to such prevailing market prices or in negotiated transactions or a combination of such methods of sale directly or through brokers.

The Selling Stockholders have agreed not to sell any of these shares until [_______], 2010, which is six months after closing of the public offering that we conducted on [_______], 2010.  WestPark Capital, Inc., the placement agent in the private placement in which the Selling Stockholders acquired their shares and an underwriter to the public offering, in its discretion, may also release some or all the shares from the lock-up restrictions earlier.

The purchase of the securities involves a high degree of risk. See section entitled “Risk Factors” beginning on page 7.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of anyone’s investment in these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The Date of This Prospectus Is: ____________________, 2010

[RESALE PROSPECTUS ALTERNATE PAGE]

TABLE OF CONTENTS

PROSPECTUS SUMMARY	1
SUMMARY FINANCIAL DATA	6
RISK FACTORS	7
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS	30
USE OF PROCEEDS	32
DIVIDEND POLICY	32
MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS	33
SELECTED CONSOLIDATED FINANCIAL DATA	36
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	37
DESCRIPTION OF BUSINESS	52
MANAGEMENT	68
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	75
BENEFICIAL OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	79
DESCRIPTION OF SECURITIES	83
SHARES ELIGIBLE FOR FUTURE SALE	87
SELLING STOCKHOLDERS	[ ]
PLAN OF DISTRIBUTION	90
LEGAL MATTERS	93
EXPERTS	93
ADDITIONAL INFORMATION	93
INDEX TO FINANCIAL STATEMENTS	F-1

PART II INFORMATION NOT REQUIRED IN THE PROSPECTUS	II-1
SIGNATURES	II-9

Please read this prospectus carefully. It describes our business, our financial condition and results of operations. We have prepared this prospectus so that you will have the information necessary to make an informed investment decision.

You should rely only on information contained in this prospectus.  We have not authorized any other person to provide you with different information.  This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any state where the offer or sale is not permitted.  The information in this prospectus is complete and accurate as of the date on the front cover, but the information may have changed since that date.

i

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The Offering

Common stock offered by selling stockholders	1,377,955 shares
Common stock outstanding	9,893,704 shares(1)
Use of proceeds	We will not receive any proceeds from the sale of the common stock by the selling stockholders.

(1)
Based on 9,893,704 shares of common stock issued and outstanding as of the date of this prospectus, and excludes (i) 3,500,000 shares of common stock being registered for issuance in a public offering, (ii) the underwriters’ warrants to purchase up to 175,000 shares of common stock, and (iii) 790,358 shares of common stock that are issuable upon the exercise of outstanding warrants, exercisable at $0.0002 per share.

The Selling Stockholders have agreed not to sell any of these shares until [_______], 2010, which is six months after closing of the public offering that we conducted on [_______], 2010.  WestPark Capital, Inc., the placement agent in the private placement in which the Selling Stockholders acquired their shares and an underwriter to the public offering, in its discretion, may also release some or all the shares from the lock-up restrictions earlier.

[RESALE PROSPECTUS ALTERNATE PAGE]

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares of common stock by the selling stockholders.

[RESALE PROSPECTUS ALTERNATE PAGE]

SELLING STOCKHOLDERS

The following table provides as of the date of this prospectus information regarding the beneficial ownership of our common stock held by each of the selling stockholders, including:

•	the number of shares owned by each stockholder prior to this offering;

•	the percentage owned by each stockholder prior to completion of the offering;

•	the total number of shares that are to be offered for each stockholder;

•	the total number of shares that will be owned by each stockholder upon completion of the offering; and

•	the percentage owned by each stockholder upon completion of the offering.

On January 15, 2010, we received gross proceeds of approximately $3.5 million in the closing of a private placement transaction (the “Private Placement”).  Pursuant to subscription agreements entered into with the investors, we sold an aggregate of 1,377,955 shares of Common Stock at $2.54 per share.   We paid WestPark Capital a placement agent commission equal to 8% of the gross proceeds from the financing and a 4% non-accountable expense allowance.  We also agreed to retain WestPark Capital for a period of six months following the closing of the Private Placement to provide us with financial consulting services for which we will pay WestPark Capital $6,000 per month.

We agreed to file a registration statement covering the common stock sold in the Private Placement within 30 days of the final closing of the Private Placement pursuant to the subscription agreement entered into with each investor. The investors in the Private Placement also entered into a lock-up agreement pursuant to which they agreed that (i) if the proposed public offering that we expect to conduct is for $10 million or more, then the investors would not be able to sell or transfer their shares until at least six months after the public offering’s completion, and (ii) if the offering is for less than $10 million, then one-tenth of the investors’ shares would be released from the lock-up restrictions ninety days after the offering and there would be a pro rata release of the shares thereafter every 30 days over the following nine months.  WestPark Capital, Inc., in its discretion, may also release some or all the shares from the lock-up restrictions earlier.  Assuming our sale of 3,500,000 shares of common stock at an assumed public offering price of $4.50 per share of common stock, which is the mid-point of the estimated initial offering price range in the public offering, the public offering will be equal to approximately $15.8 million.  Accordingly, the investors would be subject to lock-up restrictions such that they would be able to sell and/or transfer all of their shares six months after the public offering’s completion, subject to early release by WestPark.

Except as described below, none of the selling stockholders, to our knowledge, has had a material relationship with our company other than as a shareholder at any time within the past three years.

Name of Selling Shareholder	Number of Shares of Common Stock Beneficially Owned Prior to Offering		Percentage of Shares of Common Stock Beneficially Owned Prior to the Offering(1)	Number of Shares of Common Stock Registered for Sale Hereby	Number of Shares of Common stock Beneficially Owned After Completion of the Offering(2)	Percentage of Shares of Common Stock Beneficially Owned After Completion of the Offering(2)
MidSouth Investor Fund LP	137,795	(3)	1.4%	137,795	--	--
Micro PIPE Fund I, LLC	75,000	(4)	*	75,000	--	--
Berg, Howard	69,685		*	69,685	--	--
J&N Invest LLC	68,268	(5)	*	68,268	--	--
Kuber, Douglas	50,000		*	50,000	--	--
Stellar Capital Fund LLC	50,000	(6)	*	50,000	--	--
Continuum Capital Partners, LP	42,705	(7)	*	42,705	--	--
F. Berdon Defined Benefit Plan	41,732	(8)	*	41,732	--	--
Delaware Charter , Tax Id #51-0099493, FBO David H Clarke R/O IRA #2056-8346, C/O Legent Clearing, 9300 Underwood Sutie 400, Omaha, NE 68114	40,354	(9)	*	40,354	--	--
Schwartzberg, Gil N.	243,704	(10)	2.5%	39,370	204,334	2.0%
Colman, Frederic	35,236		*	35,236	--	--
Daybreak Special Situations Mater Fund, Ltd.	30,000	(11)	*	30,000	--	--
S. Gerlach & L. Gerlach, TTEE FBO Stanley Wayne Gerlach, Jr. & Linda Bozarth Gerlach	29,528	(12)	*	29,528	--	--

[_] A

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Name of Selling Shareholder	Number of Shares of Common Stock Beneficially Owned Prior to Offering		Percentage of Shares of Common Stock Beneficially Owned Prior to the Offering(1)	Number of Shares of Common Stock Registered for Sale Hereby	Number of Shares of Common stock Beneficially Owned After Completion of the Offering(2)	Percentage of Shares of Common Stock Beneficially Owned After Completion of the Offering(2)
Clarke, David H.	29,291		*	29,291	--	--
Rothstein, Norman	25,000		*	25,000	--	--
Metsch, Richard	23,622		*	23,622	--	--
Merkel, Charles M.	22,441		*	22,441	--	--
Rathwell, John Herbert William	20,000		*	20,000	--	--
Donald, Linda Lou	19,685		*	19,685	--	--
Jordon, David L.	19,685		*	19,685	--	--
Sperling, Gerald and Seena	19,685		*	19,685	--	--
Tangiers Investors LP	19,685	(13)	*	19,685	--	--
Pearson, Eric J.	15,748		*	15,748	--	--
Tedesco, Joseph and Gino	15,700		*	15,700	--	--
Pawliger, Richard	15,000		*	15,000	--	--
Antin, Norman B.	12,500		*	12,500	--	--
Boyer, David L.	11,811		*	11,811	--	--
Blisko, Solomon	11,795		*	11,795	--	--
Hoefer, Richard and Donna	11,024		*	11,024	--	--
BDB Irrevocable Family Trust D/T/D 7/20/07 Duane H. Butcher TTEE	10,236	(14)	*	10,236	--	--
Antunes, Louis Philippe	10,000		*	10,000	--	--
Kendall, Peter M.	10,000		*	10,000	--	--
Mickelson Living Trust	10,000	(15)	*	10,000	--	--
Nielsen, Mark	10,000		*	10,000	--	--
Rothstein, Steven	10,000		*	10,000	--	--
Silverberg, Lawrence	10,000		*	10,000	--	--
Dunkin, Arthur	9,843		*	9,843	--	--
Gordon, Morton	9,843		*	9,843	--	--
Lefkowitz, Harold	9,843		*	9,843	--	--
Woolam, Gerald L.	9,843		*	9,843	--	--
Frederic Colman C/F Daniela Colman	8,858	(16)	*	8,858	--	--
Frederick and Karen Stahl TTEE	7,874	(17)	*	7,874	--	--
McCartney, Timothy	7,874		*	7,874	--	--
Ulrich, Max	7,874		*	7,874	--	--
Miriam S. Mooney Trust F/B/O David Forrer	7,717	(18)	*	7,717	--	--
Miriam S. Mooney Trust F/B/O Joan Connolly	7,677	(19)	*	7,677	--	--
Darwin, Charles Barnes II	7,500		*	7,500	--	--
Reiff, Jerry N.	7,500		*	7,500	--	--
Forrer, John O.	7,008		*	7,008	--	--
Chazanovitz, David A.	7,000		*	7,000	--	--
Grossman, Martin	6,294		*	6,294	--	--
Seidenfeld, Steven	6,000		*	6,000	--	--
Miriam S. Mooney Trust F/B/O Catherine Sotto	5,984	(20)	*	5,984	--	--
Glantz, Michael	5,906		*	5,906	--	--
Katz, David C.	5,906		*	5,906	--	--
Lurie, William and Rita	5,906		*	5,906	--	--
Perry, Frank	5,906		*	5,906	--	--
Zeev Tafel and Yehouda Chehebar	5,750		*	5,750	--	--
Newton, David K.	5,525		*	5,525	--	--
Borell, Martin H.	5,000		*	5,000	--	--
Jerkins, Ken M.	5,000		*	5,000	--	--
Kiening, James S.	5,000		*	5,000	--	--
Magalnick, Daniel	5,000		*	5,000	--	--
Mauser, Joseph T.	5,000		*	5,000	--	--
Paul, Melvyn	5,000		*	5,000	--	--
Steenhoek, Loren	5,000		*	5,000	--	--
Teitelbaum, Jay	5,000		*	5,000	--	--
Whittle, Brian A.	5,000		*	5,000	--	--

[_] B

[RESALE PROSPECTUS ALTERNATE PAGE]

Name of Selling Shareholder	Number of Shares of Common Stock Beneficially Owned Prior to Offering		Percentage of Shares of Common Stock Beneficially Owned Prior to the Offering(1)	Number of Shares of Common Stock Registered for Sale Hereby	Number of Shares of Common stock Beneficially Owned After Completion of the Offering(2)	Percentage of Shares of Common Stock Beneficially Owned After Completion of the Offering(2)
Frederic Colman C/F Samuel Colman	4,921	(21)	*	4,921	--	--
Weissler, Alan	4,500		*	4,500	--	--
Blair, Chris & Julie	4,000		*	4,000	--	--
Jelcada, LP	3,937	(22)	*	3,937	--	--
Mitchell J. Lipcon Profit Sharing Keough Plan	3,937	(23)	*	3,937	--	--
Vanhook, Benjamin	3,750		*	3,750	--	--
Tyson, Darryl J.	3,346		*	3,346	--	--
Cooke, Carl G.	3,189		*	3,189	--	--
Scher, Leslie	3,170		*	3,170	--	--
Izes, Bernard and Selma	2,953		*	2,953	--	--
Yablonsky, Mitchell	2,953		*	2,953	--	--
Dolen, William J. Jr. and Louise M.	2,500		*	2,500	--	--
Feltri, Donald and Jean	2,500		*	2,500	--	--
Getz, Norman	2,500		*	2,500	--	--
Goldstein, Gary	2,500		*	2,500	--	--
Helsley, Charles	2,500		*	2,500	--	--
Huber, Raymond & Joan	2,500		*	2,500	--	--
Krauser, Jack T.	2,500		*	2,500	--	--
Matt, Jamie Michael	2,500		*	2,500	--	--
Palmatier, Steven Jon	2,500		*	2,500	--	--
Quave, Gerald J. Jr.	2,500		*	2,500	--	--
Simon, Steve	2,500		*	2,500	--	--
Stancil, Donald R.	2,500		*	2,500	--	--
Stange, David W.	2,500		*	2,500	--	--
Tafel, Zeev	2,500		*	2,500	--	--
Taylor, Richard Charles	2,500		*	2,500	--	--
Eric Pearson IRA	2,362	(24)	*	2,362	--	--
Hall, Warren James	2,275		*	2,275	--	--
Berry, Allan and Susan	2,100		*	2,100	--	--
Delaware Charter, Tax id #51-0099493, FBO James A DeCotis IRA #3059-4716, C/O Legent Clearing, 9300 Underwood, Suite 400, Omaha, nE 68114	2,000	(25)	*	2,000	--	--
Sasson Joury IRA	1,550		*	1,550	--	--
Cohen, Robert and Debbie	1,500		*	1,500	--	--
Delaware Charter, Tax id #51-0099493, FBO Lynita C DeCotis IRA #7537-9018, C/O Legent Clearing, 9300 Underwood, Suite 400, Omaha, NE 68114	1,000	(26)	*	1,000	--	--

* Less than 1%

(1)
Based on 9,893,704 shares of common stock outstanding as of the date of this prospectus.  The number of shares of our common stock outstanding excludes (i) up to 3,500,000 shares of our common stock to be offered by us in a firm commitment public offering concurrently herewith and (ii) 790,358 shares of common stock that are issuable upon the exercise of outstanding warrants.  Excludes the 217,548 shares of our common stock that we may issue upon the Underwriters’ over-allotment option exercise in a public offering and is not affected by the 307,452 shares that the Underwriters may be purchased from selling stockholders in such public offering.

(2)
Represents the amount of shares that will be held by the selling stockholders after completion of this offering based on the assumption that all shares registered for sale hereby will be sold. However, the selling stockholders may offer all, some or none of the shares pursuant to this prospectus, and to our knowledge there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares that may be held by the selling stockholders after completion of this offering.

(3)	Lyman O. Heidtke, as general partner has voting and investment control over the shares owned by this entity.

[_] C

[RESALE PROSPECTUS ALTERNATE PAGE]

(4)	David F. Mickelson, as managing member, has voting and investment control over the shares owned by this entity.

(5)	Jeffrey Rubin, as manager, has voting and investment control over the shares owned by this entity.

(6)	Richard Schmidt, as managing member of the general partner, has voting and investment control over the shares owned by this entity.

(7)
Gil N. Schwartzberg, as manager of the general partner, has voting and investment control over the shares owned by this entity. Mr. Schwartzberg is the spouse of Debbie Schwartzberg.  Excludes shareholdings discussed under footnote (10), below.

(8)	Frederick Berdon, has voting and investment control over the shares owned by this entity.

(9)	David H. Clarke has voting and investment control over the shares owned by this entity.

(10)
Includes 129,362 shares of common stock and 40,916 shares of common stock issuable upon the exercise of outstanding warrants, each held by Debbie Schwartzberg, who is the spouse of the selling stockholder.  Also includes 12,936 shares of common stock and 4,092 shares of common stock issuable upon the exercise of outstanding warrants held in such amounts by each of the Julie Schwartzberg Trust dated 2/9/2009 and the David N. Sterling Trust dated 2/3/2000.  The selling stockholder is a co-trustee of the foregoing trusts.  As a result, the selling stockholder may be deemed the indirect beneficial owner of these securities and disclaims beneficial ownership of the securities except to of his pecuniary interest in the securities.  Excludes the shares held by Continuum Capital Partners, LP listed in the table above and footnote (7) above.

(11)	Larry Butz as managing partner of the general partner has voting and investment control over the shares owned by this entity.

(12)	Stanley Wayne Gerlach, Jr. and Linda B. Gerlach, as trustees, president and secretary, have voting and investment control over the shares owned by this entity.

(13)	Justin Ederle, as managing member of the general partner, has voting and investment control over the shares owned by this entity.

(14)	Duane H. Butcher, as Trustee has voting and investment control over the shares owned by this entity.

(15)	David F. Mickelson as Trustee has voting and investment control over the shares owned by this entity.

(16)	Frederic Colman as Custodian has voting and investment control over the shares owned by this entity.

(17)	Frederic Colman as Custodian has voting and investment control over the shares owned by this entity.

(18)	John O. Forrer, as trustee, has voting and investment control over the shares owned by this entity.

(19)	John O. Forrer, as trustee, has voting and investment control over the shares owned by this entity.

(20)	John O. Forrer, as trustee, has voting and investment control over the shares owned by this entity.

(21)	Frederic Colman as Custodian has voting and investment control over the shares owned by this entity.

(22)	John O Forrer as general partner has voting and investment control over the shares owned by this entity.

(23)	Mitchell J. Lipcon, as Trustee, has voting and investment control over the shares owned by this entity.

(24)	Eric J. Pearson has voting and investment control over the shares owned by this entity.

(25)	James Anthony DeCotis has voting and investment control over the shares owned by this entity.

(26)	Lynita Carla DeCotis is has voting and investment control over the shares owned by this entity.

[_] D

[RESALE PROSPECTUS ALTERNATE PAGE]

PLAN OF DISTRIBUTION

The selling stockholders of our common stock and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

•    ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•    block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•    purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•    an exchange distribution in accordance with the rules of the applicable exchange;

•    privately negotiated transactions;

•    settlement of short sales entered into after the date of this prospectus;

•    broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•    a combination of any such methods of sale;

•    through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or

•    any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. Each selling stockholder does not expect these commissions and discounts relating to its sales of shares to exceed what is customary in the types of transactions involved.  The maximum commission or discount to be received by any FINRA member or independent broker-dealer, however, will not be greater than eight (8) percent for the sale of any securities being registered hereunder pursuant to Rule 415 of the Securities Act.

Rodman & Renshaw, LLC (“Rodman”) and WestPark Capital, Inc. (“WestPark”, and together with Rodman, the “Underwriters”) are underwriters of up to 3,500,000 shares of our common stock (excluding an Underwriters’ option to purchase an additional 525,000 shares from us and the selling stockholders to cover over-allotments) to be offered by us in a firm commitment public offering concurrently herewith, may dispose of shares on behalf of its account holders who are also selling stockholders. The maximum commission or discount to be received by Underwriters will not be greater than eight percent (8%) for the sale of any securities being registered hereunder. Additionally, any securities acquired by any participating FINRA members during the 180-day period preceding the date of the filing of the prospectus with the Commission will be subject to lock-up restrictions under FINRA Rule 5110(g), unless an exemption is available under FINRA Rule 5110(g)(2). FINRA Rule 5110(g) provides that such securities shall not be sold during our public offering or sold, transferred, assigned, pledged or hypothecated, or be the subject of any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of the securities by any person for a period of 180 days immediately following the date of effectiveness of sales of our public offering.

[_]

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In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling stockholder has informed us that it does not have any agreement or understanding, directly or indirectly, with any person to distribute the common stock.

We are required to pay certain fees and expenses incurred by us incident to the registration of the shares. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. Each selling stockholder has advised us that they have not entered into any agreements, understandings or arrangements with any underwriter or broker-dealer regarding the sale of the resale shares. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling stockholders.

We agreed to keep this prospectus effective for twelve (12) months. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of our common stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

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[RESALE PROSPECTUS ALTERNATE PAGE]

LEGAL MATTERS

The validity of the common stock offered by this prospectus will be passed upon for us by K&L Gates LLP, Los Angeles, California. Legal matters as to PRC law will be passed upon for us by Guangdong Laowei Law Firm. K&L Gates LLP may rely upon Guangdong Laowei Law Firm with respect to matters governed by PRC law.

EXPERTS

The (i) consolidated financial statements of China Intelligent Lighting and Electronics, Inc. as of December 31, 2009 and for the year ended December 31, 2009 (ii) condensed parent-only balance sheet of China Intelligent Lighting and Electronics, Inc. as of December 31, 2009, and the related condensed parent-only statements of income and cash flows for the year ended December 31, 2009 included in footnote 20 to the Consolidated Financial Statements of China Intelligent Lighting and Electronics, Inc., each appearing in this prospectus and registration statement have been audited by MaloneBailey, LLP, an independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The (i) consolidated financial statements of China Intelligent Lighting and Electronics, Inc. as of December 31, 2008 and 2007 and for the years ended December 31, 2008 and 2007 (ii) and the condensed parent-only balance sheet of China Intelligent Lighting and Electronics, Inc. as of December 31, 2008 and the related condensed parent-only statements of operations and cash flows for the year ended December 31, 2008 and the period October 11, 2007 (inception) to December 31, 2007 included in footnote 20 to the Consolidated Financial Statements of China Intelligent Lighting and Electronics, Inc., each appearing in this prospectus and registration statement have been audited by Kempisty & Company Certified Public Accountants PC, an independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

ADDITIONAL INFORMATION

We filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933, as amended, for the shares of common stock in this offering. This prospectus does not contain all of the information in the registration statement and the exhibits and schedule that were filed with the registration statement. For further information with respect to us and our common stock, we refer you to the registration statement and the exhibits and schedule that were filed with the registration statement. Statements contained in this prospectus about the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and we refer you to the full text of the contract or other document filed as an exhibit to the registration statement. A copy of the registration statement and the exhibits and schedules that were filed with the registration statement may be inspected without charge at the Public Reference Room maintained by the Securities and Exchange Commission at 100 F Street, N.E. Washington, DC 20549, and copies of all or any part of the registration statement may be obtained from the Securities and Exchange Commission upon payment of the prescribed fee. Information regarding the operation of the Public Reference Room may be obtained by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission maintains a website that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC. The address of the website is www.sec.gov.

We file periodic reports under the Securities Exchange Act of 1934, including annual, quarterly and special reports, and other information with the Securities and Exchange Commission. These periodic reports, and other information, are available for inspection and copying at the regional offices, public reference facilities and website of the Securities and Exchange Commission referred to above.

We are in the process of establishing a corporate website and expect to have it complete in the near future. We intend to make available free of charge on or through our internet website our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 as soon as reasonably practicable after we electronically file such material with, or furnish it to, the Securities and Exchange Commission.

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PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, if any, payable by the Registrant relating to the sale of common stock being registered.

Securities and Exchange Commission registration fee(1)	$2,001
FINRA Filing Fee(1)	1,365
NYSE Amex Listing Fee(1)	65,000
Printing and transfer agent fees	90,000
Accounting fees and expenses	175,000
Legal fees and expenses	275,000
Underwriters’ counsel fees and blue sky fees	40,000
Non-accountable fee to underwriters equal to 2.5% of gross proceeds (assuming no exercise of the over-allotment option)	393,750
Roadshow fees and expenses	25,000
Total	$1,067,116

(1)	All amounts are estimates other than the Commission’s registration fee, FINRA filing fee and NYSE Amex listing fee.

Item 14. Indemnification of directors and officers

Under Section 145 of the General Corporation Law of the State of Delaware, we can indemnify our directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Our certificate of incorporation provides that, pursuant to Delaware law, our directors shall not be liable for monetary damages for breach of the directors’ fiduciary duty of care to us and our stockholders. This provision in the certificate of incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to us or our stockholders, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of the law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

Our bylaws provide for the indemnification of our directors to the fullest extent permitted by the Delaware General Corporation Law. Our bylaws further provide that our Board of Directors has discretion to indemnify our officers and other employees. We are required to advance, prior to the final disposition of any proceeding, promptly on request, all expenses incurred by any director or executive officer in connection with that proceeding on receipt of an undertaking by or on behalf of that director or executive officer to repay those amounts if it should be determined ultimately that he or she is not entitled to be indemnified under the bylaws or otherwise. We are not, however, required to advance any expenses in connection with any proceeding if a determination is reasonably and promptly made by our Board of Directors by a majority vote of a quorum of disinterested Board members that (i) the party seeking an advance acted in bad faith or deliberately breached his or her duty to us or our stockholders and (ii) as a result of such actions by the party seeking an advance, it is more likely than not that it will ultimately be determined that such party is not entitled to indemnification pursuant to the applicable sections of our bylaws.

We have been advised that in the opinion of the Securities and Exchange Commission, insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

We may enter into indemnification agreements with each of our directors and officers that are, in some cases, broader than the specific indemnification provisions permitted by Delaware law, and that may provide additional procedural protection. As of the date of the Share Exchange, we have not entered into any indemnification agreements with our directors or officers, but may choose to do so in the future. Such indemnification agreements may require us, among other things, to:

•	indemnify officers and directors against certain liabilities that may arise because of their status as officers or directors;

•	advance expenses, as incurred, to officers and directors in connection with a legal proceeding, subject to limited exceptions; or

•	obtain directors’ and officers’ insurance.

At present, there is no pending litigation or proceeding involving any of our directors, officers or employees in which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

Item 15. Recent sales of unregistered securities

On January 15, 2010, pursuant to the terms of the Exchange Agreement, as amended, entered into by and between SRKP 22, China Intelligent BVI and the sole shareholder of China Intelligent BVI, SRKP 22 issued 7,097,748 shares of common stock to the shareholder and her designees in exchange for all of the issued and outstanding securities of China Intelligent BVI.  All of the securities were offered and issued in reliance upon an exemption from registration pursuant to Regulation S of the Securities Act of 1933, as amended (“Securities Act”).  We complied with the conditions of Rule 903 as promulgated under the Securities Act including, but not limited to, the following: (i) each recipient of the shares is a non-U.S. resident and has not offered or sold their shares in accordance with the provisions of Regulation S; (ii) an appropriate legend was affixed to the securities issued in accordance with Regulation S; (iii) each recipient of the shares has represented that it was not acquiring the securities for the account or benefit of a U.S. person; and (iv) each recipient of the shares agreed to resell the securities only in accordance with the provisions of Regulation S, pursuant to a registration statement under the Securities Act, or pursuant to an available exemption from registration.  We will refuse to register any transfer of the shares not made in accordance with Regulation S, after registration, or under an exemption.

On January 15, 2010, we received gross proceeds of approximately $3.5 million in the closing of a private placement transaction (the “Private Placement”).  Pursuant to subscription agreements entered into with the investors, we sold an aggregate of 1,377,955 shares of Common Stock at $2.54 per share.   We agreed to pay WestPark Capital, Inc., the placement agent for the Private Placement, a commission equal to 8% of the gross proceeds from the financing, in addition to a $140,000 success fee for the Share Exchange, and an $80,000 due diligence fee.  The securities were offered and sold to investors in reliance upon exemptions from registration pursuant to Section 4(2) under the Securities Act and Rule 506 promulgated thereunder. Each of the persons and/or entities receiving our securities qualified as an accredited investor (as defined by Rule 501 under the Securities Act).

On October 11, 2007, we offered and sold an aggregate of 3,548,196 shares of our common stock for aggregate proceeds equal to $5,000.12, pursuant to the terms and conditions set forth in those certain common stock purchase agreements (each a “Common Stock Purchase Agreement”), and warrants (the “Warrants”) to purchase an aggregate of 3,548,196 shares of our common stock for aggregate proceeds equal to $2,500.05, pursuant to the terms and conditions set forth in those certain warrant purchase agreement (each a “Warrant Purchase Agreement”). The Warrants have an exercise price equal to $0.0002. The Warrants are immediately exercisable and terminate on the earlier of October 11, 2017 or five years from the date we consummate a merger or other business combination with an operating business or any other event pursuant to which we cease to be a “shell company” and a “blank check company.” This occurred upon the close of the Share Exchange that closed on January 15, 2010.  We sold these shares of Common Stock and Warrants under the exemption from registration provided by Section 4(2) of the Securities Act and Regulation D promulgated thereunder.

Item 16. Exhibits

Exhibit No.	Exhibit Description

1.1*	Form of Underwriting Agreement.

2.1
Share Exchange Agreement, dated as of October 20, 2009, by and among the Registrant, China Intelligent Electronic Holding Limited, and Li Xuemei (incorporated by reference from Exhibit 2.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on January 19, 2010).

2.1(a)
Amendment No. 1 dated November 25, 2009 to the Share Exchange Agreement entered into by and between the Registrant, China Intelligent Electronic Holding Limited, and Li Xuemei (incorporated by reference from Exhibit 2.1(a) to the Current Report on Form 8-K filed with the Securities and Exchange Commission on January 19, 2010).

2.1(b)
Amendment No. 2 dated January 15, 2010 to the Share Exchange Agreement entered into by and between the Registrant, China Intelligent Electronic Holding Limited, and Li Xuemei (incorporated by reference from Exhibit 2.1(b) to the Current Report on Form 8-K filed with the Securities and Exchange Commission on January 19, 2010).

3.1
Certificate of Incorporation (incorporated by reference from Exhibit 3.1 to the Registration Statement on Form 10-SB (File No. 000-53018) filed with the Securities and Exchange Commission on January 16, 2008).

3.2	Bylaws (incorporated by reference from Exhibit 3.2 to the Registration Statement on Form 10-SB (File No. 000-53018) filed with the Securities and Exchange Commission on January 16, 2008).

3.3
Articles of Merger effecting name change filed with the Office of Secretary of State of Delaware on January 15, 2010 (incorporated by reference from Exhibit 3.3 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on January 19, 2010).

3.4
Certificate of Amendment to the Certificate of Incorporation (incorporated by reference from Exhibit 3.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on May 17, 2010).

4.1***	Specimen Certificate of Common Stock.

4.2
Form of Warrant dated October 11, 2007 (incorporated by reference from Exhibit 4.1 to the Registration Statement on Form 10-SB (File No. 000-53018) filed with the Securities and Exchange Commission on January 16, 2008).

4.3*	Form of Underwriters Warrant.

5.1*	Opinion of K&L Gates LLP.

10.1
Registration Rights Agreement dated January 15, 2010 entered into by and between the Registrant and Stockholders (incorporated by reference from Exhibit 10.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on January 19, 2010).

10.2
Share and Warrant Cancellation Agreement dated January 15, 2010 entered into by and between the Registrant and Stockholders (incorporated by reference from Exhibit 10.2 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on January 19, 2010).

10.3
Form of 2009 Employment Agreement dated January 2009 entered into with Dong Bin and Wu Shiliang (translated to English) (incorporated by reference from Exhibit 10.3 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on January 19, 2010).

Exhibit No.	Exhibit Description
10.4
Employment Agreement for CFO Position dated November 23, 2009 entered into by and between China Intelligent Electronic Holding Limited and Xialong Zhou (incorporated by reference from Exhibit 10.4 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on January 19, 2010).

10.4(a)
Mutual Termination Agreement for CFO Position dated December 31, 2009 entered into by and between China Intelligent Electronic Holding Limited and Xialong Zhou (incorporated by reference from Exhibit 10.4(a) to the Current Report on Form 8-K filed with the Securities and Exchange Commission on January 19, 2010).

10.5
Factory Premises Lease Rental Agreement entered by and between NIVS (HZ) Audio and Video Tech. Co., Ltd. and Hyundai Light & Electric (HZ) Co., Ltd. with effect through July 1, 2010 (incorporated by reference from Exhibit 10.5 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on January 19, 2010).

10.6
Floors Lease Agreement dated March 30, 2007 entered into by and between ShunKang Department Store and Hyundai Light & Electric (HZ) Co., Ltd. (incorporated by reference from Exhibit 10.6 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on January 19, 2010).

10.6(a)
Floor Lease Renewal Agreement dated April 8, 2009 for the Floors Lease Agreement dated March 30, 2007 entered into by and between ShunKang Department Store and Hyundai Light & Electric (HZ) Co., Ltd. (incorporated by reference from Exhibit 10.6(a) to the Current Report on Form 8-K filed with the Securities and Exchange Commission on January 19, 2010).

10.7**
Trademark License Agreement dated July 31, 2005 entered into by and between Hyundai Corporation and Hyundai Light and Electric (Huizhou) Co., Ltd. (incorporated by reference from Exhibit 10.7 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on January 19, 2010).

10.7(a)**
Trademark License Agreement dated September 10, 2008 entered into by and between Hyundai Corporation and Hyundai Light and Electric (Huizhou) Co., Ltd. (incorporated by reference from Exhibit 10.7(a) to the Current Report on Form 8-K filed with the Securities and Exchange Commission on January 19, 2010).

10.8
Debt Repayment and Set-Off Agreement dated November 28, 2008, by and between Korea Hyundai Light & Electric (Int’l) Holding and Hyundai Light & Electric (HZ) Co., Ltd. and Tianfu Li, NIVS IntelliMedia Technology Group, Inc., Niveous Holding Company Limited, NIVS (HZ) Audio & Video Tech Company Limited, NIVS International (H.K.) Limited, NIVS (HZ) Audio & Video Tech Company Limited Shenzhen Branch, NIVS Investment (SZ) Co., Ltd., Zhongkena Technology Development, Xentsan Technology (SZ) Co., Ltd. (incorporated by reference from Exhibit 10.8 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on January 19, 2010).

10.8(a)
Amendment No. 1 to the Debt Repayment and Set-Off Agreement dated December 22, 2008, by and between by and between Korea Hyundai Light & Electric (Int’l) Holding and Hyundai Light & Electric (HZ) Co., Ltd. and Tianfu Li, NIVS IntelliMedia Technology Group, Inc., Niveous Holding Company Limited, NIVS (HZ) Audio & Video Tech Company Limited, NIVS International (H.K.) Limited, NIVS (HZ) Audio & Video Tech Company Limited Shenzhen Branch, NIVS Investment (SZ) Co., Ltd., Zhongkena Technology Development, Xentsan Technology (SZ) Co., Ltd. (incorporated by reference from Exhibit 10.8(a) to the Current Report on Form 8-K filed with the Securities and Exchange Commission on January 19, 2010).

10.9
Indemnification Agreement dated January 15, 2010 entered into by and between Li Xuemei, China Intelligent Electronic Holding Limited, Hyundai Light and Electric (Huizhou) Co., Ltd. (incorporated by reference from Exhibit 10.9 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on January 19, 2010).

10.10
Security Agreement dated January 15, 2010 entered into by and between Li Xuemei, China Intelligent Electronic Holding Limited, Hyundai Light and Electric (Huizhou) Co., Ltd. (incorporated by reference from Exhibit 10.10 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on January 19, 2010).

Exhibit No.	Exhibit Description
10.11
Employment Agreement dated December 28, 2009 entered into by and between the China Intelligent Electric Holding Limited and Chi-wai (Gabriel) Tse (English Translation) (incorporated by reference from Exhibit 10.11 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on January 19, 2010).

10.12
Waiver and Debt Forgiveness Agreement for China Intelligent Electric Holding Limited dated October 1, 2008 executed by Tianfu Li (English Translation) (incorporated by reference from Exhibit 10.12 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on January 19, 2010).

10.13
Waiver and Debt Forgiveness Agreement for Korea Hyundai Light & Electric (International) Holding Limited dated December 26, 2008 executed by Tianfu Li (English Translation) (incorporated by reference from Exhibit 10.13 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on January 19, 2010).

10.14***	Form of Subscription Agreement dated January 15, 2010 between investors and the Registrant.

10.15
Employment Agreement dated May 5, 2010 by and between the Registrant and Kui (Kevin) Jiang (incorporated by reference from Exhibit 10.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on May 5, 2010).

10.16	Form of Lock Up Agreement executed by SRKP 22, Inc. Shareholders as indicated in Appendix A of this Exhibit.

16.1
Letter from AJ. Robbins, PC to the Securities and Exchange Commission dated January 15, 2010 (incorporated by reference from Exhibit 16.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on January 19, 2010).

16.2
Letter from Kempisty & Company Certified Public Accountants PC to the Securities and Exchange Commission dated March 10, 2010 (incorporated by reference from Exhibit 16.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on March 12, 2010).

21.1	List of Subsidiaries (incorporated by reference from Exhibit 21.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on January 19, 2010).

23.1	Consent of Kempisty & Company Certified Public Accountants PC.

23.2*	Consent of K&L Gates LLP (contained in Exhibit 5.1).

23.3*	Consent of Guangdong Laowei Law Firm.

23.4	Consent of MaloneBailey, LLP.

24.1***	Power of Attorney (included on signature page).

* To be filed by amendment.
** The Registrant has applied with the Secretary of the Securities and Exchange Commission for confidential treatment of certain information pursuant to Rule 24b-2 of the Securities Exchange Act of 1934.  The Registrant has filed separately with its application a copy of the exhibit including all confidential portions, which may be made available for public inspection pending the Commission’s review of the application in accordance with Rule 24b-2.
*** Previously filed.

Item 17. Undertakings

The undersigned registrant hereby undertakes with respect to the securities being offered and sold in this offering:

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii.
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

iii.
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change in such information in registration statement.

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

For determining liability of the undersigned registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to the purchaser:

i.	in any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.	any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.
the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.	any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by the registrant of expenses incurred and paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered hereby, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that it will:

(i)
for determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1), or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

(ii)
for determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

For the purpose of determining liability under the Securities Act to any purchaser, the undersigned registrant undertakes that each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

For the purpose of determining liability under the Securities Act to any purchaser, the undersigned registrant undertakes that:

(i) if the undersigned registrant is relying on Rule 430B:

(a) each prospectus filed by the undersigned registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(b) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii) if the undersigned registrant is subject to Rule 430C:

(a) Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Amendment No. 4 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Huizhou, People’s Republic of China, on the 18th day of May, 2010.

China Intelligent Lighting and Electronics, Inc.

By:	/s/ Li Xuemei
Name:	Li Xuemei
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

SIGNATURE	TITLE	DATE

Chief Executive Office, President, and
/s/ Li Xuemei	Chairman of the Board (Principal Executive Officer)	May 18, 2010
Li Xuemei

Chief Financial Officer and Corporate Secretary
/s/ Kui (Kevin) Jiang	(Principal Financial and Accounting Officer)	May 18, 2010
Kui (Kevin) Jiang

Executive Vice President, Sales and Marketing
*	and Director	May 18, 2010
Wu Shiliang

*	Director	May 18, 2010
Michael Askew

*	Director	May 18, 2010
Su Yang

*	Director	May 18, 2010
Zhang Hongfeng

*  By:  /s/ Li Xuemei

            Li Xuemei, as Attorney in Fact

EXHIBIT INDEX

Exhibit No.	Exhibit Description

1.1*	Form of Underwriting Agreement.

2.1
Share Exchange Agreement, dated as of October 20, 2009, by and among the Registrant, China Intelligent Electronic Holding Limited, and Li Xuemei (incorporated by reference from Exhibit 2.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on January 19, 2010).

2.1(a)
Amendment No. 1 dated November 25, 2009 to the Share Exchange Agreement entered into by and between the Registrant, China Intelligent Electronic Holding Limited, and Li Xuemei (incorporated by reference from Exhibit 2.1(a) to the Current Report on Form 8-K filed with the Securities and Exchange Commission on January 19, 2010).

2.1(b)
Amendment No. 2 dated January 15, 2010 to the Share Exchange Agreement entered into by and between the Registrant, China Intelligent Electronic Holding Limited, and Li Xuemei (incorporated by reference from Exhibit 2.1(b) to the Current Report on Form 8-K filed with the Securities and Exchange Commission on January 19, 2010).

3.1
Certificate of Incorporation (incorporated by reference from Exhibit 3.1 to the Registration Statement on Form 10-SB (File No. 000-53018) filed with the Securities and Exchange Commission on January 16, 2008).

3.2	Bylaws (incorporated by reference from Exhibit 3.2 to the Registration Statement on Form 10-SB (File No. 000-53018) filed with the Securities and Exchange Commission on January 16, 2008).

3.3
Articles of Merger effecting name change filed with the Office of Secretary of State of Delaware on January 15, 2010 (incorporated by reference from Exhibit 3.3 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on January 19, 2010).

3.4
Certificate of Amendment to the Certificate of Incorporation (incorporated by reference from Exhibit 3.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on May 17, 2010).

4.1***	Specimen Certificate of Common Stock.

4.2
Form of Warrant dated October 11, 2007 (incorporated by reference from Exhibit 4.1 to the Registration Statement on Form 10-SB (File No. 000-53018) filed with the Securities and Exchange Commission on January 16, 2008).

4.3*	Form of Underwriters Warrant.

5.1*	Opinion of K&L Gates LLP.

10.1
Registration Rights Agreement dated January 15, 2010 entered into by and between the Registrant and Stockholders (incorporated by reference from Exhibit 10.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on January 19, 2010).

10.2
Share and Warrant Cancellation Agreement dated January 15, 2010 entered into by and between the Registrant and Stockholders (incorporated by reference from Exhibit 10.2 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on January 19, 2010).

10.3
Form of 2009 Employment Agreement dated January 2009 entered into with Dong Bin and Wu Shiliang (translated to English) (incorporated by reference from Exhibit 10.3 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on January 19, 2010).

10.4
Employment Agreement for CFO Position dated November 23, 2009 entered into by and between China Intelligent Electronic Holding Limited and Xialong Zhou (incorporated by reference from Exhibit 10.4 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on January 19, 2010).

10.4(a)
Mutual Termination Agreement for CFO Position dated December 31, 2009 entered into by and between China Intelligent Electronic Holding Limited and Xialong Zhou (incorporated by reference from Exhibit 10.4(a) to the Current Report on Form 8-K filed with the Securities and Exchange Commission on January 19, 2010).

Exhibit No.	Exhibit Description
10.5
Factory Premises Lease Rental Agreement entered by and between NIVS (HZ) Audio and Video Tech. Co., Ltd. and Hyundai Light & Electric (HZ) Co., Ltd. with effect through July 1, 2010 (incorporated by reference from Exhibit 10.5 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on January 19, 2010).

10.6
Floors Lease Agreement dated March 30, 2007 entered into by and between ShunKang Department Store and Hyundai Light & Electric (HZ) Co., Ltd. (incorporated by reference from Exhibit 10.6 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on January 19, 2010).

10.6(a)
Floor Lease Renewal Agreement dated April 8, 2009 for the Floors Lease Agreement dated March 30, 2007 entered into by and between ShunKang Department Store and Hyundai Light & Electric (HZ) Co., Ltd. (incorporated by reference from Exhibit 10.6(a) to the Current Report on Form 8-K filed with the Securities and Exchange Commission on January 19, 2010).

10.7**
Trademark License Agreement dated July 31, 2005 entered into by and between Hyundai Corporation and Hyundai Light and Electric (Huizhou) Co., Ltd. (incorporated by reference from Exhibit 10.7 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on January 19, 2010).

10.7(a)**
Trademark License Agreement dated September 10, 2008 entered into by and between Hyundai Corporation and Hyundai Light and Electric (Huizhou) Co., Ltd. (incorporated by reference from Exhibit 10.7(a) to the Current Report on Form 8-K filed with the Securities and Exchange Commission on January 19, 2010).

10.8
Debt Repayment and Set-Off Agreement dated November 28, 2008, by and between Korea Hyundai Light & Electric (Int’l) Holding and Hyundai Light & Electric (HZ) Co., Ltd. and Tianfu Li, NIVS IntelliMedia Technology Group, Inc., Niveous Holding Company Limited, NIVS (HZ) Audio & Video Tech Company Limited, NIVS International (H.K.) Limited, NIVS (HZ) Audio & Video Tech Company Limited Shenzhen Branch, NIVS Investment (SZ) Co., Ltd., Zhongkena Technology Development, Xentsan Technology (SZ) Co., Ltd. (incorporated by reference from Exhibit 10.8 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on January 19, 2010).

10.8(a)
Amendment No. 1 to the Debt Repayment and Set-Off Agreement dated December 22, 2008, by and between by and between Korea Hyundai Light & Electric (Int’l) Holding and Hyundai Light & Electric (HZ) Co., Ltd. and Tianfu Li, NIVS IntelliMedia Technology Group, Inc., Niveous Holding Company Limited, NIVS (HZ) Audio & Video Tech Company Limited, NIVS International (H.K.) Limited, NIVS (HZ) Audio & Video Tech Company Limited Shenzhen Branch, NIVS Investment (SZ) Co., Ltd., Zhongkena Technology Development, Xentsan Technology (SZ) Co., Ltd. (incorporated by reference from Exhibit 10.8(a) to the Current Report on Form 8-K filed with the Securities and Exchange Commission on January 19, 2010).

10.9
Indemnification Agreement dated January 15, 2010 entered into by and between Li Xuemei, China Intelligent Electronic Holding Limited, Hyundai Light and Electric (Huizhou) Co., Ltd. (incorporated by reference from Exhibit 10.9 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on January 19, 2010).

10.10
Security Agreement dated January 15, 2010 entered into by and between Li Xuemei, China Intelligent Electronic Holding Limited, Hyundai Light and Electric (Huizhou) Co., Ltd. (incorporated by reference from Exhibit 10.10 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on January 19, 2010).

10.11
Employment Agreement dated December 28, 2009 entered into by and between the China Intelligent Electric Holding Limited and Chi-wai (Gabriel) Tse (English Translation) (incorporated by reference from Exhibit 10.11 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on January 19, 2010).

10.12
Waiver and Debt Forgiveness Agreement for China Intelligent Electric Holding Limited dated October 1, 2008 executed by Tianfu Li (English Translation) (incorporated by reference from Exhibit 10.12 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on January 19, 2010).

Exhibit No.	Exhibit Description
10.13
Waiver and Debt Forgiveness Agreement for Korea Hyundai Light & Electric (International) Holding Limited dated December 26, 2008 executed by Tianfu Li (English Translation) (incorporated by reference from Exhibit 10.13 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on January 19, 2010).

10.14***	Form of Subscription Agreement dated January 15, 2010 between investors and the Registrant.

10.15
Employment Agreement dated May 5, 2010 by and between the Registrant and Kui (Kevin) Jiang (incorporated by reference from Exhibit 10.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on May 5, 2010).

10.16	Form of Lock Up Agreement executed by SRKP 22, Inc. Shareholders as indicated in Appendix A of this Exhibit.

16.1
Letter from AJ. Robbins, PC to the Securities and Exchange Commission dated January 15, 2010 (incorporated by reference from Exhibit 16.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on January 19, 2010).

16.2
Letter from Kempisty & Company Certified Public Accountants PC to the Securities and Exchange Commission dated March 10, 2010 (incorporated by reference from Exhibit 16.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on March 12, 2010).

21.1	List of Subsidiaries (incorporated by reference from Exhibit 21.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on January 19, 2010).

23.1	Consent of Kempisty & Company Certified Public Accountants PC.

23.2*	Consent of K&L Gates LLP (contained in Exhibit 5.1).

23.3*	Consent of Guangdong Laowei Law Firm.

23.4	Consent of MaloneBailey, LLP.

24.1***	Power of Attorney (included on signature page).

* To be filed by amendment.

** The Registrant has applied with the Secretary of the Securities and Exchange Commission for confidential treatment of certain information pursuant to Rule 24b-2 of the Securities Exchange Act of 1934.  The Registrant has filed separately with its application a copy of the exhibit including all confidential portions, which may be made available for public inspection pending the Commission’s review of the application in accordance with Rule 24b-2.
*** Previously filed.